 Filed pursuant to Rule 424(b)(3)
 Registration No. 333-286687

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Stockholders of Bancorp Financial, Inc.:
On February 24, 2025, Old Second Bancorp, Inc., which we refer to as “Old Second,” and Bancorp Financial, Inc., which we refer to as “Bancorp Financial,” entered into an Agreement and Plan of Merger, which we refer to as the “merger agreement.” Under the merger agreement, Bancorp Financial will merge with and into Old Second, with Old Second as the surviving corporation, in a transaction that we refer to as the “merger.” Immediately following the merger, Bancorp Financial’s wholly owned subsidiary, Evergreen Bank Group, an Illinois state-chartered bank, will merge with and into Old Second’s wholly owned subsidiary, Old Second National Bank, a national banking association, with Old Second National Bank as the surviving bank.
If the merger is completed, each outstanding share of Bancorp Financial common stock (except for treasury stock or shares owned by Old Second or its subsidiaries and Bancorp Financial or its subsidiaries, in each case, other than shares held in a fiduciary or agency capacity or as a result of debts previously contracted, and shares held by Bancorp Financial stockholders who properly exercise dissenters’ rights) will be converted into the right to receive 2.5814 shares of Old Second common stock and $15.93 in cash, without interest, which together with cash in lieu of any fractional shares, we refer to as the “merger consideration.”
The value of the consideration to be received by Bancorp Financial stockholders will fluctuate with changes in the per share price of Old Second’s common stock. We urge you to obtain current market quotations for shares of Old Second. Old Second common stock is listed on The Nasdaq Stock Market, or “NASDAQ,” under the symbol “OSBC.” Bancorp Financial common stock is not quoted or traded on any securities exchange. Based on the closing price of Old Second common stock on February 24, 2025, the last trading day before public announcement of the merger, of $18.08 per share, the merger consideration represented approximately $62.60 in value for each share of Bancorp Financial common stock. Based on the closing price of Old Second common stock on May 7, 2025, the last practicable trading date before the date of this proxy statement/prospectus, of $16.36 per share, the merger consideration represented approximately $58.16 in value for each share of Bancorp Financial common stock.
We urge you to obtain current market quotations for Old Second common stock.
Based on the number of outstanding shares of Old Second common stock and Bancorp Financial common stock as of May 7, 2025, and based on the exchange ratio of 2.5814, it is expected that Old Second stockholders will hold approximately 84.8% and Bancorp Financial stockholders will hold approximately 15.2% of the issued and outstanding shares of Old Second common stock immediately following the closing of the merger.
In connection with the merger, Bancorp Financial stockholders are cordially invited to attend a special meeting of the stockholders of Bancorp Financial, which we refer to as the “Bancorp Financial special meeting,” to be held virtually on June 18, 2025, at 9:00 A.M. Central Time.
At the Bancorp Financial special meeting, Bancorp Financial stockholders will be asked to vote on (i) a proposal to adopt the merger agreement and the transactions contemplated thereby, which we refer to as the “merger proposal”, (ii) a proposal to amend the Stockholders Agreement of Bancorp Financial to facilitate the merger, which we refer to as the “stockholders agreement amendment proposal”; and (iii) a proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the merger proposal or the stockholders agreement amendment proposal.
After careful consideration, the Bancorp Financial board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, are advisable, fair to and in the best interests of Bancorp Financial and its stockholders and unanimously recommends that Bancorp Financial stockholders vote “FOR” the merger proposal, “FOR” the stockholders agreement amendment proposal, and “FOR” the adjournment proposal.
This document, which serves as a proxy statement for the Bancorp Financial special meeting and as a prospectus for the shares of Old Second common stock to be issued to Bancorp Financial stockholders in the merger, describes the Bancorp Financial special meeting, the merger, the documents related to the merger and other related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 19 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about Old Second from documents that it has filed with the U.S. Securities and Exchange Commission that are incorporated into this proxy statement/prospectus by reference.
Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Bancorp Financial special meeting, the details of which are described in the accompanying proxy statement/prospectus, please promptly submit your proxy by the Internet or by completing, signing, dating and returning your signed proxy card(s) in the enclosed prepaid return envelope so that your shares may be represented at the special meeting.
If Bancorp Financial stockholders have any questions or require assistance in voting their shares of Bancorp Financial common stock, they should call our Corporate Secretary, Mr. Michael Spaniak, at (630) 413-9580.
Sincerely,
Darin Campbell
Chairman, President and Chief Executive Officer
Bancorp Financial, Inc.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of shares of Old Second common stock in connection with the merger or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This proxy statement/prospectus is dated May 8, 2025, and is first being mailed to Bancorp Financial stockholders on or about May 15, 2025.

1515 West 22nd Street, Suite 100W
Oak Brook, Illinois 60523
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 18, 2025
To the Stockholders of Bancorp Financial, Inc., which we refer to as “Bancorp Financial”:
We are pleased to invite you to attend the special meeting of stockholders of Bancorp Financial, which we refer to as the “Bancorp Financial special meeting,” to be held on June 18, 2025 at 9:00 A.M. Central Time. The Bancorp Financial special meeting will be held virtually only, via the internet — there will be no physical location for the special meeting.
At the Bancorp Financial special meeting you will be asked to vote on the following proposals:
1.
Merger Proposal.   To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of February 24, 2025, by and between Old Second Bancorp, Inc., which we refer to as “Old Second” and Bancorp Financial, as it may be amended from time to time, which we refer to as the “merger agreement,” a copy of which is included as Annex A to the accompanying proxy statement/prospectus, under which Bancorp Financial will merge with and into Old Second, and the other transactions contemplated by the merger agreement, which we refer to as the “merger proposal”;

2.
Stockholders Agreement Amendment Proposal.   To consider and vote on a proposal to approve amendments to that certain Stockholders Agreement effective as of February 14, 2007, which we refer to as the “Stockholders Agreement,” by and among Bancorp Financial and certain of its stockholders, to facilitate the consummation of the merger, including providing for its automatic termination upon the consummation of the merger and clarifying that the agreement’s transfer restrictions do not apply to a business combination, such as the merger. We refer to this proposal as the “stockholders agreement amendment proposal”. The full text of the proposed amendment is included as Annex D to this proxy statement/prospectus; and

3.
Adjournment Proposal.   To consider and vote on a proposal to adjourn or postpone the Bancorp Financial special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the merger proposal or the stockholders agreement amendment proposal, which we refer to as the “adjournment proposal”.

The Bancorp Financial board of directors has set May 6, 2025 as the record date for the Bancorp Financial special meeting. Only holders of record of Bancorp Financial common stock at the close of business on May 6, 2025 will be entitled to notice of and to vote at the Bancorp Financial special meeting and any adjournment or postponement thereof.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF BANCORP FINANCIAL COMMON STOCK YOU OWN.   Under Delaware law and Bancorp Financial’s governing documents, the approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of Bancorp Financial common stock entitled to vote on the proposal. Approval of the stockholders agreement amendment proposal requires the mutual consent of Bancorp Financial and stockholders holding at least 66 2∕3% of the outstanding shares of Bancorp Financial common stock. Approval of the adjournment proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal, whether or not a quorum is present.
Under Delaware law, if the merger is completed, Bancorp Financial stockholders who do not vote in favor of the Bancorp Financial merger proposal and who otherwise comply with the applicable provisions of Section 262 of the Delaware General Corporation Law will have the right to seek appraisal of the fair value of their shares of Bancorp Financial common stock in lieu of receiving the merger consideration. To exercise these rights, stockholders must strictly comply with the procedural requirements set forth in Section 262. See “Bancorp Financial Stockholders’ Appraisal Rights” on page 88. A copy of the full text of Section 262 of the Delaware General Corporation Law, which governs appraisal rights, is included as Annex C to the accompanying proxy statement/prospectus.
Each copy of the proxy statement/prospectus mailed to Bancorp Financial stockholders is accompanied by a form of proxy card with instructions for voting. The proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Bancorp Financial special meeting. Please carefully review the proxy statement/prospectus, including the annexes thereto and the documents incorporated by reference therein.
The Bancorp Financial special meeting will be held virtually only, via the internet — there will be no physical location for the special meeting.
Bancorp Financial stockholders can attend the Bancorp Financial special meeting by visiting the website https://web.lumiconnect.com/239103630 (passcode: bancorp2025) prior to the start of the meeting. Please note that this website address is case sensitive. Once you have logged in, you may listen to the meeting on a computer or through a telephone number that will be provided. However, please note that if you wish to ask a question during the special meeting, you will only be able to do so through your computer and you will not be able to ask a question over the telephone.
Whether or not you plan to attend the Bancorp Financial special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.
If you have any questions or need assistance with voting, please contact our Corporate Secretary, Mr. Michael Spaniak, Corporate Secretary by calling (630) 413-9580.
BY ORDER OF THE BOARD OF DIRECTORS,
Darin Campbell
Chairman, President and Chief Executive Officer
May 8, 2025
Oak Brook, Illinois

WHERE YOU CAN FIND MORE INFORMATION
This proxy statement/prospectus incorporates important business and financial information about Old Second from documents filed with the U.S. Securities and Exchange Commission, which we refer to as the “SEC,” that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Old Second at no cost from the SEC’s website at http://www.sec.gov.
The reports and other information filed by Old Second with the SEC are also available at Old Second’s website at www.oldsecond.com under the “Investor Relations” tab. Except as specifically incorporated by reference into this proxy statement/prospectus, information on Old Second’s website is not part of this proxy statement/prospectus.
You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting Old Second at the following address:
Old Second Bancorp, Inc.
37 South River Street
Aurora, Illinois 60507
Attention: Shirley Cantrell
Telephone: (630) 906-2303
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the Bancorp Financial special meeting. This means that holders of Bancorp Financial common stock requesting documents must do so by June 11, 2025 in order to receive them before the Bancorp Financial special meeting.
Please see “Incorporation of Certain Documents by Reference” for more further information.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Old Second, constitutes a prospectus of Old Second under Section 5 of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” with respect to the shares of Old Second common stock to be offered to Bancorp Financial stockholders in connection with the merger. This proxy statement/prospectus also constitutes a notice of meeting and proxy statement for the Bancorp Financial special meeting of stockholders.
No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated May 8, 2025, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to holders of Bancorp Financial common stock nor the issuance by Old Second of shares of Old Second common stock in connection with the merger will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this document regarding Old Second has been provided by Old Second and information contained in this document regarding Bancorp Financial has been provided by Bancorp Financial.
All references in this proxy statement/prospectus to “Old Second” refer to Old Second Bancorp, Inc., a Delaware corporation. All references in this proxy statement/prospectus to “Bancorp Financial” refer to Bancorp Financial, Inc., a Delaware corporation.
All references in this proxy statement/prospectus to the “combined company” or the “surviving corporation” refer to Old Second immediately following completion of the merger, and references to the “combined bank” or the “surviving bank” refer to Old Second National Bank following completion of the bank merger.
All references in this proxy statement/prospectus to “Old Second common stock” refer to the common stock of Old Second, par value $1.00 per share, and all references in this proxy statement/prospectus to “Bancorp Financial common stock” refer to the common stock of Bancorp Financial, par value $1.00 per share.
Any reference to “Old Second stockholders” or to the stockholders of Old Second refer to the stockholders of Old Second.
All references in this proxy statement/prospectus to the “merger agreement” refer to the Agreement and Plan of Merger dated February 24, 2025, by and between Old Second and Bancorp Financial, as it may be amended from time to time. All references in this proxy statement/prospectus to “we,” “our” and “us” refer to Old Second and Bancorp Financial collectively, unless otherwise indicated or as the context requires.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
The following are answers to certain questions that you may have regarding the merger and the Bancorp Financial special meeting. We urge you to carefully read the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this proxy statement/prospectus.
Q:   What is the merger?
A:
Old Second and Bancorp Financial have entered into an Agreement and Plan of Merger, dated as of February 24, 2025. Under the merger agreement, Bancorp Financial will merge with and into Old Second, with Old Second continuing as the surviving entity, in a transaction we refer to as the “merger.” Immediately following the merger, Evergreen Bank Group, Bancorp Financial’s wholly owned bank subsidiary, will merge with and into Old Second National Bank, Old Second’s wholly owned bank subsidiary, with Old Second National Bank as the surviving bank, in a transaction we refer to as the “bank merger.”

Bancorp Financial will hold a special meeting of its stockholders, which we refer to as the “Bancorp Financial special meeting,” to obtain the required stockholder approval, and you are being provided with this proxy statement/prospectus in connection with that meeting.
A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. We urge you to carefully read this proxy statement/prospectus, the annexes to, and the documents incorporated by reference in, this proxy statement/prospectus.
Q:   Why am I receiving this document?
A:
In order to complete the merger, Bancorp Financial stockholders must approve the merger proposal and terminate the Stockholders Agreement, which will be effected by approving the stockholders agreement amendment proposal, as further described below.

Old Second and Bancorp Financial are sending this proxy statement/prospectus to Bancorp Financial’s stockholders to help them decide how to vote their shares of common stock with respect to the merger proposal and the stockholders agreement amendment proposal.
Information about the Bancorp Financial special meeting, the merger and the other business to be considered at such special meeting is contained in this proxy statement/prospectus and you should read it carefully.
This document constitutes both a proxy statement of Bancorp Financial and a prospectus of Old Second. It is a proxy statement because the board of directors of Bancorp Financial is soliciting proxies from its stockholders using this document. It is a prospectus because Old Second, in connection with the merger, will issue shares of Old Second common stock to Bancorp Financial stockholders, and this proxy statement/prospectus contains information about Old Second and its common stock.
Q:   What will Bancorp Financial stockholders receive in the merger?
A:
If the merger is completed, each outstanding share of Bancorp Financial common stock (except for treasury stock or shares owned by Old Second and Bancorp Financial, in each case, other than shares held on behalf of third parties or as a result of debts previously contracted, and shares held by Bancorp Financial stockholders who properly exercise their appraisal rights) will be converted into the right to receive 2.5814 shares of Old Second common stock, which we refer to as the “exchange ratio,” and $15.93 in cash, without interest, which, together with the exchange ratio and any cash in lieu of fractional shares as discussed below, we refer to as the “merger consideration.”

Old Second will not issue any fractional shares of Old Second common stock in the merger. Instead, a Bancorp Financial stockholder who otherwise would have received a fraction of a share of Old Second common stock will receive an amount in cash equal to such fraction multiplied by the average closing price of Old Second common stock as quoted on NASDAQ during the five full trading days ending on and including the fifth trading day prior to the date the merger is consummated.
Q:
Will the value of the merger consideration to Bancorp Financial stockholders change between the date of this proxy statement/prospectus and the time the merger is completed?

A.
Yes. Although the exchange ratio is fixed, which means that it will not change between now and the date the merger is completed, the value of the stock component of the merger consideration is dependent upon the value of Old Second common stock and, therefore, will fluctuate with the market price of shares of Old Second common stock.

Based on the closing price of Old Second common stock on February 24, 2025, the last trading day before public announcement of the merger, of $18.08 per share, the merger consideration represented approximately $62.60 in value for each share of Bancorp Financial common stock. Based on the closing price of Old Second common stock on May 7, 2025, the last practicable trading date before the date of this proxy statement/prospectus, of $16.36 per share, the merger consideration represented approximately $58.16 in value for each share of Bancorp Financial common stock. The market price of shares of Old Second’s common stock when Bancorp Financial stockholders receive those shares after the merger is completed could be greater than, less than or the same as the market price of Old Second’s common stock on the date of this proxy statement/prospectus or at the time of the Bancorp Financial special meeting or any adjournment or postponement thereof.
Q:   What will happen to shares of Old Second common stock in the merger?
A:
Nothing. Each share of Old Second common stock outstanding will remain outstanding as a share of Old Second common stock following the effective time of the merger.

Q:   What am I being asked to vote on?
A:
Bancorp Financial stockholders are being asked to;

•
adopt the merger agreement by and between Old Second and Bancorp Financial, which provides for the merger of Bancorp Financial with and into Old Second, and the transactions contemplated by the merger agreement;

•
approve amendments to the Stockholders Agreement to facilitate the consummation of the merger, including providing for its automatic termination upon the consummation of the merger and clarifying that the agreement’s transfer restrictions do not apply to a business combination, such as the merger; and

•
approve a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies in favor of the merger proposal or the stockholders agreement amendment proposal.

Q:
When and where is the Bancorp Financial special meeting?

A:
The Bancorp Financial special meeting will be held virtually on June 18, 2025, at 9:00 A.M. Central Time.

Q:   Who is entitled to vote at the Bancorp Financial special meeting?
A:
All holders of Bancorp Financial common stock who held shares at the close of business on May 6, 2025, which we refer to as the “Bancorp Financial record date,” are entitled to receive notice of and to vote at the Bancorp Financial special meeting.

Q:   What constitutes a quorum at the Bancorp Financial special meeting?
A:
Holders representing a majority of the outstanding shares of Bancorp Financial common stock entitled to vote at the meeting, present in person or by proxy, constitute a quorum.

All shares represented at the meeting, including shares voting to abstain and broker non-votes (if any), will be counted as present for purposes of determining whether a quorum is present.

Q:
What vote is required to approve each proposal at the Bancorp Financial special meeting?

A:
merger proposal:

•
Standard:   Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Bancorp Financial common stock entitled to vote on the proposal. Bancorp Financial stockholders must approve the merger proposal in order for the merger to occur. If Bancorp Financial stockholders fail to approve the merger proposal, the merger will not occur.

•
Effect of abstentions and broker non-votes:   If you fail to vote, mark “ABSTAIN” on your proxy card or fail to instruct your bank, broker or other nominee how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

stockholders agreement amendment proposal:
•
Standard:   Approval of the stockholders agreement amendment proposal requires the mutual consent of Bancorp Financial and stockholders holding at least 66 2∕3% of the outstanding shares of Bancorp Financial common stock. Bancorp Financial has consented to the amendment, and stockholder approval of this proposal will constitute the remaining consent necessary to effect the amendment and termination of the Stockholders Agreement. Termination of the Stockholders Agreement is a condition to closing the merger. If Bancorp Financial stockholders fail to approve the stockholders agreement amendment proposal, the merger will not occur.

•
Effect of abstentions and broker non-votes:   If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker, or other nominee how to vote with respect to the stockholders agreement amendment proposal, it will have the same effect as a vote “AGAINST” the proposal because approval is based on the total number of outstanding shares.

adjournment proposal:
•
Standard:   Approval of the adjournment proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal, provided a quorum is present. If a quorum is not present, the meeting may be adjourned by the affirmative vote of a majority of the shares present in person or represented by proxy. If Bancorp Financial stockholders fail to approve the adjournment proposal but approve the merger proposal and the stockholders agreement amendment proposal, the merger may nonetheless occur.

•
Effect of abstentions and broker non-votes:   Because shares voted “ABSTAIN” are counted as present for purposes of determining a quorum, if you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote “AGAINST” the adjournment proposal. If you fail to vote or fail to instruct your bank, broker or other nominee how to vote with respect to the adjournment proposal, you will be deemed not to be present with respect to the proposal, and it will have no effect on the proposal.

Q:   What are the conditions to complete the merger?
A:
The obligations of Old Second and Bancorp Financial to complete the merger are subject to the satisfaction or waiver of certain closing conditions set forth in the merger agreement. These conditions include the receipt of required regulatory approvals and the expiration of all applicable statutory waiting periods, the receipt of tax opinions, the approval of each of the merger proposal and the stockholders agreement amendment proposal by Bancorp Financial stockholders. For more information, see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 72.

Q:
When will the merger be completed?

A:
We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including the receipt of required regulatory approvals and the expiration of all statutory waiting periods and approval by Bancorp Financial stockholders of the merger proposal and the stockholders agreement amendment proposal. While we expect the merger to be completed in the third quarter of 2025, because fulfillment of some of the conditions to completion of the merger are not entirely within our control, we cannot assure you of the actual timing.
Q:
How does the Bancorp Financial board of directors recommend that I vote?

A:
The Bancorp Financial board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, are advisable, fair to and in the best interests of Bancorp Financial and its stockholders and unanimously recommends that Bancorp Financial stockholders vote “FOR” the merger proposal, “FOR” the stockholders agreement amendment proposal, and “FOR” the adjournment proposal.

Q:   What do I need to do now?
A:
After carefully reading and considering the information contained in or incorporated by reference into this proxy statement/prospectus, including its annexes, please vote your shares as soon as possible so that your shares will be represented at the Bancorp Financial special meeting. Please follow the instructions set forth herein or on the enclosed proxy card or on the voting instruction form provided by your bank, broker or other nominee if your shares are held in “street name” by a bank, broker or other nominee.

Q:
If my shares are held in “street name” by a bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?

A:
No. Under the rules of the New York Stock Exchange, which we refer to as the “NYSE,” brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion only on “routine” proposals when they have not received instructions from the beneficial owner. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine” without specific instructions from the beneficial owner. Under NYSE rules, all of the proposals to be voted on at the Bancorp Financial special meeting are considered “non-routine” matters. Bancorp Financial does not anticipate broker non-votes to be present at the special meeting because brokers will not have discretionary authority to vote on any of the proposals absent instructions from the beneficial owners. As a result, if you hold your shares of Bancorp Financial common stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in one of the ways indicated by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote.

Please follow the voting instructions provided by your bank, broker or other nominee.
Q:
How can I vote my shares if I attend the Bancorp Financial special meeting?

The Bancorp Financial special meeting will be held virtually only, via the internet — there will be no physical location for the special meeting. You may cast your vote live at the virtual special meeting.
Bancorp Financial stockholders can attend the Bancorp Financial special meeting by visiting the website https://web.lumiconnect.com/239103630 (passcode: bancorp2025) prior to the start of the meeting. Please note that this website address is case sensitive. Once you have logged in, you may listen to the meeting on a computer or through a telephone number that will be provided. However, please note that if you wish to ask a question during the special meeting, you will only be able to do so through your computer and you will not be able to ask a question over the telephone.
Q:
How can I vote my shares without attending the Bancorp Financial special meeting?

A:
If you are a holder of record as of the Bancorp Financial record date, you may submit your proxy before the Bancorp Financial special meeting in any of the following ways:

•
by mail, by completing, signing, dating and returning the enclosed proxy card using the enclosed postage-paid envelope; or

•
via the Internet, by accessing the website https://web.lumiconnect.com/239103630 (passcode: bancorp2025) and following the instructions on the website.

If you intend to submit your proxy via the Internet, you must do so by 11:59 P.M. Eastern Time on the day before the Bancorp Financial special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Bancorp Financial special meeting.
Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Bancorp Financial common stock represented by your proxy will be voted as recommended by the Bancorp Financial board of directors with respect to such proposal, as the case may be.

Q:
May I change my vote after I have submitted my proxy or voting instruction card?

A:
Yes. If you are a holder of record of Bancorp Financial common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:

•
timely delivering a signed written notice of revocation to the Corporate Secretary of Bancorp Financial;

•
signing and returning a proxy card with a later date;

•
voting by the Internet prior to 11:59 P.M. Eastern Time on the day before the special meeting; or

•
attending the virtual special meeting and voting live.

Simply attending the Bancorp Financial special meeting in person will not revoke any proxy that you have previously given or change your vote.
If you hold shares of Bancorp Financial common stock in “street name,” you must contact your bank, broker or other nominee to change your vote.
Q:   Are Bancorp Financial stockholders entitled to appraisal rights?
A:
Yes. Bancorp Financial stockholders may assert appraisal rights in connection with the merger and, upon complying with the requirements of Section 262 of the Delaware General Corporation Law, which we refer to as the “DGCL,” be entitled to receive cash in the amount of the “fair value” of their shares of Bancorp Financial common stock instead of the merger consideration. If the stockholder and the surviving corporation do not agree on the fair value, it will be determined by the Delaware Court of Chancery. This “fair value” could be equal to, greater than, or less than the merger consideration. See “Bancorp Financial Stockholders’ Appraisal Rights” on page 88. A copy of Section 262 of the DGCL is attached as Annex C to this proxy statement/prospectus.

Q:   Are Old Second stockholders entitled to appraisal rights?
A:
No, under the DGCL, which is the law under which Old Second is incorporated, the holders of Old Second common stock will not be entitled to any appraisal rights in connection with the merger.

Q:
What are the material U.S. federal income tax consequences of the merger to U.S. holders of Bancorp Financial common stock?

A:
The merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” and it is a condition to the respective obligations of Old Second and Bancorp Financial to complete the merger that each receives an opinion from its tax advisor or counsel to that effect. Therefore, “U.S. holders” (as defined in the section of this proxy statement/prospectus titled “Material U.S. Federal Income Tax Consequences of the Merger”) of Bancorp Financial common stock will recognize gain, but not loss, for U.S. federal income tax purposes in an amount equal to the lesser of (a) the amount of cash received (other than cash received in lieu of a fractional share of Old Second common stock)

and (b) the excess, if any, of (i) the sum of the amount of such cash and the fair market value of the Old Second common stock received in the merger, over (ii) the U.S. holder’s adjusted tax basis in the shares of Bancorp Financial common stock surrendered in the merger. With respect to any cash received in lieu of a fractional share of Old Second common stock, a U.S. holder will recognize gain or loss measured by the difference between the amount of cash received for such fractional share and the U.S. holder’s adjusted tax basis in its shares of Bancorp Financial common stock allocable to that fractional share.
For more information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 76. The consequences of the merger to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult with your tax advisor to determine your tax consequences from the merger.
Q:   What happens if the merger is not completed?
A:
If the merger is not completed, Bancorp Financial stockholders will not receive any consideration for their shares of Bancorp Financial common stock in connection with the merger. Instead, Bancorp Financial will remain an independent company. In addition, if the merger agreement is terminated, in certain circumstances, Bancorp Financial may be required to pay Old Second a fee with respect to such termination of the merger agreement. See “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Effect of Termination” beginning on pages 73 and 74, respectively.

Q:
What happens if I sell my shares after the applicable record date before the Bancorp Financial special meeting?

A:
The Bancorp Financial record date is earlier than the date of the special meeting, and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Bancorp Financial common stock after the applicable record date but before the date of the special meeting, you will retain your right to vote at such meeting (provided that such shares remain outstanding on the date of such meeting), but you will not have the right to receive the merger consideration in connection with the merger. In order to receive the merger consideration, you must hold your shares of Bancorp Financial common stock through completion of the merger.

Q:
What do I do if I receive more than one proxy statement/prospectus or set of voting instructions?

A:
Bancorp Financial stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold shares of Bancorp Financial common stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold such shares. If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you will receive more than one proxy statement/prospectus and/or set of voting instructions relating to the Bancorp Financial special meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:
Should Bancorp Financial stockholders send stock certificates with their proxy card?

A:
No. Bancorp Financial stockholders SHOULD NOT send in any stock certificates with their proxy card. It is anticipated that no later than five business days following the closing of the merger, you will receive separate written instructions for surrendering your shares of Bancorp Financial common stock in exchange for the merger consideration. Until you receive these separate written instructions, you should retain your stock certificates because they are still valid.

Q:   Will a proxy solicitor be used?
A:
Bancorp Financial does not currently expect to engage a proxy solicitation firm. Bancorp Financial and its directors, officers and employees may also solicit proxies by mail, telephone, facsimile, electronic mail or in person, but no additional compensation will be paid to them for such solicitation.

Q:   Where can I find more information about Old Second?
A:
You can find more information about Old Second from the various sources described under “Where You Can Find More Information” in the forepart of this proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 126.

Q:
Whom should I contact if I have any questions?

A:
If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact:

Bancorp Financial, Inc.
Mr. Michael Spaniak, Corporate Secretary
Telephone: (630) 413-9580

SUMMARY
This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote. In addition, we incorporate by reference important business and financial information about Old Second into this proxy statement/prospectus. See “Where You Can Find More Information” in the forepart of this proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 126. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Merger (page 35)
Old Second and Bancorp Financial have entered into a merger agreement, pursuant to which Bancorp Financial will merge with and into Old Second, with Old Second continuing as the surviving corporation. The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger. Immediately following the merger, Evergreen Bank Group will merge with and into Old Second National Bank, with Old Second National Bank as the surviving bank.
Merger Consideration (page 62)
If the merger is completed, each outstanding share of Bancorp Financial common stock (except for treasury stock or shares owned by Old Second and Bancorp Financial, in each case, other than shares held on behalf of third parties or as a result of debts previously contracted, and shares held by Bancorp Financial stockholders who properly exercise appraisal rights) will be converted into the right to receive 2.5814 shares of Old Second common stock and $15.93 in cash, without interest.
Old Second will not issue any fractional shares of Old Second common stock in the merger. Instead, a Bancorp Financial stockholder who otherwise would have received a fraction of a share of Old Second common stock will receive an amount in cash equal to such fraction multiplied by the average closing price of Old Second common stock as quoted on NASDAQ during the five full trading days ending on and including the fifth trading day prior to the date the merger is consummated.
The exchange ratio is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of either shares of Old Second common stock or Bancorp Financial common stock changes. Therefore, the value of the stock component of the merger consideration will depend on the market price of Old Second’s common stock at the time Bancorp Financial stockholders receive shares of Old Second common stock in the merger. Old Second’s common stock is listed on NASDAQ under the symbol “OSBC.”
The following table shows the closing sale prices of Old Second common stock as reported on NASDAQ, on February 24, 2025, the last trading day before the public announcement of the merger agreement, and on May 7, 2025, the latest practicable trading day before the date of this proxy statement/prospectus. The table also shows the implied value of the merger consideration payable for each share of Bancorp Financial common stock, which we calculated by multiplying the closing price per share of Old Second common stock on those dates by the exchange ratio of 2.5814 per share and then adding the per share cash consideration of $15.93.
	Old Second Common Stock	Bancorp Financial Common Stock	Cash Consideration	Implied Value of One Share of Bancorp Financial Common Stock
February 24, 2025	$18.08	$46.67	$15.93	$62.60
May 7, 2025	$16.36	$42.23	$15.93	$58.16
The market price of shares of Old Second common stock has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the Bancorp Financial special meeting and the date the merger is completed and thereafter. The market price of shares of Old Second common stock when received by Bancorp Financial stockholders after the merger is completed could be greater than, less than or the same as the market price of shares of Old Second common stock on the date of this proxy statement/prospectus or at the time of the Bancorp Financial special meeting or any adjournment or postponement thereof.
Selected Comparative Per Share Data
The following table sets forth selected per share data for (i) Old Second on a historical basis, (ii) Bancorp Financial on a historical basis, (iii) the pro forma combined company, and (iv) the equivalent pro forma per share data for one share of Bancorp Financial common stock, giving effect to the merger. The unaudited pro forma combined per share data give effect to the merger as if it had occurred on January 1, 2024 for the income statement data and on December 31, 2024 for the balance sheet data.
The unaudited pro forma combined per share data are derived from the unaudited pro forma combined financial information included elsewhere in this proxy statement/prospectus and are presented for illustrative purposes only. The equivalent pro forma per share data for Bancorp Financial common stock are calculated by multiplying the Old Second pro forma per share amounts by the exchange ratio of 2.5814. The pro forma combined per share data do not reflect the costs of integrating the companies or the benefits that may result from synergies, cost savings, or revenue enhancements associated with the merger. The actual results may differ materially from the pro forma information set forth below.
You should read the following data in conjunction with (i) the historical consolidated financial statements and related notes of Bancorp Financial included elsewhere in this proxy statement/prospectus, (ii) the unaudited pro forma combined financial information included elsewhere in this proxy statement/prospectus, and (iii) the historical consolidated financial statements and related notes of Old Second, which are incorporated by reference into this proxy statement/prospectus.
(Comparative Per Share Data)	Old Second Historical	Bancorp Financial Historical	Proforma Combined	Equivalent Pro Forma Per Share of Bancorp Financial(1)
Book value per share
As of December 31, 2024	$14.95	$53.53	$14.87	$38.38
Cash dividends paid(2)
As of December 31, 2024	$0.21	$—	$0.21	NA
Basic earnings
As of December 31, 2024	$1.90	$1.82	$1.46	$3.78
Diluted earnings
As of December 31, 2024	$1.87	$1.71	$1.43	$3.69

(1)
The equivalent pro forma per share amounts of Bancorp Financial were calculated by multiplying the pro forma combined amounts by the fixed exchange ratio of 2.5814 shares of Old Second common stock for each share of Bancorp Financial common stock.

(2)
Pro forma combined cash dividends paid per share are based on Old Second’s historical dividends paid.

NA — Not applicable.
Treatment of Bancorp Financial Equity Awards (page 63)
At the effective time of the merger, each outstanding restricted stock unit granted under Bancorp Financial’s equity compensation plan will fully vest and be converted into the right to receive the same merger consideration — cash and stock — as other shares of Bancorp Financial common stock. The consideration will be paid by Old Second within ten business days following the closing. Applicable tax withholdings will be deducted first from the cash portion and, if necessary, from the stock portion unless the holder elects otherwise. For more information, see “The Merger Agreement — Treatment of Bancorp Financial Equity Awards” on page 63.
Recommendation of the Bancorp Financial Board of Directors (page 39)
The Bancorp Financial board of directors believes that the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Bancorp Financial and its stockholders. Bancorp Financial’s board of directors unanimously recommends that its stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the stockholders agreement amendment proposal and “FOR” adjournment of the Bancorp Financial special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or approve the proposed amendments to the stockholders agreement. For a more detailed discussion of the Bancorp Financial board of directors’ recommendation, see the section entitled “The Merger — Recommendation of the Bancorp Financial Board of Directors and Reasons for the Merger” beginning on page 39.
Opinion of Bancorp Financial’s Financial Advisor (page 42)
In connection with the merger, Bancorp Financial’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated February 18, 2025, to the Bancorp Financial board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Bancorp Financial common stock of the merger consideration (defined in KBW’s opinion as the per share cash consideration of $15.93 and the per share stock consideration of 2.5814 shares of Old Second common stock, taken together) in the merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex B to this document. The opinion was for the information of, and was directed to, the Bancorp Financial board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Bancorp Financial to engage in the merger or enter into the merger agreement or constitute a recommendation to the Bancorp Financial board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Bancorp Financial common stock or any stockholder of any other entity as to how to vote or act in connection with the merger or any other matter.
For more information, see the section entitled “The Merger — Opinion of Bancorp Financial’s Financial Advisor” beginning on page 42 of this proxy statement/prospectus.
The Bancorp Financial Special Meeting of Stockholders (page 27)
The Bancorp Financial special meeting will be held virtually on June 18, 2025, at 9:00 A.M. Central Time. At the Bancorp Financial special meeting, Bancorp Financial stockholders will be asked to approve the merger proposal, the stockholders agreement amendment proposal, and the adjournment proposal.
The Bancorp Financial board of directors has fixed the close of business on May 6, 2025 as the record date for determining the holders of Bancorp Financial common stock entitled to receive notice of, and to vote at, the Bancorp Financial special meeting. As of the Bancorp Financial record date, there were 2,813,992 shares of Bancorp Financial common stock outstanding and entitled to vote at the Bancorp Financial special meeting held by 213 holders of record.
Each share of Bancorp Financial common stock entitles the holder thereof to one vote on each proposal to be considered at the Bancorp Financial special meeting. As of the record date, directors and executive officers of Bancorp Financial and their affiliates owned and were entitled to vote 1,020,812 shares of Bancorp Financial common stock, representing approximately 36.3% of the shares of Bancorp Financial common stock issued and outstanding on that date.
As of the Bancorp Financial record date, Old Second did not beneficially hold any shares of Bancorp Financial common stock.

Bancorp Financial Voting Agreements (page 75)
In connection with the merger agreement, certain stockholders of Bancorp Financial, including each director of Bancorp Financial, and certain other officers and stockholders of Bancorp Financial, entered into voting agreements with Old Second, which we refer to as the “Voting Agreements,” in which he or she has agreed, among other things, to vote the shares of Bancorp Financial common stock owned beneficially or of record by such stockholder in favor of the merger proposal and the stockholders agreement amendment proposal. As of the Bancorp Financial record date, there were 1,037,927 shares, representing 36.9%, of the Bancorp Financial common stock issued and outstanding subject to Voting Agreements.
Interests of Bancorp Financial Directors and Executive Officers in the Merger (page 56)
In considering the recommendation of the Bancorp Financial board of directors with respect to the merger, Bancorp Financial stockholders should be aware that certain of Bancorp Financial’s directors and executive officers have interests in the merger, including financial interests, that may be different from, or in addition to, the interests of the other Bancorp Financial stockholders generally. The Bancorp Financial board of directors was aware of and considered these interests during its deliberations on the merits of the merger and in recommending to Bancorp Financial stockholders that they vote to approve the merger proposal and thereby approve the transactions contemplated by the merger agreement, including the merger.
For a more complete description of these interests, see “The Merger — Interests of Bancorp Financial Directors and Executive Officers in the Merger” beginning on page 56.
Board of Directors and Executive Officers of the Combined Company and the Combined Bank (page 58)
The merger agreement provides that, effective immediately after the effective time of the merger, the boards of directors of Old Second and Old Second National Bank will be increased in size by one and two, respectively, and Darin Campbell (as to each of Old Second and Old Second National Bank) and Jill Voss (as to Old Second National Bank), current members of the board of directors of Bancorp Financial or Evergreen Bank Group, will be appointed to fill the resulting vacancies.
There will be no change in the executive officers of Old Second or Old Second National Bank following the consummation of the merger, other than Darin Campbell will become an executive officer of Old Second and Old Second National Bank with the title of Executive Vice President and as “President of National Specialty Lending,” “President, FreedomRoad Financial” and “President, Performance Finance”.
For a more complete description of the board of directors and executive officers following the merger, see “The Merger — Board of Directors and Executive Officers of the Combined Company and the Combined Bank” beginning on page 58.
Regulatory Approvals Required for the Merger (page 58)
Subject to the terms of the merger agreement, both Old Second and Bancorp Financial have agreed to use their reasonable best efforts to obtain as promptly as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These approvals include approvals from the Board of Governors of the Federal Reserve System, which we refer to as the “Federal Reserve Board,” in connection with the merger, and the Office of the Comptroller of the Currency, which we refer to as the “OCC,” in connection with the bank merger. Notifications and/or applications requesting approval for the transactions contemplated by the merger agreement may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. Old Second, Bancorp Financial and/or their respective subsidiaries filed notices and applications to obtain the necessary regulatory approvals on March 27, 2025. On May 8, 2025, the parties received the necessary regulatory approval from the Federal Reserve Board. The completion of the merger remains subject to the remaining regulatory approvals, the expiration of certain waiting periods and other requirements. Although neither Old Second nor Bancorp Financial knows of any reason why it would not be able to obtain the remaining necessary regulatory approvals to complete the merger and bank merger, as applicable, in a timely manner, neither Old Second nor Bancorp Financial can be certain when or if it will obtain such approvals or, if obtained, whether such approvals will contain terms, conditions or restrictions not currently contemplated that will restrain, prevent or delay the closing of the merger. For more information regarding the regulatory approvals to which completion of the merger and bank merger are subject, see “The Merger — Regulatory Approvals Required for the Merger” beginning on page 58.
Conditions to the Merger (page 72)
The obligations of Old Second and Bancorp Financial to complete the merger are each subject to the satisfaction (or waiver, if permitted) of the following conditions:
•
the approval of the merger proposal by Bancorp Financial stockholders;

•
the receipt of all required regulatory approvals which are necessary to consummate the merger and the bank merger and the expiration of all statutory waiting periods, without the imposition of a condition or requirement that would reasonably be expected to (i) result, individually or in the aggregate, in a material and adverse impact on the benefits that Old Second reasonably expects to derive from the merger, or (ii) have a material and adverse effect on Old Second and its subsidiaries, taken as a whole, after giving effect to the merger and bank merger;

•
the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, and no proceedings by the SEC to suspend the effectiveness of the registration statement may be pending or threatened;

•
the absence of any law, order, injunction, decree, or other legal restraint or prohibition enacted, issued, or enforced by any governmental authority that prohibits, makes illegal, or otherwise prevents the consummation of the merger, the bank merger, or any of the other transactions contemplated by the merger agreement;

•
the authorization for listing on NASDAQ of the shares of Old Second common stock to be issued in the merger;

•
receipt by each party of an opinion from its tax advisor or legal counsel as to certain tax matters;

•
subject to materiality standards in the merger agreement, the accuracy of the representations and warranties of the other party;

•
the prior performance in all material respects by the other party of the obligations, covenants, and agreements required to be performed by it at or before the closing date of the merger; and

•
the absence of any change, state of facts, event, development, or effect, which, individually or in the aggregate has had or is reasonably expected to have a material adverse effect on the other party since February 24, 2025.

Old Second’s obligations to complete the merger is further subject to:
•
the receipt by Bancorp Financial of all consents requested by Old Second that are necessary to renew or prevent a default or termination under certain identified contracts of Bancorp Financial in connection with the merger;

•
holders of no more than 7.5% of the aggregate outstanding shares of Bancorp Financial common stock shall have properly notified Bancorp Financial of their intent to exercise dissenters’ rights under the applicable appraisal statutes;

•
the execution by Darin Campbell of the Old Second employment agreement and compensation and benefits assurance agreement (collectively, the “employment agreements”) in the forms attached to the merger agreement; and

•
Bancorp Financial will have terminated its stockholders agreement prior to or as of the effective time of the merger.

Neither Bancorp Financial nor Old Second can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. For more information see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 72.

Termination (page 73)
The merger agreement may be terminated prior to the effective time under the following circumstances:
•
by mutual written agreement of Old Second or Bancorp Financial;

•
by either Old Second or Bancorp Financial:

•
if (i) any regulatory agency has denied a required regulatory approval and such denial has become final, has advised either party that it will not grant or intends to rescind or revoke a required regulatory approval, or has requested that either party withdraw (other than for technical reasons) an application for a required regulatory approval and not be permitted to resubmit within 60 days, or has indicated it would not accept a resubmission; provided, that the right to terminate is not available to a party whose breach caused or resulted in such action; or (ii) any law, order, injunction, decree, or other legal restraint permanently restraining, enjoining, prohibiting, or making illegal the consummation of the merger becomes final and nonappealable, provided the terminating party has used its reasonable best efforts to contest, appeal, and remove such restraint;

•
if the merger has not been consummated on or before December 31, 2025, or, if the only remaining condition to closing is the receipt of a required regulatory approval, then by March 31, 2026, which we refer to as the “termination date”; provided, that the right to terminate is not available to a party whose failure to perform its obligations under the merger agreement was the cause of the failure to close by such date; and

•
if Bancorp Financial stockholders fail to approve the merger at the stockholders meeting or any adjournment or postponement thereof; provided, that Bancorp Financial may not terminate the agreement on this basis if it breached its non-solicitation and stockholder meeting obligations under the merger agreement;

•
by Old Second, if Bancorp Financial breaches or is in breach of any of its representations, warranties, covenants, or agreements under the merger agreement, and such breach would, individually or in the aggregate, prevent the satisfaction of Old Second’s closing conditions, and is not cured within 30 days after written notice (or such shorter period remaining before the Termination Date), or if the breach cannot be cured in such time;

•
by Bancorp Financial, if Old Second breaches or is in breach of any of its representations, warranties, covenants, or agreements under the merger agreement, and such breach would, individually or in the aggregate, prevent the satisfaction of Bancorp Financial’s closing conditions, and is not cured within 30 days after written notice (or such shorter period remaining before the Termination Date), or if the breach cannot be cured in such time;

•
by Old Second, at any time prior to the Bancorp Financial stockholder vote, if (i) Bancorp Financial has materially breached its non-solicitation and stockholder meeting obligations under the merger agreement, or (ii) Bancorp Financial’s board of directors fails to make its recommendation to the Bancorp Financial stockholders to adopt the merger agreement or withholds, withdraws, qualifies, or modifies its recommendation that stockholders approve the merger, fails to publicly reaffirm that recommendation upon request, or recommends a competing acquisition proposal; and

•
by Bancorp Financial, if its board of directors determines, in accordance with its fiduciary duties and after compliance with its obligations under the merger agreement, to enter into a definitive agreement for a superior proposal, provided that Bancorp Financial is not in breach of its non-solicitation and stockholder meeting obligations under the merger agreement.

Termination Fee (page 74)
If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation of the Bancorp Financial board of directors, Bancorp Financial may be required to pay to Old Second a termination fee equal to $8,500,000. This termination fee could discourage other companies from seeking to acquire or merge with Bancorp Financial. For more information, see “The Merger Agreement — Effect of Termination” on page 74.

Bancorp Financial Stockholders’ Appraisal Rights (page 88)
Bancorp Financial stockholders may be entitled to exercise appraisal rights in connection with the merger under Section 262 of the DGCL. If these rights are properly exercised and all procedural requirements are met, such stockholders will be entitled to receive payment in cash for the “fair value” of their shares of Bancorp Financial common stock, as determined by the Delaware Court of Chancery, instead of receiving the merger consideration. The “fair value” determined in an appraisal proceeding could be more than, less than, or the same as the value of the merger consideration. See “Bancorp Financial Stockholders’ Appraisal Rights” beginning on page 88.
A copy of Section 262 of the DGCL is attached as Annex C to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you are considering exercising appraisal rights.
Comparison of Rights of Bancorp Financial Stockholders and Old Second Stockholders (page 94)
Following the merger, the rights of Bancorp Financial stockholders who become Old Second stockholders in the merger will remain governed by the laws of the State of Delaware but will no longer be governed by Bancorp Financial’s certificate of incorporation and bylaws, and instead will be governed by Old Second’s certificate of incorporation and bylaws. For more information, see “Comparison of Rights of Bancorp Financial Stockholders and Old Second Stockholders” beginning on page 94.
Risk Factors (page 19)
You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 19.
Accounting Treatment of the Merger (page 61)
For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with accounting principles generally accepted in the United States of America, which we refer to as “GAAP.”
Material U.S. Federal Income Tax Consequences of the Merger (page 76)
The merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” and it is a condition to the respective obligations of Old Second and Bancorp Financial to complete the merger that each receives a tax opinion to that effect. Therefore, for U.S. federal income tax purposes, “U.S. holders” (as defined in the section of this proxy statement/prospectus titled “Material U.S. Federal Income Tax Consequences of the Merger”) of Bancorp Financial common stock will recognize gain, but not loss, for U.S. federal income tax purposes in an amount equal to the lesser of (a) the amount of cash received (other than cash received in lieu of a fractional share of Old Second common stock) and (b) the excess, if any, of (i) the sum of the amount of such cash and the fair market value of the Old Second common stock received in the merger, over (ii) the U.S. holder’s adjusted tax basis in the shares of Bancorp Financial common stock surrendered in the merger. With respect to any cash received in lieu of a fractional share of Old Second common stock, a U.S. holder will recognize gain or loss measured by the difference between the amount of cash received for such fractional share and the U.S. holder’s adjusted tax basis in its shares of Bancorp Financial common stock allocable to that fractional share.
For more information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 76.
The Parties (page 102 and 103)
Old Second Bancorp, Inc.
37 South River Street
Aurora, Illinois 60507
(630) 892-0202

Old Second Bancorp, Inc. is a corporation organized under the laws of the State of Delaware in 1981 that serves as the bank holding company for its wholly owned subsidiary bank, Old Second National Bank. Old Second National Bank (the “Bank”) is a national banking association headquartered in Aurora, Illinois, that operates through 53 banking centers located in Cook, DeKalb, DuPage, Kane, Kendall, LaSalle and Will counties in Illinois.
Old Second’s common stock is listed on NASDAQ under the symbol “OSBC.” As of December 31, 2024, Old Second had total consolidated assets of $5.65 billion, total loans, net, of $3.94 billion, total deposits of $4.77 billion and total stockholders’ equity of $671.0 million.
More information about Old Second is available by visiting the “Investor Relations” tab of its website at www.oldsecond.com. Information contained on Old Second’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus. For a complete description of Old Second’s business, financial condition, results of operations and other important information, please refer to Old Second’s filings with the SEC that are incorporated by reference into this document, including its Annual Report on Form 10-K for the year ended December 31, 2024. For more information on documents incorporated by reference into this proxy statement/prospectus and instructions on how to find copies of these documents, see “Where You Can Find More Information” in the forepart of this proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 126.
Bancorp Financial, Inc.
1515 West 22nd Street, Suite 100W
Oak Brook, Illinois 60523
(630) 413-9580
Bancorp Financial, Inc., a Delaware corporation, was founded in 2006 and is headquartered in Oak Brook, Illinois. Bancorp Financial operates as the bank holding company for Evergreen Bank Group, which maintains three banking locations in DuPage and Cook counties in Illinois, and one loan production office in Reno, Nevada. At December 31, 2024, Bancorp Financial had total assets of $1.45 billion, gross loans of $1.21 billion, total deposits of $1.24 billion and total stockholders’ equity of $149.9 million.
Bancorp Financial common stock is not registered under the Securities Exchange Act of 1934, as amended, and, accordingly, the company does not file periodic or current reports with the SEC. More information about Bancorp Financial is available by visiting the “About Us — Shareholder and Financial Information” tab of Evergreen Bank Group’s website at www.evergreenbankgroup.com. Information contained on Evergreen Bank Group’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements regarding Old Second’s and Bancorp Financial’s outlook or expectations with respect to the merger, including the expected costs to be incurred and cost savings to be realized in connection with the merger, the expected impact of the merger on the combined company’s future financial performance, the assumed purchase accounting adjustments, other key transaction assumptions, the timing of the closing of the merger and consequences of the integration of the businesses and operations of Old Second and Bancorp Financial. Words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time, are difficult to predict and are generally beyond the control of either company. Forward-looking statements speak only as of the date they are made and Old Second and Bancorp Financial assume no duty to update forward-looking statements whether as a result of new information, future events or otherwise, except as required by law. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results. Actual results may differ materially from current projections.
In addition to factors previously disclosed in Old Second’s reports filed with the SEC and those identified elsewhere in this proxy statement/prospectus (including the “Risk Factors” beginning on page 19), the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:
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the failure to obtain necessary regulatory approvals when expected or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction);

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the failure of Bancorp Financial to obtain the requisite stockholder approval, or the failure of either company to satisfy any of the other closing conditions to the transaction on a timely basis or at all;

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the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;

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the possibility that the anticipated benefits of the merger, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy, competitive factors in the areas where Old Second and Bancorp Financial do business or as a result of other unexpected factors or events;

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the impact of purchase accounting with respect to the merger, or any change in the assumptions used regarding the assets purchased and liabilities assumed to determine their fair value;

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diversion of management’s attention from ongoing business operations and opportunities;

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reputational risk and the reaction of each company’s customers, suppliers, employees or other business partners to the transaction;

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potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the merger;

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the integration of the businesses and operations of Old Second and Bancorp Financial, which may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to Old Second’s or Bancorp Financial’s existing businesses;

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business disruptions resulting from or following the merger;

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delay in closing the merger and the bank merger;

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the outcome of litigation or of matters before regulatory agencies, whether currently existing or commencing in the future;

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increased capital requirements, other regulatory requirements or enhanced regulatory supervision;

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changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental or legislative action, and other changes pertaining to banking, fair lending, the Community Reinvestment Act, securities, taxation, rent regulation and housing, financial accounting and reporting, environmental protection and insurance and the ability to comply with such changes in a timely manner;

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the inability to sustain revenue and earnings growth;

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the inability to efficiently manage operating expenses;

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the level and volatility of interest rates and changes in capital markets;

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changes in asset quality and credit risk;

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negative economic conditions that adversely affect the economy, real estate values, the job market and other factors nationally and in our market area, in each case that may affect liquidity and the performance of the loan portfolio;

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capital management activities;

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changes in Old Second’s stock price before closing, including as a result of the financial performance of Bancorp Financial or Old Second prior to closing;

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customer acceptance of Old Second’s and Bancorp Financial’s products and services;

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customer borrowing, repayment, investment and deposit practices;

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competitive pressures from other financial service businesses and from nontraditional financial technology companies;

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the impact, extent and timing of technological changes;

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changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Federal Reserve Board;

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risks associated with actual or potential litigation or investigations by customers, regulatory agencies or others;

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changes in accounting principles, policies, practices or guidelines;

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the potential impact of announcement or consummation of the merger on relationships with third parties, including customers, vendors, employees and competitors;

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failure to attract new customers and retain existing customers in the manner anticipated;

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any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems;

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natural disasters, war, terrorist activities or new pandemics;

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the adverse effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as epidemics and pandemics, war or terrorist activities, such as the war in Ukraine, the Middle East conflict, and the conflict between China and Taiwan, essential utility outages, deterioration in the global economy, instability in the credit markets, disruptions in customers’ supply chains or disruption in transportation;

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changes in trade policy and any related tariffs;

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risks associated with complex and changing regulatory environments, including, among others, with respect to data privacy, artificial intelligence, information security, climate change or other environmental, social and governance matters, and labor matters, relating to our operations;

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the ability to use technology to provide products and services that will satisfy customer demands and create efficiencies in operations;

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adverse effects on information technology systems resulting from system failures, human error or cyberattacks;

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adverse effects of cyberattacks or failures by our vendors to provide agreed upon services in the manner and at the cost agreed, particularly information technology vendors and those vendors performing a service on our behalf;

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the soundness of other financial institutions and other counter-party risk; and

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other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Additional factors that could cause Old Second’s results to differ materially from those described in the forward-looking statements can be found in Old Second’s filings with the SEC, including Old Second’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a forward-looking statement.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. See also “Where You Can Find More Information” in the forepart of this proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 126.
Risks Relating to the Consummation of the Merger and the Combined Company Following the Merger
Because the exchange ratio is fixed and the market price of shares of Old Second common stock has fluctuated and will continue to fluctuate, Bancorp Financial stockholders cannot be sure of the value of the stock component of the merger consideration they will receive in the merger.
Upon completion of the merger, each share of Bancorp Financial common stock outstanding immediately prior to the effective time of the merger (except for treasury stock or shares owned by Old Second and Bancorp Financial, in each case, other than shares held on behalf of third parties or as a result of debts previously contracted, and shares held by Bancorp Financial stockholders who properly exercise dissenters’ rights) will be converted into the right to receive 2.5814 shares of Old Second common stock, which we refer to as the “exchange ratio,” and $15.93 in cash, without interest.
Because the exchange ratio of 2.5814 shares of Old Second common stock for each share of Bancorp Financial common stock is fixed, the value of the per share consideration will depend on the market price of shares of Old Second common stock at the time the merger is completed. The market price of shares of Old Second common stock has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the Bancorp Financial special meeting and the date the merger is completed and thereafter. Accordingly, at the time of the Bancorp Financial special meeting, Bancorp Financial stockholders will not know or be able to determine the market value of the stock component of the merger consideration they would be entitled to receive upon completion of the merger.
Changes in the market price of Old Second common stock may result from a variety of factors, including, but not limited to, changes in sentiment in the market regarding Old Second’s operations or business prospects, including market sentiment regarding Old Second’s entry into the merger agreement. These risks may also be affected by:
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operating results that vary from the expectations of Old Second’s management or of securities analysts and investors;

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developments in Old Second’s business or in the financial services sector generally;

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regulatory or legislative changes affecting the banking industry generally or Old Second’s business and operations;

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operating and securities price performance of companies that investors consider to be comparable to Old Second;

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changes in estimates or recommendations by securities analysts or rating agencies;

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announcements of strategic developments, acquisitions, dispositions, financings and other material events by Old Second or its competitors; and

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changes in global financial markets and economies and general market conditions, such as trade wars, interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Therefore, at the time of the Bancorp Financial special meeting, you will not know the precise market value of the merger consideration you will receive at the effective time. You should obtain current market quotations for Old Second common stock as you evaluate the proposed merger.

Because Bancorp Financial common stock is not publicly traded, it is difficult to determine how its fair value compares to the merger consideration.
Bancorp Financial common stock is not listed on any national securities exchange and is not quoted in any established public trading market. As a result, there is no active market for Bancorp Financial common stock, and its shares lack liquidity. This absence of market pricing makes it difficult to determine the fair value of Bancorp Financial common stock. The merger consideration was determined through arm’s-length negotiations between Old Second and Bancorp Financial and may not reflect the price at which Bancorp Financial common stock would trade in an active market, if one existed.
The market price of Old Second common stock after the merger may be affected by factors different from those currently affecting the market price of Old Second common stock and the business performance of Bancorp Financial.
The businesses of Old Second and Bancorp Financial differ in certain respects, and the results of operations and financial condition of the combined company following the merger may be influenced by factors different from those that currently affect each company on a standalone basis. While Old Second common stock is listed and publicly traded, there is no established public trading market for Bancorp Financial common stock. As a result, there is no historical market price for Bancorp Financial common stock, and its value has not been subject to the same public market forces as Old Second common stock. Consequently, the market price of Old Second common stock after the completion of the merger may be affected by new or different factors, including how the market evaluates the combined company’s performance, integration progress, and business prospects.
For a discussion of Old Second’s business and certain factors to consider in connection with it, see “Where You Can Find Additional Information” in the forepart of this proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 126. For a discussion of Bancorp Financial’s business and related considerations, see “Information About Bancorp Financial, Inc.” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bancorp Financial” beginning on pages 103 and 104, respectively.
Old Second stockholders and Bancorp Financial stockholders will each have reduced ownership and voting interest in and will exercise less influence over management of the combined company.
Old Second stockholders currently have the right to vote in the election of the Old Second board of directors and on other matters affecting Old Second, and Bancorp Financial common stockholders currently have the right to vote in the election of the Bancorp Financial board of directors and on other matters affecting Bancorp Financial. When the merger occurs, each Bancorp Financial stockholder will become a stockholder of Old Second, and each Bancorp Financial stockholder and Old Second stockholder will have a percentage ownership in the combined company that is smaller than the stockholder’s percentage ownership of either Bancorp Financial or Old Second individually. Based on the number of shares of Bancorp Financial common stock outstanding at the close of business on the record date of May 6, 2025, and based on the number of shares of Old Second common stock expected to be issued in the merger, the former holders of Bancorp Financial common stock as a group will receive shares in the merger constituting approximately 15.2% of the outstanding shares of Old Second common stock immediately after the merger. As a result, current stockholders of Old Second as a group will own approximately 84.8% of the outstanding shares of Old Second common stock immediately after the merger. Because of this, each Bancorp Financial stockholder and Old Second stockholder will have less influence on the management and policies of the combined company than each now has on the management and policies of Bancorp Financial or Old Second individually.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.
Before the merger and the bank merger may be completed, various approvals, consents and non-objections must be obtained from the Federal Reserve Board, the OCC and other regulatory authorities. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger — Regulatory Approvals

Required for the Merger” beginning on page 58. On May 8, 2025, the parties received the necessary regulatory approval from the Federal Reserve Board, however, the remaining pending approvals could be delayed or not obtained at all, including due to any or all of the following: an adverse development in either party’s regulatory standing, or any other factors considered by regulators in granting such approvals; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment, including as a result of changes of the U.S. executive administration, Congressional leadership and regulatory agency leadership. In recent years, including during the prior presidential administration, certain bank merger transactions were subject to heightened scrutiny, delays, or denials, and there can be no assurance that the merger will not face similar challenges.
The pending approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions or that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or will otherwise reduce the anticipated benefits of the merger. In addition, there can be no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.
Combining Old Second and Bancorp Financial may be more difficult, costly or time-consuming than expected and the combined company may fail to realize the anticipated benefits of the merger.
The success of the merger will depend, in part, on the ability to realize the anticipated synergies, operating efficiencies and cost savings from combining the business operations of Old Second and Bancorp Financial. To realize the anticipated benefits and cost savings from the merger, Old Second and Bancorp Financial must integrate and combine their businesses in a manner that permits those benefits and cost savings to be realized, without adversely affecting current revenues and future growth. If Old Second and Bancorp Financial are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings of the merger could be less than anticipated, the costs associated with effecting the merger may be more than anticipated and integration may result in additional and unforeseen expenses. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 80.
An inability to realize the full extent of the anticipated benefits of the merger and the other transactions contemplated by the merger agreement, including the bank merger, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, levels of expenses and operating results and financial condition of the combined company, which may adversely affect the value of the common stock of the combined company after the completion of the merger.
Old Second and Bancorp Financial have operated and, until the completion of the merger, must continue to operate, independently. It is possible that the integration process could result in the loss of key personnel, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of Old Second and Bancorp Financial during this transition period and on the combined company for an undetermined period after completion of the merger. Other factors such as the strength of the economy and competitive factors in the areas where Old Second and Bancorp Financial do business may also affect the ability of the combined company to realize the anticipated benefits of the merger.

The combined company may be unable to retain Bancorp Financial personnel successfully after the merger is completed, and the combined company’s ability to implement its growth strategy may be harmed if it is unable to attract additional key personnel.
The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by Bancorp Financial. It is possible that these employees may decide not to remain with Bancorp Financial while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Bancorp Financial to hiring suitable replacements, all of which may cause the combined company’s business to suffer.
In addition, the combined company’s continued growth and future success will depend, in part, on its ability to attract, motivate and retain highly qualified senior and middle management and other skilled employees. Competition for employees is intense, and the process of identifying and retaining key personnel with the combination of skills and attributes required to execute the combined company’s business strategy may be lengthy.
For various reasons, Old Second may not be able to locate suitable replacements for any key employees who leave the combined company, or to offer employment to potential replacements on reasonable terms, which could cause the combined company’s business to suffer.
The merger agreement may be terminated in accordance with its terms and the merger may not be completed.
The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: (a) the approval of the merger proposal and the stockholders agreement amendment proposal by the requisite votes of Bancorp Financial’s stockholders; (b) the receipt of all required regulatory approvals which are necessary to consummate the merger and the bank merger and the expiration of all statutory waiting periods, without the imposition of a condition or requirement that would reasonably be expected to have a material and adverse effect on Old Second and its subsidiaries, taken as a whole, after giving effect to the merger and bank merger; (c) the receipt by Bancorp Financial of all consents requested by Old Second that are necessary to renew or prevent a default or termination under certain identified contracts of Bancorp Financial in connection with the merger; (d) the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, and the absence of any pending or threatened proceedings to suspend such effectiveness; (e) the absence of any law, order, injunction, decree, or other legal restraint or prohibition enacted, issued, or enforced by any governmental authority that prohibits, makes illegal, or otherwise prevents the consummation of the merger, the bank merger, or any of the other transactions contemplated by the merger agreement; (f) the authorization for listing on NASDAQ of the shares of Old Second common stock to be issued in the merger; (g) receipt by each party of an opinion from its tax advisor or legal counsel as to certain tax matters; (h) subject to materiality standards in the merger agreement, the accuracy of the representations and warranties of the other party; (i) the prior performance in all material respects by the other party of the obligations, covenants, and agreements required to be performed by it at or prior to the closing date of the merger; (j) the absence of any change, state of facts, event, development, or effect, which, individually or in the aggregate has had or is reasonably expected to have a material adverse effect on the other party since February 24, 2025; (k) holders of no more than 7.5% of the aggregate outstanding shares of Bancorp Financial common stock shall have properly notified Bancorp Financial of their intent to exercise appraisal rights under the DGCL; and (l) the execution of the Old Second employment agreements by Darin Campbell in the form attached to the merger agreement.
These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after stockholder approval, or Old Second or Bancorp Financial may elect to terminate the merger agreement in certain other circumstances. See “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Effect of Termination” beginning on pages 73 and 74, respectively.

If Bancorp Financial stockholders do not approve the stockholders agreement amendment proposal, Bancorp Financial may be required to obtain individual written consents from stockholders holding at least 66 2∕3% of the outstanding common stock in order to amend and terminate the Stockholders Agreement, which could delay the completion of the merger.
Under the merger agreement, Bancorp Financial is obligated to use its best efforts to amend and terminate the Stockholders Agreement, which is a condition to closing the merger. Bancorp Financial is seeking stockholder approval of the stockholders agreement amendment proposal as a streamlined and coordinated means of satisfying this closing condition.
There can be no assurance that the stockholders agreement amendment proposal will receive the required affirmative vote of at least 66 2∕3% of the outstanding shares of Bancorp Financial common stock. If the proposal is not approved at the special meeting, the alternative process of obtaining separate written consents could be time-consuming, uncertain, and may delay or jeopardize the timely completion of the merger.
Failure to complete the merger could negatively impact Old Second and Bancorp Financial.
If the merger is not completed for any reason, including as a result of Bancorp Financial stockholders failing to approve the Bancorp Financial merger proposal, there may be various adverse consequences, and Old Second and/or Bancorp Financial may experience negative reactions from the financial markets and from their respective customers and personnel. For example, Old Second’s or Bancorp Financial’s businesses may have been impacted adversely by the failure to pursue other attractive or otherwise opportunistic or beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Old Second common stock or the value of Bancorp Financial common stock could decline to the extent that Old Second’s current market price or the current value of Bancorp Financial common stock reflect an assumption that the merger will be beneficial and will be completed. Old Second and/or Bancorp Financial also could be subject to litigation related to any failure to complete the merger or to proceedings commenced against Old Second or Bancorp Financial to perform their respective obligations under the merger agreement. If the merger agreement is terminated under certain circumstances, Bancorp Financial may be required to pay to Old Second a termination fee of $8,500,000.
Additionally, each of Old Second and Bancorp Financial has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of preparing, filing, printing and mailing this proxy statement/prospectus, and all filing and other fees paid in connection with the merger. If the merger is not completed, Old Second and Bancorp Financial would have to pay these expenses without realizing the expected benefits of the merger.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations of the combined company after the merger may differ materially.
The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the Bancorp Financial identifiable assets acquired and liabilities assumed at fair value, and to record the resulting goodwill recognized. The fair value estimates reflected in this proxy statement/prospectus are preliminary, and final amounts will be based upon the actual consideration paid and the fair value of the assets and liabilities of Bancorp Financial as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 80.

Certain of Bancorp Financial’s directors and executive officers may have interests in the merger that may differ from, or be in addition to, the interests of holders of Bancorp Financial common stock generally.
Holders of Bancorp Financial common stock should be aware that some of Bancorp Financial’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of holders of Bancorp Financial common stock generally. These interests and arrangements may create potential conflicts of interest. The Bancorp Financial board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger and merger agreement, and in recommending that stockholders vote to approve the merger proposal. For a more complete description of these interests, please see the section entitled “The Merger — Interests of Bancorp Financial’s Directors and Executive Officers in the Merger” beginning on page 56.
Old Second and Bancorp Financial will be subject to business uncertainties and contractual restrictions while the merger is pending, which could adversely affect each party’s business and operations.
Uncertainty about the effect of the merger on customers may have an adverse effect on Old Second and/or Bancorp Financial. These uncertainties could cause customers and others that deal with Old Second and/or Bancorp Financial to seek to change existing business relationships with Old Second and/or Bancorp Financial. In addition, subject to certain exceptions, Old Second and Bancorp Financial have each agreed to operate its business in all material respects in the ordinary course of business consistent with past practice and to use reasonable best efforts to preserve its rights, franchises, goodwill and relations of its customers, clients and others with whom business relationships exist until the merger occurs and to refrain from taking other specified actions without the consent of the other party. These restrictions may prevent Old Second and/or Bancorp Financial from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement — Covenants and Agreements” beginning on page 66.
The merger agreement contains provisions that could discourage a potential competing acquirer that might be willing to pay more to acquire or merge with Bancorp Financial.
The merger agreement contains provisions that restrict Bancorp Financial’s ability to, among other things, initiate, solicit, knowingly encourage or facilitate, inquiries or proposals with respect to, or, subject to certain exceptions generally related to the exercise of fiduciary duties by the Bancorp Financial board of directors, engage in any negotiations concerning, or provide any confidential information relating to, any alternative acquisition proposals. These provisions, which include a $8,500,000 termination fee payable under certain circumstances, might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Bancorp Financial from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Bancorp Financial than it might otherwise have proposed to pay because of Bancorp Financial’s obligation, in connection with termination of the merger agreement under certain circumstances, to pay Old Second the $8,500,000 termination fee. In addition, the merger agreement requires that Bancorp Financial submit the merger proposal to a vote of its stockholders, even if the Bancorp Financial board of directors changes its recommendation in favor of the merger proposal in a manner adverse to Old Second. For more information, see “The Merger Agreement — Covenants and Agreements — Agreement Not to Solicit Other Offers,” “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Effect of Termination” beginning on pages 69, 73 and 74, respectively.
The opinion of Bancorp Financial’s financial advisor delivered to the Bancorp Financial board of directors prior to the signing of the merger agreement does not reflect changes in circumstances after the date of the opinion.
The opinion of Bancorp Financial’s financial advisor was delivered to the Bancorp Financial board of directors on February 18, 2025, prior to the signing of the merger agreement. This opinion was dated February 18, 2025 and was based on financial, market, and other conditions as they existed and could be evaluated as of that date. It does not reflect any changes in the business, financial condition, or prospects of Bancorp Financial or Old Second, nor any changes in market or economic conditions, that may occur after the date of the opinion. The opinion speaks only as of its date and will not be updated or reaffirmed at the time the merger is completed. See “The Merger — Opinion of Bancorp Financial’s Financial Advisor” beginning on page 42.
Bancorp Financial stockholders will become stockholders of Old Second, and their rights will be governed by Old Second’s organizational documents.
Upon completion of the merger, Bancorp Financial stockholders will become stockholders of Old Second. While their rights will continue to be governed by the DGCL, the terms of those rights will be determined by Old Second’s certificate of incorporation and bylaws, which may differ from the organizational documents currently governing Bancorp Financial. As a result, there may be differences between the rights Bancorp Financial stockholders currently hold and those they will have as stockholders of Old Second. See “Comparison of Rights of Bancorp Financial Stockholders and Old Second Stockholders” beginning on page 94.
Old Second and Bancorp Financial will incur transaction and integration costs in connection with the merger.
Old Second and Bancorp Financial have incurred and expect to incur significant, non-recurring costs in connection with negotiating the merger agreement and closing the merger. In addition, the combined company will incur integration costs following the completion of the merger as Old Second and Bancorp Financial integrate the businesses of the two companies, including facilities and systems consolidation costs and employment-related costs. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. Old Second and Bancorp Financial may also incur additional costs to maintain employee morale and to retain key employees. Old Second and Bancorp Financial will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger. Most of these costs are payable regardless of whether the merger is completed. See “The Merger Agreement — Expenses and Fees” beginning on page 74.
Various factors, including potential stockholder litigation, could prevent or delay the completion of the merger or otherwise negatively impact Old Second’s and/or Bancorp Financial’s business and operations.
The completion of the merger is subject to closing conditions. Various factors, including potential stockholder litigation, could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of the combined company. Old Second and/or Bancorp Financial stockholders may file lawsuits against Old Second and/or Bancorp Financial and/or the directors and officers of Old Second and/or Bancorp Financial in connection with the merger. One of the conditions to the closing is that no order, injunction or similar decree issued by any governmental authority of competent jurisdiction or other legal restraint will prohibit the consummation of the transactions contemplated by the merger agreement. If any plaintiff were successful in obtaining an injunction prohibiting the parties from completing the merger pursuant to the merger agreement, then such injunction may delay or prevent the effectiveness of the merger. If a lawsuit is filed, the parties may incur costs in connection with the defense or settlement of any such lawsuits, which could have an adverse effect on Old Second’s and/or Bancorp Financial’s financial condition and results of operations and could prevent or delay the completion of the merger.
Bancorp Financial stockholders may have appraisal rights in connection with the merger.
If the merger agreement is adopted by Bancorp Financial stockholders, those stockholders who do not vote in favor of the merger and who properly comply with all of the requirements of Section 262 of the DGCL may be entitled to receive payment in cash for the fair value of their shares, as determined by the Delaware Court of Chancery, instead of receiving the merger consideration. In addition, Old Second’s obligation to complete the merger is conditioned on holders of no more than 7.5% of the aggregate outstanding shares of Bancorp Financial common stock having properly notified Bancorp Financial of their intent to exercise appraisal rights. Neither Bancorp Financial nor Old Second can predict how many stockholders will seek appraisal. For more information, see “Bancorp Financial Stockholders’ Appraisal Rights.”

Risks Relating to Old Second’s Business
You should read and consider risk factors specific to Old Second’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in Old Second’s Annual Report on Form 10-K for the year ended December 31, 2024, and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” in the forepart of this proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 126 for the location of information incorporated by reference into this proxy statement/prospectus.

BANCORP FINANCIAL SPECIAL MEETING OF STOCKHOLDERS
Date, Time and Place of the Bancorp Financial Special Meeting
The Bancorp Financial special meeting will be held virtually on June 18, 2025, at 9:00 A.M. Central Time.
The Bancorp Financial special meeting will be held virtually only, via the internet — there will be no physical location for the special meeting.
Bancorp Financial stockholders can attend the Bancorp Financial special meeting by visiting the website https://web.lumiconnect.com/239103630 (passcode: bancorp2025) prior to the start of the meeting. Please note that this website address is case sensitive. Once you have logged in, you may listen to the meeting on a computer or through a telephone number that will be provided. However, please note that if you wish to ask a question during the special meeting, you will only be able to do so through your computer and you will not be able to ask a question over the telephone.
Purpose of Bancorp Financial Special Meeting
At the Bancorp Financial special meeting, Bancorp Financial stockholders will be asked to vote on the following:
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the merger proposal;

•
the stockholders agreement amendment proposal; and

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the adjournment proposal.

Completion of the merger is conditioned on the approval of the merger proposal and the stockholders agreement amendment proposal. Completion of the merger is not conditioned on approval of the adjournment proposal.
Recommendation of the Bancorp Financial Board of Directors
The Bancorp Financial board of directors recommends that Bancorp Financial stockholders vote “FOR” the merger proposal, “FOR” the stockholders agreement amendment proposal, and “FOR” the adjournment proposal. See “The Merger — Recommendation of the Bancorp Financial Board of Directors and Reasons for the Merger” beginning on page 39.
Bancorp Financial Record Date; Stockholders Entitled to Vote
The Bancorp Financial board of directors has fixed the close of business on May 6, 2025 as the record date for determining the holders of Bancorp Financial common stock entitled to receive notice of, and to vote at, the Bancorp Financial special meeting. As of the record date, there were 2,813,992 shares of Bancorp Financial common stock outstanding and entitled to vote at the special meeting held by 213 holders of record.
Each share of Bancorp Financial common stock outstanding on the record date is entitled to one vote on each proposal and any other matter coming before the special meeting.
Voting by Bancorp Financial’s Directors and Executive Officers
At the close of business on the record date for the Bancorp Financial special meeting, Bancorp Financial directors and executive officers and their affiliates were entitled to vote 1,020,812 shares of Bancorp Financial common stock or approximately 36.3% of the shares of Bancorp Financial common stock outstanding on that date. Certain stockholders of Bancorp Financial, including each director of Bancorp Financial, and certain other officers and stockholders of Bancorp Financial, entered into a voting agreement with Old Second, solely in his or her capacity as a Bancorp Financial stockholder, pursuant to which they have agreed to vote in favor of the merger proposal, the stockholders agreement amendment proposal and against alternative transactions. For more information regarding the voting agreement, see the section of this proxy statement/prospectus entitled “The Merger Agreement — Voting Agreements” beginning on page 75. As of the Bancorp Financial record date, Old Second beneficially held no shares of Bancorp Financial common stock.
Quorum and Adjournment
A quorum is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the Bancorp Financial special meeting. Holders representing a majority of the outstanding shares of Bancorp Financial common stock entitled to vote at the meeting, present in person or by proxy, constitute a quorum. All shares represented at the meeting, including shares voting to abstain and broker non-votes (if any), will be counted as present for purposes of determining whether a quorum is present.
If a quorum is not present at the Bancorp Financial special meeting, or if the number of shares present in person or by proxy and voting in favor of the merger proposal or the stockholders agreement amendment proposal is insufficient to approve either proposal, the holders of a majority of the shares present in person or by proxy at the meeting may adjourn the meeting to a later date or time to permit the solicitation of additional proxies. In that event, stockholders may be asked to vote only on the adjournment proposal. Approval of the adjournment proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal, provided a quorum is present. If a quorum is not present, the meeting may be adjourned by the affirmative vote of a majority of the shares present in person or represented by proxy.
If the time and place of the adjourned meeting are announced at the original meeting, no further notice of the adjourned meeting is required unless the meeting is adjourned for more than 30 days or a new record date is fixed. In such cases, notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been at the original meeting, unless they have been effectively revoked or withdrawn before the adjourned meeting.
Broker Non-Votes
A broker non-vote occurs when a bank, broker or other nominee submits a proxy on behalf of a beneficial owner but is not permitted to vote on a “non-routine” matter because the beneficial owner has not provided voting instructions. Under applicable stock exchange rules, brokers do not have discretionary authority to vote on non-routine matters without instructions from the beneficial owner. It is expected that all proposals to be voted on at the Bancorp Financial special meeting will be “non-routine.” As a result, if you hold your shares in “street name” and do not provide voting instructions to your bank, broker or other nominee, your shares will not be voted on any proposal at the special meeting.
However, because a proxy submitted by your bank, broker or nominee still represents your shares for attendance purposes, any such broker non-votes will be counted as present for purposes of establishing a quorum, unless otherwise provided in Bancorp Financial’s governing documents.
If your bank, broker or other nominee holds your shares of Bancorp Financial common stock in “street name,” it is important that you provide voting instructions by following the instructions included with the proxy materials delivered to you.
Required Vote; Treatment of Abstentions and Failure to Vote
merger proposal:
•
Standard:   Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding Bancorp Financial common stock entitled to vote on the proposal. Bancorp Financial stockholders must approve the merger proposal in order for the merger to occur. If Bancorp Financial stockholders fail to approve the merger proposal, the merger will not occur.

•
Effect of abstentions and broker non-votes:   If you fail to vote, mark “ABSTAIN” on your proxy card or fail to instruct your bank, broker or other nominee how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

stockholders agreement amendment proposal:
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Standard:   Approval of the stockholders agreement amendment proposal requires the mutual consent of Bancorp Financial and stockholders holding at least 66 2∕3% of the outstanding shares of Bancorp Financial common stock. Bancorp Financial has consented to the amendment, and stockholder approval of this proposal will constitute the remaining consent necessary to effect the amendment and termination of the Stockholders Agreement. Termination of the Stockholders Agreement is a condition to closing the merger under the merger agreement. Accordingly, failure to approve this proposal will prevent the completion of the merger.

•
Effect of abstentions and broker non-votes:   If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker, or other nominee how to vote with respect to the stockholders agreement amendment proposal, it will have the same effect as a vote “AGAINST” the proposal because approval is based on the total number of outstanding shares.

adjournment proposal:
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Standard:   Approval of the adjournment proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal, provided a quorum is present. If a quorum is not present, the meeting may be adjourned by the affirmative vote of a majority of the shares present in person or represented by proxy. If Bancorp Financial stockholders fail to approve the adjournment proposal but approve the merger proposal and the stockholders agreement amendment proposal, the merger may nonetheless occur.

•
Effect of abstentions and broker non-votes:   Because shares voted “ABSTAIN” are counted as present for purposes of determining a quorum, if you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote “AGAINST” the adjournment proposal. If you fail to vote or fail to instruct your bank, broker or other nominee how to vote with respect to the adjournment proposal, you will be deemed not to be present with respect to the proposal, and it will have no effect on the proposal.

Proxies; Incomplete Proxies
If you were a holder of record of Bancorp Financial common stock at the close of business on the Bancorp Financial record date, a proxy card is enclosed for your use. You can submit a proxy by using one of the following methods:
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Through the Internet:   by visiting the website indicated on the accompanying proxy card and following the instructions; or

•
By Mail:   by completing and returning the accompanying proxy card in the enclosed postage-paid envelope (the envelope requires no additional postage if mailed in the United States.).

If you intend to submit your proxy via the Internet, you must do so by 11:59 p.m., Eastern Time, on the day before the Bancorp Financial special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received before the Bancorp Financial special meeting.
Bancorp Financial requests that holders of Bancorp Financial common stock vote over the Internet or by completing and signing the accompanying proxy card and returning it as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Bancorp Financial common stock represented by it will be voted at the Bancorp Financial special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the merger proposal, “FOR” the stockholders agreement amendment proposal, and “FOR” the adjournment proposal.
If a holder’s shares are held in “street name” by a bank, broker or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote by the Internet.
Every vote is important.   Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet, whether or not you plan to attend the Bancorp Financial special meeting.

As of the date hereof, the Bancorp Financial board of directors has no knowledge of any business that will be presented for consideration at the Bancorp Financial special meeting and that would be required to be set forth in this proxy statement/prospectus or the related proxy card other than the matters set forth in Bancorp Financial’s Notice of Special Meeting of Stockholders. If any other matter is properly presented at the Bancorp Financial special meeting for consideration, the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their discretion on such matter.
Shares Held in Street Name
If you hold shares of Bancorp Financial common stock through a bank, broker or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The holder of record of such shares is your bank, broker or other nominee, and not you, and you must provide your bank, broker or other nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, broker or other nominee.
You may not vote shares held in street name by returning a proxy card directly to Bancorp Financial.
Further, banks, brokers or other nominees who hold shares of Bancorp Financial common stock on behalf of their customers may not give a proxy to Bancorp Financial to vote those shares with respect to any non-routine matters without specific instructions from you, as banks, brokers and other nominees do not have discretionary voting power on any non-routine matters that will be voted upon at the Bancorp Financial special meeting.
Revocability of Proxies
If you are a holder of record of Bancorp Financial common stock, you may revoke your proxy at any time before it is voted by:
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timely delivering written notice of revocation to Bancorp Financial, Attention: Corporate Secretary, 1515 West 22nd Street, Suite 100W, Oak Brook, Illinois 60523;

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timely delivering a proxy card bearing a later date than the proxy that you wish to revoke;

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timely casting a subsequent vote via the Internet, as described above, before 11:59 p.m., Eastern Time, on the day before the Bancorp Financial special meeting; or

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attending the virtual special meeting and voting live during the special meeting.

If you hold your shares of Bancorp Financial common stock through a bank, broker or other nominee, you may change your vote by contacting your bank, broker or other nominee. Please contact your bank, broker or other nominee to obtain further instructions.
Attendance in person at the Bancorp Financial special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Bancorp Financial after the deadlines described above will not affect the vote. If the Bancorp Financial special meeting is postponed or adjourned, it will not affect the ability of holders of record of Bancorp Financial common stock as of the Bancorp Financial record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.
Solicitation of Proxies
Bancorp Financial is soliciting proxies for the Bancorp Financial special meeting from its stockholders. In accordance with the merger agreement, Bancorp Financial and Old Second will each bear 50% of the costs of soliciting proxies from Bancorp Financial stockholders, including the cost of mailing this proxy statement/prospectus.
In addition to solicitation of proxies by mail, proxies may be solicited by Bancorp Financial’s officers, directors and regular employees, without additional compensation, by personal interview, telephone, or other means of communication.
Bancorp Financial will make arrangements with brokerage houses, custodians, nominees, and fiduciaries to forward proxy solicitation materials to beneficial owners of Bancorp Financial common stock. Bancorp

Financial may reimburse these intermediaries for their reasonable expenses incurred in forwarding the proxy materials. These costs will also be subject to the 50/50 cost-sharing arrangement with Old Second.
Assistance
If you need assistance in completing your proxy card, have questions regarding the Bancorp Financial special meeting or would like additional copies of this proxy statement/prospectus, please contact our Corporate Secretary, Mr. Michael Spaniak, at (630) 413-9580.

BANCORP FINANCIAL PROPOSALS
Proposal 1 — Adoption of the Merger Agreement
As discussed elsewhere in this proxy statement/prospectus, Bancorp Financial stockholders are being asked to approve the merger proposal, which provides for the merger of Bancorp Financial with and into Old Second in accordance with the terms of the merger agreement. Under Delaware law, the approval of the merger agreement by the holders of a majority of the outstanding shares of Bancorp Financial common stock entitled to vote is required in order to complete the merger. If stockholders do not approve the merger proposal, the merger will not be completed.
Bancorp Financial stockholders may vote on the merger proposal by submitting a valid proxy or timely casting a vote via the Internet, as described above, in advance of the meeting. Stockholders may also vote by attending the special meeting and voting live at the meeting. Stockholders are encouraged to carefully read this proxy statement/prospectus in its entirety, including the merger agreement, which is attached as Annex A, for a more detailed description of the terms and conditions of the merger and the other transactions contemplated by the merger agreement.
After careful consideration, the Bancorp Financial board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to, and in the best interests of Bancorp Financial and its stockholders.
The Bancorp Financial board of directors unanimously recommends that Bancorp Financial stockholders vote “FOR” the merger proposal.
Proposal 2 — Amendment to the Bancorp Financial Stockholders Agreement
Background
Bancorp Financial is party to that certain Stockholders Agreement effective as of February 14, 2007 (the “Stockholders Agreement”), by and among Bancorp Financial and certain of its stockholders. The Stockholders Agreement provides that it may be amended by the mutual consent of Bancorp Financial and stockholders holding at least 66 2∕3% of the outstanding common stock of Bancorp Financial.
Proposed Amendments
The proposed amendments are being presented as a single proposal because they are integrally related and collectively designed to facilitate the consummation of the merger.
1.
Bancorp Financial proposes to amend the definition of “Transfer” in Section 1(a) of the Stockholders Agreement as follows:

ORIGINAL:   (a) “Transfer” or “transfer” means any disposition or transfer whatsoever, whether voluntary or involuntary, including but not limited to a sale, assignment, gift, exchange, attachment, garnishment, foreclosure, pledge (or other assignment) as security for any loan or the discretionary or obligatory distribution from a trust; but said term shall not include, and the restrictions on transfer set forth in Paragraph 3 below shall not apply to, any transfer by a Stockholder of all or any part of the Stockholder’s Stock in any transaction in which all or substantially all of the Stock of the Company (i.e., 80% or more) is transferred or exchanged pursuant to any reorganization, merger, consolidation or sale, or pursuant to the purchase of any Stock by the Company.
PROPOSED AMENDMENT:   (a) “Transfer” or “transfer” means any disposition or transfer whatsoever, whether voluntary or involuntary, including but not limited to a sale, assignment, gift, exchange, attachment, garnishment, foreclosure, pledge (or other assignment) as security for any loan or the discretionary or obligatory distribution from a trust; but said term shall not include, and the restrictions on transfer set forth in Paragraph 3 below shall not apply to, any transfer by a Stockholder of all or any part of the Stockholder’s Stock in any transaction in which all or substantially all of the Stock of the Company (i.e., 80% or more) is transferred or exchanged pursuant to any reorganization, merger, consolidation or sale, or pursuant to the purchase of any Stock by the Company (each, a “Business Combination”).
2.
Bancorp Financial proposes to amend Section 2 of the Stockholders Agreement as follows:

ORIGINAL:   “2. Effective Date.   This Agreement shall become effective as of the date of closing of the Offering and shall terminate twenty five (25) years from the date of closing of the Offering.”
PROPOSED AMENDMENT:   2. Effective Date; Termination; Effect of Termination.   This Agreement shall become effective as of the date of closing of the Offering and shall terminate on the earliest of (1) twenty five (25) years from the date of closing of the Offering and (2) the consummation of a Business Combination. Upon the termination of the Agreement pursuant to this Section 2, all rights and obligations of the parties under the Agreement shall cease and be of no further force or effect, and no party shall have any liability or obligation under the Agreement, including with respect to any action taken or not taken prior to such termination.
3.
Bancorp Financial proposes to amend Section 4(a)(iv) of the Stockholders Agreement as follows:

ORIGINAL:   (iv) a Stockholder desires to sell all, or a portion, of his or her Stock pursuant to a bona fide arm’s-length transaction that is not otherwise prohibited by this Agreement, or any other transfer;
PROPOSED AMENDMENT:   (iv) a Stockholder desires to sell all, or a portion, of his or her Stock pursuant to a bona fide arm’s-length transaction that is not otherwise prohibited by this Agreement, or any other transfer; provided, however, that for the avoidance of doubt, this clause (iv) shall not apply to any Business Combination;
The full text of the proposed amendments to the Stockholders Agreement, along with a copy of the Stockholders Agreement, is attached to this prospectus/proxy statement as Annex D, and the description of the amendments set forth above is qualified in its entirety by reference to Annex D.
Rationale
Bancorp Financial is soliciting stockholder approval of the merger agreement, which, if approved and consummated, will result in Bancorp Financial merging with and into Old Second. Under the terms of the merger agreement, the Stockholders Agreement must be terminated as a condition to the closing of the merger.
The proposed amendments to the Stockholders Agreement are intended to facilitate the consummation of the merger by providing that the Stockholders Agreement will automatically terminate upon the closing of the merger. This approach ensures an efficient and enforceable method for satisfying the termination condition in the merger agreement, without requiring a separate action at or after closing. This approach provides certainty to all parties of the merger, supports transaction timing, and avoids potential post-closing disputes or administrative delays.
In addition, the proposed revision to the definition of “Transfer” introduces the defined term “Business Combination” to ensure consistent usage and interpretation throughout the Stockholders Agreement. This change does not alter the substantive scope of permitted transfers under the Stockholders Agreement but improves clarity and alignment with the amended termination provision.
The proposed amendment to Section 4(a)(iv) clarifies that a Business Combination is not subject to the Stockholders Agreement’s right of first refusal. This clarification ensures that the transfer restrictions in the agreement do not apply to the merger and is intended to eliminate any ambiguity regarding compliance with the agreement in connection with the transaction.
Taken together, these amendments are narrowly tailored, transaction-specific, and in the best interests of Bancorp Financial and its stockholders, as they help facilitate the closing of a merger that the Bancorp Financial board of directors has determined to be in the best interests of Bancorp Financial and its stockholders.

Vote Required
Bancorp Financial has consented to the proposed amendments. Approval of this proposal by holders of at least 66 2∕3% of the outstanding common stock of Bancorp Financial will constitute the necessary stockholder consent to effect the amendments under Section 8 of the Stockholders Agreement.
Recommendation of the Board
The Board of Directors of Bancorp Financial unanimously recommends that stockholders vote “FOR” the proposed amendments to the Stockholders Agreement.
Proposal 3 — Adjournment Proposal
The Bancorp Financial special meeting may be adjourned or postponed to another time or place if a quorum is not present or if there are not sufficient votes to approve Proposal 1 (the merger proposal), and Proposal 2 (the stockholders agreement amendment proposal).
Under this proposal, Bancorp Financial stockholders are being asked to approve the adjournment or postponement of the Bancorp Financial special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal and in favor of the stockholders agreement amendment proposal. If approved, the proxy holders designated by the Bancorp Financial board of directors would be authorized to adjourn or postponed the meeting to a later date and time, without the need for further notice (unless required by Delaware law or Bancorp Financial’s bylaws), and to use the additional time to solicit additional proxies, including from stockholders who have previously voted against the merger proposal.
The Bancorp Financial board of directors unanimously recommends that Bancorp Financial stockholders vote “FOR” approval of the Bancorp Financial adjournment proposal.

THE MERGER
This section of the proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information about Old Second into this proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this proxy statement/prospectus.
Terms of the Merger
Each of Old Second’s and Bancorp Financial’s respective board of directors has approved the merger agreement. The merger agreement provides that Bancorp Financial will merge with and into Old Second, with Old Second continuing as the surviving corporation. Immediately following the merger, Evergreen Bank Group will merge with and into Old Second National Bank, with Old Second National Bank as the surviving bank.
In the merger, each outstanding share of Bancorp Financial common stock (except for treasury stock or shares owned by Old Second and Bancorp Financial, in each case, other than shares held on behalf of third parties or as a result of debts previously contracted, and shares held by Bancorp Financial stockholders who properly exercise dissenters’ rights) will be converted into the right to receive 2.5814 shares of Old Second common stock and $15.93 in cash, without interest.
Old Second will not issue any fractional shares of Old Second common stock in the merger. Instead, a Bancorp Financial stockholder who otherwise would have received a fraction of a share of Old Second common stock will receive an amount in cash equal to such fraction multiplied by the average closing price of Old Second common stock as quoted on NASDAQ during the five full trading days ending on and including the fifth trading day prior to the date the merger is consummated.
Holders of Bancorp Financial common stock are being asked to adopt the merger agreement. See the section entitled “The Merger Agreement” beginning on page 62 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
As part of its ongoing consideration and evaluation of its long-term prospects and strategies, Bancorp Financial’s board of directors and senior management regularly review and assess Bancorp Financial’s business strategies and objectives, including strategic opportunities and challenges, and consider various strategic options potentially available, with the goal of enhancing value for Bancorp Financial’s stockholders, and with consideration of the effects of such options on Bancorp Financial’s employees, customers and the communities in which its wholly owned banking subsidiary, Evergreen Bank Group, operates. These strategic discussions have focused on, among other things, the business, competitive and regulatory environment facing financial institutions generally, and Bancorp Financial in particular, as well as conditions and ongoing consolidation in the financial services industry. In addition, Bancorp Financial’s Chief Executive Officer received, from time to time, informal inquiries from representatives of other financial institutions about potential business combinations and Bancorp Financial’s board of directors has been regularly updated regarding these contacts.
Similarly, Old Second’s board of directors and senior management have from time to time engaged in reviews and discussions of long-term strategies and objectives and have considered ways to enhance Old Second’s performance and prospects in light of competitive, regulatory and other relevant developments, all with the goal of increasing long-term value for Old Second’s stockholders. For Old Second, these reviews have included periodic discussions with respect to potential transactions that would further its strategic objectives and the potential benefits and risks of any such transactions.
In addition, given its existing branch footprint in the Chicago MSA, Old Second is very familiar with the greater Chicagoland area, including Bancorp Financial and Evergreen Bank Group, which primarily operate from their office and branch locations in Cook County and DuPage County, Illinois. As a result, in late May 2024, James L. Eccher, Chairman, President and Chief Executive Officer of Old Second, contacted Darin Campbell, Chairman, President and Chief Executive Officer of Bancorp Financial, to set up an introductory meeting to discuss each party’s respective organization. In June 2024, Messrs. Eccher and Campbell met and discussed the current state of the banking industry generally, and also generally discussed each party’s operations.
In July 2024, in connection with the periodic review of its strategic alternatives, Bancorp Financial’s board of directors invited representatives of Keefe, Bruyette & Woods, a Stifel Company (which we refer to as “KBW”) to attend a meeting of the board of directors for discussion of various strategic options. On July 24, 2024, Bancorp Financial’s board of directors held a meeting to discuss the state of the banking industry in general, and bank mergers and acquisitions activity in particular. During this meeting, representatives of KBW reviewed information regarding the state of the banking industry and bank merger and acquisition activity. In addition, Bancorp Financial’s board of directors and the KBW representatives discussed Bancorp Financial’s potentially available strategic options, including remaining independent while continuing to execute its strategic plan, and also discussed the potential advantages and disadvantages of a potential sale of the organization. As part of this discussion, the board of directors and the KBW representatives discussed identifying potential strategic partners, including Old Second, in the event that Bancorp Financial decided to pursue a sale transaction rather than remain independent.
In August 2024, Mr. Campbell, at the direction of Bancorp Financial’s board of directors, met with representatives of KBW to further discuss and develop a plan for contacting selected entities regarding their possible interest in a potential strategic transaction. Further to this discussion, Mr. Campbell followed up with Mr. Eccher to continue to discuss Old Second’s potential interest in a future strategic transaction and determine potential advantages and disadvantages regarding a potential transaction. In accordance with Bancorp Financial’s directives, KBW contacted another Chicago-based financial institution to solicit its potential interest in a strategic transaction with Bancorp Financial. This institution indicated that it was not interested in acquiring an institution with a consumer lending focus, and as a result, no further discussions were pursued with this entity.
In late August and early September 2024, Mr. Campbell engaged in further discussions with Mr. Eccher to discuss each party’s respective operations and strategic objectives. In particular, the parties generally discussed their respective businesses, cultures and operating philosophies, the current state of the banking industry, challenges faced by banks in the general economic and regulatory environment, Bancorp Financial’s general ongoing strategy, and the possibility of entering into a strategic transaction. In connection with these discussions, Mr. Eccher also provided Mr. Campbell with publicly available information regarding Old Second’s operations. As a result of these discussions, Bancorp Financial and Old Second agreed to engage in further discussions regarding a possible transaction.
On October 23, 2024, Mr. Campbell provided the company’s board of directors with an update regarding management’s review of the company’s strategic options, including remaining independent and considering a possible sale transaction. The board of directors indicated that the management team should continue, with the assistance of KBW and Bancorp Financial’s legal counsel, Vedder Price P.C., to analyze and explore various potentially available strategic options, including remaining independent or pursuing a potential sale of the company.
Following this meeting, in early November 2024, Mr. Campbell sent an update to the board of directors in advance of its November 20, 2024 meeting to provide the board with an outline of the potential advantages and disadvantages of pursuing a strategic transaction with Old Second, as well as the advantages and disadvantages of remaining independent. Mr. Campbell also indicated that he planned to meet with Mr. Eccher to further discuss a potential transaction and that he would provide a further update to the board at its November 2024 meeting.
On November 8, 2024, Mr. Campbell and Mr. Eccher met to further discuss the potential benefits of a combination of Bancorp Financial with Old Second. In addition, the parties discussed entering into a Confidentiality Agreement to enable the parties to share additional information and continue discussions. As a result, Vedder Price prepared a draft Confidentiality Agreement which was reviewed by Old Second’s counsel. The parties finalized and entered into the Confidentiality Agreement on November 20, 2024.

In addition, on November 20, 2024, Bancorp Financial’s board of directors met and discussed with the company’s management team the potential benefits of a strategic transaction as well as Old Second’s continued interest in further exploring a potential transaction. In addition, the board and management team discussed the option of remaining independent and continuing to implement its current business plan. Following this discussion, the Bancorp Financial board, after thoroughly considering a number of factors, including those included in the section captioned “Recommendation of the Bancorp Financial Board of Directors and Reasons for the Merger,” and after carefully reviewing and considering the trade-offs of holding a competitive auction versus a negotiated sale, determined it was in the best interests of Bancorp Financial’s stockholders to continue exploring a potential combination with Old Second, and directed management to continue discussions with Old Second to determine whether a transaction could be negotiated that would be in the best interests of the company’s stockholders.
Following the November 20, 2024 board meeting, Bancorp Financial provided certain financial information and other information regarding its operations to Old Second. Old Second reviewed this information and completed an initial financial analysis with the input from its financial advisor, Piper Sandler & Co. (which we refer to as “Piper”). Bancorp Financial also continued to review publicly available information regarding Old Second’s operations and financial performance during this time.
Following its review of the diligence materials provided to it by Bancorp Financial, Old Second submitted a non-binding letter of intent, dated December 10, 2024, regarding its proposed acquisition of Bancorp Financial. Pursuant to the December 10, 2024 letter of intent, Old Second offered to pay $195.0 million to acquire Bancorp Financial, representing approximately 130% of Bancorp Financial’s tangible book value as of September 30, 2024. The proposed purchase price would consist of up to $48.8 million in cash and the remainder in shares of Old Second common stock, based on a fixed exchange ratio to be agreed upon by the parties. Such proposed purchase price would consist of approximately 25% cash and 75% Old Second stock. The letter of intent also noted that Old Second anticipated cashing out any currently outstanding Bancorp Financial options, restricted stock and other forms of equity-based employee compensation, and that Old Second was open to discussing the addition of a Bancorp Financial representative to Old Second’s board of directors.
Bancorp Financial’s management team and board of directors reviewed the December 10, 2024 letter of intent with KBW and Vedder Price. After reviewing the December 10, 2024 letter of intent, Bancorp Financial engaged in discussions and negotiation of the material terms contained in the December 10, 2024 letter of intent with Old Second.
On December 11, 2024, the executive committee of the board of directors of Old Second met to discuss the potential transaction with Bancorp Financial and to review the terms of the December 10, 2024 letter of intent.
Following further negotiations with Bancorp Financial, Old Second submitted a revised non-binding letter of intent on December 13, 2024. On December 16, 2024, Bancorp Financial’s management team met to review and analyze the updated letter of intent. During this meeting, Vedder Price reviewed various legal issues relating to a potential transaction, including regulatory approval requirements.
On December 17, 2024, the full board of directors of Old Second convened to further evaluate the proposed transaction with Bancorp Financial, including the revised terms and the status of ongoing discussions.
Old Second then provided a further updated letter of intent, dated December 17, 2024, that provided for an updated purchase price of approximately $200.0 million, consisting of $50.0 million in cash, or $15.87 per share in cash, and the remainder in shares of Old Second common stock, based on a fixed exchange ratio of 2.5718 shares of Old Second common stock for each share of Bancorp Financial common stock. The updated purchase price represented approximately 133% of Bancorp Financial’s tangible book value, assuming Bancorp Financial common equity of $149.8 million as of November 30, 2024. Based on the closing price of Old Second’s common stock on December 12, 2024 of $18.51 per share, the proposed purchase price would consist of approximately 25% cash and 75% Old Second stock. The above purchase price, including the exchange ratio, was based on Bancorp Financial having 3,151,172 shares of common stock outstanding, and the above figures would be subject to adjustment based on any outstanding options, restricted stock or other equity-based employee compensation, the treatment of which was to be determined, as Old Second indicated that it was willing to cash out or assume such awards. In addition, the December 17, 2024 letter of intent stated that Old Second remained open to adding a Bancorp Financial representative to Old Second’s board of directors.
On December 18, 2024, Bancorp Financial’s board of directors reviewed and considered the December 17, 2024 letter of intent. During this meeting, the board and senior management engaged in an in-depth review of the terms of the updated letter of intent. After reviewing and discussing in detail the updated terms contained in the letter of intent, the board of directors determined that it was in the best interest of the company to execute the December 17, 2024 non-binding letter of intent and continue to negotiate the terms of a definitive agreement with Old Second.
Following execution of the December 17, 2024 letter of intent, each of Bancorp Financial and Old Second continued to engage in its respective due diligence review process. Over the next several weeks, Bancorp Financial provided Old Second’s executive team with additional confidential due diligence materials through a virtual data room. From mid-December 2024 through mid-January 2025, Old Second continued its detailed due diligence review of the financial condition and operations of Bancorp Financial and Evergreen Bank Group, Bancorp Financial’s and Evergreen Bank Group’s material agreements and other information concerning Bancorp Financial and Evergreen Bank Group. In addition, Bancorp Financial continued its due diligence review of Old Second’s operations, including reviewing reports and other materials filed by Old Second with the SEC. The management team of Bancorp Financial also continued to engage in discussions and negotiation with Old Second’s management team regarding the proposed terms of the transaction.
On January 17, 2025, Old Second’s counsel, Nelson Mullins, provided Vedder Price with an initial draft of the definitive merger agreement. Over the course of the following weeks, the parties and their respective legal advisors negotiated the principal terms of the merger agreement. In particular the parties worked through due diligence issues requiring resolution prior to execution of a definitive agreement, discussed the treatment of Bancorp Financial’s equity-based compensation awards and related benefit plans, and negotiated the terms of representations and warranties for both sides, covenants for both sides and termination rights and fees. In addition, each party prepared drafts of disclosure schedules listing certain supplemental information and exceptions to the representations and warranties contained in the merger agreement. While negotiating the definitive merger agreement, the parties and their representatives continued to conduct ongoing, reciprocal comprehensive due diligence regarding the business, operations and markets of the other party.
During this time, Bancorp Financial and Old Second continued to negotiate the terms of the transaction, including the treatment of Bancorp Financial’s outstanding restricted stock units. In particular, the parties agreed that the restricted stock units would be converted into the right to receive the merger consideration rather than being cashed out or assumed by Old Second. In addition, Old Second and Darin Campbell negotiated the terms of Mr. Campbell’s proposed employment agreement with Old Second regarding Mr. Campbell’s post-closing employment with Old Second.
At the January 29, 2025 meeting of Bancorp Financial’s board of directors, Bancorp Financial’s management team provided the board with an update on the proposed terms of the transaction and current status of the negotiation of the transaction. After discussing the proposed terms of the transaction, the board requested that the management team continue to negotiate the terms of the proposed transaction.
Throughout early to mid-February 2025, the parties continued to work through open due diligence issues and negotiated the remaining open terms of the merger agreement and ancillary agreements, such as the voting agreement to be entered into by certain stockholders of Bancorp Financial and the bank merger agreement for the merger of Evergreen Bank Group with and into Old Second National Bank. In addition, based on the updated, final number of outstanding shares of Bancorp Financial common stock, and resolution of the treatment of the restricted stock units, the parties confirmed that the final exchange ratio would be 2.5814 shares of Old Second common stock for each share of Bancorp Financial common stock, and the final cash payment per share of Bancorp Financial common stock would be $15.93. The parties and their respective advisors continued to review and exchange updated drafts of the definitive agreement, ancillary agreements and draft disclosure schedules.

On February 18, 2025, Bancorp Financial’s board of directors met to review (i) a substantially final, negotiated version of the merger agreement and related ancillary agreements, (ii) a fiduciary duty outline prepared by Vedder Price regarding the board’s fiduciary duties in considering and voting on the proposed strategic transaction, (iii) a summary of the material terms of the merger agreement and related ancillary agreements prepared by Vedder Price, (iv) a financial presentation from KBW and (v) a draft board resolution relating to the proposed transaction. Vedder Price discussed the fiduciary obligations of Bancorp Financial’s directors in considering a sale or merger of the company and answered director questions on the topic. Vedder Price also provided a comprehensive review of the proposed merger agreement. Various provisions of the merger agreement were discussed and director questions regarding the merger agreement were asked and answered. KBW reviewed the financial aspects of the proposed merger, including financial analyses performed by KBW, and rendered to the Bancorp Financial board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Bancorp Financial common stock.
The Bancorp Financial board of directors then engaged in a detailed and extensive discussion of the merger agreement and KBW’s financial analyses. The Bancorp Financial board of directors considered the valuation of Bancorp Financial as a stand-alone entity and discussed the attributes of Old Second’s common stock, including its recent market performance, its dividend payout ratio, its trading volume and its relative valuation compared to its peers. The board of directors also discussed Old Second’s commitment to community banking and its desire and commitment to build on Evergreen Bank Group’s powersports lending program. The board also discussed Old Second’s business culture and philosophy. Following extensive discussion and questions and answers, including consideration of the factors described under “Recommendation of the Bancorp Financial Board of Directors and Reasons for the Merger,” Bancorp Financial’s board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, were in the best interests of Bancorp Financial and its stockholders and authorized Bancorp Financial’s management to execute and deliver the merger agreement. Following the Bancorp Financial board of directors meeting, Bancorp Financial informed Old Second that the Bancorp Financial board had approved the merger agreement and the proposed transaction.
On February 19, 2025, Old Second’s board of directors held a meeting to discuss the proposed transaction and to review the final terms of the merger agreement. Mr. Eccher provided an overview of the process that led to the transaction. Representatives of Nelson Mullins reviewed in detail the terms of the agreement. Management also reported to the board the results of Old Second’s due diligence investigation of Bancorp Financial. Further, representatives of Piper reviewed with the board of directors its analysis of the financial terms contained in the merger agreement. The board discussed the advantages and rationales for proceeding with the transaction and determined that it was in the best interests of Old Second’s stockholders to proceed with the transaction on the terms provided in the merger agreement. Based on this and its previous discussions, the Old Second board of directors unanimously approved proceeding with finalizing the negotiation of the merger agreement. Representatives of Old Second reported the board’s actions to Bancorp Financial’s representatives following the meeting.
Following the Old Second board meeting, the parties’ representatives made certain non-material changes to, and finalized, the merger agreement, ancillary agreements and disclosure schedules. On February 24, 2025, Old Second’s board of directors held a special meeting. At this meeting, representatives of Piper reviewed with the board of directors its analysis of the financial terms contained in the merger agreement and thereafter, the board unanimously approved the merger agreement and the issuance of shares as a part of the merger consideration as contemplated in the merger agreement. On the afternoon of February 24, 2025, Bancorp Financial and Old Second executed the merger agreement and issued a joint press release on February 25, 2025 announcing the transaction.
Recommendation of the Bancorp Financial Board of Directors and Reasons for the Merger
Bancorp Financial’s board of directors believes that the merger is advisable to and in the best interests of its stockholders. Accordingly, Bancorp Financial’s board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, and recommends that Bancorp Financial’s stockholders vote “FOR” approval of the merger agreement.

In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, Bancorp Financial’s board of directors consulted with Bancorp Financial’s outside legal counsel and Bancorp Financial’s financial advisor regarding the merger and considered a variety of factors, including the following:
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the Bancorp Financial board of directors’ familiarity with and review of Bancorp Financial’s business, financial condition, results of operations and prospects, including, but not limited to, its business plan and its potential for continued growth, development and profitability, including the strength and value of its powersports lending business;

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the current and prospective environment in which Bancorp Financial operates, including national and local economic conditions, the competitive environment for financial institutions generally, the increased regulatory burden on financial institutions generally, and the trend toward consolidation in the financial services industry;

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the Bancorp Financial board of directors’ belief that Bancorp Financial needs to continue to grow to be in a position to deliver a competitive return to its stockholders;

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the Bancorp Financial board of directors’ review, with the assistance of Bancorp Financial’s legal and financial advisors, of potentially available strategic alternatives to the merger, including remaining independent and potential alternative acquisition opportunities that might be available to Bancorp Financial;

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the likelihood that acquisition opportunities for Bancorp Financial as a buyer are limited since Bancorp Financial, as a privately-held company, would most likely need to use cash, instead of its stock, in acquisitions;

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the Bancorp Financial board of directors’ review, based in part on Bancorp Financial’s due diligence performed in connection with the transaction, of Old Second’s business, financial condition, results of operations and management; the recent performance of Old Second’s common stock on both a historical and prospective basis; the strategic fit between the parties; the potential synergies expected from the merger; and the business risks associated with the merger;

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the expectation that the historical liquidity of Old Second’s common stock will offer Bancorp Financial stockholders the opportunity to participate in the growth and opportunities of Old Second by retaining their Old Second common stock following the merger, or to exit their investment, should they prefer to do so;

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the expected pro forma financial impact of the transaction, factoring anticipated cost savings and other factors, on both Bancorp Financial’s stockholders and Old Second’s stockholders;

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the prospects for continuation of Old Second’s regular quarterly dividend rate, which is currently $0.06 per share of common stock;

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the similarity between Bancorp Financial’s and Old Second’s management philosophies, approaches and commitments to the communities, customers and stockholders they each serve and their respective employees;

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the impact of the merger on customers, depositors and communities served by Bancorp Financial and the expectation that the combined entity will provide enhanced services and opportunities for Bancorp Financial’s employees, customers, key partnerships, and its communities;

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the Bancorp Financial board of directors’ review with Bancorp Financial’s legal advisors of the provisions of the merger agreement, including the flexibility of the Bancorp Financial board of directors to consider unsolicited proposals from other institutions after the execution of the merger agreement, and the $8.5 million termination fee in favor of Old Second in the event the merger agreement is terminated under certain specified circumstances;

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the financial presentation, dated February 18, 2025, provided by Bancorp Financial’s financial advisor, KBW, to the Bancorp Financial board of directors and the opinion, dated February 18, 2025, of KBW to the Bancorp Financial board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Bancorp Financial common stock of the merger consideration in the merger, as more fully described under the section titled “Opinion of Bancorp Financial’s Financial Advisor”; and
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the effects of the merger on Bancorp Financial’s employees, including the prospects for continued employment and the benefits agreed to be provided by Bancorp Financial, Evergreen Bank Group and/or Old Second.

The Bancorp Financial board of directors also considered potential risks relating to the merger, including but not limited to the following:
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the need to obtain regulatory approvals to complete the merger;

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the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on Bancorp Financial’s business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

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the merger agreement provisions generally requiring Bancorp Financial to conduct its business in the ordinary course and the other restrictions on the conduct of Bancorp Financial’s business prior to completion of the merger, which may delay or prevent Bancorp Financial from undertaking business opportunities that may arise pending completion of the merger;

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that Old Second could experience a decrease in profitability or regulatory pressure that would force it to reduce its dividends from historical levels;

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that the expected benefits and synergies sought in the merger, including cost savings and Old Second’s ability to successfully market its financial products and services to Bancorp Financial’s customers, may not be realized or may not be realized within the expected time period;

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the challenges of integrating the businesses, operations and employees of Bancorp Financial and Old Second;

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certain provisions of the merger agreement that prohibit Bancorp Financial from soliciting, and limit its ability to respond to, proposals for alternative transactions;

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that Bancorp Financial’s obligation to pay to Old Second a termination fee of $8,500,000 if Bancorp Financial recommends or accepts an alternative acquisition proposal may deter others from proposing an alternative transaction that may be more advantageous to Bancorp Financial’s stockholders;

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the possible effects on Bancorp Financial should the parties fail to complete the merger, including the possible effects on Bancorp Financial’s common stock and the associated business and opportunity costs;

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that Bancorp Financial’s directors and executive officers have interests in the merger that are different from or in addition to those of its stockholders generally, as described in the section below entitled “Interests of Bancorp Financial Directors and Executive Officers in the Merger”; and

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the other risks described in the section entitled “Risk Factors” beginning on page 19 and the risks of investing in Old Second’s common stock identified in the Risk Factors sections of Old Second’s periodic reports filed with the SEC and incorporated by reference herein.

This discussion of the information and factors considered by Bancorp Financial’s board of directors in reaching its conclusions and recommendation includes the principal factors considered by the board of directors, but is not intended to be exhaustive and may not include all of the factors considered by Bancorp Financial’s board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the Bancorp Financial board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to adopt and approve the merger and the other transactions contemplated by the merger agreement. Rather, the Bancorp Financial board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Bancorp Financial board of directors may have assigned different weights to different factors. The explanation of Bancorp Financial’s reasons for the merger includes statements that are forward-looking in nature and, therefore, should be read in light of the factors discussed above under “Cautionary Statement Regarding Forward-Looking Statements.”
The board of directors of Bancorp Financial unanimously recommends that Bancorp Financial stockholders vote “FOR” approval of the merger proposal, “FOR” approval of the stockholders agreement amendment proposal, and “FOR” approval of the adjournment proposal. Bancorp Financial stockholders should be aware that Bancorp Financial’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other Bancorp Financial stockholders. The Bancorp Financial board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the merger proposal be approved by the stockholders of Bancorp Financial. See “The Merger — Interests of Bancorp Financial Directors and Executive Officers in the Merger.”
Opinion of Bancorp Financial’s Financial Advisor
Bancorp Financial engaged KBW to render financial advisory and investment banking services to Bancorp Financial, including an opinion to the Bancorp Financial board of directors as to the fairness, from a financial point of view, to the common stockholders of Bancorp Financial of the merger consideration in the proposed merger. Bancorp Financial selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.
As part of its engagement, representatives of KBW attended the meeting of the Bancorp Financial board of directors held on February 18, 2025, at which the Bancorp Financial board of directors evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the Bancorp Financial board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the merger consideration (defined in KBW’s opinion as the per share cash consideration of $15.93 and the per share stock consideration of 2.5814 shares of Old Second common stock, taken together) in the proposed merger was fair, from a financial point of view, to the holders of Bancorp Financial common stock. The Bancorp Financial board of directors approved the merger agreement at this meeting.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.
KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Bancorp Financial board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration in the merger to the holders of Bancorp Financial common stock. It did not address the underlying business decision of Bancorp Financial to engage in the merger or enter into the merger agreement or constitute a recommendation to the Bancorp Financial board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Bancorp Financial common stock or any stockholder of any other entity as to how to vote or act in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such stockholder should enter into a voting, support, investor, stockholders’, or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such stockholder.
KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Bancorp Financial and Old Second and bearing upon the merger, including, among other things:

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a draft of the merger agreement dated February 17, 2025 (the most recent draft then made available to KBW);

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the audited financial statements for the three fiscal years ended December 31, 2023 of Bancorp Financial;

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the unaudited financial statements for the fiscal quarters ended March 31, 2024, June 30, 2024 and September 30, 2024 of Bancorp Financial;

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certain preliminary and unaudited financial information for the fiscal year and fiscal quarter ended December 31, 2024 of Bancorp Financial (provided by Bancorp Financial);

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the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2023 of Old Second;

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the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024, June 30, 2024 and September 30, 2024 of Old Second;

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certain unaudited financial results for the fiscal quarter ended December 31, 2024 of Old Second (contained in the Current Report on Form 8-K furnished by Old Second on January 22, 2025);

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certain regulatory filings of Bancorp Financial and Old Second and their respective subsidiaries, including the quarterly reports on Form FRY-9C and call reports filed with respect to each quarter during the three year period ended December 31, 2024;

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certain other interim reports and other communications of Bancorp Financial and Old Second provided to their respective stockholders; and

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other financial information concerning the businesses and operations of Bancorp Financial and Old Second furnished to KBW by Bancorp Financial and Old Second or which KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:
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the historical and current financial position and results of operations of Bancorp Financial and Old Second;

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the assets and liabilities of Bancorp Financial and Old Second;

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the nature and terms of certain other merger transactions and business combinations in the banking industry;

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a comparison of certain financial information for Bancorp Financial and certain financial and stock market information for Old Second with similar information for certain other companies, the securities of which are publicly traded;

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financial and operating forecasts and projections of Bancorp Financial that were prepared by Bancorp Financial management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the Bancorp Financial board of directors; and

•
publicly available consensus “street estimates” of Old Second, as well as assumed Old Second long-term growth rates that were provided to KBW by Old Second management, all of which information was discussed with KBW by such management and used and relied upon by KBW based on such discussions, at the direction of Bancorp Financial management and with the consent of the Bancorp Financial board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held with the managements of Bancorp Financial and Old Second, respectively, regarding the past and current business operations, regulatory relations, financial condition and future prospects of Bancorp Financial and Old Second and such other matters as KBW deemed relevant to its inquiry.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Bancorp Financial as to the reasonableness and achievability of the financial and operating forecasts and projections of Bancorp Financial referred to above (and the assumptions and bases therefor), and KBW assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of Bancorp Financial, upon Old Second management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Old Second and the assumed Old Second long-term growth rates, all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the Old Second consensus “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of Old Second management and that the forecasts and projections reflected in such information would be realized in the amounts and in the time periods estimated.
It is understood that the portion of the foregoing financial information of Bancorp Financial and Old Second that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Old Second referred to above, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, as of the date of the opinion, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, prolonged higher interest rates, the COVID-19 pandemic and, in the case of the banking industry, recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the managements of Bancorp Financial and Old Second and with the consent of the Bancorp Financial board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Bancorp Financial or Old Second since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for credit losses and KBW assumed, without independent verification and with Bancorp Financial’s consent, that the aggregate allowances for credit losses for each of Bancorp Financial and Old Second are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Bancorp Financial or Old Second, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Bancorp Financial or Old Second under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. KBW made note of the classification by Bancorp Financial and Old Second of their respective loans and owned securities as either held to maturity or held for investment, on the one hand, or available or held for sale, on the other hand, and also reviewed reported fair value marks-to-market and other reported valuation information, if any, relating to such loans or owned securities contained in the parties’ respective financial statements, but KBW expressed no view as to any such matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.

KBW assumed, in all respects material to its analyses:
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that the merger and any related transactions (including, without limitation, the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed by KBW and referred to above), with no adjustments to the merger consideration and no other consideration or payments in respect of Bancorp Financial common stock;

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that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

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that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

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that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions and that all conditions to the completion of the merger and any related transactions would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

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that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Bancorp Financial, Old Second or the pro forma entity.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Bancorp Financial that Bancorp Financial relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Bancorp Financial, Old Second, the merger and any related transactions, and the merger agreement. KBW did not provide advice with respect to any such matters.
KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the merger consideration to the holders of Bancorp Financial common stock without regard to any agreements with or among specific holders or the individual circumstances of specific holders with respect to control, voting or other rights or aspects which might distinguish such holders. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transactions (including the bank merger), including without limitation, the form or structure of the merger or any such related transactions (including the form or structure of the merger consideration or the allocation thereof between cash and stock), any consequences of the merger or any such related transactions to Bancorp Financial, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through the date of such opinion. There is currently significant volatility in the stock and other financial markets arising from, as of the date of the opinion, global tensions and political unrest, economic uncertainty, inflation, prolonged higher interest rates, the COVID-19 pandemic and, in the case of the banking industry, recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion, including recently announced actual or threatened imposition of tariff increases, may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:
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the underlying business decision of Bancorp Financial to engage in the merger or any related transactions or enter into the merger agreement;

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the relative merits of the merger or any related transactions as compared to any strategic alternatives that are, have been or may be available to or contemplated by Bancorp Financial or the Bancorp Financial board of directors;

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the fairness of the amount or nature of any compensation to any of Bancorp Financial’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Bancorp Financial common stock;

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the effect of the merger or any related transactions on, or the fairness of the consideration to be received by, holders of any class of securities of Bancorp Financial (other than holders of Bancorp Financial common stock solely with respect to the merger consideration (as described in KBW’s opinion)) or holders of any class of securities of Old Second or any other party to any transaction contemplated by the merger agreement;

•
whether Old Second has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate cash consideration to the holders of Bancorp Financial common stock at the closing of the merger; the actual value of Old Second common stock to be issued in the merger;

•
the prices, trading range or volume at which Old Second common stock would trade following the public announcement of the merger or the consummation of the merger;

•
any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•
any legal, regulatory, accounting, tax or similar matters relating to Bancorp Financial, Old Second, their respective stockholders, or relating to or arising out of or as a consequence of the merger or any related transactions (including the bank merger), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Bancorp Financial and Old Second. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, KBW’s opinion was among several factors taken into consideration by the Bancorp Financial board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Bancorp Financial board of directors with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between Bancorp Financial and Old Second and the decision of Bancorp Financial to enter into the merger agreement was solely that of the Bancorp Financial board of directors.
The following is a summary of the material financial analyses presented by KBW to the Bancorp Financial board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Bancorp Financial board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
For purposes of the financial analyses described below, KBW utilized an indicative transaction value for the merger of $64.46 per outstanding share of Bancorp Financial common stock, or approximately

$202.3 million in the aggregate, based on the per share cash consideration of $15.93 and the implied value of the per share stock consideration derived by multiplying the exchange ratio of 2.5814x by the Old Second closing price of $18.80 on February 14, 2025. In addition to the financial analyses described below, KBW reviewed with the Bancorp Financial board of directors for informational purposes, among other things, the implied transaction multiples for the proposed merger (based on the indicative transaction value for the merger of $64.46 per outstanding share of Bancorp Financial common stock) of 19.7x Bancorp Financial’s annualized earnings per share (“EPS”) for the three-month period ended December 31, 2024, 16.0x Bancorp Financial’s estimated calendar year 2025 EPS and 10.9x Bancorp Financial’s estimated calendar year 2026 EPS, using historical financial information and financial and operating forecasts and projections of Bancorp Financial provided by Bancorp Financial management.
Bancorp Financial Selected Companies Analysis #1 — Selected Regional Banks.   Using publicly available information, KBW compared the financial performance and financial condition of Bancorp Financial to 16 selected major exchange-traded banks headquartered in the Midwest region of the U.S. (defined as Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin) with total assets between $1.0 billion and $3.0 billion. KBW also reviewed the market performance of the selected companies.
The selected companies were as follows (shown by column in descending order of total assets):
ChoiceOne Financial Services, Inc.	Hawthorn Bancshares, Inc.
First Savings Financial Group, Inc.	Citizens Community Bancorp, Inc.
LCNB Corp.	Landmark Bancorp, Inc.
Waterstone Financial, Inc.	Richmond Mutual Bancorporation, Inc.
Ames National Corporation	Ohio Valley Banc Corp.
CF Bankshares Inc.	BankFinancial Corporation
Finward Bancorp	SB Financial Group, Inc.
Middlefield Banc Corp.	First Capital, Inc.
To perform this analysis, KBW used profitability and other financial information for the most recent completed fiscal quarter (“MRQ”) or latest 12 months (“LTM”) available or as of the end of such periods and market price information as of February 14, 2025. In addition, KBW used EPS estimates of the selected companies taken from consensus “street estimates” for the selected companies to the extent publicly available (consensus “street estimates” for 2025 were not publicly available for eight of the selected companies and consensus “street estimates” for 2026 were not publicly available for nine of the selected companies). Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios (subsidiary bank level data necessary to calculate Common Equity Tier 1 (“CET1”) Ratio and Total Capital Ratio was also unreported for two of the selected companies). Certain financial data presented in the tables below may not correspond to the data presented in Bancorp Financial’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of Bancorp Financial and the selected companies:
		Selected Companies
	Bancorp Financial, Inc.	75th Percentile	Average	Median	25th Percentile
MRQ Core Return on Average Assets(1)	0.61%	1.07%	0.79%	0.90%	0.69%
MRQ Core Return on Average Tangible Common Equity(1)	5.9%	13.7%	10.2%	11.4%	8.0%
MRQ Cost of Deposits	4.23%	1.72%	2.19%	1.92%	2.58%
MRQ Net Interest Margin	3.93%	3.45%	3.07%	3.15%	2.74%
MRQ Fee Income / Revenue Ratio(2)	6.8%	23.9%	20.7%	17.8%	15.1%
MRQ Efficiency Ratio	60.3%	62.1%	69.3%	70.0%	72.7%

(1)
Core net income after taxes and before extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items as defined by S&P Capital IQ Pro

(2)
Excluded gain/loss on sale of securities

KBW’s analysis showed the following concerning the financial condition of Bancorp Financial and, to the extent publicly available, the selected companies:
		Selected Companies
	Bancorp Financial, Inc.	75th Percentile	Average	Median	25th Percentile
Tangible Common Equity / Tangible Assets	10.3%	9.2%	8.6%	8.1%	7.4%
CET1 Ratio	12.4%	13.3%	12.7%	12.0%	10.8%
Total Capital Ratio	13.7%	14.8%	14.8%	14.4%	13.4%
Loans / Deposits	97.0%	100.3%	89.5%	91.2%	77.8%
Loan Loss Reserves / Loans	1.72%	1.44%	1.19%	1.17%	1.00%
Nonperforming Assets / Loans + OREO(1)	0.34%	0.31%	0.60%	0.47%	0.81%
Net Charge-offs / Average Loans	1.26%	0.02%	0.23%	0.05%	0.14%

(1)
Nonperforming assets included nonaccrual loans, restructured loans and OREO

In addition, KBW’s analysis showed the following concerning the market performance of the selected companies to the extent publicly available (excluding the impact of the MRQ annualized EPS multiple and LTM dividend payout ratio of one of the selected companies, which multiple was considered not meaningful because it was negative and which ratio was considered not meaningful because it was greater than 100%):
	Selected Companies
	75th Percentile	Average	Median	25th Percentile
One-Year Stock Price Change	35.2%	24.7%	21.1%	10.5%
One-Year Total Return	39.1%	29.1%	25.7%	14.4%
Year-To-Date Stock Price Change	8.7%	3.3%	3.1%	(4.0)%
Stock Price / Tangible Book Value per Share	1.42x	1.17x	1.07x	1.01x
Stock Price / MRQ Annualized EPS	13.1x	11.4x	11.3x	9.7x
Stock Price / 2025 Estimated EPS	15.1x	13.6x	11.9x	9.6x
Stock Price / 2026 Estimated EPS	13.2x	10.9x	9.9x	8.6x
Dividend Yield	3.6%	3.1%	3.1%	2.4%
LTM Dividend Payout	45.8%	35.4%	33.3%	27.6%
No company used as a comparison in the above selected companies analysis is identical to Bancorp Financial. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Bancorp Financial Selected Companies Analysis #2 — Selected U.S. Banks.   Using publicly available information, KBW compared the financial performance and financial condition of Bancorp Financial to 18 selected major exchange-traded banks headquartered in the U.S. with total assets between $1.0 billion and $2.0 billion and Core LTM ROAA below 0.75%. KBW also reviewed the market performance of the selected companies.

The selected companies were as follows (shown by column in descending order of total assets):
First Community Corporation	First Financial Northwest, Inc.
National Bankshares, Inc.	AmeriServ Financial, Inc.
Provident Bancorp, Inc.	ECB Bancorp, Inc.
Union Bankshares, Inc.	FB Bancorp, Inc.
Riverview Bancorp, Inc.	Broadway Financial Corporation
Richmond Mutual Bancorporation, Inc.	BayFirst Financial Corp.
Pathfinder Bancorp, Inc.	Provident Financial Holdings, Inc.
Old Point Financial Corporation	Summit State Bank
BankFinancial Corporation	SR Bancorp, Inc.
To perform this analysis, KBW used profitability and other financial information for the latest 12 months available or as of the end of such period and market price information as of February 14, 2025. In addition, KBW used EPS estimates of the selected companies taken from consensus “street estimates” for the selected companies to the extent publicly available (consensus “street estimates” for 2025 were not publicly available for 11 of the selected companies and consensus “street estimates” for 2026 were not publicly available for 12 of the selected companies). Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios (subsidiary bank level data necessary to calculate CET1 Ratio and Total Capital Ratio was also unreported for three of the selected companies). Certain financial data presented in the tables below may not correspond to the data presented in Bancorp Financial’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of Bancorp Financial and the selected companies:
		Selected Companies
	Bancorp Financial, Inc.	75th Percentile	Average	Median	25th Percentile
LTM Core Return on Average Assets(1)	0.33%	0.58%	0.37%	0.30%	0.20%
LTM Core Return on Average Tangible Common Equity(1)	3.3%	8.4%	5.0%	3.2%	1.8%
LTM Cost of Deposits	4.33%	1.92%	3.01%	2.71%	3.55%
LTM Net Interest Margin	3.63%	3.34%	2.91%	2.79%	2.57%
LTM Fee Income / Revenue Ratio(2)	7.2%	21.7%	17.9%	12.4%	9.5%
LTM Efficiency Ratio	68.7%	74.3%	80.3%	78.6%	84.9%

(1)
Core net income after taxes and before extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items as defined by S&P Capital IQ Pro

(2)
Excluded gain/loss on sale of securities

KBW’s analysis showed the following concerning the financial condition of Bancorp Financial and, to the extent publicly available, the selected companies:
		Selected Companies
	Bancorp Financial, Inc.	75th Percentile	Average	Median	25th Percentile
Tangible Common Equity / Tangible Assets	10.3%	11.1%	9.4%	8.6%	7.8%
CET1 Ratio	12.4%	15.5%	14.0%	13.0%	11.2%
Total Capital Ratio	13.7%	16.6%	15.7%	15.7%	13.3%

		Selected Companies
	Bancorp Financial, Inc.	75th Percentile	Average	Median	25th Percentile
Loans / Deposits	97.0%	101.9%	92.8%	93.6%	77.4%
Loan Loss Reserves / Loans	1.72%	1.43%	1.13%	1.11%	0.79%
Nonperforming Assets / Loans + OREO(1)	0.34%	0.07%	0.65%	0.17%	1.20%
Net Charge-offs / Average Loans	0.97%	0.00%	0.27%	0.06%	0.20%

(1)
Nonperforming assets included nonaccrual loans, restructured loans and OREO

In addition, KBW’s analysis showed the following concerning the market performance of the selected companies to the extent publicly available (excluding the impact of the LTM EPS multiples of seven of the selected companies and the impact of the estimated 2025 and 2026 EPS multiples for one of the selected companies, which multiples were considered not meaningful because they were greater than 30.0x or negative, and excluding the impact of the LTM dividend payout ratios of four of the selected companies, which ratios were considered not meaningful because they were greater than 100% or negative):
	Selected Companies
	75th Percentile	Average	Median	25th Percentile
One-Year Stock Price Change	33.0%	20.0%	23.8%	7.6%
One-Year Total Return	37.6%	23.0%	23.8%	10.0%
Year-To-Date Stock Price Change	12.5%	4.1%	(0.9)%	(2.7)%
Stock Price / Tangible Book Value per Share	1.26x	1.05x	0.96x	0.75x
Stock Price / LTM EPS	25.9x	19.1x	17.2x	15.1x
Stock Price / 2025 Estimated EPS	18.6x	16.7x	15.8x	12.6x
Stock Price / 2026 Estimated EPS	13.6x	11.7x	10.5x	10.4x
Dividend Yield	3.4%	2.1%	2.0%	0.0%
LTM Dividend Payout	59.9%	28.3%	21.0%	0.0%
No company used as a comparison in the above selected companies analysis is identical to Bancorp Financial. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Old Second Selected Companies Analysis.   Using publicly available information, KBW compared the financial performance, financial condition and market performance of Old Second to 26 selected major exchange-traded banks headquartered in the Midwest region of the U.S. with total assets between $5.0 billion and $10.0 billion. Pathward Financial, Inc., which has a specialty business model, was excluded from the selected companies.
The selected companies were as follows (shown by column in descending order of total assets):
Park National Corporation	German American Bancorp, Inc.
Capitol Federal Financial, Inc.	MidWestOne Financial Group, Inc.
Byline Bancorp, Inc.	Community Trust Bancorp, Inc.
Peoples Bancorp Inc.	Mercantile Bank Corporation
QCR Holdings, Inc.	Great Southern Bancorp, Inc.
1st Source Corporation	First Internet Bancorp
Stock Yards Bancorp, Inc.	First Financial Corporation
Nicolet Bankshares, Inc.	Independent Bank Corporation

Horizon Bancorp, Inc.	Equity Bancshares, Inc.
Midland States Bancorp, Inc.	Alerus Financial Corporation
First Mid Bancshares, Inc.	Farmers National Banc Corp.
Republic Bancorp, Inc.	Bridgewater Bancshares, Inc.
Lakeland Financial Corporation	HBT Financial, Inc.
To perform this analysis, KBW used profitability and other financial information for the most recent completed fiscal quarter or latest 12 months available or as of the end of such periods and market price information as of February 14, 2025. In addition, KBW used EPS estimates of Old Second and the selected companies taken from consensus “street estimates” to the extent publicly available (consensus “street estimates” for 2026 were not publicly available for one of the selected companies). Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios (subsidiary bank level data necessary to calculate CET1 Ratio and Total Capital Ratio was also unreported for two of the selected companies). Certain financial data presented in the tables below may not correspond to the data presented in Old Second’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of Old Second and the selected companies:
		Selected Companies
	Old Second	75th Percentile	Average	Median	25th Percentile
MRQ Core Return on Average Assets(1)	1.47%	1.44%	1.08%	1.31%	1.11%
MRQ Core Return on Average Tangible Common Equity(1)	14.9%	16.9%	12.0%	14.6%	11.4%
MRQ Cost of Deposits	0.89%	1.94%	2.22%	2.10%	2.41%
MRQ Net Interest Margin	4.71%	3.89%	3.44%	3.46%	3.23%
MRQ Fee Income / Revenue Ratio(2)	15.9%	25.7%	21.9%	21.7%	16.4%
MRQ Efficiency Ratio	54.5%	53.1%	57.8%	58.5%	62.1%

(1)
Core net income after taxes and before extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items as defined by S&P Capital IQ Pro

(2)
Excluded gain/loss on sale of securities

KBW’s analysis showed the following concerning the financial condition of Old Second and, to the extent publicly available, the selected companies:
		Selected Companies
	Old Second	75th Percentile	Average	Median	25th Percentile
Tangible Common Equity / Tangible Assets	10.0%	9.9%	8.9%	8.8%	7.8%
CET1 Ratio	12.8%	13.2%	11.9%	11.5%	10.7%
Total Capital Ratio	15.5%	16.1%	14.8%	14.2%	13.7%
Loans / Deposits	83.5%	94.4%	90.2%	89.0%	83.5%
Loan Loss Reserves / Loans	1.10%	1.37%	1.27%	1.24%	1.10%
Nonperforming Assets / Loans + OREO(1)	0.89%	0.17%	0.43%	0.34%	0.45%
Net Charge-offs / Average Loans	0.49%	0.04%	0.43%	0.09%	0.19%

(1)
Nonperforming assets included nonaccrual loans, restructured loans and OREO

In addition, KBW’s analysis showed the following concerning the market performance of Old Second and, to the extent publicly available, the selected companies (excluding the impact of the LTM dividend payout ratios of two of the selected companies, which ratios were considered not meaningful because they were negative):
		Selected Companies
	Old Second	75th Percentile	Average	Median	25th Percentile
One-Year Stock Price Change	40.0%	38.9%	26.7%	30.8%	17.0%
One-Year Total Return	41.9%	44.0%	30.7%	35.4%	21.5%
Year-To-Date Stock Price Change	5.7%	9.9%	3.4%	3.8%	0.1%
Stock Price / Tangible Book Value per Share	1.52x	1.72x	1.63x	1.47x	1.38x
Stock Price / 2025 Estimated EPS	10.2x	12.0x	11.8x	11.2x	10.1x
Stock Price / 2026 Estimated EPS	10.2x	11.3x	11.0x	10.4x	9.2x
Dividend Yield	1.3%	3.6%	2.8%	2.9%	1.8%
LTM Dividend Payout	12.8%	49.0%	37.3%	33.8%	23.9%
No company used as a comparison in the above selected companies analysis is identical to Old Second. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Selected Transactions Analysis #1.   KBW reviewed publicly available information related to 16 selected U.S. whole bank acquisitions announced since January 1, 2023 with a reported deal value between $100 million and $250 million.
The selected transactions were as follows:
Acquiror	Acquired Company
Cadence Bank	FCB Financial Corp.
Glacier Bancorp, Inc.	Bank of Idaho Holding Company
CNB Financial Corporation	ESSA Bancorp, Inc.
Mid Penn Bancorp, Inc.	William Penn Bancorporation
TowneBank	Village Bank and Trust Financial Corp.
NBT Bancorp Inc.	Evans Bancorp, Inc.
ChoiceOne Financial Services, Inc.	Fentura Financial, Inc.
CBC Bancorp	Bay Community Bancorp
Alerus Financial Corporation	HMN Financial, Inc.
Southern California Bancorp	California BanCorp
Global Federal Credit Union	First Financial Northwest Bank
Orrstown Financial Services, Inc.	Codorus Valley Bancorp, Inc.
Central Valley Community Bancorp	Community West Bancshares
Peoples Financial Services Corp.	FNCB Bancorp, Inc.
LINKBANCORP, Inc.	Partners Bancorp
United Community Banks, Inc.	First Miami Bancorp, Inc.
For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data to the extent publicly available based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction:
•
Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•
Pay to Trade ratio (calculated as the price to tangible book value multiple paid in the respective transaction divided by the acquiror’s standalone closing stock price to tangible book value multiple) in the 14 selected transactions in which all or a portion of the transaction consideration was in the form of publicly traded common stock of the acquiror;

•
Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium; and

•
Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM earnings).

The resulting transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value as of February 14, 2025 for the merger of $64.46 per outstanding share of Bancorp Financial common stock, or approximately $202 million in the aggregate, and using historical financial information for Bancorp Financial as of, or for the 12-month period ended, December 31, 2024.
The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiple of one of the selected transactions, which multiple was considered not meaningful because it was equal to 0.0x):
		Selected Transactions
	Old Second / Bancorp Financial	75th Percentile	Average	Median	25th Percentile
Price / Tangible Book Value	1.35x	1.58x	1.34x	1.29x	1.06x
Pay / Trade	88.9%	97.0%	88.8%	87.2%	81.3%
Core Deposit Premium	6.7%	9.1%	4.6%	3.3%	0.7%
Price / LTM EPS	35.7x	17.7x	15.7x	12.2x	10.1x
No company or transaction used as a comparison in the above selected transaction analysis is identical to Bancorp Financial or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Selected Transactions Analysis #2.   KBW reviewed publicly available information related to seven selected U.S. whole bank acquisitions announced since January 1, 2022 with a reported deal value between $150 million and $300 million and an acquired company with an LTM ROAA below 0.75%.
The selected transactions were as follows:
Acquiror	Acquired Company
EverBank Financial Corp	Sterling Bank and Trust, FSB
ConnectOne Bancorp, Inc.	The First of Long Island Corporation
ChoiceOne Financial Services, Inc.	Fentura Financial, Inc.
Global Federal Credit Union	First Financial Northwest Bank
First Bank	Malvern Bancorp, Inc.
Byline Bancorp, Inc.	Inland Bancorp, Inc.
Southern Missouri Bancorp, Inc.	Citizens Bancshares Co.
For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data to the extent publicly available based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction:
Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

Pay to Trade ratio (calculated as the price to tangible book value multiple paid in the respective transaction divided by the acquiror’s standalone closing stock price to tangible book value multiple) in the five selected transactions in which all or a portion of the transaction consideration was in the form of publicly traded common stock of the acquiror;
Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium; and
Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM earnings).
The resulting transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value as of February 14, 2025 for the merger of $64.46 per outstanding share of Bancorp Financial common stock, or approximately $202 million in the aggregate, and using historical financial information for Bancorp Financial as of, or for the 12-month period ended, December 31, 2024.
The results of the analysis are set forth in the following table:
		Selected Transactions
	Old Second / Bancorp Financial	75th Percentile	Average	Median	25th Percentile
Price / Tangible Book Value	1.35x	1.45x	1.20x	1.23x	0.92x
Pay / Trade	88.9%	89.8%	86.0%	86.9%	83.2%
Core Deposit Premium	6.7%	5.4%	2.7%	3.3%	(1.3)%
Price / LTM EPS	35.7x	26.8x	22.3x	22.2x	17.9x
No company or transaction used as a comparison in the above selected transaction analysis is identical to Bancorp Financial or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Relative Contribution Analysis.   KBW analyzed the relative standalone contribution of Old Second and Bancorp Financial to various pro forma balance sheet and income statement items of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) historical financial information for Bancorp Financial and Old Second as of, or for the three-month and 12-month periods ended, December 31, 2024, (ii) financial and operating forecasts and projections of Bancorp Financial provided by Bancorp Financial management, and (iii) publicly available consensus “street estimates” of Old Second. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Old Second stockholders and Bancorp Financial stockholders in the combined company based on the 2.5814x exchange ratio provided for in the merger agreement and also with the implied pro forma ownership percentages of Old Second stockholders and Bancorp Financial stockholders in the combined company hypothetically assuming 100% stock consideration in the merger for illustrative purposes:
	Old Second as a % of Total	Bancorp Financial as a % of Total
Pro Forma Ownership
Ownership at 2.5814x Merger Exchange Ratio	85%	15%
Illustrative Ownership at Hypothetical 100% stock consideration	81%	19%
Balance Sheet
Assets	80%	20%
Gross Loans Held for Investment	77%	23%
Deposits	79%	21%
Tangible Common Equity	79%	21%

	Old Second as a % of Total	Bancorp Financial as a % of Total
Income Statement
Most Recent Quarter Earnings	89%	11%
Last Twelve Months Earnings	94%	6%
2025 Estimated Earnings	87%	13%
2026 Estimated Earnings	82%	18%
Bancorp Financial Dividend Discount Model Analysis.   KBW performed a dividend discount model analysis of Bancorp Financial to estimate ranges for the implied equity value of Bancorp Financial. In this analysis, KBW used financial forecasts and projections relating to the net income and assets of Bancorp Financial provided by Bancorp Financial management, and assumed discount rates ranging from 11.0% to 15.0%. The ranges of values were derived by adding (i) the present value of the estimated excess capital available for dividends that Bancorp Financial could generate over the period from June 30, 2025 through December 31, 2029 as a standalone company, and (ii) the present value of Bancorp Financial’s implied terminal value at the end of such period. KBW assumed that Bancorp Financial would maintain a tangible common equity to tangible asset ratio of 10.0% and would retain sufficient earnings to maintain that level. KBW derived implied terminal values using two methodologies, one based on estimated 2030 earnings multiples and the other based on December 31, 2030, tangible book value multiples. Using implied terminal values for Bancorp Financial calculated by applying a terminal multiple range of 9.0x to 13.0x to Bancorp Financial’s estimated 2030 earnings, this dividend discount model analysis resulted in a range of implied values per share of Bancorp Financial common stock of $46.21 to $70.85. Using implied terminal values for Bancorp Financial calculated by applying a terminal multiple range of 1.0x to 1.4x to Bancorp Financial’s December 31, 2030 tangible book value, this dividend discount model analysis resulted in a range of implied values per share of Bancorp Financial common stock of $44.26 to $65.86.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of Bancorp Financial.
Old Second Dividend Discount Model Analysis.   KBW performed a dividend discount model analysis of Old Second to estimate a range for the implied equity value of Old Second. In this analysis, KBW used publicly available consensus “street estimates” for Old Second and assumed long-term growth rates for Old Second provided by Old Second management, and assumed discount rates ranging from 11.0% to 15.0%. The range of values was derived by adding (i) the present value of the estimated excess capital available for dividends that Old Second could generate over the period from June 30, 2025 through December 31, 2029 as a standalone company, and (ii) the present value of Old Second’s implied terminal value at the end of such period. KBW assumed that Old Second would maintain a tangible common equity to tangible asset ratio of 9.0% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Old Second, KBW applied a range of 10.0x to 12.0x Old Second’s estimated 2030 earnings. This dividend discount model analysis resulted in a range of implied values per share of Old Second common stock of $17.47 to $22.22.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of Old Second or the pro forma combined entity.
Miscellaneous.   KBW acted as financial advisor to Bancorp Financial in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses, may from time to time purchase securities from, and sell securities to, Bancorp Financial and Old Second. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Old Second for its and their own respective accounts and for the accounts of its and their respective customers and clients.
Pursuant to the KBW engagement agreement, Bancorp Financial agreed to pay KBW a total cash fee equal to 1.15% of the aggregate merger consideration, $250,000 of which became payable to KBW with the rendering of its opinion and the balance of which is contingent upon the closing of the merger. Other than in connection with the present engagement, KBW did not provide investment banking or financial advisory services to Bancorp Financial during the two years preceding the date of its opinion. During the two years preceding the date of its opinion, KBW provided investment banking and financial advisory services to Old Second and received compensation for such services. KBW acted as financial advisor to Old Second in connection with its December 2024 acquisition of certain branches. KBW may in the future provide investment banking and financial advisory services to Bancorp Financial or Old Second and receive compensation for such services.
Interests of Bancorp Financial Directors and Executive Officers in the Merger
In considering the recommendation of the Bancorp Financial board of directors, Bancorp Financial stockholders should be aware that the directors and executive officers of Bancorp Financial have certain interests in the merger that may be different from, or in addition to, the interests of Bancorp Financial stockholders generally. The Bancorp Financial board of directors was aware of these interests and considered them, among other matters, in making its recommendation that the Bancorp Financial stockholders vote to approve the merger proposal.
Anticipated Payments to Directors and Executive Officers
As described in more detail below, Darin Campbell, Bancorp Financial’s Chairman, President and Chief Executive Officer, is a party to an employment agreement, and each of Bancorp Financial’s other executive officers, Jill Voss and Michael Spaniak, are parties to change of control agreements with Bancorp Financial, each of which will be terminated in connection with the merger. As a result, each of Messrs. Campbell and Spaniak and Ms. Voss will be entitled to benefits or other compensation thereunder. Mr. Campbell and Ms. Voss are also participants in the Bancorp Financial, Inc. Supplemental Executive Retirement Plan. Pursuant to the terms of the plan, each of the participants is entitled to a payout of the participant’s benefits under the plan in the event of a termination of the plan upon a change in control (as defined in the plan). As a result of the anticipated termination of these agreements, Bancorp Financial’s executive officers will receive the following aggregate estimated payments:
Name	Total Aggregate Payment
Darin Campbell	$3,864,318
Jill Voss	$1,140,868
Michael Spaniak	$481,753
To the extent that the accounts of any executive officers or directors in Bancorp Financial’s equity compensation plan are not already fully vested, they will become fully vested in their accounts in connection with the merger. See “Treatment of Bancorp Financial Equity Awards”. The merger agreement requires the termination of those plans and IRS rules mandate that all participants’ accounts become fully vested upon a plan termination.
Employment Agreements and Other Compensation Arrangements
Bancorp Financial Existing Employment Agreement with Darin Campbell.   Bancorp Financial entered into an amended and restated employment agreement with Mr. Campbell which became effective as of January 1, 2024 (which we refer to as the existing employment agreement). Under the terms of the existing employment agreement, Mr. Campbell agreed to serve as Chief Executive Officer and President of Bancorp Financial and as Chief Executive Officer and President of Evergreen Bank. The existing employment agreement remains in place until terminated as set forth in the agreement and includes provisions relating to salary, bonus, severance, change in control payments, other compensation matters and restrictive covenants.
In particular, the existing employment agreement provides, among other things, that in the event a change in control (as defined in the existing employment agreement) occurs during the term of the existing employment agreement, Bancorp Financial or its successor, as the case may be, is required to pay Mr. Campbell a lump sum cash payment equal to the sum of (i) three (3) times the sum of Mr. Campbell’s (a) current base salary plus (b) an amount equal to the cash bonus paid to Mr. Campbell with respect to the calendar year immediately preceding the year of the change in control, and (ii) if Mr. Campbell’s employment does not continue after the change in control or his employment is terminated by Bancorp Financial or its successor without cause (as defined in the existing employment agreement) or by Mr. Campbell for good reason (as defined in the existing employment agreement) within twelve (12) months following the change in control, an amount equal to eighteen (18) times the COBRA premium (as defined in the existing employment agreement) determined as of the date of the change in control or, if later, the date of termination of employment. It is currently estimated that the change in control payment to be paid to Mr. Campbell at the closing of the merger (assuming the transaction closes in 2025) will be $3,002,361.
Old Second Employment Agreements with Darin Campbell.   In connection with the merger, Mr. Campbell will enter into an employment agreement and compensation and benefits assurance agreement with Old Second, in the forms attached as Exhibit C to the merger agreement which is included as Annex A to this proxy statement/prospectus. Please see Exhibit C to Annex A attached hereto for the complete terms of Mr. Campbell’s new employment agreements with Old Second.
Bancorp Financial Change of Control Agreements with Jill Voss and Michael Spaniak.   Each of Ms. Voss and Mr. Spaniak have entered into a Change of Control Agreement with Bancorp Financial. The change of control agreements provide, among other things, that if the executive officer is terminated without cause (as defined in the agreement) or voluntarily terminates his or her employment for good reason (as defined in the agreement), in either case (a) six months prior a change of control (as defined in the agreement) at the request of the third party involved in the transaction constituting the change of control or (b) within 12 months following a change of control, the executive officer is entitled to receive a lump sum cash payment equal to (i) any accrued and unpaid base salary and vacation and (ii) 200% (in the case of Ms. Voss) or 150% (in the case of Mr. Spaniak) of the sum of (A) his or her base salary in the current fiscal year, and (B) the amount of the cash bonus paid to the executive officer with respect to the fiscal year immediately preceding the year of termination/resignation. In addition, the executive officer is entitled to continue to receive health, welfare and insurance benefits for a period of one year at the same cost to the executive officer as was paid prior to termination. unless such benefits are provided by a subsequent employer. It is currently estimated that the change of control payments to be paid to each of Ms. Voss and Mr. Spaniak pursuant to the change of control agreement at the closing of the merger (assuming the transaction closes in 2025) will be $816,777 and $481,753, respectively.
Bancorp Financial Supplemental Executive Retirement Plan (“SERP”).   Each of Mr. Campbell and Ms. Voss are participants in the Bancorp Financial, Inc. Supplemental Executive Retirement Plan that was effective January 1, 2012. Pursuant to the terms of the plan, each of the participants is entitled to a payout of the participant’s benefits under the plan in the event of a termination of the plan upon a change in control (as defined in the plan). In accordance with the terms of the merger agreement and as a result of the termination of the plan, and pursuant to the terms of the plan and each executive officer’s plan participation agreement, Mr. Campbell will be entitled to a payment of $861,957 and Ms. Voss will be entitled to a payment of $324,091.
Service as Directors of Old Second
The merger agreement provides that, effective immediately after the effective time of the merger, the boards of directors of Old Second and Old Second National Bank will be increased in size by one and two, respectively, and Mr. Campbell (as to each of Old Second and Old Second National Bank) and Ms. Voss (as to Old Second National Bank), current members of the boards of directors of Bancorp Financial and Evergreen Bank Group, will be appointed to fill the resulting vacancies. See “Board of Directors and Executive Officers of the Combined Company and the Combined Bank” below.

Board of Directors and Executive Officers of the Combined Company and the Combined Bank
The merger agreement provides that, effective immediately after the effective time of the merger, the boards of directors of Old Second and Old Second National Bank will be increased in size by one and two, respectively, and Darin Campbell (as to each of Old Second and Old Second National Bank) and Jill Voss (as to Old Second National Bank), current members of the board of directors of Bancorp Financial or Evergreen Bank Group, will be appointed to fill the resulting vacancies.
There will be no change in the executive officers of Old Second or Old Second National Bank following the consummation of the merger, other than Darin Campbell will become an executive officer of Old Second and Old Second National Bank with the title of Executive Vice President and as “President of National Specialty Lending,” “President, FreedomRoad Financial” and “President, Performance Finance”.
Old Second Director Nominee in Connection with the Merger
Mr. Campbell, age 59, is the President and Chief Executive Officer of Bancorp Financial and Evergreen Bank Group overseeing the strategic direction and operations of the organization. He has been a director of both Bancorp Financial and Evergreen Bank Group since May 2006, and Chairman since May 2012. Mr. Campbell has more than 30 years of experience in banking and finance. He directed the formation of the national powersports lending divisions within Evergreen Bank Group (FreedomRoad Financial and Performance Finance), leading to national prominence as a premier powersports lender in the country. Under his leadership, Evergreen Bank Group has been honored as one of the “Best Banks to Work For” in the United States by American Banker Magazine for eight consecutive years, most recently in 2023, Mr. Campbell joined Evergreen Bank Group after 12 years with Oak Brook Bank, where he served as Senior Executive Vice President. Before his senior executive roles at banking institutions, Mr. Campbell served in management positions at a national finance company and at the largest Illinois credit union. Mr. Campbell earned his Bachelor of Business Administration in finance from Culver-Stockton College. He brings to the Old Second board extensive experience in bank management, regulatory matters, and community banking.
Subject to and upon consummation of the merger, Mr. Campbell will be appointed to the Old Second board of directors as a Class I director. Old Second has agreed to nominate Mr. Campbell to stand for election for a three-year term as a Class I director at the 2026 annual meeting of the stockholders of Old Second.
There are no arrangements or understandings between Mr. Campbell and any other person pursuant to which he is being appointed as a director of Old Second. There are no transactions between Mr. Campbell and Old Second that would require disclosure under Item 404(a) of Regulation S-K.
Regulatory Approvals Required for the Merger
Completion of the merger and the bank merger is subject to the receipt of all required regulatory approvals, including approvals from the Federal Reserve Board and the OCC. Subject to the terms and conditions of the merger agreement, Old Second and Bancorp Financial have agreed to use their reasonable best efforts to prepare and file all necessary documentation and applications and to obtain the required approvals as promptly as practicable. On May 8, 2025, the parties received the necessary regulatory approval from the Federal Reserve Board.
Under the merger agreement, neither Old Second nor Bancorp Financial is required to take, or commit to take (or refrain from taking), any action or agree to any condition or restriction in connection with obtaining regulatory approvals or resolving objections raised by a regulatory authority if doing so would reasonably be expected to result in a materially burdensome regulatory condition. A “materially burdensome regulatory condition” includes any condition or restriction that would (i) reasonably be expected to have a material and adverse impact on the benefits Old Second expects to derive from the merger, or (ii) reasonably be expected to have a material adverse effect on the surviving entity and its subsidiaries, taken as a whole, after giving effect to the merger and the bank merger.
Federal Reserve Board
Completion of the merger is subject, among other things, to approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956, which we refer to as the “BHC Act.” In evaluating an application under Section 3 of the BHC Act, the Federal Reserve Board considers several statutory factors. These include the competitive effects of the proposed transaction; the financial and managerial resources and future prospects of the bank holding companies and banks involved; and the convenience and needs of the communities to be served. In assessing financial and managerial resources, the Federal Reserve Board evaluates, among other things, the capital, liquidity, and earnings of the organizations; the competence, experience, and integrity of the officers, directors, and principal stockholders; and the organizations’ records of compliance with applicable laws and regulations. The Federal Reserve Board also considers the effectiveness of the institutions involved in combating money laundering and related financial crimes.
In recent years, the Federal Reserve Board has placed increased emphasis on the systemic risk implications of banking combinations. As a result, the Federal Reserve Board will also evaluate whether the proposed transaction could result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In addition, the Federal Reserve Board will review the record of performance of each insured depository institution involved in the merger under the Community Reinvestment Act of 1977, as amended, which we refer to as the “CRA.”
On May 8, 2025, the parties received the necessary regulatory approval from the Federal Reserve Board.
Office of the Comptroller of the Currency
The prior approval of the OCC under the Bank Merger Act is required for the merger of Evergreen Bank Group with and into Old Second National Bank. In reviewing applications under the Bank Merger Act, the OCC is required to consider a number of statutory factors, including the effect of the proposed merger on competition; the financial and managerial resources and future prospects of the existing banks and the resulting institution; the convenience and needs of the communities to be served; the effectiveness of the banks in combating money laundering; and the potential risks posed by the transaction to the stability of the U.S. banking or financial system.
In line with recent OCC policy, the agency also considers whether the proposed merger is consistent with safe and sound banking practices and whether the resulting institution has a credible plan to continue to meet the needs of all communities it will serve. The OCC evaluates the capital levels of the resulting bank, the legality and purpose of the merger, and the expected impact of the transaction on the safety and soundness of the resulting institution, as well as on the interests of its stockholders, depositors, other creditors, and customers.
In addition, as required by the CRA, the OCC considers the records of performance of each insured depository institution involved in the merger under the CRA in evaluating the convenience and needs of the communities to be served. The OCC may also consider the resulting bank’s plans for maintaining or enhancing community credit access and any record of fair lending or compliance weaknesses that could impact post-merger operations.
Old Second National Bank’s establishment and operation of branches at the existing branch locations of Evergreen Bank Group is also subject to OCC approval.
Public Comments and Notice
Furthermore, the BHC Act, the Bank Merger Act, Federal Reserve Board and OCC regulations require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve Board and OCC, as applicable, and authorize the Federal Reserve Board and OCC to hold a public hearing or meeting if the Federal Reserve Board or OCC, as applicable, determines that a hearing or meeting would be appropriate. The Federal Reserve Board and the OCC takes into account the views of third party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. As part of the review process in merger transactions, the Federal Reserve and OCC frequently receive protests from community groups and others. Any hearing, meeting or comments provided by third parties could prolong the period during which the applicable application is under review by the Federal Reserve Board or the OCC. As of their last respective CRA examinations, Old Second National

Bank received an overall “outstanding,” and Evergreen Bank Group received an overall “satisfactory,” regulatory rating with respect to CRA compliance.
Waiting Periods
Transactions approved under Section 3 of the BHC Act or the Bank Merger Act generally may not be completed until 30 days after the date of approval of the applicable federal agency is received, during which time the Department of Justice, which we refer to as the “DOJ,” may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no fewer than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ applies its own standards for competitive analysis, which may differ from those used by the Federal Reserve Board or the OCC, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board or the OCC regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.
Additional Regulatory Approvals and Notices
Evergreen Bank Group is regulated by the Illinois Department of Financial and Professional Regulation, which we refer to as the “Illinois DFPR.” As required by Illinois law, a notice will be filed with the Illinois DFPR advising the agency that Evergreen Bank Group intends to merge with and into Old Second National Bank.
Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.
Based on information available to us as of the date hereof, Old Second and Bancorp Financial believe that neither the merger nor the bank merger raises substantial antitrust or other significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals. However, neither Old Second nor Bancorp Financial can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, each party’s ability to obtain the approvals on satisfactory terms, or the absence of any litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or if such a challenge is made, as to the result of such challenge.
If there is an adverse development in either party’s regulatory standing, Old Second or Bancorp Financial may be required to withdraw some or all of its respective applications for approval of the merger and the bank merger, and, if possible, resubmit it after the applicable supervisory concerns have been resolved.

ACCOUNTING TREATMENT
The merger will be accounted for as a business combination by Old Second using the acquisition method of accounting. Accordingly, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Bancorp Financial as of the effective time will generally be recorded at their respective fair values and added to those of Old Second. Any excess of purchase price over the acquisition accounting values will be recorded as goodwill. Consolidated financial statements of Old Second issued after the merger will reflect these acquisition accounting values and will not be restated retroactively to reflect the historical financial position or results of operations of Bancorp Financial.
PUBLIC TRADING MARKETS
Old Second common stock is listed on NASDAQ under the symbol “OSBC.” Bancorp Financial common stock is not quoted or listed on any securities exchange. Following the merger, shares of Old Second common stock will continue to be traded on NASDAQ.
Under the merger agreement, Old Second will cause the shares of Old Second common stock to be issued in the merger to be approved for listing on NASDAQ, subject to notice of issuance, and the merger agreement provides that neither Old Second nor Bancorp Financial will be required to complete the merger if such shares are not authorized for listing on NASDAQ.
RESALE OF SHARES OF OLD SECOND COMMON STOCK
All shares of Old Second common stock received by Bancorp Financial stockholders in the merger will be freely tradable for purposes of the Securities Act and the Exchange Act, except for Old Second common stock received by any Bancorp Financial stockholder who becomes an “affiliate” of Old Second after completion of the merger. This proxy statement/prospectus does not cover resales of Old Second common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

THE MERGER AGREEMENT
The description of the merger agreement in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and incorporated by reference into this proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that may be important to you. You are urged to read the full text of the merger agreement carefully and in its entirety as it is the legal document governing the merger.
Explanatory Note Regarding the Merger Agreement
The merger agreement is included to provide you with information regarding its terms. Neither the merger agreement nor the summary of its material terms included in this section is intended to provide any factual information about Old Second or Bancorp Financial. Factual disclosures about Old Second and Bancorp Financial contained in this proxy statement/prospectus may supplement, update or modify the disclosures about Old Second and Bancorp Financial contained in the merger agreement. The merger agreement contains representations and warranties and covenants of the parties customary for transactions of this nature. The representations and warranties contained in the merger agreement were made only for purposes of the merger agreement as of the specific dates therein; were made solely for the benefit of the parties to the merger agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any person as characterizations of the actual state of facts about Old Second or Bancorp Financial at the time they were made or otherwise.
Structure of the Merger
The Bancorp Financial board of directors and the Old Second board of directors has approved the merger agreement. The merger agreement provides for the merger of Bancorp Financial with and into Old Second, with Old Second continuing as the surviving entity in the merger. Immediately following the completion of the merger, Bancorp Financial’s wholly owned bank subsidiary, Evergreen Bank Group, an Illinois-chartered bank, will merge with and into Old Second’s wholly owned bank subsidiary, Old Second National Bank, a national banking association, with Old Second National Bank as the surviving bank.
Merger Consideration
If the merger is completed, each outstanding share of Bancorp Financial common stock (except for treasury stock or shares owned by Old Second and Bancorp Financial, in each case, other than shares held on behalf of third parties or as a result of debts previously contracted, and shares held by Bancorp Financial stockholders who properly exercise dissenters’ rights) will be converted into the right to receive 2.5814 shares of Old Second common stock (which we may refer to as the stock consideration) and $15.93 in cash (which we may refer to as the cash consideration), without interest.
If, prior to the effective time of the merger, the number of outstanding shares of Old Second common stock are changed into or exchanged for a different number or kind of shares or securities as a result of a stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares an appropriate adjustment will be made to the exchange ratio to provide the holders of Bancorp Financial common stock the same economic effect as contemplated by the merger agreement prior to such event.
Fractional Shares
Old Second will not issue any fractional shares of Old Second common stock in the merger. Instead, a Bancorp Financial stockholder who otherwise would have received a fraction of a share of Old Second common stock will receive an amount in cash, rounded up to the nearest cent (without interest), equal to such fraction of a share (rounded to the nearest thousandth when expressed as a decimal form) multiplied by the average closing price of Old Second common stock as quoted on NASDAQ, during the five full trading days ending on the trading day prior to the date the merger is consummated.
Treatment of Bancorp Financial Equity Awards
At the effective time of the merger, each restricted stock unit award granted under Bancorp Financial’s equity plan outstanding as of the effective time will become fully vested and terminated and converted into the right to receive from Old Second, within ten business days following the effective time, (i) the cash consideration and (ii) the stock consideration, with respect to each share of Bancorp Financial common stock subject to such restricted stock award (or portion thereof) immediately prior to the effective time. Old Second will deduct, withhold, or require the holder of the restricted stock award to remit to Old Second, an amount sufficient to satisfy all amounts required to be withheld under applicable tax laws after first applying such withholding amount from the cash consideration and then providing the opportunity to such holder to elect to satisfy any remaining withholding amount (in whole or in part) by having Old Second withhold from the stock consideration the number of shares of Old Second common stock with a value equal to such withholding amount.
Governing Documents
Old Second’s certificate of incorporation and bylaws in effect immediately prior to the effective time of the merger will be the certificate of incorporation and bylaws of the combined company until otherwise duly amended or repealed.
Closing and Effective Time of the Merger
The merger will be completed only if all conditions to the merger discussed in this proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived (subject to applicable law). Please see the section entitled “— Conditions to Complete the Merger” below.
The merger will become effective as of the date and time specified in the certificate of merger as duly filed with the Secretary of State of Delaware. The bank merger will become effective immediately following the merger.
In the merger agreement, we have agreed to cause the effective time to occur no later than (i) five business days after the satisfaction or waiver (subject to applicable law) of the last of the conditions in the merger agreement to occur, (ii) if elected by Old Second, the first calendar day of the calendar month following the calendar month in which the satisfaction or waiver (subject to applicable law) of the last of the conditions specified in the merger agreement to occur, or (iii) on another mutually agreed date. It currently is anticipated that the effective time will occur in the third quarter of 2025, subject to the receipt of regulatory approvals and waivers and other customary closing conditions, but we cannot guarantee when or if the mergers will be completed.
As described below, if the merger has not closed by December 31, 2025 (or March 31, 2026, if the only outstanding closing condition on December 31, 2025, is the receipt of all required regulatory approvals), the merger agreement may be terminated by either Old Second or Bancorp Financial, as long as the failure of the effective time to occur on or before that date is not caused by any breach of the merger agreement by the party electing to terminate the merger agreement.
Conversion of Shares; Exchange Procedures
The conversion of Bancorp Financial common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger.
Exchange Agent
Old Second will appoint an exchange agent for the purpose of exchanging shares of Bancorp Financial common stock for the merger consideration, pursuant to an exchange agent agreement entered into between Old Second and the exchange agent.

Exchange Procedures
As soon as reasonably practicable after the effective time, but in no event more than five business days after the effective time, Old Second will cause the exchange agent to mail transmittal materials to holders of record of Bancorp Financial common stock immediately prior to the effective time, which such holders may complete in accordance with the instructions thereto and deliver together with the proper surrender of a certificate or book-entry shares to the exchange agent in exchange for the merger consideration, any cash in lieu of fractional shares of Old Second common stock, and any dividends or distributions such holder is entitled to receive under the merger agreement.
Withholding
Old Second, the surviving corporation or the exchange agent, as applicable, will be entitled to deduct and withhold from the cash portion of the merger consideration, cash in lieu of fractional shares of Old Second common stock, cash dividends, distributions payable or any other cash amounts otherwise payable pursuant to the merger agreement to any person such amounts or property (or portions thereof) as it is required to deduct and withhold under the Code or any provision of applicable tax law. To the extent that any amounts are so deducted or withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction and withholding was made.
Dividends and Distributions
If and when Old Second declares a dividend or other distribution on Old Second common stock, with a record date after the effective time, the declaration will include dividends or other distributions on all whole shares of Old Second common stock issuable pursuant to the merger agreement, but such dividends or other distributions will not be paid to the holder thereof until such holder has surrendered its certificate or book-entry shares in accordance with the merger agreement. Subject to applicable laws, following surrender of any such certificate or book-entry shares, the record holder of the whole shares of Old Second common stock issued in exchange therefor, will be paid, without interest, (1) all dividends and other distributions payable in respect of any such whole shares of Old Second common stock with a record date after the effective time and a payment date on or prior to the date of such surrender and not previously paid and (2) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Old Second common stock.
Representations and Warranties
The merger agreement contains customary representations and warranties of each of Old Second and Bancorp Financial relating to their respective businesses. The representations and warranties of each of Old Second and Bancorp Financial have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:
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have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement, which information modifies, qualifies, and creates exceptions to the representations and warranties in the merger agreement;

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will not survive consummation of the merger;

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may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

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are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

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were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The merger agreement contains representations and warranties made by each of Old Second and Bancorp Financial relating to a number of matters. With respect to Bancorp Financial, these representations and warranties include the following:

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corporate matters, including due organization and qualification and subsidiaries;

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capitalization;

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authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•
required governmental and other regulatory filings and consents and approvals in connection with the merger;

•
reports filed with regulatory authorities;

•
financial statements and matters, internal controls, and books and records;

•
absence of undisclosed liabilities;

•
broker’s fees payable in connection with the merger and opinion of its financial advisor;

•
absence of certain changes or events;

•
legal and regulatory proceedings;

•
tax matters;

•
employee and employee benefit plan matters;

•
labor relations;

•
compliance with applicable laws;

•
certain material contracts;

•
environmental matters;

•
investment securities, and interest rate risk management instruments;

•
real property and title to assets;

•
intellectual property;

•
related party transactions;

•
inapplicability of takeover statutes;

•
absence of action or circumstance that would prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code;

•
the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents;

•
loan matters;

•
deposits;

•
allowance for credit losses;

•
insurance matters;

•
no investment advisory, insurance or broker-dealer activities; and

•
indemnification matters.

Old Second’s representations and warranties in the merger agreement include the following:
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corporate matters, including due organization and qualification and subsidiaries;

•
capitalization;

•
authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•
required governmental and other regulatory filings and consents and approvals in connection with the merger;

•
reports filed with regulatory authorities;

•
financial statements and matters, internal controls, and books and records;

•
broker’s fees payable in connection with the merger;

•
absence of certain changes or events;

•
legal and regulatory proceedings;

•
SEC reports;

•
compliance with applicable laws;

•
allowance for credit losses;

•
environmental matters;

•
absence of action or circumstance that would prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code; and

•
the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.

Covenants and Agreements
Conduct of Business Prior to the Completion of the Merger
Bancorp Financial has agreed that, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, it will, and will cause each of its subsidiaries to, (a) maintain its existence under applicable law, (b) conduct its business and operations in the ordinary and usual course of business and in a manner consistent with prior practice in all material respects, (c) use reasonable best efforts to maintain its officers and employees and preserve the rights, franchises, goodwill and relations of its customers, clients and others with whom business relationships exist, and (d) take no action that would reasonably be expected to adversely affect or delay the ability of the parties to obtain any necessary regulatory approvals to consummate the merger or to perform its obligations under the merger agreement or to consummate the merger on a timely basis.
Additionally, Bancorp Financial has undertaken further covenants. Prior to the closing date of the merger, subject to specified exceptions, Bancorp Financial may not, and Bancorp Financial may not permit any of its subsidiaries to, without the prior written consent of Old Second, undertake the following:
•
amend its articles of incorporation or bylaws or comparable governing documents of its subsidiaries;

•
incur any indebtedness for borrowed money, other than in the ordinary course of business in respect of deposit liabilities, federal funds, and borrowings from the Federal Home Loan Bank;

•
adjust, split, combine or reclassify any capital stock, or make, declare, or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase, or otherwise acquire, any shares of its capital stock, except that Bancorp Financial may pay its stockholders its regular quarterly dividends of $0.05 per share of Bancorp Financial common stock, and other dividends specified in the merger agreement;

•
grant any stock appreciation rights, options, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire securities of Bancorp Financial or its subsidiaries, or issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for, any shares of Bancorp Financial capital stock or other equity or voting securities, or any options, warrants, or other rights of any kind to acquire any shares of capital stock of Bancorp Financial or its subsidiaries;

•
sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets or any business, other than in an amount less than $150,000 or in the ordinary course of business or as contemplated by the merger agreement;

•
cancel, release or assign any indebtedness to any individual, corporation or other entity (other than a wholly owned subsidiary) or any claims held by any such person, in each case, other than in the ordinary course of business or as contemplated by the merger agreement;

•
acquire or announce an intention to acquire or enter into any agreements providing for any acquisitions of, direct or indirect control over any other business or entity or otherwise make an investment in any other business, entity or assets outside the ordinary course of business, with certain exceptions;

•
commence or settle any material legal proceedings, other than in the ordinary course of business, or settlements which (i) solely involve monetary remedies in an amount not to exceed $100,000 individually or $150,000 in the aggregate, (ii) reasonably would not be expected to prohibit or restrict Bancorp Financial or its subsidiaries from operating its respective businesses in the ordinary course and (iii) does not involve any admission of wrongdoing by Bancorp Financial or its subsidiaries;

•
enter into, renew, amend or terminate any material contract, with certain exceptions;

•
except as contemplated by the merger agreement or as may be required by a Bancorp Financial benefit plan, (a) grant any bonus or increase in compensation or benefits to the employees, officers, directors or service providers of any Bancorp Financial entity (except for increases in compensation or benefits in accordance with past practice for employees that are not directors or executive officers that do not exceed 5% individually or 3% in the aggregate, or as otherwise disclosed on Bancorp Financial’s confidential disclosure memorandum), (b) commit or agree to pay any severance or termination pay (other than severance or termination pay in the ordinary course of business consistent with past practice), or any stay or other bonus to any Bancorp Financial director, officer, employee or other service provider (except as otherwise disclosed on Bancorp Financials’ confidential disclosure memorandum), (c) change any fees or other compensation or other benefits to directors of such entity, or (e) accelerate or vest or commit or agree to accelerate or vest amounts, benefits or rights payable to any employee, director, officer or other service provider by any such entity under any Bancorp Financial benefit plan;

•
enter into or amend any employment contract between Bancorp Financial or its subsidiaries and any person (unless such amendment is required by law) which are not terminable without liability (other than liability for services already rendered);

•
hire, engage, terminate or transfer any employees or service providers with an annual salary/compensation in excess of $150,000;

•
make any capital expenditures in excess of an aggregate of $150,000 other than pursuant to binding commitments existing on the date of the merger agreement and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

•
establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

•
restructure or materially change its investment securities or derivatives portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•
implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

•
enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, hedging and other material banking and operating policies or practices;

•
change in any material respect its operations, credit policies, underwriting guidelines and collateral eligibility requirements and standards related to its program agreements with equipment manufacturers without prior notice to Old Second;

•
materially increase or change in any material respect its interest rate or fee pricing with respect to depository accounts, including, offering or renewing any time deposit accounts, in each case, other than consistent with Bancorp Financial’s ordinary course of business consistent with past practice;

•
acquire or accept any brokered deposit having a maturity longer than one year, other than in the ordinary course of business consistent with past practice;

•
except for loans or extensions of credit approved or committed as of the date of the merger agreement, (i) make any loan, other than powersports division loans, greater than $1,000,000 if secured or $75,000 if unsecured, (ii) make loans within its powersports division greater than $100,000 if secured or $75,000 if unsecured, (iii) except as otherwise disclosed make certain loan automobile receivable loans greater than $150,000 if secured or $75,000 if unsecured, (iv) purchase any single loan or any pool of loans greater than $1,000,000, (v) renew any existing loan greater than $5,000,000; or (vi) renew for more than twelve months any loans greater than $250,000 rated “watch” or worse without giving prior notice of such action to Old Second;

•
except for loans or extensions of credit consistent with policies, past practice and applicable law, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, any loans to the directors and executive officers of Bancorp Financial or Evergreen Bank Group;

•
abandon or allow to lapse any material intellectual property, other than in the ordinary course of business consistent with past practice;

•
fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies;

•
make, revoke or change any material tax election different from its prior course of practice, change an annual tax accounting period, adopt or change any material tax accounting method, settle or compromise any material tax liability, or fail to file any tax return when due, with certain exceptions;

•
take or knowingly fail to take any action that would prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code;

•
merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

•
take or fail to take any action that would cause Bancorp Financial’s representations and warranties in the merger agreement to be inaccurate in any material respect;

•
take any action that is intended or likely to (i) result in the failure of any closing condition of the merger or to otherwise delay the consummation of the merger, or (ii) delay or affect the ability of Bancorp Financial to obtain any regulatory approvals required to complete the merger or the bank merger; or

•
agree to take, make any commitment to take, or adopt any resolutions of Bancorp Financial’s board of directors in support of, any of the actions prohibited by the merger agreement.

Old Second has agreed that, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, it will, and will cause each of its subsidiaries to, (a) maintain its existence under applicable law, (b) use commercially reasonable best efforts to maintain and preserve intact its business operations, assets, rights and franchises, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of the parties to obtain any necessary regulatory approvals to consummate the merger or to perform its obligations under the merger agreement or to consummate the merger on a timely basis.
Additionally, Old Second has undertaken further covenants. Prior to the closing date of the merger, subject to specified exceptions, Old Second may not, and Old Second may not permit any of its subsidiaries to, without the prior written consent of Bancorp Financial, undertake the following:
•
with certain exceptions, amend its certificate of incorporation or bylaws in a manner that changes any material term or provision of Old Second common stock or that otherwise would materially and adversely affect the economic benefits of the merger to Bancorp Financial stockholders or would materially impede Old Second’s ability to consummate the transactions contemplated by this Agreement;

•
with certain exceptions, adjust, split, combine or reclassify any capital stock;

•
take or knowingly fail to take any action that would prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code;

•
take any action that is intended or likely to result in the failure of any closing condition of the merger or to otherwise delay the consummation of the merger; or

•
agree to take, make any commitment to take, or adopt any resolutions of Old Second’s board of directors in support of, any of the actions prohibited by the merger agreement.

Stockholder Meetings and Recommendation of the Board of Directors of Bancorp Financial
Bancorp Financial has agreed to hold a meeting of its stockholders for the purpose of voting upon the adoption and approval of the merger agreement and other related matters promptly after the registration statement is declared effective by the SEC, and cause such meeting to occur as soon as reasonably practicable. Except to the extent that the Bancorp Financial board of directors has made a recommendation change, the Bancorp Financial board of directors is required in to use reasonable best efforts in accordance with applicable laws to obtain from its stockholders the vote required to adopt and approve the merger agreement, including by communicating to its stockholders its recommendation (and including such recommendation in this proxy statement/prospectus) that they adopt and approve the merger agreement and the transactions contemplated thereby.
Notwithstanding any Bancorp Financial change in recommendation, unless the merger agreement has been terminated in accordance with its terms, Bancorp Financial is required to convene a meeting of its stockholders and to submit the merger agreement to a vote of such stockholders.
Agreement Not to Solicit Other Offers
Bancorp Financial has agreed that it will not, and will cause each of its subsidiaries and will use its reasonable best efforts to cause its and their respective officers, directors, employees, agents, financial or other advisors, investment bankers, attorneys, accountants, affiliates and other representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, option, joint venture, partnership or other agreement or any other commitment or understanding providing for or otherwise contemplating, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any acquisition proposal (including with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute an acquisition proposal), (iv) fail to enforce any confidentiality agreement or standstill agreement relating to an acquisition proposal, and (v) take any action to render the provision of any takeover statute to be inapplicable in connection with any acquisition proposal. For purposes of the merger agreement, an “acquisition proposal” means, any unsolicited bona fide offer, proposal, or inquiry relating to, or any third-party indication of interest in, any (A) merger, consolidation, share exchange, tender offer, business combination or similar transaction involving Bancorp Financial pursuant to which any third party acquires or would acquire, directly or indirectly, assets or businesses of Bancorp Financial or any of its subsidiaries representing 25% or more of the revenues, net income or assets (in each case on a consolidated basis) of Bancorp Financial and its subsidiaries, taken as a whole, (B) sale or other disposition of 25% or more of the revenues, net income or assets (in each case on a consolidated basis) of Bancorp Financial and its subsidiaries, taken as a whole, (C) recapitalization, restructuring, liquidation, dissolution or other similar transaction with respect to Bancorp Financial or (D) transaction which is similar in form, substance, or purpose to any of the transactions listed in (A) – (C) above.
However, in the event that prior to the approval of the merger agreement by Bancorp Financial’s stockholders, Bancorp Financial receives an unsolicited bona fide acquisition proposal, and Bancorp Financial’s board of directors concludes in good faith that there is a reasonable likelihood that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal, it may, and may permit its officers and representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions to the extent that its board of directors concludes in good faith (after receiving the advice of its outside counsel and its financial advisor with respect to financial matters) that failure to take such actions would constitute, or would be reasonably likely to result in, a breach of its fiduciary duties under applicable law, provided that, prior to providing any such nonpublic information, Bancorp Financial enters into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality agreement between Old Second and Bancorp Financial. For purposes of the merger agreement, a “superior proposal” means any unsolicited bona fide written acquisition proposal made by a third party, which, upon acceptance by Bancorp Financial, would create a legally binding obligation of such third party (subject to regulatory approval) to consummate the acquisition proposal, on terms that Bancorp Financial’s board of directors determines in its good faith judgment, after consultation with its outside legal counsel and financial advisors, (A) would, if consummated, result in the acquisition of 50% or more of the issued and outstanding shares of Bancorp Financial common stock or 50% or more of the assets of Bancorp Financial and its subsidiaries on a consolidated basis, and (B) would result in a transaction that (1) involves consideration to the Bancorp Financial stockholders that is more favorable, from a financial point of view, than the consideration to be paid to the Bancorp Financial stockholders pursuant to the merger agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated by the merger agreement (including any applicable termination fees, expense reimbursement provisions and conditions to consummation), and (2) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal and the person or entity making such proposal.
Regulatory Matters
Old Second and Bancorp Financial have agreed to promptly prepare and file with the SEC a registration statement on Form S-4, which this proxy statement/prospectus forms a part, and Old Second has agreed to promptly prepare and file with the SEC a registration statement, in which this proxy statement/prospectus will be included as a prospectus. Old Second and Bancorp Financial have agreed to use reasonable best efforts to have the Form S-4 declared effective under the Securities Act, and will thereafter as promptly as practicable mail or deliver this proxy statement/prospectus to the Bancorp Financial stockholders. Old Second will also take any action required to be taken under any applicable state securities laws in connection with the merger and each of Old Second and Bancorp Financial will furnish all information concerning it and the holders of Bancorp Financial common stock as may be reasonably requested in connection with any such action.
Old Second and Bancorp Financial have agreed to cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation and applications within 30 days from the date of the merger agreement, and to effect all applications, notices, petitions and filings, to obtain all consents from regulatory authorities and other third parties which are necessary to or advisable to consummate the transaction contemplated by the merger agreement. Old Second and Bancorp Financial have also agreed to consult with each other with respect to obtaining said consents and each party will keep the other apprised of the status of all matters related to the consummation of the transactions contemplated by the merger agreement, and to advise the other party upon receiving any communication from any regulatory authority or third party whose consent is required which causes such party to believe that a consent or approval will not be obtained or materially delayed.
Employee Benefit Matters
As of the effective time of the merger, all employees of Bancorp Financial and its subsidiaries who become employees of Old Second or Old Second National Bank, which we refer to as a “continuing employee” will be provided with employee compensation and benefits on the same terms and conditions as similarly situated employees of Old Second or Old Second National Bank and will be eligible to participate in each applicable Old Second and Old Second National Bank employee health and benefit plans with full credit for prior service with Bancorp Financial for purposes of eligibility and vesting. Old Second will use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to a continuing employee or their covered dependents who were covered under a similar Bancorp Financial health or benefit plan at the effective time of the merger.

Old Second has agreed that any continuing employees who are not parties to an agreement that provides for severance or other compensation upon a change in control, who remain employed by Old Second or any of its subsidiaries as of the effective time of the merger, and whose employment is terminated by Old Second or any of its subsidiaries other than for cause prior to the first anniversary of the effective time of the merger, will receive the severance provided in the confidential disclosure memorandum.
Old Second has also agreed to pay stay bonuses to certain employees of Evergreen Bank Group mutually agreed upon by Old Second and Bancorp Financial following completion of the merger. In addition, simultaneously with the execution of the merger agreement, Darin Campbell entered into the form of the employment agreement and the form of compensation and benefits assurance agreement (collectively, the “employment agreements”) each attached to the merger agreement. For a discussion of the employment agreements with Mr. Campbell, see the section entitled “Interests of Bancorp Financial and Executive Officers in the Merger” beginning on page 56 of this proxy statement/prospectus. Bancorp Financial may, but is not required, to submit a vote to its stockholders to give a right to certain disqualified individuals (as defined in Section 280G(c) of the Code) to receive payments that could be deemed parachute payments under Section 280G(b) of the Code.
Director and Officer Indemnification and Insurance
The merger agreement provides that the combined company will indemnify, defend and hold harmless, to the fullest extent permitted by applicable law and the governing documents of Bancorp Financial as in effect on the date of the merger agreement (including provisions related to the advancing of expenses incurred in the defense of any litigation), all present and former directors and officers of Bancorp Financial and its subsidiaries against any liabilities arising out of actions or omissions arising out of the former officer’s or director’s service or services as directors, officers, employees, or agents of Bancorp Financial or, at Bancorp Financial’s request, of another entity or enterprise occurring at or prior to the effective time.
The merger agreement further provides that the surviving corporation will use its reasonable best efforts to maintain in effect, for a period of six years after the effective time, Bancorp Financial’s existing directors’ and officers’ liability insurance policy (or a substitute policy with at least the same coverage and terms no less favorable to the insured, provided that there is no gap in coverage) with respect to claims arising from events occurring before the effective time. However, the surviving corporation is not required to spend more than 300% of the current aggregate annual premium for such policy. If the cost exceeds this amount, the surviving corporation must use its reasonable best efforts to obtain the most advantageous policy available for a premium equal to that amount.
Alternatively, Old Second or Bancorp Financial (in consultation with Old Second) may procure a six-year “tail” prepaid policy with equivalent coverage prior to the effective time, and if such tail policy is purchased, Old Second and the surviving entity will have no further obligations with respect to such insurance other than to maintain that policy.
Corporate Governance
After the effective time, Old Second will increase the size of its board of directors by one and appoint Darin Campbell to serve as a Class I director of Old Second and Old Second will nominate Mr. Campbell to stand for election for a three-year term as a Class I director at Old Second’s 2026 annual meeting of stockholders. Also, after the effective time of the bank merger, Old Second National Bank will increase the size of its board of directors by two and appoint Mr. Campbell and Jill Voss to serve as directors of Old Second National Bank and will nominate Mr. Campbell and Ms. Voss to stand for election as bank directors for a one-year term at the bank’s 2026 annual meeting, and Old Second has agreed to vote to elect Mr. Campbell and Ms. Voss for such one-year term. The appointment of Mr. Campbell and Ms. Voss to the respective boards of directors of Old Second or Old Second National Bank are subject to the respective bylaws of Old Second and Old Second National Bank, must be reasonably acceptable to the Corporate Governance and Nominating Committee of the board of directors of Old Second and Old Second National Bank, and the satisfaction and compliance with the requirements regarding service as a member of the board of directors under applicable law and the policies and procedures of Old Second and Old Second National Bank.

There will be no change in the executive officers of Old Second or Old Second National Bank following the consummation of the merger, other than Darin Campbell will become an executive officer of Old Second and Old Second National Bank with the title of Executive Vice President and as “President of National Specialty Lending,” “President, FreedomRoad Financial” and “President, Performance Finance”.
Certain Additional Covenants
The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, the listing of the shares of Old Second to be issued in the merger, access to information, compliance with confidentiality obligations, rights to control or direct operations, public announcements and public disclosures with respect to the transactions contemplated by the merger agreement, delivery of financial statements, and litigation in connection with the merger agreement.
Conditions to Complete the Merger
The obligations of Old Second and Bancorp Financial to complete the merger are each subject to the satisfaction (or waiver, if permitted) of the following conditions:
•
the approval of the merger proposal by Bancorp Financial stockholders;

•
the receipt of all required regulatory approvals which are necessary to consummate the merger and the bank merger and the expiration of all statutory waiting periods, without the imposition of a condition or requirement that would reasonably be expected to (i) result, individually or in the aggregate, in a material and adverse impact on the benefits that Old Second reasonably expects to derive from the merger, or (ii) have a material and adverse effect on Old Second and its subsidiaries, taken as a whole, after giving effect to the merger and bank merger;

•
the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, and no proceedings by the SEC to suspend the effectiveness of the registration statement may be pending or threatened;

•
the absence of any law, order, injunction, decree, or other legal restraint or prohibition enacted, issued, or enforced by any governmental authority that prohibits, makes illegal, or otherwise prevents the consummation of the merger, the bank merger, or any of the other transactions contemplated by the merger agreement;

•
the authorization for listing on NASDAQ of the shares of Old Second common stock to be issued in the merger;

•
receipt by each party of an opinion from its tax advisor or legal counsel as to certain tax matters;

•
subject to materiality standards in the merger agreement, the accuracy of the representations and warranties of the other party;

•
the prior performance in all material respects by the other party of the obligations, covenants, and agreements required to be performed by it at or before the closing date of the merger; and

•
the absence of any change, state of facts, event, development, or effect, which, individually or in the aggregate has had or is reasonably expected to have a material adverse effect on the other party since February 24, 2025.

Old Second’s obligation to complete the merger is further subject to:
•
the receipt by Bancorp Financial of all consents requested by Old Second that are necessary to renew or prevent a default or termination under certain identified contracts of Bancorp Financial contract in connection with the merger;

•
holders of no more than 7.5% of the aggregate outstanding shares of Bancorp Financial common stock shall have properly notified Bancorp Financial of their intent to exercise dissenters’ rights under the applicable appraisal statutes;

•
the execution by Darin Campbell of the Old Second officer agreements in the form attached to the merger agreement (and such individual must not have advised Old Second that he intends to breach any such agreement); and

•
Bancorp Financial will have terminated its stockholders agreement prior to or as of the effective time of the merger.

Neither Old Second nor Bancorp Financial can provide assurance as to when or if all of the conditions precedent to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, the parties know of no reason to believe that any of the conditions set forth above will not be satisfied.
Termination of the Merger Agreement
The merger agreement may be terminated at any time notwithstanding the approval of the merger agreement by the stockholders of Bancorp Financial, but not later than the effective time of the merger:
The merger agreement may be terminated prior to the effective time under the following circumstances:
•
by mutual written agreement of Old Second or Bancorp Financial;

•
by either Old Second or Bancorp Financial:

•
if (i) any regulatory agency has denied a required regulatory approval and such denial has become final, has advised either party that it will not grant or intends to rescind or revoke a required regulatory approval, or has requested that either party withdraw (other than for technical reasons) an application for a required regulatory approval and not be permitted to resubmit within 60 days, or has indicated it would not accept a resubmission; provided, that the right to terminate is not available to a party whose breach caused or resulted in such action; or (ii) any law, order, injunction, decree, or other legal restraint permanently restraining, enjoining, prohibiting, or making illegal the consummation of the merger becomes final and nonappealable, provided the terminating party has used its reasonable best efforts to contest, appeal, and remove such restraint;

•
if the merger has not been consummated on or before December 31, 2025, or, if the only remaining condition to closing is the receipt of a required regulatory approval, then by March 31, 2026, which we refer to as the “termination date”; provided, that the right to terminate is not available to a party whose failure to perform its obligations under the merger agreement was the cause of the failure to close by such date; and

•
if Bancorp Financial stockholders fail to approve the merger at the stockholders meeting or any adjournment or postponement thereof; provided, that Bancorp Financial may not terminate the agreement on this basis if it breached its non-solicitation and stockholder meeting obligations under the merger agreement;.

•
by Old Second, if Bancorp Financial breaches or is in breach of any of its representations, warranties, covenants, or agreements under the merger agreement, and such breach would, individually or in the aggregate, prevent the satisfaction of Old Second’s closing conditions, and is not cured within 30 days after written notice (or such shorter period remaining before the Termination Date), or if the breach cannot be cured in such time;

•
by Bancorp Financial, if Old Second breaches or is in breach of any of its representations, warranties, covenants, or agreements under the merger agreement, and such breach would, individually or in the aggregate, prevent the satisfaction of Bancorp Financial’s closing conditions, and is not cured within 30 days after written notice (or such shorter period remaining before the Termination Date), or if the breach cannot be cured in such time;

•
by Old Second, at any time prior to the Bancorp Financial stockholder vote, if (i) Bancorp Financial has materially breached its non-solicitation and stockholder meeting obligations under the merger agreement, or (ii) Bancorp Financial’s board of directors fails to make its recommendation to the Bancorp Financial stockholders to adopt the merger agreement or withholds, withdraws, qualifies, or modifies its recommendation that stockholders approve the merger, fails to publicly reaffirm that recommendation upon request, or recommends a competing acquisition proposal; and
•
by Bancorp Financial, if its board of directors determines, in accordance with its fiduciary duties and after compliance with its obligations under the merger agreement, to enter into a definitive agreement for a superior proposal, provided that Bancorp Financial is not in breach of its non-solicitation and stockholder meeting obligations under the merger agreement.

Effect of Termination
If the merger agreement is terminated, it will become void and have no effect, except that (1) Bancorp Financial and Old Second will remain liable for any liabilities or damages arising out of its fraud or willful and material breach of any provision of the merger agreement and (2) designated provisions of the merger agreement will survive the termination, including those relating to any payment of a termination fee and the confidential treatment of information.
Termination Fee
Bancorp Financial will pay Old Second a termination fee of $8,500,000 by wire transfer of immediately available funds, which we refer to as the termination fee, if the merger agreement is terminated in the following circumstances:
•
in the event that the merger agreement is terminated by Old Second prior to Bancorp Financial obtaining stockholder approval for the merger because (i) Bancorp Financial has materially breached its obligations to call, give notice of, and hold the Bancorp Financial stockholders meeting, (ii) Bancorp Financial has materially breached its non-solicitation obligations or (iii) the Bancorp Financial board of directors has failed to recommend that Bancorp Financial stockholders adopt and approve the merger proposal or has made a recommendation change;

•
in the event that the merger agreement is terminated by Bancorp Financial to pursue a superior proposal, provided that Bancorp Financial has not breached its obligations to call, give notice of, and hold the Bancorp Financial stockholders meeting and Bancorp Financial has not breached its non-solicitation obligations; or

•
in the event that (i) after the date of the merger agreement, a bona fide acquisition proposal has been made known to Bancorp Financial or any person has publicly announced (and not withdrawn) an acquisition proposal with respect to Bancorp Financial and (ii) thereafter, the merger agreement is terminated (A) by either Old Second or Bancorp Financial because the merger has not been completed prior to the termination date (and Bancorp Financial has not obtained stockholder approval of the merger proposal), (B) by Old Second as a result of a breach of a representation, warranty, covenant or other agreement in the merger agreement by Bancorp Financial that would constitute the failure of a closing condition and that has not been cured during the permitted time period, or by its nature cannot be cured during such period or (C) by Old Second or Bancorp Financial because the approval of the merger proposal by Bancorp Financial stockholders is not obtained and (iii) prior to the date that is 12 months after the date of such termination, Bancorp Financial enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal.

Expenses and Fees
The merger agreement provides that each party will be responsible for its own direct costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by the merger agreement, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.
Amendment, Waiver and Extension of the Merger Agreement
To the extent permitted by applicable law, Bancorp Financial and Old Second may amend the merger agreement at any time by a written agreement signed by each of the parties, including before or after the approval of the merger agreement by Bancorp Financial stockholders. However, after Bancorp Financial stockholders have approved the merger agreement, no amendment may be made that requires further approval under applicable law without obtaining such additional stockholder approval.
At any time prior to the effective time of the merger, each of Bancorp Financial and Old Second may, to the extent permitted by law: (i) extend the time for the performance of any of the obligations or other acts of the other party under the merger agreement; (ii) waive any inaccuracies in the representations and warranties made by the other party in the merger agreement or in any document delivered pursuant to it; and (iii) waive compliance with any of the agreements or conditions for its benefit contained in the merger agreement. However, after the approval of the merger agreement by Bancorp Financial stockholders, no such extension or waiver may be made without further stockholder approval if required by applicable law. Any such amendment, extension, or waiver must be in writing and signed by the party granting it. A waiver of any provision will not be deemed a waiver of any other provision or a waiver of any subsequent breach of the same provision.
Voting Agreements
The following describes certain material provisions of the voting agreement. The following description of the voting agreement is subject to, and qualified in its entirety by reference to, the voting agreement, which is attached as an exhibit to Annex A of this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. We urge you to read the voting agreement carefully and in its entirety.
Concurrently with the execution of the merger agreement Old Second and Bancorp Financial entered into a voting agreement with the directors of Bancorp Financial who are also Bancorp Financial stockholders, in their respective capacities as Bancorp Financial stockholders and not in their capacities as directors of Bancorp Financial, and certain other officers and stockholders of Bancorp Financial. As of the record date for the Bancorp Financial special meeting, 36.9% of the issued and outstanding shares of Bancorp Financial common stock were subject to Voting Agreements.
Pursuant to the voting agreement, each such director and stockholder agrees, among other things, to vote his or her shares of Bancorp Financial common stock in favor of the approval and adoption of the merger agreement at any meeting of stockholders of Bancorp Financial called to vote upon the merger and any other matter that is reasonably necessary to be approved by the stockholders of Bancorp Financial to facilitate the consummation of the merger, and against any proposal, transaction, agreement that is intended to or could reasonably be expected to prevent, impede, interfere with, materially delay, postpone, adversely affect or discourage the consummation of the transactions contemplated by the merger agreement and against any alternative acquisition proposal. Each such director and stockholder also agrees not to transfer his or her shares prior to the effective time of the merger or the termination of the merger agreement, subject to customary exceptions including charitable donations.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following discussion summarizes the anticipated material U.S. federal income tax consequences of the merger generally applicable to U.S. holders (as defined below) of Bancorp Financial common stock who exchange their shares of Bancorp Financial common stock for the merger consideration. This summary is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” Treasury regulations promulgated thereunder, judicial authorities, published positions of the Internal Revenue Service, which we refer to as the “IRS,” and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and differing interpretations.
This summary is limited to U.S. holders (as defined below) that hold their shares of Bancorp Financial common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Furthermore, this discussion does not address all of the tax consequences that may be relevant to a particular Bancorp Financial stockholder or to Bancorp Financial stockholders that are subject to special rules under U.S. federal income tax laws, such as: stockholders that are not U.S. holders; financial institutions; insurance companies; mutual funds; tax-exempt organizations or governmental entities; S corporations or other pass-through entities (or investors in such entities); regulated investment companies; real estate investment trusts; dealers in securities or currencies; persons subject to the alternative minimum tax provisions of the Code; former citizens or residents of the United States; persons whose functional currency is not the U.S. dollar; traders in securities that elect to use a mark-to-market method of accounting; persons who own more than 5% of the outstanding common stock of Bancorp Financial; persons who hold Bancorp Financial common stock as part of a straddle, hedge, constructive sale or conversion transaction; and U.S. holders who acquired their shares of Bancorp Financial common stock through the exercise of an employee stock option or otherwise as compensation; or holders who exercise dissenters’ rights.
In addition, this discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any other U.S. federal tax consequences (such as gift or estate taxes). Determining the actual tax consequences of the merger to each Bancorp Financial stockholder may be complex. They will depend on each Bancorp Financial stockholder’s specific situation and on factors that are not within the control of Old Second or Bancorp Financial. Accordingly, each Bancorp Financial stockholder should consult his or her tax advisor with respect to the particular tax consequences of the merger to such holder.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Bancorp Financial common stock that for United States federal income tax purposes is:
•
a citizen or resident of the United States;

•
a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate that is subject to U.S. federal income tax on its income regardless of its source; or

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a trust (a) the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or (b) that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds Bancorp Financial common stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. Any such partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the merger to them.
In General
The merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Consummation of the merger is conditioned upon Old Second receiving an opinion from its legal counsel, Nelson Mullins Riley & Scarborough LLP, and upon Bancorp Financial receiving an opinion from its tax advisor, Vedder Price P.C., each in form reasonably satisfactory to such recipient, dated as of the closing date, both to the effect that, based upon facts, representations and assumptions set forth in such opinions, (i) the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) Old Second and Bancorp Financial will each be a party to that reorganization within the meaning of Section 368(b) of the Code.
The opinions described in the preceding paragraph is and will be based on, among other things, representation letters from each of Old Second or Bancorp Financial, in each case in form and substance reasonably satisfactory to such counsel or tax advisor, as applicable, and on customary factual assumptions, including, but not limited to, the assumption that the merger will be consummated in accordance with the terms of the merger agreement. If any of the representations or assumptions upon which those opinions are based is incorrect or incomplete, the validity of the opinions may be affected and the tax consequences of the merger could differ from those described in this proxy statement/prospectus. None of these opinions of counsel, including the opinions delivered in connection with the filing of this Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part, is binding on the IRS or any court. No ruling has been, or will be, sought from the IRS by Old Second or Bancorp Financial as to the U.S. federal income tax consequences of the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth herein. Accordingly, each holder of Bancorp Financial common stock should consult its own tax advisor with respect to the particular tax consequences of the merger to such holder.
Based solely on the information, and subject to the assumptions, qualifications and limitations set forth herein and in their respective federal income tax opinions filed herewith, it is the opinion of Nelson Mullins Riley & Scarborough LLP and Vedder Price P.C. that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes and that accordingly the material U.S. federal income tax consequences of the merger generally applicable to U.S. holders of Bancorp Financial common stock who exchange their shares of Bancorp Financial common stock for the merger consideration pursuant to the merger will be those set forth in this section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”
Tax Consequences to Old Second and Bancorp Financial
Each of Old Second and Bancorp Financial will be a party to the merger within the meaning of Section 368(b) of the Code, and neither Old Second nor Bancorp Financial will recognize any gain or loss as a result of the merger.
Tax Consequences to Bancorp Financial Stockholders
The material U.S. federal income tax consequences of the merger to U.S. Holders who exchange Bancorp Financial common stock for merger consideration are as follows:
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A U.S. holder will recognize gain, but not loss, in an amount equal to the lesser of (a) the amount of cash received, excluding any cash received in lieu of a fractional share of Old Second common stock (the tax treatment of which is discussed below), and (b) the excess, if any, of (i) the sum of the amount of such cash and the fair market value of the Old Second common stock received over (ii) the U.S. holder’s adjusted tax basis in the shares of Bancorp Financial common stock surrendered.

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Any gain recognized generally will be capital gain, and will be long-term capital gain if, as of the effective date of the merger, the shares of Bancorp Financial common stock were held for more than one year, unless the receipt of cash has the effect of a distribution of a dividend under the provisions of the Code (as discussed below), in which case such gain will be treated as dividend income to the extent of the U.S. holder’s ratable share of Bancorp Financial’s current and accumulated earnings and profits as calculated for U.S. federal income tax purposes.

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In general, the determination of whether any gain recognized will be treated as capital gain or a dividend distribution will depend on whether, and to what extent, the merger reduces the U.S. holder’s deemed percentage stock ownership in Old Second, taking into account certain constructive ownership rules. The IRS has indicated in rulings that any reduction in the interest of a stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment.

Because the possibility of dividend treatment depends primarily upon a U.S. holder’s particular circumstances, including the application of constructive ownership rules, U.S. holders should consult their tax advisors regarding this possibility.
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A U.S. holder generally will have an aggregate tax basis in the shares of Old Second common stock received by the U.S. holder in the merger (including any fractional share of Old Second common stock deemed received and redeemed for cash, as discussed below) equal to the U.S. holder’s aggregate adjusted tax basis in the shares of Bancorp Financial common stock surrendered, reduced by the amount of cash received (other than cash received in lieu of a fractional share of Old Second common stock), and increased by the amount of any gain recognized or amount treated as a dividend by the U.S. holder (excluding any gain recognized with respect to cash received in lieu of a fractional share of Old Second common stock).

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The holding period of the shares of Old Second common stock received by a U.S. holder in the merger (including any fractional share of Old Second common stock deemed received and redeemed for cash, as discussed below) will include the holding period of the shares of Bancorp Financial common stock surrendered.

If a U.S. holder exchanges more than one “block” of shares of Bancorp Financial common stock (that is, groups of shares that the U.S. holder acquired at different times or at different prices), the U.S. holder must calculate gain, adjusted tax basis and holding period separately as to each block of shares. Any such U.S. holder should consult with his, her or its own tax advisors regarding the manner in which shares of Old Second common stock and cash received in the merger should be allocated among different blocks of shares of Bancorp Financial common stock for purposes of determining recognized gain and the tax bases and holding periods of the particular shares of Old Second common stock received in the merger.
Cash Received in Lieu of a Fractional Share.   If a U.S. holder receives cash in the merger instead of a fractional share of Old Second common stock, the U.S. holder will be treated as having received such fractional share in the merger, and then as having sold such fractional share for cash. As a result, the U.S. holder will recognize gain or loss equal to the difference between the cash received and the U.S. holder’s adjusted tax basis in the shares of Bancorp Financial common stock surrendered allocable to that fractional share. This gain or loss generally will be long-term capital gain or loss if the holding period for those shares of Bancorp Financial common stock is more than one year as of the date of the merger, unless the receipt of cash has the effect of a distribution of a dividend under the provisions of the Code (as discussed above). The deductibility of capital losses is subject to limitations.
Medicare Tax on Net Investment Income.   An unearned income Medicare contribution tax of 3.8% could apply to some or all of the gain and any of the proceeds taxable as a dividend that a noncorporate U.S. holder recognizes in the merger, depending on the U.S. holder’s level of modified adjusted gross income (or adjusted gross income in the case of a trust or estate) and the other provisions of Section 1411 of the Code. The unearned income Medicare contribution tax applies to “net investment income” of a U.S. holder, which may include capital gains or dividends recognized by U.S. holders as a result of the merger. U.S. holders should consult their individual tax advisors regarding the potential applicability of the unearned income Medicare contribution tax.
Backup Withholding.   Backup withholding on any cash payments received at the applicable rate (currently at a rate of 24%) may, under certain circumstances, apply unless a U.S. holder (a) is a corporation or is within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder who does not provide his, her or its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules are not an additional tax and generally may be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability, provided such U.S. holder timely furnishes the required information to the IRS.
Reporting Requirements.   A U.S. holder will be required to retain records pertaining to the merger and will be required to file with such U.S. holder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. In addition, each U.S. holder who is a “significant holder” that receives Old Second common stock in the merger will be required to file a statement with his, her or its U.S. federal income tax return for the year of the merger setting forth the names and employer identification numbers of Old Second and Bancorp Financial, the date of the merger, such shareholder’s adjusted tax basis in the Bancorp Financial common stock surrendered (determined immediately prior to the exchange) and the fair market value of the Old Second common stock received in the merger. A “significant holder” is a holder of Bancorp Financial common stock who receives Old Second common stock in the merger and who, immediately before the merger, owned at least one percent (by vote or value) of the outstanding shares of Bancorp Financial common stock or owned Bancorp Financial securities with an adjusted tax basis of at least $1.0 million.
THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL INCOME TAX EFFECTS RELEVANT THERETO OR A DISCUSSION OF ANY OTHER TYPE OF TAXES. BANCORP FINANCIAL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF NON-U.S., FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

UNAUDITED PRO FORMA
CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION
The following tables show the condensed combined financial information for each of Old Second and Bancorp Financial, as well as unaudited pro forma condensed combined financial information for Old Second and Bancorp Financial reflecting the merger, for the year ended December 31, 2024, and pro forma adjustments described in the accompanying notes.
Except as otherwise noted in the footnotes to the tables, (a) the financial information included under the “Old Second Historical” column is derived from Old Second’s historical unaudited interim condensed financial statements and accompanying notes included in Old Second’s Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference herein, and (b) the financial information under the “Bancorp Financial Historical” column is derived from Bancorp Financial’s historical audited financial statements and accompanying notes for the year ended December 31, 2024, which is included elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed combined financial information has been prepared to give effect to the following:
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The acquisition of Bancorp Financial by Old Second under the provision of Financial Accounting Standard Board (FASB) Accounting Standards Codification, ASC 805, “Business Combinations” where the sale of assets and liability of Bancorp Financial will be recorded by Old Second at their respective fair values as of the date the merger is completed;

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The distribution of shares of Old Second common stock to Bancorp Financial stockholders in exchange for shares of Bancorp Financial common stock (based on a 2.5814 exchange ratio) and $15.93 in cash per share, without interest;

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Certain reclassifications to conform historical Bancorp Financial’s financial information presentation to Old Second; and

•
Transaction costs in connection with the merger.

The accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2024 combines the historical consolidated balance sheets of Old Second and Bancorp Financial, presenting the merger as if it had been consummated on December 31, 2024. The unaudited pro forma condensed combined income statement for the year ended December 31, 2024 combines the historical consolidated income statements of Old Second and Bancorp Financial, presenting the merger as if it had been consummated on January 1, 2024. You should read such information in conjunction with Old Second’s and Bancorp Financial’s consolidated financial statements for the year ended December 31, 2024 and related notes, which for Old Second are incorporated by reference into this proxy statement/prospectus, and for Bancorp Financial are included elsewhere in this proxy statement/prospectus. You should also read the accompanying Notes to the Unaudited Pro Forma Condensed Combined Balance Sheet and Income Statements.
The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only, and does not necessarily indicate the financial results of the combined company had Old Second and Bancorp Financial actually been combined as of the dates indicated and at the beginning of the periods presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities, which could differ materially from those shown in this information. The unaudited pro forma condensed combined financial information does not reflect the benefits of expected synergies, anticipated cost savings, or other factors that may result as a consequence of the merger. The unaudited pro forma condensed combined financial information also does not consider any potential effect of changes in market conditions or interest rates on revenues or the impact of changes in Old Second’s stock price. As explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.
As of the date of this proxy statement/prospectus, Old Second has not yet completed the valuation analysis and calculations at the level of detail required to obtain the necessary estimates of the fair market values of the Bancorp Financial assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and liabilities. Therefore, certain Bancorp Financial assets and liabilities are presented at their respective carrying amounts and should be considered preliminary values. Final determination of the fair values of Bancorp Financial assets and liabilities will be obtained based on actual Bancorp Financial assets and liabilities as of the closing date and therefore cannot be known prior to completion of the merger.
Due to the preliminary estimates for the pro forma purchase price and valuation analysis as noted above, the pro forma adjustments presented are to be considered preliminary and subject to change as additional information becomes available, and the final closing balances are known. The preliminary pro forma adjustments have been presented solely for the purpose of providing the unaudited pro forma condensed combined financial information.
Upon completion of the merger, a final determination of the fair values of Bancorp Financial assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total purchase price as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase consideration allocated to goodwill, deferred taxes, and other assets and liabilities, and may impact the combined company’s statement of income.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
	December 31, 2024
			Purchase Accounting Adjustments
(in Thousands)	Historical Old Second	Historical Bancorp Financial	Fair Value Marks	Other, including Financing	Reference	Proforma Combined
Assets
Cash and cash equivalents	$99,329	$101,725	$(10,447)	$(89,367)	A	$101,240
Investment securities	1,161,701	123,529	(842)	(89,025)	B	1,195,363
Federal Home Loan Bank Chicago (“FHLBC”) and Federal Reserve Bank Chicago (“FRBC”) stock	19,441	1,958	—	—		21,399
Loans held-for-sale	1,556	—	—	—		1,556
Loans	3,981,336	1,203,624	(27,023)	(35,038)	C	5,122,899
Less: allowance for credit losses on loans	43,619	20,649	7,501	(2,153)	D, E	69,616
Net loans	3,937,717	1,182,975	(34,524)	(32,885)		5,053,283
Premises and equipment, net	87,311	2,264	—	—		89,575
Goodwill and core deposit intangible	115,291	—	59,486	—	F, G	174,777
Bank-owned life insurance (“BOLI”)	112,751	13,722	—	—		126,473
Deferred tax assets	26,619	11,529	6,273	528	H	44,949
Other assets	87,661	14,754	—	—		102,415
Total assets	$5,649,377	$1,452,456	$19,946	$(210,749)		$6,911,030
Liabilities
Noninterest bearing deposits	$1,704,920	$72,349	$—	$—		$1,777,269
Interest bearing deposits	3,063,811	1,168,202	(210)	(149,678)	I	4,082,125
Total deposits	4,768,731	1,240,551	(210)	(149,678)		5,859,394
Short-term borrowings	56,657	31,000	—	(12,500)		75,157
Long-term debt	85,240	15,000	—	—		100,240
Deferred tax liabilities	—	—	1,873	—	J	1,873
Other liabilities	67,715	16,045	324	—	K	84,084
Total liabilities	4,978,343	1,302,596	1,987	(162,178)		6,120,748
Stockholders’ Equity
Common stock	44,908	2,800	(2,800)	8,103	A, L	53,011
Additional paid-in capital	205,284	47,257	(47,257)	125,746	M	331,030
Retained earnings	469,165	109,116	(109,116)	(14,601)	N, O	454,564
Accumulated other comprehensive income	(47,748)	(9,313)	9,313	—	N	(47,748)
Treasury stock	(575)	—	—	—		(575)
Total stockholders’ equity	671,034	149,860	(149,860)	119,248		790,282
Total liabilities and stockholders’ equity	$5,649,377	$1,452,456	$(147,873)	$(42,930)		$6,911,030
See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
	For the Twelve Months Ended December 31, 2024
(in Thousands, except for per share data)	Historical Old Second	Historical Bancorp Financial	Fair Value Adjustments	Other	Reference	Pro Forma Combined
Interest and dividend income
Loans, including fees	$253,319	$97,959	$1,948	$—	P	$353,226
Loans held-for-sale	94	—	—	—		94
Investment securities	39,820	4,956				44,776
Other	4,671	5,204	—	—		9,875
Total interest and dividend income	297,904	108,119	1,948	—		407,971
Interest expense
Deposits	38,013	51,708	(73)	—	Q	89,648
Borrowings	18,256	2,190	—	—		20,446
Total interest expense	56,269	53,898	(73)	—		110,094
Net interest and dividend income	241,635	54,221	2,021	—		297,877
Provision for credit losses	12,750	11,375	—	14,075	E	38,200
Net interest and dividend income after provision for credit losses	228,885	42,846	2,021	(14,075)		259,677
Noninterest income
Trust income	11,426	—	—	—		11,426
Service charges on deposits	10,226	320	—	—		10,546
Mortgage banking revenue	3,311	—	—	—		3,311
BOLI related income	3,619	380	—	—		3,999
Death benefit realized on BOLI	905	—	—	—		905
Card related income	10,114	—	—	—		10,114
Other income, including securities gains/(losses), net	4,218	2,231	—	—		6,449
Total noninterest income	43,819	2,931	—	—		46,750
Noninterest expense
Salaries and employee benefits	98,025	20,429	—	—		118,454
Occupancy, furniture and equipment	16,159	2,422	—	—		18,581
Computer and data processing	9,473	5,645	—	—		15,118
Merger-related expense	—	—	—	4,408	R	4,408
Other expense	36,091	10,822	1,431	—	S	48,344
Total noninterest expense	159,748	39,318	1,431	4,408		204,905
Income before income taxes	112,956	6,459	590	(18,483)		101,522
Provision for income taxes	27,692	1,375	124	(3,882)	T	25,309
Net income	$85,264	$5,084	$466	$(14,601)		$76,213
Basic earnings per share	$1.90	$1.82				$1.46
Diluted earnings per share	1.87	1.71				1.43
Dividends declared per share	0.21	—				0.21
See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1: Basis of Presentation
The proforma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger under the acquisition method of accounting with Old Second as the acquirer. The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial condition or results of the combined companies had the companies actually been combined at the beginning of the periods presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of Bancorp Financial as of the effective date of the merger, will be recorded by Old Second at their respective fair values and the excess of the merger consideration over the fair value of Bancorp Financial’s net assets will be allocated to goodwill.
The merger, which is currently expected to be completed in the third quarter of 2025, and is subject to the satisfaction of customary closing conditions, provides that Bancorp Financial stockholders will receive (a) $15.93 cash consideration for each share of Bancorp Financial common stock they hold immediately prior to the merger, and (b) 2.5814 shares of Old Second common stock for each share of Bancorp Financial common stock they hold immediately prior to the merger. The implied value of the stock consideration to Bancorp Financial stockholders is $42.64 per share, or a total of $133.8 million, based on the closing stock price of Old Second common stock of $16.52 per share as of March 14, 2025.
The pro forma allocation of the purchase price presented in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is consummated. Adjustments may include, but are not limited to, changes in (a) Bancorp Financial’s balance sheet and operating results through the effective time of the merger; (b) the aggregate value of the merger consideration paid if the share price of the Old Second common stock varies from the assumed $16.52 per share; (c) total merger related expenses and implementation costs vary from currently estimated amounts included herein; and (d) the underlying values of assets and liabilities if market and credit conditions differ from current assumptions.
Note 2: Preliminary Purchase Price
The pro forma adjustments include the estimated purchase accounting entries to record the merger transaction. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma condensed combined financial statement are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.
The following table summarizes the determination of the purchase price consideration with a sensitivity analysis assuming a 10% increase and a 10% decrease in the price per share of Old Second common stock from the March 14, 2025, baseline price, and its impact on the preliminary goodwill estimate.
	March 14, 2025	10% Increase	10% Decrease
Stock Consideration:
Common shares of Bancorp Financial	3,139,058	3,139,058	3,139,058
Exchange ratio	2.5814	2.5814	2.5814
Old Second shares issued	8,103,164	8,103,164	8,103,164
Price per share of Old Second common stock as of March 14, 2025	$16.520	$18.172	$14.868
Preliminary fair value of consideration for common stock(a)	$133,849,433	$147,253,211	$120,477,046

	March 14, 2025	10% Increase	10% Decrease
Cash Consideration:
Common shares of Bancorp Financial	3,139,058	3,139,058	3,139,058
Fixed cash consideration rate per share	$15.930	$15.930	$15.930
Preliminary fair value of cash consideration	$50,005,194	$50,005,194	$50,005,194
Total pro forma purchase price consideration	$183,854,627	$197,258,405	$170,482,240
Preliminary goodwill	$50,568,000	$63,971,778	$37,195,613

(a)
Fractional shares resulting from the 2.5814 exchange ratio will be delivered in cash, as a result the preliminary fair value of stock consideration for common stock is calculated using the rounded common stock consideration per share of $42.64.

Bancorp Financial Net Assets at Fair Value
(in thousands)
Assets
Cash and cash equivalents	$91,278
Investment securities	122,687
Federal Home Loan Bank Chicago (“FHLBC”) and Federal Reserve Bank Chicago (“FRBC”) stock	1,958
Loans held-for-sale	—
Net loans	1,164,486
Premises and equipment, net	2,264
Core deposit intangible	8,918
Bank-owned life insurance (“BOLI”)	13,722
Deferred tax assets	17,802
Other assets	14,754
Total assets acquired	$1,437,869
Liabilities
Noninterest bearing deposits	$72,349
Interest bearing deposits	1,167,992
Total deposits	1,240,341
Short-term borrowings	31,000
Long-term debt	15,000
Deferred tax liabilities	1,873
Other liabilities	16,369
Total liabilities assumed	1,304,583
Net assets acquired	$133,286
Preliminary goodwill	$50,568
Note 3: Pro Forma Adjustment to Unaudited Condensed Combined Financial Information
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on preliminary assumptions and valuations, which are subject to change.

(A)
Adjustments to cash to reflect the estimated cash components of the merger consideration of $50.0 million, based on 3,139,058 shares of Bancorp Financial common stock outstanding as of March 14, 2025, and an adjustment of $12.5 million to payoff Bancorp Financial debt. Purchase accounting adjustments to cash include a $10.4 million reduction due to after tax acquisition costs. Cash outflows are also impacted by the runoff of approximately $149.7 million of brokered CDs, partially offset by anticipated net proceeds on the sale of Bancorp Financial’s available for sale securities of $122.7 million and solar loan portfolio sales proceeds of $32.9 million.

(B)
Adjustment to Bancorp Financial specific to the anticipated sale of $122.8 million of available for sale securities and subsequent reinvestment of $33.0 million.

(C)
Adjustment to Bancorp Financial loans reflects estimated fair value adjustments, which include the adjustment for the credit component of the loan portfolio, the purchased credit deteriorated (“PCD”) loan CECL gross up, adjustments related to current interest rates and liquidity, and adjustments attributable to the projected sale of the solar loan portfolio.

	As Presented	Attributed to Solar
Estimate of fair value adjustments for the credit component on acquired loans	$(28,000)	$(4,306)
Estimate of PCD loan CECL gross-up	14,075	2,153
Estimate of fair value related to current interest rates and liquidity	(13,098)	(12,761)
Net fair value pro forma loan adjustments	$(27,023)	$(14,914)

(D)
Adjustments to allowance for credit losses include the following:

	As Presented	Attributed to Solar
Reversal of historical Bancorp Financial allowance for credit loss	$(20,649)	$(1,005)
Increase in allowance for credit losses for gross-up for estimate of lifetime credit losses for PCD loans	14,075	2,153
Total fair value adjustments to allowance for credit losses	(6,574)	1,148
Provision for estimated lifetime credit losses for non-PCD loans	14,075	2,153
Total transaction accounting adjustments to allowance for credit losses	$7,501	3,301

(E)
Provision for estimated lifetime credit losses for non-PCD loans of $14.1 million to be recorded immediately following the consummation of the merger, which includes $2.2 million of estimated lifetime credit losses related to non-PCD solar portfolio loans.

(F)
Adjustment to record an estimated goodwill associated with the merger of $50.6 million.

(G)
Adjustment to record an estimated core deposit intangible of $8.9 million associated with the merger.

(H)
Adjustments to deferred tax assets to reflect the effects of the acquisition accounting adjustments, the $14.1 million provision for credit losses for non-PCD loans and $7.0 million of estimated merger expenses. The tax effect of acquisition related adjustments is calculated at a 21% tax rate.

(I)
Adjustment to reflect preliminary estimate of fair value of interest-bearing deposits with maturities of $210,000 and payoff of $149.7 million in brokered deposits.

(J)
Adjustments to deferred tax liabilities to reflect the deferred tax effects of the $8.9 million of core deposit intangible. The tax effect of acquisition related adjustments is calculated at a 21% tax rate.

(K)
Adjustments to other liabilities to reflect estimated accruals for merger-related professional, legal, and other contractually obligated merger expenses expected to be incurred.

(L)
Adjustment of $(2.8 million) to eliminate historical Bancorp Financial common stock and to record the issuance of 8.1 million shares of newly issued Old Second common stock, at $1.00 par value per share, at a historical cost of $133.8 million, to holders of Bancorp Financial common stock, based on 3,139,058 shares of Bancorp Financial common stock outstanding on March 14, 2025, multiplied by the exchange ratio of 2.5814 shares of Old Second common stock for each share of Bancorp Financial common stock.

(M)
Adjustment to eliminate Bancorp Financial additional paid-in capital of $47.3 million and to reflect the issuance of Old Second common stock in excess of par value of $125.7 million.

(N)
Adjustment to eliminate the retained earnings and the accumulated other comprehensive income of Bancorp Financial.

(O)
Adjustment to reflect the after-tax impact to retained earnings of the day two provision for credit losses, as well as the estimated accruals for merger-related professional, legal and other contractually obligated merger expenses expected to be incurred.

(P)
Adjustments to record estimated accretion of discounts on loans associated with the merger.

(Q)
Adjustments to record estimated amortization premium on interest-bearing deposits associated with the merger.

(R)
Adjustments to record estimated merger related expenses.

(S)
Adjustments to record estimated amortization of core deposit premium associated with the merger.

(T)
Adjustments due to the tax effect of the day two provision for credit losses, as well as the estimated accrual for merger related professional, legal and other contractually obligated merger expenses expected to be incurred, calculated at a 21% tax rate.

BANCORP FINANCIAL STOCKHOLDERS’ APPRAISAL RIGHTS
The following is a summary of the material statutory procedures for stockholders of Bancorp Financial to exercise appraisal rights under Section 262 of the DGCL in connection with the proposed merger. This summary is not exhaustive and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex C to this proxy statement/prospectus. Stockholders are encouraged to read Section 262 carefully and consult with legal counsel before attempting to exercise appraisal rights, as failure to strictly comply with the statutory procedures may result in a loss of such rights.
General
If the merger is completed, holders of Bancorp Financial common stock who (i) do not vote in favor of the merger proposal, (ii) properly demand appraisal of their shares, and (iii) otherwise comply with the procedures set forth in Section 262 of the DGCL, will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, as determined by the court. The “fair value” of shares as determined by the court may be more than, less than, or equal to the merger consideration.
Procedures for Exercising Appraisal Rights
If you are a holder of Bancorp Financial common stock and wish to exercise your appraisal rights, you must satisfy all of the following conditions:
1.
Written Demand:   Before the vote on the merger proposal at the Bancorp Financial special meeting, you must deliver to Bancorp Financial a written demand for appraisal of your shares. This written demand must reasonably inform Bancorp Financial of your identity and your intention to seek appraisal.

2.
No Vote in Favor:   You must not vote in favor of the merger proposal. Voting against the merger proposal or abstaining from voting will not, in and of itself, constitute a written demand for appraisal as required by Section 262. Similarly, failing to vote will not constitute a demand for appraisal rights.

3.
Continuous Ownership:   You must continuously hold your shares of Bancorp Financial common stock from the date of making the written demand through the effective date of the merger. Appraisal rights will be lost if you transfer your shares before the effective date of the merger.

Notification and Petition for Appraisal
Within ten (10) days after the effective date of the merger, the surviving corporation must notify each stockholder who has properly asserted appraisal rights and not voted in favor of the merger of the effective date. Within 120 days after the effective date, any stockholder who has complied with the required conditions may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, demanding a determination of the fair value of the shares. If no petition is filed within this 120-day period, appraisal rights will be lost.
The court will determine which stockholders have properly exercised appraisal rights and are entitled to appraisal, and will then appraise the shares’ fair value, exclusive of any element of value arising from the accomplishment or expectation of the merger. The court may also determine and assess costs of the proceeding as it deems equitable.
Important Considerations
•
Waiver of Rights:   Failing to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

•
Judicial Determination:   The Delaware Court of Chancery will determine the fair value of your shares, which may result in a value that is higher, lower, or the same as the merger consideration.

•
Legal Counsel Recommended:   Given the complexity of the appraisal process and the need for strict compliance with statutory procedures, stockholders considering exercising appraisal rights are strongly encouraged to consult with their legal advisors.

All written demands for appraisal should be addressed to:
Bancorp Financial, Inc.
1515 West 22nd Street, Suite 100W
Oak Brook, Illinois 60523
Attention: Corporate Secretary
(630) 413-9580
It is advisable to send such demands by registered or certified mail, with return receipt requested.

DESCRIPTION OF OLD SECOND CAPITAL STOCK
As a result of the merger, Bancorp Financial stockholders who receive shares of Old Second common stock in the merger will become Old Second stockholders. Your rights as Old Second stockholders will be governed by Delaware law and the Old Second certificate of incorporation and the Old Second bylaws. The following provides a description of the material terms of Old Second capital stock, including the Old Second common stock to be issued in connection with the merger, and reflects the anticipated state of affairs upon completion of the merger. We urge you to read the applicable provisions of Delaware law, the Old Second certificate of incorporation and the Old Second bylaws and federal law governing bank holding companies carefully and in their entirety because they describe your rights as a holder of Old Second common stock.
Authorized Shares of Capital Stock
The Old Second certificate of incorporation, which we refer to as the “Old Second charter,” currently authorizes Old Second to issue up to 60,000,000 shares of common stock, $1.00 par value per share, and 300,000 shares of preferred stock, $1.00 par value per share.
Common Stock
General.   The Old Second charter provides that we may issue up to 60,000,000 shares of common stock, $1.00 par value per share. As of March 31, 2025, Old Second had 45,047,151 shares of common stock issued and outstanding. All outstanding shares of Old Second common stock are fully paid and nonassessable.
Old Second common stock is listed on the NASDAQ Global Select Market under the symbol “OSBC.”
Dividend Rights.   Subject to any rights to receive dividends to which the holders of any outstanding preferred stock may be entitled, holders of Old Second common stock are entitled to receive any cash dividends that may be declared by the Old Second board of directors. Old Second is subject to certain restrictions on dividend payments under the DGCL as well as restrictions under certain banking laws, regulations and policies. Subject to these restrictions, the declaration and payment of future dividends to holders of Old Second common stock will be at the discretion of the Old Second board of directors and will depend upon Old Second’s earnings and financial condition, its capital requirements and those of its subsidiaries, regulatory conditions and considerations and other factors as the Old Second board of directors may deem relevant.
Voting Rights.   Each outstanding share of Old Second common stock shall entitle the holder thereof to one vote. Except as otherwise provided by law or in a resolution adopted by the board of directors designating the rights of preferred stock, the holders of Old Second common stock possess exclusive voting power for all purposes. The holders of Old Second common stock have no cumulative voting rights. When a quorum is present at any meeting, the vote of a majority of the shares present in person or represented by proxy will decide the election of directors, unless the number of nominees exceeds the number of directors to be elected at such meeting, in which case, the directors will be elected by a plurality vote. Questions brought before any meeting of stockholders will be decided by the vote of the holders of a majority of the shares having voting power present in person or represented by proxy, except as otherwise required by applicable Delaware law, the Old Second charter or the Old Second bylaws.
Liquidation Rights.   In the event of any liquidation, dissolution or winding up of Old Second, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of Old Second and the preferential amounts to which the holders of any outstanding preferred stock shall be entitled, the holders of Old Second common stock shall be entitled to share ratably in the remaining assets of Old Second. A merger, consolidation, or sale of substantially all assets shall not be deemed a liquidation, dissolution or winding up.
Preemptive Rights.   The holders of Old Second common stock have no preemptive rights.
Miscellaneous.   Shares of Old Second common stock are not convertible into shares of any other class of capital stock.

Preferred Stock
Old Second may issue up to 300,000 shares of preferred stock, $1.00 par value per share, from time to time in one or more series. The Old Second board of directors, without further approval of Old Second stockholders, has the authority to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Old Second common stock.
The authorization of preferred stock could have the effect of impeding the acquisition of control of Old Second by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by our board of directors. See “— Antitakeover Provisions — Charter; Bylaws.”
As of March 31, 2025, Old Second had no shares of preferred stock issued and outstanding.
Anti-Takeover Provisions
General.   Certain provisions of the Old Second charter, the Old Second bylaws and the DGCL may have the effect of impeding the acquisition of control of Old Second by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by the Old Second board of directors. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Old Second board of directors but which individual stockholders may deem to be in their best interests or in which Old Second stockholders may receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Old Second board of directors or management more difficult.
Charter; Bylaws.   These provisions of the Old Second charter and the Old Second bylaws include the following:
•
The Old Second board of directors may issue additional authorized shares of Old Second capital stock to deter future attempts to gain control of Old Second, and has the authority to determine the terms of any one or more series of preferred stock, such as voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Old Second board of directors has the power, to the extent consistent with its fiduciary duties, to issue a series of preferred stock to persons friendly to management in order to attempt to block a merger or other transaction by which a third party seeks control, and thereby assist the incumbent board of directors and management to retain their respective positions;

•
The Old Second charter provides for the division of the Old Second board of directors into three classes of directors of approximately equal size, which is referred to as a “classified board.” Old Second directors are elected for three-year terms. Consequently, only one-third of Old Second’s directors are up for election in any given year. Old Second’s classified board, therefore, may make it more difficult for a stockholder to acquire immediate control of Old Second and immediately remove the incumbent management through a proxy contest. Because the terms of only approximately one-third of the incumbent directors expire each year, at least two annual elections are required before a majority of Old Second’s directors can be replaced. In distinction, if Old Second had a non-classified board, a majority of its directors could theoretically be replaced at one annual meeting;

•
The Old Second charter does not provide for cumulative voting for any purpose, and the Old Second charter also provides that any action required or permitted to be taken by stockholders may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting;

•
Certain transactions with interested stockholders (including any merger or consolidation, the sale, lease or exchange of all of substantially all assets, any issuance or transfer of any voting securities in exchange for cash, assets or securities) must be approved by at least 75% of Old Second’s outstanding voting stock, unless approved by not less than a majority of Old Second’s disinterested directors;

•
When evaluating a proposal by another person to make a tender or exchange offer for an equity security, to merge or consolidate with Old Second or to purchase or otherwise acquire all or substantially all of Old Second’s assets, the Old Second charter allows the board of directors to give consideration to all relevant factors, including: the adequacy of the amount of consideration to be paid; the social and economic effect of the transaction on Old Second and its employees, depositors, customers and creditors and those of its subsidiaries and the communities in which Old Second and its subsidiaries operate or are located; the business and financial condition and prospects of the acquiring party, and the possible effect of such conditions on Old Second, its subsidiaries and other elements of the communities in which Old Second and its subsidiaries operate or are located; the competence, experience and integrity of the acquiring person and/or its management; and any antitrust or other legal or regulatory issues raised by the transaction;

•
The Old Second charter also restricts the repurchase of voting stock from a substantial stockholder at a price above the market value unless approved by at least two-thirds of the disinterested stockholders or unless certain limited exceptions apply; and

•
Generally, an amendment of the Old Second charter must be approved by a majority vote of the board of directors and also by a majority vote of the outstanding shares of Old Second common stock; provided, however, that an affirmative vote of at least 75% of the outstanding voting stock entitled to vote is required to amend or repeal certain provisions of the Old Second charter, including provisions (a) concerning directors, (b) governing the purchase by Old Second of its voting stock, (c) relating to considerations of the board of directors in evaluating acquisition proposals, (d) limiting business combinations with interested stockholders, (e) limiting Old Second stockholders’ ability to act by written consent, and (f) regarding amendment of the foregoing supermajority provisions of our Charter. The Old Second bylaws may be amended by vote of a majority of the board of directors.

Delaware Law.   Old Second has not elected to opt out of the applicability of Section 203 of the DGCL in its Charter. Under Section 203 of the DGCL, subject to exceptions, Old Second is prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder. For this purpose, an “interested stockholder” generally includes current and certain former holders of 15% or more of Old Second’s outstanding voting stock. A “business combination” includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.
The three-year prohibition does not apply if: (1) the business combination or the transaction that resulted in the person becoming an interested stockholder is approved by the board of directors of Old Second prior to the date the interested stockholder acquired such status; (2) upon consummation of the transaction in which the person became an interested stockholder, the stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (excluding shares held by directors who are also officers and certain employee benefit plans); or (3) the business combination is approved by the board of directors and authorized at a stockholder meeting by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.
The provisions of Section 203 may encourage companies interested in acquiring Old Second to negotiate in advance with the Old Second board of directors and may have the effect of discouraging or delaying a change of control of Old Second that might otherwise be considered favorable by stockholders.
Banking Laws.   The ability of a third party to acquire control of Old Second is also subject to applicable banking laws and regulations. Under the Bank Holding Company Act of 1956 and the regulations thereunder, any “bank holding company” (as defined therein) is required to obtain prior approval from the Federal Reserve Board before acquiring 25% or more of any class of Old Second voting securities or otherwise obtaining a controlling interest in Old Second.
Any person other than a bank holding company is generally required to obtain the prior approval of the Federal Reserve Board before acquiring 10% or more of any class of Old Second voting securities, if certain other conditions are met, under the Change in Bank Control Act of 1978. In addition, federal law prohibits any person or company from acquiring “control” of an FDIC-insured depository institution or its holding company without prior notice or approval from the appropriate federal banking regulator.

In 2020, the Federal Reserve Board issued a final rule codifying its standards for determining whether a company controls a bank or bank holding company. The rule establishes presumptions of control based on the percentage of voting securities held and other indicia of influence, such as director representation, contractual rights, business relationships, and cross-ownership. As ownership levels increase (e.g., 5 – 9.9%, 10 – 14.9%, 15 – 24.9%), the number of other permissible relationships decreases before a presumption of control arises.
Under the final rule, investors may own up to 24.9% of the voting securities and up to 33% of the total equity of a company without necessarily being deemed to control it, depending on other relationships and rights. For purposes of determining whether these thresholds are met, bank regulators may include securities convertible into or settled in voting stock (such as options or warrants) in calculating an investor’s total ownership.

COMPARISON OF RIGHTS OF BANCORP FINANCIAL STOCKHOLDERS AND OLD SECOND STOCKHOLDERS
General
Bancorp Financial is incorporated under the laws of the State of Delaware, and the rights of Bancorp Financial stockholders are governed by the DGCL, as well as the Bancorp Financial certificate of incorporation and the Bancorp Financial bylaws. As a result of the merger, Bancorp Financial stockholders who receive shares of Old Second common stock will become stockholders of Old Second. Old Second is also incorporated under the laws of the State of Delaware, and the rights of Old Second stockholders are similarly governed by the DGCL, the Old Second certificate of incorporation (which we refer to as the “Old Second charter”), and the Old Second bylaws. Accordingly, following the merger, the rights of Bancorp Financial stockholders who become Old Second stockholders will continue to be governed by Delaware law, but will instead be subject to the provisions of the Old Second charter and the Old Second bylaws, which may differ in certain respects from those of Bancorp Financial.
Comparison of Rights of Bancorp Financial Stockholders and Old Second Stockholders
Set forth below is a summary comparison of material differences between the rights of Bancorp Financial stockholders under Delaware law, the Bancorp Financial certificate of incorporation (the “Bancorp Financial charter”), and the Bancorp Financial bylaws (left column) and the rights of Old Second stockholders under Delaware law, the Old Second charter and the Old Second bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Old Second charter, the Old Second bylaws, the Bancorp Financial charter, the Bancorp Financial bylaws and the other documents or agreements referenced below, as well as the relevant provisions of the DGCL. Copies of Old Second’s governing documents are filed as exhibits to the reports of Old Second as incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” in the forepart of this proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 126.
	BANCORP FINANCIAL	OLD SECOND
Authorized Capital Stock	The Bancorp Financial charter currently authorizes Bancorp Financial to issue 5,500,000 shares of common stock, par value $1.00 per share, and 100,000 shares of preferred stock, par value $0.01 per share. As of the record date, there were 2,813,992 shares of Bancorp Financial common stock outstanding and no shares of Bancorp Financial preferred stock outstanding.	The Old Second charter currently authorizes Old Second to issue 60,000,000 shares of common stock, par value $1.00 per share, and 300,000 shares of preferred stock, $1.00 par value per share. At the 2025 annual meeting of stockholders to be held on May 20, 2025, Old Second stockholders are being asked to approve an amendment to the Old Second charter to increase the number of authorized shares of common stock from 60,000,000 to 120,000,000. As of May 7, 2025, there were 45,056,183 shares of Old Second common stock outstanding and no shares of Old Second preferred stock outstanding.
Issuance of Additional Shares	The Bancorp Financial board of directors may authorize the issuance of shares of Bancorp Financial common stock and preferred stock up to the amounts authorized in the Bancorp Financial charter, without stockholder approval, subject only to the	The Old Second board of directors may issue additional shares of Old Second common stock up to the amounts authorized in the Old Second charter, without stockholder approval, subject only to the restrictions of the DGCL and the Old Second charter.

	BANCORP FINANCIAL	OLD SECOND
	restrictions of the DGCL and the Bancorp Financial charter.	The Old Second board of directors may authorize the issuance of shares of Old Second’s preferred stock up to the amounts specified in the Old Second charter, without stockholder approval, subject only to the restrictions of the DGCL and the Old Second charter.
Voting Rights	The Bancorp Financial charter and bylaws provide that holders of Bancorp Financial common stock are entitled to one vote for each share held of record on all matters properly submitted to a vote of the stockholders. The Bancorp Financial bylaws provide that holders of Bancorp Financial common stock do not have cumulative voting rights in the election of directors unless the Bancorp Financial charter so provides; the Bancorp Financial charter does not provide for cumulative voting.	The holders of Old Second common stock are entitled to one vote for each share held of record on all matters properly submitted to a vote of the stockholders, including the election of directors. Holders of Old Second common stock do not have cumulative voting rights in the election of directors.
Dividends
The Bancorp Financial charter provides that, subject to provisions of the preferences of any preferred stock, the holders of common stock are entitled to receive, to the extent permitted by law, dividends as may be declared from time to time by the board of directors.
The Bancorp Financial bylaws provide that dividends may be declared by the board of directors and paid in cash, in property, or in shares of Bancorp Financial’s common stock.

The Old Second charter provides that, subject to provisions of the preferences of any preferred stock, the holders of common stock are entitled to receive dividends if and when declared payable from time to time by the board of directors from any funds legally available therefor.
The Old Second bylaws provide that dividends may be declared by the board of directors out of surplus or, if there is no such surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. However, no dividend will be declared or paid which would impair Old Second’s capital.

Number and Classification of Directors
Under the Bancorp Financial charter and bylaws, the Bancorp Financial board of directors must not be less than five nor more than nine members. The Bancorp Financial board of directors is currently comprised of five members.
Under the Bancorp Financial bylaws, the Bancorp Financial board of directors is divided into three classes, with each class consisting of an equal number of directors, to the extent possible.

Under the Old Second charter and bylaws, the Old Second board of directors must not be less than five nor more than 25 members. The Old Second board of directors is currently comprised of 14 members.
Under the Old Second charter and bylaws, the Old Second board of directors is divided into three classes with each class consisting of an equal number of directors, or as nearly equal as possible.

	BANCORP FINANCIAL	OLD SECOND
Election of Directors
Under the Bancorp Financial bylaws, each director generally is elected to serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected.
Under the Bancorp Financial bylaws, directors are elected by a majority of the shares having voting power present in person or represented by proxy at the meeting.

Under the Old Second charter and bylaws, each director generally is elected to serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected.
Under the Old Second bylaws, directors are elected by a majority of the shares having voting power present in person or represented by proxy at the meeting; provided that if the number of nominees exceeds the number of directors to be elected at such meeting, then directors will be elected by a plurality vote.

Removal of Directors	Under the Bancorp Financial bylaws, a director may be removed from office only for cause and by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.	Under the Old Second charter and bylaws, a director may be removed from office only for cause and by the affirmative vote of the holders of shares having at least 66 2∕3% of the voting power of all outstanding capital stock of Old Second entitled to vote thereon.
Vacancies on the Board of Directors
Under the Bancorp Financial bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum. Any such vacancy or newly created directorship may also be filled at any time by vote of the stockholders.
A director elected to fill a vacancy or newly created directorship will hold office until the next election of the class for which such directors have been chosen, and until their successors are elected and qualified, or until his or her earlier death, resignation or removal.
Under the Old Second charter and bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen will hold office until the next election of the class for which such directors have been chosen, and until their successors are elected and qualified.
Stockholder Action by Written Consent	The Bancorp Financial bylaws provide that any action required or permitted to be taken by stockholders at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such	The Old Second charter provides that any action required or permitted to be taken by stockholders may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

	BANCORP FINANCIAL	OLD SECOND
action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.
Nomination of Director Candidates by Stockholders	The Bancorp Financial charter and bylaws do not provide for a process by which a stockholder may nominate a director candidate for election.	Under the Old Second charter, a stockholder may nominate a candidate for election at a stockholder meeting by giving written notice, delivered to or mailed, to the Corporate Secretary, not fewer than 14 days nor more than 60 days before any meeting of the stockholders called for the election of directors. If notice of the meeting is given to stockholders less than 21 days before the date of the meeting, such written nomination must be delivered or mailed, as prescribed, to the Corporate Secretary, not later than the close of business on the seventh day following the day on which notice of the meeting was mailed. Each written nomination must set forth (a) the name, age, business address and, if known, residence address of each nominee proposed in such written nomination; (b) the principal occupation or employment of each such nominee for the past five years and (c) the number of shares of Old Second stock beneficially owned by each such nominee and by the nominating stockholder.
Notice of Stockholder Meeting	The Bancorp Financial bylaws provide that written notice of an annual meeting or special meeting must be provided not less than ten nor more than 60 days before the date of the meeting, or in the case of a merger, consolidation or sale, lease or exchange of all of substantially all of Bancorp Financial’s property and assets, at least 20 days before the date of the meeting.	The Old Second bylaws provide that written notice of an annual meeting must be provided no less than ten nor more than 50 days before the meeting, while notice of a special meeting must be provided no less than ten nor more than 60 days before the meeting.
Amendment of Charter/Articles and Bylaws	The Bancorp Financial charter reserves the right to amend, alter, change or repeal any provision in the Bancorp Financial charter to Bancorp Financial to the extent allowable under the DGCL.	Generally, an amendment of the Old Second charter must be approved by a majority vote of the board of directors and also by a majority vote of the outstanding shares of Old Second common stock; provided, however, that an affirmative vote of at least 75% of the

	BANCORP FINANCIAL	OLD SECOND
The Bancorp Financial bylaws may be altered, amended or repealed by a majority of the board of directors to the extent allowable under the DGCL. Also, under the DGCL, stockholders have the right to amend or repeal the bylaws.
outstanding voting stock entitled to vote is required to amend or repeal certain provisions of the Old Second charter, including provisions (a) concerning directors, (b) governing the purchase by Old Second of its voting stock, (c) relating to considerations of the board of directors in evaluating acquisition proposals, (d) limiting business combinations with interested stockholders, (e) limiting Old Second stockholders’ ability to act by written consent, and (f) regarding amendment of the foregoing supermajority provisions of the charter.
The Old Second bylaws may be amended by a majority of the board of directors, or by the Old Second stockholders in accordance with the DGCL.

Special Meeting of Stockholders	Under the Bancorp Financial bylaws, special meetings of the stockholders may be called at any time by the President or Secretary and will be called by the President or Secretary at the request in writing of a majority of the board of directors.	Under the Old Second bylaws, special meetings of the stockholders, unless otherwise prescribed by law or the Old Second charter, may be called by the Chairman of the board, President or Secretary at the request in writing of a majority of the board of directors, or at the request in writing of stockholders owning at least 50% of the issued and outstanding shares entitled to vote.
Stockholder Proposals	The Bancorp Financial charter and bylaws do not provide for a process by which a stockholder may seek to present business at a meeting.	Under the Old Second bylaws, a stockholder seeking to present any business at an annual meeting must submit a notice in writing to the Corporate Secretary not earlier than 120 days and not later than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided that, if the date of the annual meeting is moved to more than 30 days before or more than 60 days after the anniversary date of the previous year’s meeting, for notice by the stockholder to be timely it must be delivered to Old Second not earlier than 120 days prior to the date of such annual meeting and not later than 90 days prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, then the tenth day following the day on which public announcement of the

	BANCORP FINANCIAL	OLD SECOND

date of such meeting is first made by Old Second.
The Old Second bylaws require the stockholder’s notice to include, among other things, (a) the stockholder’s name and address; (b) information about the stockholder’s stock ownership in Old Second and certain interests and relationships; and (c) a description of the business the stockholder desires to bring before the meeting.

Quorum and Adjournment
The Bancorp Financial bylaws provide that a majority of the shares issued and outstanding and entitled to vote, present in person or by proxy, is required to constitute a quorum.
If, however, such quorum is not present in person or represented by proxy at the meeting, a majority of the shares so present in person or represented by proxy may adjourn the meeting from time to time without further notice other than announcement at the meeting at which the adjournment is taken of the time and place of the adjourned meeting. At the reconvened meeting, Bancorp Financial may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or, if after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

The Old Second bylaws provide that a majority of the shares issued and outstanding and entitled to vote, present in person or by proxy, is required to constitute a quorum.
If, however, such quorum is not present at any meeting, the stockholders entitled to vote thereat, present in person or by proxy, will have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.

Indemnification of Directors and Officers	The Bancorp Financial charter and bylaws provide that Bancorp Financial will, to the fullest extent permitted by the DGCL, indemnify each person who may be indemnified pursuant thereto, which includes each person who is or was a director, officer, employee or agent of Bancorp Financial or was serving at the request of Bancorp Financial as director, officer, employee or agent of another corporation, joint venture, trust, or other enterprise.
The Old Second charter provides that Old Second will, to the fullest extent permitted by Section 145 of the DGCL, indemnify each person who may be indemnified pursuant thereto, which includes each person who is or was a director, officer, employee or agent of Old Second.
The Old Second bylaws provide for substantially similar indemnification provisions as Section 145 of the DGCL.

	BANCORP FINANCIAL	OLD SECOND
Certain Business Combinations with Interested Stockholders
Under Section 203 of the DGCL, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
•
before the stockholder became interested, the corporation’s board of directors approved either the business combination or the transaction, which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•
at or after the time the stockholder became interested, the business combination was approved by the corporation’s board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The Bancorp Financial charter and bylaws do not contain any provisions with respect to a business combination with interested stockholders.
The Old Second charter provides that certain transactions with interested stockholders (including any merger or consolidation, the sale, lease or exchange of all of substantially all assets, any issuance or transfer of any voting securities to in exchange for cash, assets or securities) must be approved by at least 75% of Old Second’s outstanding voting stock, unless approved by not less than a majority of Old Second’s disinterested directors.
Exclusive Forum	The Bancorp Financial charter and bylaws do not provide for an exclusive forum for proceedings or actions involving Bancorp Financial.	The Old Second bylaws provide that, unless Old Second consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a

	BANCORP FINANCIAL	OLD SECOND
claim for breach of a fiduciary duty owed by any director, officer, employee or agent of Old Second to Old Second or its stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, the Old Second charter or the bylaws or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.
Appraisal Rights	Under Section 262 of the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Delaware Court of Chancery in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either (a) listed on a national securities exchange or (b) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash instead of fractional shares or (iv) any combination of clauses (i) – (iii). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.	Under Section 262 of the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Delaware Court of Chancery in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either (a) listed on a national securities exchange or (b) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash instead of fractional shares or (iv) any combination of clauses (i) – (iii). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

INFORMATION ABOUT OLD SECOND BANCORP, INC.
In this section, references to the “Company” or “Old Second” refer to Old Second Bancorp, Inc. and references to “we,” “us,” and “our” mean the combined business of Old Second, Old Second National Bank and its wholly owned subsidiaries.
Old Second Bancorp, Inc. is a corporation organized under the laws of the State of Delaware in 1981 that serves as the bank holding company for its wholly owned subsidiary bank, Old Second National Bank. Old Second National Bank is a national banking association headquartered in Aurora, Illinois, that operates through 53 banking centers located in Cook, DeKalb, DuPage, Kane, Kendall, LaSalle and Will counties in Illinois.
We conduct a full service community banking and trust business through Old Second National Bank and its wholly owned subsidiaries, as follows:
•
Old Second Affordable Housing Fund, L.L.C., which was formed for the purpose of providing down payment assistance for home ownership to qualified individuals;

•
Station I, LLC, Station II, LLC, and Station III, LLC, which were formed to hold property acquired by the Bank through foreclosure or in the ordinary course of collecting a debt previously contracted with borrowers;

•
River Street Advisors, LLC, which was formed in May 2010 to provide investment advisory/management services.

Old Second’s common stock is listed on NASDAQ under the symbol “OSBC.” As of December 31, 2024, Old Second had total consolidated assets of $5.65 billion, total loans, net, of $3.98 billion, total deposits of $4.77 billion and total stockholders’ equity of $671.0 million.
We are a full-service banking business offering a broad range of deposit products, trust and wealth management services, lending services, and deposit services, including demand, NOW, money market, savings, time deposit and individual retirement accounts; commercial, industrial, consumer and real estate lending, including installment loans, agricultural loans, lines of credit, lease financing receivables and overdraft checking; safe deposit operations, and an extensive variety of additional services tailored to the needs of individual customers, such as the acquisition of U.S. Treasury notes and bonds, money orders, cashiers’ checks and foreign currency, direct deposit, discount brokerage, debit cards, credit cards, and other special services. Our lending activities include making commercial and consumer loans, primarily on a secured basis. Commercial lending focuses on business, equipment, capital, construction, inventory, health care and real estate lending, as well as lease financing. Installment lending includes direct loans to consumers and commercial customers.
We also offer a full complement of electronic banking services such as online and mobile banking and corporate cash management products including remote deposit capture, mobile deposit capture, investment sweep accounts, zero balance accounts, automated tax payments, ATM access, telephone banking, lockbox accounts, automated clearing house transactions, account reconciliation, controlled disbursement, detail and general information reporting, foreign and domestic wire transfers, vault services for currency and coin, and checking accounts. Additionally, we provide a wide range of wealth management, investment, agency, and custodial services for individual, corporate, and not-for-profit clients. These services include the administration of estates and personal trusts, as well as the management of investment accounts for individuals, employee benefit plans, and charitable foundations. We also originate residential mortgages, offering a wide range of mortgage products including conventional, government, and jumbo loans. We also handle secondary marketing of those mortgages.
Old Second is headquartered at 37 South River Street, Aurora, Illinois 60507. More information about Old Second is available by visiting the “Investor Relations” tab of its website at www.oldsecond.com. Information contained on Old Second’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus. For a complete description of Old Second’s business, financial condition, results of operations and other important information, please refer to Old Second’s filings with the SEC that are incorporated by reference in this document, including its Annual Report on Form 10-K for the year ended December 31, 2024. For instructions on how to find copies of these documents, see “Where You Can Find More Information” in the forepart of this proxy statement/prospectus.

INFORMATION ABOUT BANCORP FINANCIAL, INC.
In this section, references to the “Company” or “Bancorp Financial” refer to Bancorp Financial, Inc. and references to “we,” “us,” and “our” mean the combined business of Bancorp Financial, Evergreen Bank Group and its wholly-owned subsidiaries.
Bancorp Financial, Inc., a Delaware corporation, was founded in 2006 and is headquartered in Oak Brook, Illinois. Bancorp Financial operates as the bank holding company for Evergreen Bank Group, an Illinois state-chartered bank with three banking locations in the Chicago, Illinois suburbs of Evergreen Park, Oak Brook and Hinsdale, and one loan production office in Reno, Nevada. At December 31, 2024, Bancorp Financial had total assets of $1.45 billion, gross loans of $1.21 billion, total deposits of $1.24 billion and total stockholders’ equity of $149.9 million.
Evergreen Bank Group is a full-service community bank offering a broad range of loan, deposit and treasury management products and services. Our commercial and consumer lending business includes our national powersport lending divisions, FreedomRoad Financial and Performance Finance. Performance Finance is supported by a partnership with Polaris Industries, an American manufacturer of motorcycles, snowmobiles, ATVs, and electric vehicles. Our lending activities include making commercial and consumer loans and lines of credit, primarily on a secured basis. Commercial lending focuses on business, equipment, capital, construction, inventory and real estate lending. Consumer lending includes direct loans to consumers and commercial customers such as home equity lines of credit, auto loans and motorcycle loans.
We also offer a full complement of personal and business electronic banking services such as online and mobile banking and bill pay, and corporate cash/treasury management products including remote and mobile deposit capture, bank to bank transfers, sweep services, ATM access, telephone banking, lockbox accounts, merchant processing solutions, ACH transactions, account reconciliation, controlled disbursement, electronic statements, foreign and domestic wire transfers, currency vault services, fraud prevention services, safe deposit boxes, and checking accounts.
Bancorp Financial’s common stock is not registered under the Exchange Act and, accordingly, the Company does not file periodic or current reports with the SEC. More information about Bancorp Financial is available by visiting the “About Us — Shareholder and Financial Information” tab of Evergreen Bank Group’s website at www.evergreenbankgroup.com. Information contained on Evergreen Bank Group’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BANCORP FINANCIAL
In this section, unless the context suggests otherwise, references to “we,” “us,” and “our” mean the combined business of Bancorp Financial and its wholly owned subsidiary, Evergreen Bank Group.
The following discussion provides additional information regarding Bancorp Financial’s operations for the twelve-month periods ended December 31, 2024 and 2023, and financial condition at December 31, 2024 and 2023, and should be read in conjunction with Bancorp Financial’s consolidated financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus. Our historical results of operations and the percentage relationships among any amounts included, and any trends that may appear, may not indicate trends in operations or results of operations for any future periods.
Bancorp Financial has made, and will continue to make, various forward-looking statements with respect to financial and business matters. Comments regarding our business that are not historical facts are considered forward-looking statements that involve inherent risks and uncertainties. Actual results may differ materially from those contained in these forward-looking statements.
Financial overview
Bancorp Financial recorded net income of $5.1 million, or $1.71 per fully diluted share, for the year ended December 31, 2024, as compared to $5.8 million, or $1.97 per fully diluted share, for the year ended December 31, 2023. Net income decreased primarily due to less net interest income resulting from higher cost of funds in 2024, partly offset by an increase in non-interest income.
Significant accounting policies
Our consolidated financial statements are prepared based on the application of accounting policies in accordance with generally accepted accounting principles (“GAAP”) and follow general practices within the banking industry. These policies require the reliance on estimates, assumptions and judgments, which may prove inaccurate or are subject to variations. Changes in underlying factors, estimates, assumptions or judgments could have a material impact on our future financial condition and results of operations.
Certain policies inherently have a greater reliance on the use of estimates, assumptions and judgments and, as such, have a greater possibility of producing results that could be materially different than originally reported. Bancorp Financial has identified the determination of the allowance for credit losses and fair value measurements of securities available for sale to be the accounting areas that require the most subjective or complex judgments and, as such, could be most subject to revision as new or additional information becomes available or circumstances change, including overall changes in the economic climate and/or market interest rates. Therefore, Bancorp Financial considers these policies, discussed below, to be critical accounting estimates and discusses them directly with the Audit Committee of our board of directors.
Our significant accounting policies are presented in Note 1 of our consolidated financial statements included elsewhere in this proxy statement/prospectus. These policies, along with the disclosures presented in the other financial statement notes and in this discussion, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Recent accounting pronouncements and standards that have impacted or could potentially affect us are also discussed in Note 1 of the consolidated financial statements.
Allowance for Credit Losses
The allowance for credit losses (“ACL”) represents management’s estimate of the expected credit losses over the expected contractual life of our loan portfolio. Determining the appropriateness of the ACL is complex and requires judgment by management about the effect of matters that are inherently uncertain. Subsequent evaluations of the then-existing loan portfolio, in light of the factors then prevailing, may result in significant changes in the ACL in future periods.

The ACL involves critical accounting estimates because:
•
changes in the provision for credit losses can materially affect our financial results;

•
estimates relating to the ACL require us to project future borrower performance, including delinquency and charge-offs, along with, when applicable, collateral values, based on a reasonable and supportable forecast period utilizing forward-looking economic scenarios in order to estimate probability of default and loss given default;

•
the ACL is influenced by factors outside of our control such as industry and business trends, geopolitical events and the effects of laws and regulations as well as economic conditions such as unemployment, interest rates, inflation, housing prices and GDP;

•
considerable judgment is required to determine whether the model used to generate the ACL produces an estimate that is sufficient to encompass the current view of lifetime expected credit losses.

Because our estimates of the ACL involve judgments and are influenced by factors outside of our control, there is uncertainty inherent in these estimates. Changes in such estimates could significantly impact our ACL and provision for credit losses. A discussion of the factors driving changes in the amount of the ACL is included in the “Allowance for Credit Losses” section below.
Fair Value Measurements
Bancorp Financial determines the fair value of its assets and liabilities in accordance with accounting guidance that establishes a standard framework for measuring and disclosing fair value under GAAP. The use of fair values is required in determining the carrying values of certain assets and liabilities, as well as for specific disclosures. Fair value is an estimate of the exchange price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and is based on the assumptions market participants would use when pricing an asset or liability.
In determining the fair value of financial instruments, market prices of the same or similar instruments are used whenever such prices are available. If observable market prices are unavailable or impracticable to obtain, Bancorp Financial is required to make judgments about assumptions market participants would use in estimating the fair value of the financial instrument. Fair value is estimated using modeling techniques and incorporates assumptions about interest rates, duration, prepayment speeds, risks inherent in a particular valuation technique and the risk of nonperformance. These assumptions are inherently subjective as they require material estimates, all of which may be susceptible to significant change.
Results of operations
Net interest income
Net interest income, which is our primary source of earnings, is the difference between interest income and fees earned on interest-earning assets, such as loans and investment securities and interest incurred on interest-bearing liabilities, such as deposits and borrowings. Net interest income depends upon the relative mix of interest-earning assets and interest-bearing liabilities, the ratio of interest-earning assets to total assets and of interest-bearing liabilities to total funding sources, and movements in market interest rates. Our net interest income can be significantly influenced by a variety of factors, including overall loan demand, economic conditions, credit risk, the amount of nonearning assets, including nonperforming loans, the amounts of and rates at which assets and liabilities reprice, variances in prepayment of loans and securities, early withdrawal of deposits, exercise of call options on borrowings or securities, a general rise or decline in interest rates, changes in the slope of the yield-curve, and balance sheet growth or contraction. Our asset and liability committee seeks to manage interest rate risk under a variety of rate environments by structuring the balance sheet and off-balance sheet positions.
The following tables set forth certain information relating to our average consolidated balance sheets and reflects the yield on average interest-earning assets and cost of average interest-bearing liabilities for the periods indicated obtained by dividing the related interest by the average balance of assets or liabilities. Average balances are derived from daily balances.

Analysis of Average Balances
Income/Expense and Rates
(Dollars in thousands-unaudited)
	Year Ended December 31,
	2024			2023
	Average Balance	Income / Expense	Rate %	Average Balance	Income / Expense	Rate %
Assets
Interest earning deposits	$97,388	$5,204	5.34	$106,211	$5,479	5.14
Securities	134,174	4,956	3.69	114,842	3,720	3.23
Loans	1,218,695	97,958	8.04	1,220,380	88,064	7.22
Total interest earning assets	1,450,257	108,118	7.46	1,441,433	97,263	6.75
Cash and due from banks	4,466			3,704
Allowance for credit losses on loans	(21,528)			(20,113)
Other noninterest bearing assets	44,276			50,332
Total assets	$1,477,471			$1,475,356
Liabilities and Stockholders’ Equity
Now accounts	$23,333	$223	0.95	$27,116	$243	0.89
Money market accounts	108,490	3,073	2.83	166,103	4,153	2.49
Savings accounts	221,149	9,164	4.14	91,629	2,337	2.54
Time deposits	842,400	39,249	4.66	901,413	32,881	3.64
Interest bearing deposits	1,195,372	51,709	4.33	1,186,261	39,614	3.34
Notes payable and other borrowings	47,613	2,189	4.60	45,295	1,757	3.88
Total interest bearing liabilities	1,242,985	53,898	4.34	1,231,556	41,371	3.36
Non interest bearing deposits	73,063			84,901
Other liabilities	14,183			16,597
Stockholders’ equity	147,240			142,302
Total liabilities and stockholders’ equity	$1,477,471			$1,475,356
Net Interest Income/spread		54,220	3.12		55,892	3.39
Net Interest Margin			3.74			3.88
Net interest income decreased by $1.7 million, or 3.0%, to $54.2 million for the year ended December 31, 2024, as compared to $55.9 million for 2023, primarily due to the higher interest rate environment throughout much of 2024, which resulted in higher cost of funds. Our net interest margin was 3.74% for 2024 as compared to 3.88% for 2023, a decrease of 14 basis points. Average interest earning assets increased $8.8 million during 2024, primarily in CRA mortgage-backed securities as part of our CRA strategic plan, partially offset by a reduction in interest-earning deposits with banks and a slight reduction in average loans as we tightened underwriting and focused on quality growth in the powersport business during this macro-economic cycle. The overall yield on earning assets increased 71 basis points to 7.46% in 2024, from 6.75% in 2023, primarily from the higher rate powersport portfolio. Interest-bearing liabilities increased $11.4 million while overall cost of funds increased 98 basis points to 4.34% as a result of the higher rate environment in all funding costs as compared to 2023. The change in the deposit mix reflects a significant increase in online savings deposits as a result of the success of our national digital deposit strategy and a decrease in reliance on fixed rate CD funding and wholesale funding. This strategy is expected to be favorable in a declining interest rate environment.

The following table allocates the changes in net interest income to changes in either average balances or average rates for interest earning assets and interest-bearing liabilities.
Analysis of Year-to-Year Changes in Net Interest Income
	2024 Compared to 2023
	Change Due to
(In thousands)	Average Rate	Average Volume	Total Change
Interest and dividend Income
Interest earning deposits	$240	$(515)	$(275)
Securities	569	667	1,236
Loans	10,016	(122)	9,894
Total interest and dividend income	10,825	30	10,855
Interest expense
Now accounts	19	(39)	(20)
Money market accounts	696	(1,776)	(1,080)
Savings accounts	2,103	4,724	6,827
Time deposits	8,304	(1,936)	6,368
Notes payable and other borrowings	338	94	432
Total interest expense	11,460	1,067	12,527
Net interest and dividend income	$(635)	$(1,037)	$(1,672)
Provision for credit losses
The provision for credit losses is the amount of expense necessary to maintain the ACL at levels appropriate to absorb our estimate of credit losses expected over the life of our loan portfolio and unfunded lending commitments.
We recorded a provision for credit losses of $11.4 million in 2024, compared to $11.6 million in 2023. The reduction is due to a decrease in loan balances outstanding and lower net charge offs in the commercial real estate portfolio, partially offset by increased charge offs in the powersport loan portfolio.
Noninterest income
The following table sets forth our noninterest income for the years ended December 31, 2024 and 2023:
	Noninterest income for the Twelve Months ending December 31,		Percent Change From
(Dollars in thousands)	2024	2023	2024 – 2023
Customer service fees	$320	$278	15.1
Income from bank owned life insurance	380	345	10.1
Net gain on available for sale securities	270	4	N/M
Net gain (loss) on sale of foreclosed and repossessed assets	136	(204)	N/M
Powersport lending fee income	1,442	1,384	4.2
Other	383	356	7.6
Total noninterest income	$2,931	$2,163	35.5

N/M — not meaningful
Noninterest income for the year ended December 31, 2024 increased by $768,000, or 35.5%, to $2.9 million compared to $2.2 million for the year ended December 31, 2023. The increase was primarily due to the increase of $340,000 on the gain on sale of foreclosed and repossessed assets and the $266,000 increase in net gain on securities transactions. The increase of $42,000 in customer service fees resulted from increased commercial account analysis business and powersport lending fee income growth of $58,000 was the result of a large powersport loan portfolio.
Noninterest expense
The following table sets forth our noninterest expense for the years ended December 31, 2024 and 2023:
	Noninterest expense for the Twelve Months ending December 31,		Percent Change From
(Dollars in thousands)	2024	2023	2024 – 2023
Salaries and employee benefits	$20,429	$19,982	2.2
Occupancy and equipment expense	2,421	2,451	(1.2)
Data processing	5,645	5,710	(1.1)
Professional fees	1,397	1,211	15.4
Marketing expense	723	759	(4.7)
Loan expense	1,158	1,282	(9.7)
Insurance expense	1,956	2,077	(5.8)
Foreclosed and repossessed asset expenses	10	424	(97.6)
Powersport collection expenses	2,160	1,965	9.9
Other	3,419	3,311	3.3
Total noninterest expense	$39,318	$39,172	0.4
Noninterest expense for the year ended December 31, 2024 increased by $146,000, or 0.4%, to $39.3 million compared to the year ended December 31, 2023. This increase was primarily due to:
•
An increase in salaries and employee benefits of $447,000 resulting from annual merit increases;

•
An increase of $186,000 in professional fees related to continued consulting to enhance salesforce;

•
An increase in powersport collection expenses of $195,000 due to an increased number of delinquent accounts and charge offs; and

•
An increase in other expense of $108,000 primarily due to postage, printing and digital storage expenses related to customer statements.

Partially offsetting these increases to noninterest expense was a decrease of $414,000 to foreclosed and repossessed assets expense due to the sale of the one OREO commercial real estate property held for approximately three months during 2023, as well as other small changes in the other components of noninterest expense.
Income taxes
Bancorp Financial’s provision for income taxes includes both federal and state income tax expense. Income tax expense for the years ended December 31, 2024 and 2023 was $1.4 million and $1.5 million, respectively. The decrease in income tax expense is commensurate with the decrease in our pretax income. The effective tax rate was 21.3% and 20.8% for the years ended December 31, 2024 and 2023, respectively.
Financial condition
General
Total assets were $1.45 billion at December 31, 2024, a decrease of $57.4 million, or 3.8%, from December 31, 2023. Our total cash and cash equivalents decreased $17.6 million due primarily to a decrease in interest-earning deposits with banks to reduce wholesale funding balances at year end.

Securities decreased by $2.7 million, or 2.1%, to $123.5 million at December 31, 2024, compared to 2023, primarily due to $6.8 million of paydowns, maturities, and calls and $12.1 million of strategic sales, partially offset by security purchases of $17.7 million.
Our gross loans decreased $33.2 million, or 2.7%, to $1.2 billion at December 31, 2024 as compared to 2023, primarily due to declines in the powersport, commercial real estate and home equity portfolios, partially offset by growth in the commercial and industrial and commercial construction portfolios.
Accrued interest and other assets decreased by $5.0 million, or 29.9%, to $11.8 million at December 31, 2024 compared to 2023 primarily due to gross tax receivable and a significant deposit held for digital banking.
Total liabilities were $1.3 billion at December 31, 2024, a $62.2 million, or 4.6%, decrease compared to $1.4 billion at December 31, 2023. The decrease in total liabilities was primarily due to a decrease in deposits and accrued interest and other liabilities. Total deposits decreased by $57.0 million, or 4.4%, during 2024 as a result of a reduction in interest-bearing time deposits, partially offset by an increase in on-line savings accounts. Accrued interest payable and other liabilities decreased by $3.1 million, or 18.3%, partially due to gross tax liability and reduced accrued interest payable. The change in the deposit mix to more savings deposits reduced accrued interest since this deposit type pays interest monthly rather than quarterly.
Total stockholders’ equity was $149.9 million at December 31, 2024 compared to $145.1 million at December 31, 2023. The increase stems from net income of $5.1 million recorded in 2024, less dividends declared and the increase in the unrealized losses in the available for sale securities portfolio.
Securities
The following table sets forth the amortized cost and fair value of securities, by type of security, as of December 31, 2024 and 2023:
Securities Available-for-Sale Portfolio
	2024			2023
(Dollars in thousands)	Amortized Cost	Fair Value	% of Total	Amortized Cost	Fair Value	% of Total
U.S. government sponsored agencies	$20,908	$19,115	15.5	$24,322	$22,139	17.5
Residential mortgage-backed securities	72,103	65,422	53.0	61,879	55,988	44.4
Municipal bonds	42,148	38,279	31.0	49,052	46,162	36.6
Corporate and other securities	745	713	0.5	1,998	1,904	1.5
Total securities available-for-sale	$135,904	$123,529	100.0	$137,251	$126,193	100.0
Our investment portfolio serves as both a source of liquidity and as a source of income. While a significant portion of the portfolio consists of readily marketable securities to address future liquidity needs, other parts of the portfolio are longer term in nature and may reflect investments that assist us to meet our Community Reinvestment Act (“CRA”) Strategic Plan investment objectives. The municipal bond issuances generally consist of smaller investment amounts with either rated or guaranteed issuers nationwide. The credit quality of these issuers is monitored regularly, and none have been identified as posing a material risk of loss.

The following table sets forth the carrying value and certain information regarding contractual maturities and the weighted average yields of securities at December 31, 2024:
Securities Portfolio Maturity and Yields
	Within One year		After One But Through Five Years		After Five But Through Ten Years		After Ten Years		Total
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. government sponsored agencies	$1,997	4.00%	$12,057	1.78%	$1,790	1.50%	$3,271	1.50%	$19,115	1.94%
Residential mortgage-backed securities	—	—	1,794	2.95	241	2.81	63,387	3.94	65,422	3.91
Municipal bonds	—	—	—	—	3,322	2.00	34,957	3.00	38,279	2.91
Corporate and other securities	—	—	—	—	—	—	713	—	713	—
Total securities available-for-sale	$1,997	4.00%	$13,851	1.93%	$5,353	1.87%	$102,328	3.51%	$123,529	3.27%
Loans
The following table presents the composition of our loan portfolio at December 31st for the year indicated:
Loan Portfolio
(Dollars in thousands)	2024	% of Total	2023	% of Total
Commercial and industrial	$38,743	3.2	$26,328	2.1
Commercial real estate	185,508	15.4	211,707	17.1
Construction and development	9,758	0.8	1,481	0.1
Residential real estate	7,662	0.6	7,804	0.6
Home equity loans and lines of credit	118,181	9.8	120,428	9.7
Powersport	697,102	57.7	722,418	58.2
Installment and other	151,612	12.5	151,581	12.2
Gross loans	$1,208,566	100.0	$1,241,747	100.0
“Installment and other” loans includes collector car, manufactured housing, consumer loans and overdrafts.
Our gross loans decreased $33.2 million, or 2.7%, to $1.2 billion at December 31, 2024 as compared to 2023. The decrease in loans was primarily in the powersport portfolio, which was down $25.3 million, or 3.5%, due to lower originations resulting from tighter underwriting guidelines during the current economic cycle. Commercial real estate loans decreased $26.2 million due to significant payoffs, including a syndication loan. Partially offsetting these declines, commercial loans increased $12.4 million, or 47.2%, due to a large new relationship.
Management of Bancorp Financial continues to emphasize loan portfolio quality. While there are no significant concentrations of loans where the customer’s ability to meet contractual loan terms is dependent upon a single economic sector, the powersport category represented 57.7% and 58.2% of the gross loan portfolio at December 31, 2024 and 2023, respectively. This exposure is diversified, with a portfolio of over 85,000 collateralized loans with an average balance of less than $8,300 each and a proven record of repossessing the collateral when needed.

The following table sets forth the remaining contractual maturities for the specified loan categories as of December 31, 2024:
Maturity and Rate Sensitivity of Loans to Changes in Interest Rates
		After One But Through Five Years		After Five But Through 15 Years		After 15 Years
(Dollars in thousands)	One Year or Less	Fixed Rate	Floating Rate	Fixed Rate	Floating Rate	Fixed Rate	Floating Rate	Total
Commercial and industrial	$20,403	$4,989	$13,186	$165	$—	$—	$—	$38,743
Commercial real estate	58,678	83,182	16,394	16,888	10,366	—	—	185,508
Construction and development	—	1,621	8,137	—	—	—	—	9,758
Residential real estate	—	50	—	421	—	7,191	—	7,662
Home equity loans and lines of credit	2,402	595	2,233	107	9,155	—	103,689	118,181
Powersport	10,262	555,581	—	131,259	—	—	—	697,102
Installment and other	645	33,055	436	22,079	—	95,397	—	151,612
Gross loans	$92,390	$679,073	$40,386	$170,919	$19,521	$102,588	$103,689	$1,208,566
Asset Quality
The following table sets forth the amounts of nonperforming assets at the dates indicated:
Nonperforming Assets as of December 31,
(Dollars in thousands)	2024	2023
Nonaccrual loans	$1,785	$271
Loans past due 90 days or more and still accruing interest	2,449	11,778
Total nonperforming loans	4,234	12,049
Repossessed Assets	680	1,034
Total nonperforming assets	$4,914	$13,083
Nonperforming assets decreased by $8.2 million to $4.9 million at December 31, 2024 from $13.1 million at December 31, 2023, primarily due to a payment and renewal of a large commercial real estate participation loan in early 2024. Nonperforming assets as a percent of total assets decreased to 0.34% as of December 31, 2024, from 0.87% as of December 31, 2023.
Nonperforming loans consist of nonaccrual loans and loans 90 days or greater past due and still accruing interest. Accrual of interest on all loans, except for powersport loans and certain installment loans, is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. When a loan is placed on nonaccrual status, interest previously accrued but not collected in the current period is reversed against current period interest income. Interest income that would have been recognized during 2024 and 2023 had these loans been on an accrual basis throughout the year was approximately $227,000 and $19,000, respectively. Repossessed assets consist of powersport and collector car vehicles that have been written down to the lower of cost or fair value and are awaiting sale at auction.
Total past due loans, including accruing and nonaccrual loans, totaled $21.3 million at December 31, 2024, a $7.4 million decrease from $28.7 million at December 31, 2023. Past due loans to gross loans decreased to 1.76% at December 31, 2024 compared to 2.31% at December 31, 2023, due primarily to one significant delinquent participation loan that was delinquent at year ended 2023 and renewed early in 2024.

The following table shows classified loans by segment for the dates indicated:
	Classified Loans as of December 31,
(Dollars in thousands)	2024	2023	Percent Change
Commercial and industrial	$576	$1,925	(70.1)
Commercial real estate	13,710	15,607	(12.2)
Construction and development	—	—	0.0
Residential real estate	—	—	0.0
Home equity loans and lines of credit	586	346	69.4
Powersport	—	—	0.0
Installment and other	241	506	(52.4)
Total classified loans	$15,113	$18,384	(17.8)
Classified loans include nonaccrual loans and all other loans considered substandard. Classified assets include both classified loans and repossessed assets. Loans classified as substandard are inadequately protected by either the current net worth and ability to meet payment obligations of the obligor, or by the collateral pledged to secure the loan, if any. These loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt, and carry the distinct possibility that we will sustain some loss if deficiencies remain uncorrected. Total classified loans decreased in 2024 by $3.3 million compared to 2023. The decrease is due to paydowns and payoffs received during the year on loans classified as substandard.
Problem Loans
Bancorp Financial utilizes an internal asset classification system as a means of reporting potential problem powersport, commercial and industrial, commercial real estate, construction and development and other consumer watch list loans. Loans classified as substandard include those that have a well-defined weakness or weaknesses that jeopardize the repayment of the debt. These assets are characterized by the distinct possibility that we will sustain some loss of principal and/or interest if the deficiencies are not corrected. Loans classified as doubtful have all the weaknesses inherent as those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, based on currently known facts, conditions and values, highly questionable and improbable. Loans classified as loss are considered uncollectible and of such little value that some or all of the value is no longer warranted. Loans that do not currently expose us to sufficient risk to warrant adverse classification in one of the categories, but possess weaknesses that deserve management’s close attention, are deemed to be special mention, which are not considered classified assets.

Allowance for Credit Losses
The following tables summarize the activity in our allowance for credit losses (ACL) for the years ended December 31, 2024 and 2023:
Analysis of Allowance for Credit Losses
(Dollars in thousands)	2024	2023
Total average loans	$1,218,696	$1,220,380
Allowance at beginning of year	21,065	19,693
Impact of adopting ASC 326	—	1,585
Charge-offs:
Commercial and industrial	—	—
Commercial real estate	—	2,869
Construction and development	—	—
Residential real estate	—	—
Home equity loans and lines of credit	—	7
Powersport	12,970	9,215
Installment and other	2,027	1,514
Total charge-offs	14,997	13,605
Recoveries:
Commercial and industrial	—	—
Commercial real estate	—	—
Construction and development	—	—
Residential real estate	—	—
Home equity loans and lines of credit	5	6
Powersport	3,022	1,779
Installment and other	176	42
Total recoveries	3,203	1,827
Net charge-offs	11,794	11,778
Provision for credit losses on loans	11,378	11,565
Allowance at end of year	$20,649	$21,065
Net charge-offs to total average loans	1.0%	1.0%
ACL on loans at year end to total average loans	1.7%	1.7%
Nonaccrual loans to gross loans outstanding	0.1%	0.0%
Nonperforming loans to gross loans outstanding	0.4%	1.0%
ACL on loans at year end to nonaccrual loans	1,156.8%	7,773.1%
Bancorp Financial’s ACL was $20.6 million at December 31, 2024, compared to $21.1 million at December 31, 2023. The ACL as a percentage of gross loans was 1.7% as of December 31, 2024 and 2023. In management’s judgment, an adequate allowance for estimated losses has been established; however, there can be no assurance that losses will not exceed the estimated amounts in the future. The ACL on unfunded commitments, included in other liabilities, was immaterial at year end 2024 and 2023.
The ACL is the current estimate of the expected credit losses based on historical experience, current conditions and reasonable and supportable forecasts. The ACL on loans is increased by charges to provision for credit losses and reduced by charge-offs, net of recoveries. Management evaluates the appropriateness of the ACL on loans quarterly, and this evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change from period to period. To appropriately measure expected credit losses, our management disaggregates the loan portfolio into pools of similar risk characteristics or segments based on a variety of factors including, but not limited to, underwriting standards, collateral, and associated risks of certain portfolios.
Our management uses modeling methodologies that include quantitative analysis to estimate lifetime credit loss rates on each segment, based on origination year utilizing historical charge off percentages. The net-charge off percentage is applied to the outstanding balances to use in the calculation of the ACL for each loan segment. The modeling methodologies also utilize qualitative factors including, but not limited to, economic factors, changes in lending policies and procedures, changes in the nature and volume of the portfolios and terms of loans, changes in the volume and severity of past due loans and the effect of other external factors.
To the extent actual outcomes differs from management estimates, additional provision for credit losses could be required that could adversely affect earnings or financial position in future periods.
The following table summarizes, for the years indicated, net charge-offs per loan class and the percentage of total average loans per class:
(Dollars in thousands)	2024	% of Total Average Loans Per Class	2023	% of Total Average Loans Per Class
Commercial and industrial	$—	—	$—	—
Commercial real estate	—	—	2,869	1.3
Construction and development	—	—	—	—
Residential real estate	—	—	—	—
Home equity loans and lines of credit	(5)	—	2	—
Powersport	9,948	1.4	7,435	1.0
Installment and other	1,851	1.3	1,472	1.0
Net charge-offs	$11,794	1.0	$11,778	1.0
The provision for credit losses is based upon management’s estimate of future expected credit losses in the loan portfolio and its evaluation of the adequacy of the ACL. Our provision for credit losses in 2024 totaled $11.4 million, compared to $11.6 million in 2023. Net charge-offs of recorded in 2024 totaled $11.8 million, compared to net charge-offs of $11.8 million in 2023. While the total charge-offs stayed constant, our charge off percentage on commercial real estate loans declined in 2024 due to one significant charge-off in 2023 on a property taken into OREO and sold within three months. In 2024, the charge-off percentage on powersport loans and installment and other loans increased due to weakening economic conditions. Our ACL to average loans was 1.7% as of December 31, 2024 and 2023.

The following table sets forth the allocation of the ACL by loan category at December 31st for the years indicated, and, for each category of loans, the percent of gross loans represented by that category:
Allocation of the Allowance for Credit Losses
	2024		2023
(Dollars in thousands)	Amount	% of Loans in Each Category to Gross Loans	Amount	% of Loans in Each Category to Gross Loans
Commercial and industrial	$160	0.4	$148	0.6
Commercial real estate	2,358	1.3	2,557	1.2
Construction and development	41	0.4	6	0.4
Residential real estate	37	0.5	34	0.4
Home equity loans and lines of credit	759	0.6	847	0.7
Powersport	15,558	2.2	15,359	2.1
Installment and other	1,736	1.1	2,114	1.4
Total	$20,649	1.7	$21,065	1.7
Allocations of the ACL may be made for specific loans, but the entire allowance is available for losses in the loan portfolio. Our management has an effective system of controls to identify, monitor and address asset quality problems; has analyzed the significant factors that affect the collectability of the portfolio; and has established an acceptable evaluation process for the ACL that meets the objectives set forth by the regulatory bodies.
Although management believes the ACL is sufficient to cover expected losses over the estimated life of our loan portfolio, there can be no assurance that the ACL will prove sufficient to cover actual loan losses. Provision expense may be more volatile due to changes in model assumptions of credit quality, macroeconomic factors and conditions, and loan composition, which drive the ACL balance.
Repossessed Assets
Repossessed assets were $0.7 million as of December 31, 2024 and $1.0 million at December 31, 2023. Repossessed assets consist of powersport and collector car vehicles that have been written down to the lower of cost or fair value and are awaiting sale at auction. The balance consists of 134 and 143 vehicles at December 31, 2024 and 2023, respectively. There was no other real estate owned at year end 2024 or 2023.
Deposits
Total deposits decreased by $57.0 million, or 4.4%, to a total of $1.2 billion at December 31, 2024, compared to year-end 2023 due to decreases in time deposits of $117.6 million, NOW and money market accounts of $15.4 million and noninterest bearing demand deposits of $2.3 million, partially offset by an increase in savings deposits of $78.3 million. The increase in savings was the result of growth in the national online deposit platform to strategically reduce our reliance on fixed rate time deposits.

The following table sets forth the average balance and rates paid on deposits for the years ended December 31, 2024 and 2023:
Average Balances and Interest Rates
	2024		2023
(Dollars in thousands)	Average Balance	Rate %	Average Balance	Rate %
Noninterest bearing demand	$73,063	—	$84,901	—
Interest bearing:
NOW and money market	131,823	2.5	193,219	2.3
Savings deposits	221,149	4.1	91,629	2.6
Time	842,400	4.7	901,413	3.7
Total deposits	$1,268,435		$1,271,162
The following table sets forth the amounts and maturities of time deposits of $250,000 or more at December 31st
Maturities of Time Deposits of $250,000 or More
(Dollars in thousands)	2024	2023
3 months or less	$68,091,929	$57,834,616
Over 3 months through 6 months	65,393,028	66,218,271
Over 6 months through 12 months	118,766,222	124,571,423
Over 12 months	61,759,756	77,433,139
	$314,010,935	$326,057,449
Borrowings
In addition to deposits, we used other liquidity sources for our funding needs such as short-term borrowings with the Federal Home Loan Bank (FHLB). Our borrowings at the FHLB require Evergreen Bank Group to be a member and invest in the stock of the FHLB. Total borrowings are generally limited to eligible collateral that has a lending value to its required collateral. At December 31, 2024, our bank had four separate FHLB advances outstanding that totaled $33.5 million, with interest rates ranging from 0.69%-4.46% and maturities ranging from January of 2025 to June of 2029. At December 31, 2023, we had five separate FHLB advances outstanding that totaled $33.5 million with interest rates ranging from 0.69%-3.87% and maturities ranging from June of 2024 to March of 2028.
In addition, Bancorp Financial has a line of credit with a third-party bank, which can be used at the holding company level, and the stock in Evergreen Bank Group is collateral for this facility. There was $12.5 million outstanding on the $15.0 million line at December 31, 2024, and there was $14.0 million outstanding on the $18.0 million line at December 31, 2023. Interest on the line of credit facility is payable quarterly at a floating rate at our discretion of either Prime Rate minus 25 basis points or SOFR rate plus 285 basis points.
Capital
As of December 31, 2024, we had total stockholders’ equity of $149.9 million, an increase of $4.8 million, or 3.3%, from year ended 2023. This increase was primarily due to net income of $5.1 million and an increase to additional paid in capital for stock compensation expense of $1.4 million, partially offset by an increase in the unrealized loss in the securities portfolio of $1.0 million, stockholder dividends declared of $0.6 million and net shares issued as part of the stock compensation plan.
The Basel III rules impose minimum capital requirements on banks and bank holding companies. While Evergreen Bank Group is subject to these minimum capital requirements, our holding company,

Bancorp Financial, as a small bank holding company, is not subject to the requirements. Quantitative measures established by regulation to ensure capital adequacy require the bank to maintain minimum amounts and ratios of total, Tier 1 and Common Equity Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. We believe the Bank meets all the capital adequacy requirements to which is it subject.
The following table shows the regulatory capital ratios for Evergreen Bank Group and the current minimum and well capitalized regulatory requirements at the dates indicated:
Risk Based Capital Ratios
	Minimum Capital Adequacy with Capital Buffer	Well Capitalized Under Prompt Corrective Action Provisions	December 31, 2024	December 31, 2023
Evergreen Bank Group:
Common equity tier 1 capital ratio	7.00%	6.50%	13.16%	12.36%
Total risk-based capital ratio	10.50%	10.00%	14.42%	13.61%
Tier 1 risk-based capital ratio	8.50%	8.00%	13.16%	12.36%
Tier 1 leverage ratio	4.00%	5.00%	11.38%	10.58%
Commitments
We are party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of our customers. These instruments include commitments to extend credit as well as performance, standby and commercial letters of credit, and unused lines of credit.
The following table presents the amounts and expected maturities of commitments to extend credit as of December 31, 2024:
Commitments and Off-balance Sheet Maturities
(Dollars in thousands)	Within One Year	One to Three Years	Three to Five Years	Over Five Years	Total
Revolving open end residential	$8,412	$2,918	$—	$117,479	$128,809
Commercial secured by real estate	—	—	971	—	971
Commercial not secured by real estate	609	—	—	—	609
Other unused loan commitments, including	7,617	10,302	923	3	18,845
commercial and industrial
Financial standby letters of credit	372	81	—	—	453
Performance standby letters of credit	16	10	—	—	26
Total	$17,026	$13,311	$1,894	$117,482	$149,713
Liquidity
Liquidity is the ability to fund present and future financial obligations including depositor withdrawals, customer credit needs, maturing obligations and existing commitments. Liquid assets include cash, federal funds sold, investments and loans maturing within one year in addition to our ability to borrow funds.
Additional sources of liquidity include, but are not limited to, proceeds from principal and interest payments on loans and securities, the availability of federal funds lines from various correspondent banks, the use of wholesale funding and, most recently, the ability to obtain non maturing savings deposits nationwide from our digital platform.
Bancorp Financial monitors and manages its liquidity position on a daily basis and on a cash flow basis, which varies depending upon the time period. As the time horizon is expanded, other data is factored in, including estimated loan funding requirements, estimated loan payoffs, investment portfolio maturities or calls, and anticipated depository buildups or runoffs. We believe our overall liquidity is sufficient to satisfy our depositors’ requirements and meet our customers’ credit needs.
Bancorp Financial had cash and cash equivalents of $101.7 million at December 31, 2024, a decrease from $119.3 million at year end 2023, representing net cash outflows of $17.6 million. During the year ended December 31, 2024, we had net cash inflows from operating activities of $19.1 million, compared to $17.3 million for the year ended December 31, 2023. Cash inflows provided from investing activities were $22.7 million in 2024, as compared to outflows of $93.4 million in 2023 primarily due to growth in loans in 2023 versus a reduction in loan balances in 2024. Cash flows used in financing activities were $59.3 million in 2024 as compared to cash flows provided by financing activities in 2023 of $75.6 million primarily due to overall reduction in deposits in 2024 as compared to growth in deposits in 2023.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF BANCORP FINANCIAL
The following table sets forth, as of the Bancorp Financial record date, holdings of Bancorp Financial, Inc. common stock by (a) each director of Bancorp Financial, (b) each executive officer of Bancorp Financial, (c) each person who is known to Bancorp Financial to beneficially own more than 5% of Bancorp Financial’s outstanding common stock, and (d) all directors and executive officers of Bancorp Financial as a group, in each case, based on 2,813,992 shares of common stock outstanding as of the Bancorp Financial record date. The address for each director and executive officer listed below is c/o Bancorp Financial, Inc., 1515 W 22nd Street, Suite 100W, Oak Brook, Illinois 60523.
Except as indicated by the footnotes below, Bancorp Financial believes, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of Bancorp Financial common stock that they beneficially own, subject to applicable community property laws.
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage Beneficially Owned
Directors and Executive Officers:
Fred Barbara(2)	102,623	3.65%
Norman Beles(3)	79,256	2.82%
Darin Campbell(4)	86,794	3.08%
William Pacella(5)	188,320	6.69%
Joe Rizza(6)	266,696	9.48%
Michael Spaniak(7)	233,382	8.29%
Jill Voss(8)	63,741	2.27%
Directors and Executive Officers as a group (7 persons)	1,020,812	36.28%
Principal Stockholders:
J. Robert Collins 2006 Trust(9)	243,473	8.65%
EJF Sidecar Fund Series LLC	175,285	6.23%
Barbara Family(10)	306,194	10.88%
Beles Family(11)	191,046	6.79%
Pacella Family(12)	294,426	10.46%
Spaniak Family(13)	243,382	8.65%

(1)
For purposes of this table, (i) “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any of any shares of Bancorp Financial common stock that such person or group has the right to acquire within 60 days after the record date, and (ii) the number of shares presented includes shares held directly or in a fiduciary capacity and shares held by certain members of the named individuals’ families over which the named individuals may be deemed to have shared voting and investment power. Inclusion of shares shall not constitute an admission of beneficial ownership or voting and investment power over included shares.

(2)
Consists of 102,623 shares owned directly by Mr. Barbara.

(3)
Consists of 79,256 shares held in an individual retirement account for the benefit of Mr. Beles.

(4)
Consists of 22,300 shares held in an individual retirement account for the benefit of Mr. Campbell and 64,494 shares owned directly by Mr. Campbell.

(5)
Consists of (i) 1,000 shares owned by Pacella Family Investments, LLC, (ii) 152,470 shares held in trusts for the benefit of Mr. Pacella’s adult children for which Mr. Pacella serves as trustee, (iii) 26,679 shares held in joint tenancy with his wife, and (iv) 8,171 shares owned directly by Mr. Pacella.

(6)
Consists of 266,696 shares owned directly by Mr. Rizza.

(7)
Consists of 205,325 shares owned by Tinker Investment Partners, LLC in which Mr. Spaniak shares voting rights and 28,057 shares owned directly by Mr. Spaniak.

(8)
Consists of 8,855 shares held in an individual retirement account for the benefit of Ms. Voss and 54,886 shares held in a trust for the benefit of Ms. Voss.

(9)
Consists of 243,473 shares held in Trust for the benefit of the Estate of J. Robert Collins.

(10)
Includes the following individuals: Fred Barbara, Josephine Marie Ferro, Anthony Barbara and Jamie Chiarito. The disclosure of this group ownership information does not constitute an admission that the identified individuals act as, or constitute, a group.

(11)
Includes the following individuals: Norman Beles, Steven Beles and Katherine Vogt. The disclosure of this group ownership information does not constitute an admission that the identified individuals act as, or constitute, a group.

(12)
Includes the following individuals: William Pacella, Rosemary Pacella, Anthony Pacella and Michael Pacella. The disclosure of this group ownership information does not constitute an admission that the identified individuals act as, or constitute, a group.

(13)
Includes the following individuals: Michael Spaniak and George Spaniak, Jr. The disclosure of this group ownership information does not constitute an admission that the identified individuals act as, or constitute, a group.

EXPERTS
The consolidated financial statements of Old Second as of December 31, 2023 and 2024, and for each of the years in the three-year period ended December 31, 2024, and the effectiveness of internal control over financial reporting as of December 31, 2024 have been incorporated by reference herein and in the registration statement in reliance upon the reports of Plante & Moran, PLLC, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Bancorp Financial, Inc. as of December 31, 2023 and 2024, and for each of the years in the two-year period ended December 31, 2024, included herein have been audited by RSM US LLP, an independent auditor, as stated in their reports thereon and included in the registration statement of which this proxy statement/prospectus is a part in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

LEGAL OPINIONS
The validity of the shares of Old Second common stock to be issued in the merger will be passed upon for Old Second by Nelson Mullins Riley & Scarborough LLP. Certain U.S. federal income tax consequences of the merger will be passed upon for Old Second by Nelson Mullins Riley & Scarborough LLP and for Bancorp Financial by Vedder Price P.C.

HOUSEHOLDING OF PROXY MATERIALS
The SEC’s rules permit companies and intermediaries (such as brokers) to deliver a single copy of this proxy statement/prospectus to multiple stockholders who share the same address, unless one or more of those stockholders has objected to householding. This practice is known as “householding.” Householding reduces printing and mailing costs and helps conserve environmental resources.
If you are a Bancorp Financial stockholder and would like to receive a separate copy of this proxy statement/prospectus, please contact Bancorp Financial at:
1515 West 22nd Street, Suite 100W
Oak Brook, Illinois 60523
Attention: Corporate Secretary
(630) 413-9580

OTHER MATTERS
As of the date of this proxy statement/prospectus, the Bancorp Financial board of directors knows of no other matters that will be presented for consideration at its special meeting of stockholders, other than as described in this proxy statement/prospectus. If any other matters properly come before the Bancorp Financial special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxies as to any of these matters.

OLD SECOND ANNUAL MEETING STOCKHOLDER PROPOSALS
A stockholder seeking to present any business at Old Second’s annual meeting of stockholders must submit a notice in writing to the Corporate Secretary, at 37 South River Street, Aurora, Illinois 60507, not earlier than 120 days and not later than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided that, if the date of the annual meeting is moved to more than 30 days before or more than 60 days after the anniversary date of the previous year’s meeting, for notice by the stockholder to be timely it must be delivered to us not earlier than 120 days prior to the date of such annual meeting and not later than 90 days prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, then the tenth day following the day on which public announcement of the date of such meeting is first made by Old Second.
A stockholder seeking to include a proposal in Old Second’s proxy statement and form of proxy relating to a meeting of stockholders must submit the proposal to Old Second in accordance with SEC Rule 14a-8. With respect to Old Second’s 2026 Annual Meeting of Stockholders, the deadline to submit a notice of a proposal and to include a proposal in Old Second’s proxy statement and form of proxy related to the meeting is December 20, 2025.
Under the Old Second charter, an Old Second stockholder seeking to nominate an individual for election as a director of Old Second must give written notice, delivered to the Corporate Secretary, at 37 South River Street, Aurora, Illinois 60507, not fewer than 14 days nor more than 60 days before any meeting of the stockholders called for the election of directors. If notice of the meeting is given to stockholders less than 21 days before the date of the meeting, such written nomination must be delivered or mailed, as prescribed, to our Corporate Secretary, not later than the close of business on the seventh day following the day on which notice of the meeting was mailed to stockholders.
In addition to satisfying the requirements under Old Second’s charter and bylaws, stockholders who intend to solicit proxies in support of director nominees other than Old Second’s nominees must also comply with the SEC’s universal proxy rules under Rule 14a-19 of the Securities Exchange Act of 1934, as amended.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows Old Second to incorporate certain information into this proxy statement/prospectus by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information contained directly in this proxy statement/prospectus or by information contained in documents filed with or furnished to the SEC after the date of this proxy statement/prospectus. The documents that are incorporated by reference contain important information about Old Second and its financial condition and you should read this proxy statement/prospectus together with any other documents incorporated by reference in this proxy statement/prospectus.
This proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by Old Second (Central Index Key 00000357173), other than, in each case, documents or information deemed to have been furnished and not filed according to SEC rules:
Old Second SEC Filings	Period or Date of Filing
Annual Report on Form 10-K	Year ended December 31, 2024
Current Reports on Form 8-K	Filed on January 2, 2025; January 21, 2025; January 22, 2025; February 25, 2025; April 1, 2025; April 15, 2025; and April 23, 2025 (other than the portions of those documents not deemed to be filed)
Definitive Proxy Statement on Schedule 14A	Filed April 18, 2025
Old Second also incorporates by reference the description of Old Second capital stock contained as Exhibit 4.5 to Old Second’s Annual Report on Form 10-K for the year ended December 31, 2024, and any amendment or report filed for the purpose of updating such description.
In addition, Old Second also incorporates by reference additional documents that it may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the Bancorp Financial special meeting, provided, however, that Old Second is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.
Old Second files annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Old Second files with the SEC without charge by following the instructions in the section of this proxy statement/prospectus entitled “Where You Can Find More Information” in the forepart of this proxy statement/prospectus.

Bancorp Financial, Inc.
and Subsidiary
Consolidated Financial Report
December 31, 2024

Independent Auditor’s Report
Board of Directors
Bancorp Financial, Inc. and Subsidiary
Report on the Audit of the Financial Statements
Opinion
We have audited the consolidated financial statements of Bancorp Financial, Inc. and its Subsidiary (the Company), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with auditing standards generally accepted in the United States of America (GAAS), the Company’s internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated April 15, 2025, expressed an unmodified opinion on the effectiveness of the Company’s internal control over financial reporting.
Basis for Opinion
We conducted our audits in accordance with GAAS. Our responsibilities under those standards are further described in the “Auditor’s Responsibilities for the Audit of the Financial Statements” section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable).
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:
•
Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
/s/ RSM US LLP
Chicago, Illinois
April 15, 2025

Bancorp Financial, Inc. and Subsidiary
Consolidated Balance Sheets
December 31, 2024 and 2023
	2024	2023
Assets
Cash and due from banks	$3,715,884	$3,769,871
Interest-bearing deposits in other banks	96,098,874	114,159,601
Federal funds sold	1,909,788	1,361,627
Cash and cash equivalents	101,724,546	119,291,099
Securities available for sale	123,529,246	126,193,342
Federal Home Loan Bank stock	1,957,500	1,957,500
Loans, net of allowance for credit losses of $20,649,494 and $21,064,809 (2024 and 2023)	1,182,974,472	1,215,451,955
Repossessed assets	680,428	1,033,509
Premises and equipment, net	2,263,978	2,571,375
Operating lease right-of-use assets	2,241,318	2,815,658
Bank owned life insurance	13,722,350	13,342,604
Deferred tax asset, net	11,528,896	10,304,767
Accrued interest receivable and other assets	11,833,630	16,870,878
	$1,452,456,364	$1,509,832,687
Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$72,349,191	$74,640,488
Interest-bearing	1,168,201,554	1,222,882,879
Total deposits	1,240,550,745	1,297,523,367
Notes payable	46,000,000	47,500,000
Operating lease liabilities	2,388,474	3,029,498
Accrued interest payable and other liabilities	13,657,360	16,723,464
Total liabilities	1,302,596,579	1,364,776,329
Commitments, Contingencies and Credit Risk (Notes 5 and 11)
Stockholders’ Equity
Common stock, par value $1; authorized 5,500,000 shares;
issued 2,799,606 and 2,776,642 shares (2024 and 2023)	2,799,606	2,776,642
Additional paid-in capital	47,256,679	46,009,455
Retained earnings	109,115,836	104,591,436
Accumulated other comprehensive (loss)	(9,312,336)	(8,321,175)
Total stockholders’ equity	149,859,785	145,056,358
	$1,452,456,364	$1,509,832,687
See Notes to Consolidated Financial Statements.

Bancorp Financial, Inc. and Subsidiary
Consolidated Statements of Income
Years Ended December 31, 2024 and 2023
	2024	2023
Interest and dividend income:
Loans, including fees	$97,958,594	$88,063,680
Investment securities	4,955,687	3,720,164
Interest-bearing deposits in other banks	5,075,684	5,374,850
Federal funds sold	128,390	104,174
Total interest income	108,118,355	97,262,868
Interest expense:
Deposits	51,708,497	39,613,691
Notes payable and federal funds purchased	2,189,017	1,757,022
Total interest expense	53,897,514	41,370,713
Net interest income	54,220,841	55,892,155
Provision for credit losses – loans	11,378,314	11,564,686
Provision for credit losses – unfunded commitments	(3,314)	10,314
Provision for credit losses	11,375,000	11,575,000
Net interest income after provision for credit losses	42,845,841	44,317,155
Noninterest income:
Customer services fees	320,078	277,692
Income from bank owned life insurance	379,746	345,160
Net gain on available for sale securities	269,550	4,060
Net gain (loss) on sale of foreclosed and repossessed assets	135,739	(203,849)
Powersport lending fee income	1,442,335	1,384,421
Other	383,657	355,334
Total noninterest income	2,931,105	2,162,818
Noninterest expenses:
Salaries and employee benefits	20,429,018	19,981,754
Occupancy and equipment expense	2,421,426	2,451,048
Data processing	5,644,743	5,710,094
Professional fees	1,397,023	1,210,549
Marketing expense	723,028	758,713
Loan expense	1,157,943	1,281,832
Insurance expense	1,956,010	2,077,409
Foreclosed and repossessed asset expenses	10,178	424,170
Powersport collection expenses	2,160,351	1,965,105
Other	3,418,758	3,311,388
Total noninterest expense	39,318,478	39,172,062
Income before income tax expense	6,458,468	7,307,911
Income tax expense	1,374,699	1,517,728
Net income	$5,083,769	$5,790,183
Basic earnings per common share	$1.82	$2.09
Diluted earnings per common share	$1.71	$1.97
See Notes to Consolidated Financial Statements.

Bancorp Financial, Inc. and Subsidiary
Consolidated Statements of Comprehensive Income
Years Ended December 31, 2024 and 2023
	2024	2023
Net income	$5,083,769	$5,790,183
Other comprehensive income, before tax
Securities available for sale:
Unrealized net holding (loss) gain on securities	(1,047,606)	1,384,973
Reclassification adjustment for gains included in net income	(269,550)	(4,060)
Other comprehensive (loss) income, before tax	(1,317,156)	1,380,913
Income tax benefit (expense) applicable to other comprehensive
income	325,995	(341,775)
Other comprehensive (loss) income, net of tax	(991,161)	1,039,138
Comprehensive income	$4,092,608	$6,829,321
See Notes to Consolidated Financial Statements.

Bancorp Financial, Inc. and Subsidiary
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2024 and 2023
	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2022	$2,755,699	$44,825,540	$101,060,990	$(9,360,313)	$139,281,916
Cumulative effect of change in accounting principle	—	—	(1,150,772)	—	(1,150,772)
Net income	—	—	5,790,183	—	5,790,183
Other comprehensive income	—	—	—	1,039,138	1,039,138
Stock compensation expense	—	1,398,137	—	—	1,398,137
Issuance of 20,943 shares for employee stock awards, net of share redemptions	20,943	(214,222)	—	—	(193,279)
Dividends declared on common stock	—	—	(1,108,965)	—	(1,108,965)
Balance, December 31, 2023	2,776,642	46,009,455	104,591,436	(8,321,175)	145,056,358
Net income	—	—	5,083,769	—	5,083,769
Other comprehensive (loss)	—	—	—	(991,161)	(991,161)
Stock compensation expense	—	1,429,099	—	—	1,429,099
Issuance of 22,964 shares for employee stock awards, net of share redemptions	22,964	(181,875)	—	—	(158,911)
Dividends declared on common stock	—	—	(559,369)	—	(559,369)
Balance, December 31, 2024	$2,799,606	$47,256,679	$109,115,836	$(9,312,336)	$149,859,785
See Notes to Consolidated Financial Statements.

Bancorp Financial, Inc. and Subsidiary
Consolidated Statements of Cash Flows
Years Ended December 31, 2024 and 2023
	2024	2023
Cash Flows From Operating Activities
Net income	$5,083,769	$5,790,183
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	458,938	512,809
Amortization on securities, net	383,100	462,574
Provision for credit losses	11,375,000	11,575,000
Valuation adjustment for foreclosed and reposessed assets	10,178	53,003
Stock compensation expense	1,429,099	1,398,137
(Gain) loss on sale of foreclosed and repossessed assets	(135,739)	203,849
Net (gain) on the sale of securities	(269,550)	(4,060)
Income from bank owned life insurance	(379,746)	(345,160)
Net (increase) in deferred income taxes	(898,134)	(1,074,159)
Net decrease (increase) in accrued interest receivable and other assets	6,185,086	(2,959,676)
Net (decrease) increase in accrued interest payable and other liabilities	(4,152,471)	1,711,828
Net cash provided by operating activities	19,089,530	17,324,328
Cash Flows From Investing Activities
Proceeds from the sale of securities available for sale	12,141,195	4,369,496
Proceeds from maturities, calls and paydowns of securities available for sale	6,838,698	6,533,692
Purchase of securities available for sale	(17,746,503)	(36,470,925)
Net decrease (increase) in loans	16,506,448	(81,080,842)
Purchase of premises and equipment	(151,541)	(149,212)
Proceeds from sale of foreclosed and repossessed assets	5,084,206	13,358,121
Net cash provided by (used in) investing activities	22,672,503	(93,439,670)
Cash Flows From Financing Activities
Net (decrease) in noninterest-bearing deposits	(2,291,297)	(23,381,657)
Net (decrease) increase in interest-bearing deposits	(54,681,325)	95,518,729
Proceeds from issuance of notes payable	92,802,000	66,010,000
Repayment of notes payable	(94,302,000)	(63,010,000)
Dividends paid on common stock	(697,053)	(1,382,441)
Common stock issued in connection with employee awards, net of redemptions	(158,911)	(193,279)
Net cash (used in) provided by financing activities	(59,328,586)	73,561,352
Net (decrease) in cash and cash equivalents	(17,566,553)	(2,553,990)
Cash and cash equivalents:
Beginning	119,291,099	121,845,089
Ending	$101,724,546	$119,291,099
Supplemental Disclosures of Cash Flow Information
Cash payments for:
Interest on deposits	$52,130,446	$36,808,147
Interest on other borrowings	2,215,904	1,629,017
Income taxes	1,764,829	1,550,940
Supplemental Schedule of Noncash Investment and Financing Activities
Transfer of loans to foreclosed and repossessed assets	$4,592,721	$13,265,954
Right-of-use assets recognized upon new lease	$573,498	$414,370
Lease liability recognized upon new lease	$573,498	$414,370
See Notes to Consolidated Financial Statements.

Bancorp Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 1.   Summary of Significant Accounting Policies
Principles of consolidation and nature of business:   The consolidated financial statements of Bancorp Financial, Inc. (the Company) include the accounts of the Company and its subsidiary. The Company is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Evergreen Bank Group (the Bank), formerly known as Evergreen Private Bank and Evergreen Community Bank. The Bank has a subsidiary, EB Group, LLC, that has been established to hold other real estate owned. All significant intercompany accounts and transactions have been eliminated in consolidation.
Nature of operations:   The Bank generates residential, commercial and consumer loans. A substantial portion of the loan portfolio is represented by a nationwide powersport portfolio originated through a network of powersport dealers. The Bank receives deposits from customers located primarily in the Chicago Metropolitan area in addition to online savings deposits nationwide and utilizing the brokered deposit market. The Bank operates under an Illinois state bank charter and is subject to regulation by the Illinois Department of Financial and Professional Regulation and the Federal Deposit Insurance Corporation (FDIC).
Basis of financial statement presentation and accounting estimates:   The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP). In preparing the accompanying consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses for the reporting period. The significant estimate that is particularly susceptible to change in a short period of time relates to the determination of the allowance for credit losses. Actual results could differ from this estimate.
Presentation of cash flows:   For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, interest-bearing deposits in other banks and federal funds sold. Cash flows from FHLB stock, loans and deposits are reported net.
Securities available for sale:   Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Decisions to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are reported at fair value with unrealized gains or losses reported as accumulated other comprehensive income, net of the related deferred tax effect.
Purchase discounts are recognized in interest income using the interest method over the terms of the securities. Purchase premiums are recognized in interest income using the interest method over the earlier of the terms of the securities or the call date when applicable. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.
Debt securities available for sale are not within the scope of the current expected credit losses methodology, however, the accounting for credit losses on these securities is affected by ASC Subtopic 326-30 “Financial Instruments-Credit Losses-Available-for-Sale Debt Securities.” A debt security available for sale is impaired if the fair value of the security declines below its amortized cost basis. To determine the appropriate accounting, the Company must first determine if it intends to sell the security or if it is more likely than not that it will be required to sell the security before the fair value increases to at least the amortized cost basis. If either of those selling events is expected, the Company will write down the amortized cost basis of the security to its fair value. This is achieved by writing off any previously recorded allowance, if applicable, and recognizing any incremental impairment through earnings. If the Company neither intends to sell the security, nor believes it more likely than not that it will be required to sell the security, before the fair value recovers to the amortized cost basis, the Company must determine whether any of the decline in fair value has resulted from a credit loss, or if it is entirely the result of noncredit factors.

Bancorp Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 1.   Summary of Significant Accounting Policies (continued)
The Company considers the following factors in assessing whether the decline is due to a credit loss:
•
Extent to which the fair value is less than the amortized cost basis

•
Adverse conditions specifically related to the security, an industry, or geographic area (for example, changes in the financial condition of the issuer of the security, or in the case of an asset backed debt security, in the financial condition of the underlying loan obligors)

•
Payment structure of the debt security and the likelihood of the issuer being able to make payments that increase in the future

•
Failure of the issuer of the security to make scheduled interest or principal payments

•
Any changes to the rating of the security by a rating agency

Impairment related to a credit loss must be measured using the discounted cash flow method. Credit loss recognition is limited to the fair value of the security. Impairment is recognized by establishing an allowance for credit losses (ACL) through provision for credit losses. Impairment related to noncredit factors is recognized in other comprehensive income (OCI), net of applicable taxes. The Company did not recognize any impairment in 2024 or 2023.
Federal Home Loan Bank stock:   The Company, as a member of the Federal Home Loan Bank of Chicago (FHLB), is required to maintain an investment in capital stock of the FHLB. The stock does not have a readily determinable fair value as ownership is restricted and it lacks a ready market. As a result, this stock is carried at cost and evaluated periodically for impairment.
Loans:   Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for credit losses, and net deferred origination fees. Interest income is accrued on the unpaid principal balance. Net deferred origination fees are recognized as an adjustment of the related loan yield using the interest method.
The Company’s loan portfolio is segmented as follows:
•
Commercial and industrial

•
Commercial real estate

•
Construction and development

•
Residential real estate

•
Home equity loans and lines of credit

•
Powersport

•
Installment and other

Generally, loans are considered past due when contractual payments are delinquent for 30 days or greater.
The accrual of interest on all loans, except for powersport loans and certain installment loans, is discontinued at the time the loan is 90 days past due (unless the credit is well-secured and in process of collection); or if any of the following conditions exist:
•
It becomes evident that the borrower will not make payments, or will not or cannot meet the terms for renewal of a matured loan;

•
When full repayment of principal and interest is not expected;

Bancorp Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 1.   Summary of Significant Accounting Policies (continued)
•
When the loan is graded “substandard”, is more than 30 days delinquent and the future accrual of interest is not protected by sound collateral values;

•
When the loan is graded “doubtful”;

•
When the borrower files bankruptcy and an approved plan of reorganization or liquidation is not anticipated in the near future; or

•
When foreclosure action is initiated.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current, the loan is well secured and in the process of collection and future principal and interest payments are not in doubt.
Powersport loans and certain installment loans are not put on nonaccrual status. These loans are charged-off at the earlier of the time management determines a loss or when the loan becomes 120 days delinquent. Powersport and certain installment loans where the borrower has filed a chapter 13 bankruptcy may remain as an active loan until it becomes past due over 180 days.
Allowance for credit losses:   On January 1, 2023, the Company adopted Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments — Credit Losses (Topic 326) — Measurement of Credit Losses on Financial Instruments (“ASC 326”). ASC 326 amends guidance on reporting credit losses for financial assets held at amortized cost basis and available-for-sale debt securities. ASC 326 eliminates the probable initial recognition threshold in current US GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses based on historical experience, current conditions and reasonable and supportable forecasts. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net amount expected to be collected. ASC 326 also expands the disclosure requirements regarding an entity’s assumptions, models, and methods for estimating the reserve for credit losses.
The Company adopted ASC 326 using the static pool method, pooled by vintage approach. The Company recorded a net reduction of retained earnings of $1,150,772 upon adoption, including a corresponding increase in deferred tax assets of $374,679. The transition adjustment includes an increase in credit related reserves of $1,585,451 and a reduction to the liability for unfunded commitments of $60,000.
The ACL is established based upon the Company’s current estimate of expected lifetime credit losses on loans measured at amortized cost. The ACL on loans is increased by charges to provision for credit losses and reduced by charge-offs, net of recoveries. Management evaluates the appropriateness of the ACL on the loans quarterly. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change from period to period. The ACL represents the Company’s estimated risk of loss within the loan portfolio as of the reporting date. To appropriately measure expected credit losses, management disaggregates the loan portfolio into pools of similar risk characteristics or segments. These segments are established based on a variety of factors including, but not limited to, underwriting standards, collateral, and associated risks of certain portfolios. These risk categories and the relevant risk characteristics are as follows:
Commercial and industrial — Commercial and industrial loans are loans for commercial, corporate and business purposes, including issuing letters of credit and Small Business Administration (SBA) Paycheck Protection Program (PPP) loans. The Company’s commercial business loan portfolio is comprised of loans for a variety of purposes and generally is secured by equipment, machinery and other business assets. Commercial business loans generally have terms of five years or less and interest rates that float in accordance

Bancorp Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 1.   Summary of Significant Accounting Policies (continued)
with a designated published index. Substantially all of such loans are secured and backed by the personal guarantees of the owners of the business or the SBA.
Commercial real estate — Commercial real estate loans are primarily secured by apartment buildings, office and industrial buildings, warehouses, and various special purpose properties. Although terms vary, commercial real estate loans generally have amortizations of 20 to 25 years, as well as balloon payments of two to five years, and terms which provide that the interest rates thereon may be adjusted based on a designated index.
Construction and development — Construction and development loans are primarily secured by land or building construction in process. Although terms vary, construction and development loans generally are interest only, as well as balloon payments of one to three years, and terms which provide that the interest rates thereon may be adjusted at the Company’s discretion, based on a designated index. Upon completion of the project, the loan may be converted to a commercial real estate loan by the Company or another lender.
Residential real estate — Residential real estate loans are generally smaller in size and are secured by nonfarm property containing one to four family dwelling units which include individual condominium dwelling units secured by an interest in the individual housing unit.
Home equity loans and lines of credit — Home equity loans and lines of credit are secured by residential real estate with a term normally ten years or less. Due to higher risk involved, home equity loans and lines of credit generally have higher interest rates than residential real estate mortgages.
Powersport — Powersport loans are originated through a network of dealers throughout the United States. These loans are primarily secured by motorcycles and off-road vehicles and generally have higher interest rates than mortgage loans. The risk involved in powersport loans is the type and nature of the collateral and, in certain cases, the absence of collateral.
Installment and other — Installment and other loans include both secured and unsecured loans that have been made for a variety of consumer purposes. Secured loans includes consumer loans purchased, solar loans purchased, collector car loans, manufactured housing loans and loans against marketable securities. The risk involved in installment and other loans is the type and nature of the collateral and, in certain cases, the absence of collateral.
Determining the Allowance for Credit Losses:   The ACL is measured based upon management’s loan portfolio segmentation. The Company utilizes modeling methodologies that include quantitative analysis to estimate lifetime credit loss rates on each segment, based on origination year utilizing historical charge off percentages. The net-charge off percentage is applied to the outstanding balances to use in the calculation of the ACL for each loan segment.
Credit quality indicators, specifically the Company’s internal risk rating systems, reflect how the Company monitors credit losses and represent factors used by the Company when measuring the allowance for credit losses. Historical credit loss history is adjusted to incorporate reasonable and supportable third party economic forecasts on a qualitative basis. Reasonable and supportable forecasts consider the macroeconomic factors that are most relevant to evaluating and predicting expected credit losses in the Company’s financial assets.
Qualitative factors assessed by management include the following:
•
Economic factors;

•
Changes in lending policies and procedures, including changes in underwriting standards and collections, charge-offs, and recovery practices;

•
Changes in the experience, depth, and ability of lending management;

Bancorp Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 1.   Summary of Significant Accounting Policies (continued)
•
Changes in the nature and volume of the portfolio and terms of loans;

•
Changes in the quality of the organization’s loan review system;

•
Changes in the value of underlying collateral for collateral dependent loans;

•
Changes in the volume and severity of past due loans and other similar conditions;

•
The effect of other external factors (i.e. competition, legal and regulatory requirements) on the level of estimated credit losses; and

•
The existence and effect of any concentrations of credit and changes in the levels of such concentrations.

Individually evaluated loans are based on Criticized Asset Reports prepared for all watch list commercial loans, watch list Home Equity loans greater than $100,000, loans on non-accrual status, and loans delinquent 90 days or greater. No powersport loans are individually evaluated for impairment. These Criticized Asset Reports evaluate the collateral held and document if any specific reserve needs to be made for each individual loan.
The Company categorizes commercial and industrial, commercial real estate, construction and development, and consumer watch list loans into the following risk categories based on relevant information about the ability of borrowers to service their debt:
Pass — A Pass asset is well protected by the current worth and paying capacity of the obligor (or guarantors, if any) or by the fair value, less cost to acquire and sell, of any underlying collateral in a timely manner. Pass assets also include certain assets considered watch, which are still protected by the worth and paying capacity of the borrower but deserve closer attention and a higher level of credit monitoring.
Special Mention — A Special Mention asset has potential weaknesses that deserve management’s close attention. The asset may also be subject to a weak or speculative market or to economic conditions, which may, in the future, adversely affect the obligor. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Company’s credit position at some future date. Special Mention assets are not adversely classified and do not expose the Company to sufficient risk to warrant adverse classification.
Substandard — Accrual — A Substandard — Accrual asset is an asset with a well-defined weakness that jeopardizes repayment, in whole or in part, of the debt. Payments are either delinquent, but are being made, or the obligation is both well secured and in the process of collection. These assets are characterized by the distinct possibility that the Company will sustain some loss of principal and/or interest if the deficiencies are not corrected. It is not necessary for a loan to have an identifiable loss potential in order to receive this rating.
Substandard — Non-Accrual — A Substandard — Non-Accrual asset is an asset with a well-defined weakness that jeopardizes repayment, in whole or in part, of the debt. These credits are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged. One or more payments are 90 days past due, and the obligation is not well secured. These assets are characterized by the distinct possibility that the Company will sustain some loss of principal and/or interest if the deficiencies are not corrected. It is not necessary for a loan to have an identifiable loss potential in order to receive this rating.
Doubtful — An asset that has all the weaknesses inherent in the Substandard classification, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, conditions and values, highly questionable and improbable. The possibility of loss is extremely likely, but the magnitude is not identified at this point due to pending factors.

Bancorp Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 1.   Summary of Significant Accounting Policies (continued)
Loss — An asset, or portion thereof, classified as Loss is considered uncollectible and of such little value that its continuance on the Company’s books as an asset is not warranted. This classification does not necessarily mean that an asset has no recovery or salvage value; but rather, there is much doubt about whether, how much, or when the recovery would occur. As such, it is not practical or desirable to defer the write-off.
Powersport loans are assessed for credit quality based upon the FICO score of the borrowers at origination in addition to the contractual aging status of the loan and payment activity. Such assessment is completed at the end of each reporting period.
On an annual basis, an independent loan review is completed on a sample of commercial and industrial, commercial real estate and construction and development loans. The reviews are completed in enough detail to, at a minimum, validate the risk rating. Additionally, the reviews determine whether any documentation exceptions exist, appropriate written analysis is included in the loan file, and whether credit policies have been properly adhered to.
Annually, an independent review is also conducted for a sample of residential real estate, home equity loans and lines of credit, powersport, and installment and other loans in order to assess underwriting quality and adherence to policy.
Unfunded commitment reserve:   The unfunded commitment reserve represents the expected credit losses on off-balance sheet commitments such as unfunded commitments to extend credit and standby letters of credit. However, a liability is not recognized for commitments that are unconditionally cancellable by the Company. The unfunded commitment reserve is recognized as a liability and included in other liabilities on the consolidated balance sheets, with adjustments to the unfunded commitment reserve recognized as a provision for credit loss expense in the consolidated statements of income. The unfunded commitment reserve is determined by estimating expected future fundings, under each segment, and applying the expected loss rates. Expected future fundings are based on historical averages of the likelihood of draws on outstanding commitments. At December 31, 2024 and 2023, the unfunded commitment reserve was $7,000 and $10,314, respectively.
Foreclosed and repossessed assets:   Foreclosed and repossessed assets include assets that have been recorded in satisfaction of debt and are initially recorded at fair value less estimated costs to sell, establishing a new cost basis. Subsequently, valuations are periodically performed by management and the assets are carried at lower of carrying amount or fair value less cost to sell. Unrealized losses and operating results from foreclosed and repossessed assets are shown in noninterest expenses on the consolidated statements of income.
Premises and equipment:   Premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method for buildings, furniture and equipment based on estimated useful lives of the assets. Leasehold improvements are depreciated over the term of the lease, including renewal options.
Leases:   Right-of-use assets and lease liability amounts are determined based on the present value of remaining minimum lease payments, discounted using the Company’s incremental borrowing rate for the remaining life of the lease as of the date of adoption or at lease inception.
Bank owned life insurance:   Bank owned life insurance is recorded at its cash surrender value, which is the estimated realizable value. The change in net asset value along with death benefit income, if any, is shown on the consolidated statements of income as income from bank owned life insurance.
Transfers of financial assets:   Transfers of financial assets are accounted for as sales only when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right, free of conditions that

Bancorp Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 1.   Summary of Significant Accounting Policies (continued)
constrain it from taking advantage of that right, to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Revenue recognition:   The Company completed its overall assessment of revenue streams and related contracts included in the guidance, including customer service fees, net gain or loss on sale of repossessed assets, and other non-interest related fees.
•
Customer service fees — Revenue from service charges on deposit accounts is earned through deposit-related services; overdraft, non-sufficient funds, account analysis and other deposit-related fees. Revenue is recognized for these services either over time, corresponding with deposit accounts’ monthly cycles, or at a point in time for transaction related services and fees.

•
Net gain or loss on sale of repossessed assets — Gain or loss from the sale of repossessed assets is recorded when control of the property transfers to the buyer at the time of the auction or sale. The Company does not finance the sale of repossessed powersport assets.

•
Other — Revenue from these transaction-based fees are recognized at the point in time the transaction is executed.

Income taxes:   Deferred taxes are provided using the liability method. Deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company shows net deferred taxes in the accompanying consolidated balance sheets.
The Company recognizes tax liabilities when the Company believes that certain positions may not be fully sustained upon review by tax authorities. Benefits from tax positions are measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. To the extent that the final outcome of a tax matter is different than the amount recorded, such difference impacts income tax expense in the period such determination is made. The Company did not have any material uncertain tax positions as of December 31, 2024 or 2023.
The Company would recognize interest and penalties on income taxes as a component of income tax expense.
The Company is generally no longer subject to U.S. federal or state and local income tax examinations by tax authorities for years before 2021.
Stock-based compensation:   The Company estimates the fair value of stock-based awards on the date of grant. The value of the portion of the award that is ultimately expected to vest is recognized as expense in the Company’s consolidated statements of income over the requisite service periods. Compensation expense for stock-based awards is recognized using straight-line vesting for restricted shares.
Because stock-based compensation expense is based on awards that are ultimately expected to vest, stock-based compensation expense may be reduced to account for estimated forfeitures. The Company estimates forfeitures at the time of grant and revises them, if necessary, in subsequent periods if actual forfeitures differ from those estimates.
Comprehensive income:   Comprehensive income consists of net income and other comprehensive income (loss). Certain changes in assets and liabilities, such as unrealized gains and losses on available for

Bancorp Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 1.   Summary of Significant Accounting Policies (continued)
sale securities, net of deferred taxes, are reported as a separate component of the stockholders’ equity section of the consolidated balance sheets and are components of comprehensive income.
Reclassifications:   Certain amounts in the 2023 consolidated financial statements have been reclassified to conform to the 2024 presentation with no effect on net income or stockholders’ equity.
Recent accounting pronouncements:   In June 2016, ASC Topic 326 “Financial Instruments — Credit Losses” was issued to amend the incurred loss impairment methodology with a methodology that reflects the expected credit losses and requires consideration of a broader range of reasonable and supportable information for credit loss estimates. In addition, the credit losses relating to the available for sale debt securities should be recorded through an allowance for credit losses rather than a write down. This standard became effective for the Company beginning January 1, 2023. A cumulative effect of change in accounting principle was recorded, net of tax, during the first quarter of 2023 in the amount of $1,150,772. The Company did not record an allowance for credit losses on available-for-sale securities. Results for reporting periods beginning after January 1, 2023 are presented under ASC 326.
In January 2021, ASC Topic 848 “Reference Rate Reform” was issued to provide optional expedients and exceptions for applying GAAP to contracts and other transactions that reference LIBOR, if certain criteria are met. This guidance is effective through December 31, 2022. In December 2022, the FASB issued ASU 2022-06, “Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848”, which defers the sunset date of relief provisions within Topic 848 from December 31, 2022 to December 31, 2024. The objective of the guidance in Topic 848 is to provide relief during the transition period. Adoption of this standard did not have a material impact on the Company’s financial position or results of operations.
In March 2022, the FASB issued ASU 2022-02 “Financial Instruments-Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures.” The ASU applies to creditors who have adopted ASU 2016-13 and eliminates the accounting guidance for TDR’s and requires the entity to evaluate whether the modification represents a new loan or a continuation of an existing loan. This standard became effective for the Company beginning January 1, 2023. Adoption of this standard did not have a material impact on the Company’s financial position or results of operations.
In December 2023, the FASB issued ASU 2023-09 “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which requires more detailed disclosures of income taxes paid net of refunds received, income from continuing operations before income tax expense or benefit, and income tax expense from continuing operations. This standard is to be applied on a prospective basis, with retrospective application permitted, and will be effective for the Company for annual periods beginning on January 1, 2026. The Company does not expect adoption of this standard to have a material impact on the Company’s financial position or results of operations.
In March 2024, the FASB issued ASU 2024-01 “Compensation — Stock Compensation (Topic 718) — Scope Application of Profits Interest and Similar Awards”, which clarifies how an entity determines whether a profits interest or similar award is within the scope of Topic 718 or is not a share-based payment arrangement and, therefore is within the scope of other guidance. ASU 2024-01 provides an illustrative example with multiple fact patterns and also amends certain language in the “Scope” and “Scope Exceptions” sections of Topic 718 to improve its clarity and operability without changing the guidance. Entities can apply the amendments either retrospectively to all prior periods presented in the financial statements or prospectively to profits interest and similar awards granted or modified on or after the date of adoption. If prospective application is elected, an entity must disclose the nature of and reason for the change in accounting principle. ASU 2024-01 will be effective for the Company beginning on January 1, 2026, including interim periods. The Company does not expect adoption of this standard to have a material impact on the Company’s financial position or results of operations.

Bancorp Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 1.   Summary of Significant Accounting Policies (continued)
Subsequent events:   Except as noted below, the Company has evaluated subsequent events for potential recognition and/or disclosure through April 15, 2025, the date the consolidated financial statements were available to be issued.
On February 24, 2025, the Company and Old Second entered into an Agreement and Plan of Merger (the “merger agreement”). The merger agreement provides that, upon the terms and subject to the conditions set forth therein, the Company will merge with and into Old Second, with Old Second continuing as the surviving entity (the “merger”). Immediately following the merger, the Bank will merge with and into Old Second National Bank, a national banking association and wholly-owned subsidiary of Old Second, with Old Second National Bank continuing as the surviving bank (the “bank merger”).
Subject to the terms and conditions of the merger agreement, at the effective time of the merger, each stockholder of the Company will receive 2.5814 shares of Old Second common stock and $15.93 in cash for each share of the Company’s common stock owned by the stockholder. Holders of the Company’s common stock, subject to certain exceptions, will also be entitled to receive cash in lieu of fractional shares of Old Second common stock.
The parties to the merger expect to complete the merger in the third quarter of 2025, subject to satisfaction of closing conditions, including receipt of customary required regulatory approvals and the approval of the merger agreement by the Company’s stockholders.
Note 2.   Securities
Carrying amounts and fair values of securities available for sale are summarized as follows:
December 31, 2024	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government sponsored agencies	$20,908,385	$—	$1,793,437	$19,114,948
Residential mortgage-backed securities	72,103,221	35,972	6,717,308	65,421,885
Municipal bonds	42,147,925	8,303	3,877,397	38,278,831
Corporate and other securities	744,911	—	31,329	713,582
Total securities	$135,904,442	$44,275	$12,419,471	$123,529,246
December 31, 2023	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government sponsored agencies	$24,322,328	$58,475	$2,241,657	$22,139,146
Residential mortgage-backed securities	61,879,452	56,589	5,948,270	55,987,771
Municipal bonds	49,051,655	352,581	3,241,851	46,162,385
Corporate and other securities	1,997,948	—	93,908	1,904,040
Total securities	$137,251,383	$467,645	$11,525,686	$126,193,342

Bancorp Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 2.   Securities (continued)
The following tables show the Company’s gross unrealized losses and fair value on investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position:
	Continuous unrealized losses existing for less than 12 months		Continuous unrealized losses existing greater than 12 months		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
As of December 31, 2024:
U.S. government sponsored agencies	$—	$—	$19,114,948	$1,793,437	$19,114,948	$1,793,437
Residential mortgage-backed securities	15,174,639	260,340	42,793,405	6,456,968	57,968,044	6,717,308
Municipal bonds	8,290,009	188,736	28,979,633	3,688,661	37,269,642	3,877,397
Corporate and other securities	—	—	713,582	31,329	713,582	31,329
Total temporarily impaired securities	$23,464,648	$449,076	$91,601,568	$11,970,395	$115,066,216	$12,419,471
	Continuous unrealized losses existing for less than 12 months		Continuous unrealized losses existing greater than 12 months		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
As of December 31, 2023:
U.S. government sponsored agencies	$—	$—	$19,214,218	$2,241,657	$19,214,218	$2,241,657
Residential mortgage-backed securities	16,454,419	265,340	37,537,653	5,682,930	53,992,072	5,948,270
Municipal bonds	2,354,170	19,520	29,739,111	3,222,331	32,093,281	3,241,851
Corporate and other securities	1,388,653	41,941	515,387	51,967	1,904,040	93,908
Total temporarily impaired securities	$20,197,242	$326,801	$87,006,369	$11,198,885	$107,203,611	$11,525,686
At December 31, 2024, there were a total of 136 securities in an unrealized loss position with a total of 10.8% depreciation. At December 31, 2023, there were a total of 123 securities in an unrealized loss position with a total of 10.8% depreciation.
Unrealized losses were related to changes in market interest rates and market conditions that do not represent credit-related impairments. The Company does not intend to sell securities that are in an unrealized loss position, and it is more likely that not the Company will recover the amortized cost prior to being required to sell the debt securities. Full collection of the amounts due according to the contractual terms of the debt securities is expected; therefore, no ACL was recorded in relation to debt securities, and the impairment related to noncredit factors is recognized in OCI, net of applicable taxes.
The amortized cost and fair value of debt securities as of December 31, 2024, by contractual maturity are shown below. Expected maturities of residential mortgage-backed securities may differ from contractual

Bancorp Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 2.   Securities (continued)
maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.
	Amortized Cost	Fair Value
Due in less than one year	$2,000,000	$1,996,539
Due after one year through five years	12,908,385	12,057,200
Due after five through ten years	5,859,218	5,112,285
Due over 10 years	43,033,618	38,941,337
Residential mortgage-backed securities	72,103,221	65,421,885
	$135,904,442	$123,529,246
Securities available for sale with a carrying amount of approximately $71,522,000 and $54,723,000 at December 31, 2024 and 2023, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.
Gross realized gains and gross realized losses on sales of securities available for sale are as follows:
	Years ended December 31,
	2024	2023
Gross realized gains	$269,550	$43,510
Gross realized losses	—	(39,450)
	$269,550	$4,060
Note 3.   Loans
The composition of loans is as follows:
	December 31,
	2024	2023
Commercial and industrial	$38,742,343	$26,328,304
Commercial real estate	185,508,314	211,706,568
Construction and development	9,758,149	1,480,969
Residential real estate	7,662,328	7,803,920
Home equity loans and lines of credit	118,181,099	120,427,903
Powersport	697,101,902	722,417,669
Installment and other	151,611,889	151,580,951
	1,208,566,024	1,241,746,284
Less discount, deferred (fees) costs, net	(4,942,058)	(5,229,520)
Less allowance for credit losses	(20,649,494)	(21,064,809)
Loans, net	$1,182,974,472	$1,215,451,955

Bancorp Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 3.   Loans (continued)
The following table presents the contractual aging of the recorded investment by segment of loans as of December 31, 2024 and 2023:
	2024
	Current	30-59 Days Past Due	60-89 Days Past Due	Loans past due 90 days or more	Nonaccrual Loans	Total
Commercial and industrial	$38,742,343	$—	$—	$—	$—	$38,742,343
Commercial real estate	184,037,968	295,689	—	—	1,174,657	185,508,314
Construction and development	9,758,149	—	—	—	—	9,758,149
Residential real estate	7,662,328	—	—	—	—	7,662,328
Home equity loans and lines of credit	117,081,354	424,885	88,809	—	586,051	118,181,099
Powersport	680,110,118	10,806,360	3,952,857	2,232,567	—	697,101,902
Installment and other	149,917,727	825,661	627,800	216,230	24,471	151,611,889
Total	$1,187,309,987	$12,352,595	$4,669,466	$2,448,797	$1,785,179	$1,208,566,024
	2023
	Current	30-59 Days Past Due	60-89 Days Past Due	Loans past due 90 days or more	Nonaccrual Loans	Total
Commercial and industrial	$26,328,304	$—	$—	$—	$—	$26,328,304
Commercial real estate	202,516,571	—	—	9,189,997	—	211,706,568
Construction and development	1,480,969	—	—	—	—	1,480,969
Residential real estate	7,803,920	—	—	—	—	7,803,920
Home equity loans and lines of credit	119,221,631	901,085	69,613	—	235,574	120,427,903
Powersport	705,835,124	10,724,417	3,694,356	2,163,772	—	722,417,669
Installment and other	149,875,706	627,790	617,283	424,281	35,891	151,580,951
Total	$1,213,062,225	$12,253,292	$4,381,252	$11,778,050	$271,465	$1,241,746,284
The following tables present the recorded investment in nonaccrual loans and loans 90 days or more past due still on accrual by class of loans as of December 31, 2024 and 2023:
	2024
	Nonaccrual Loans with no ACL	Nonaccrual Loans with ACL	Total Nonaccrual Loans	Loans Past Due 90 Days and Greater Still Accruing
Commercial and industrial	$—	$—	$—	$—
Commercial real estate	—	1,174,657	1,174,657	—
Construction and development	—	—	—	—
Residential real estate	—	—	—	—
Home equity loans and lines of credit	486,152	99,899	586,051	—
Powersport	—	—	—	2,232,567
Installment and other	6,990	17,481	24,471	216,230
Total	$493,142	$1,292,037	$1,785,179	$2,448,797

Bancorp Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 3.   Loans (continued)
	2023
	Nonaccrual Loans with no ACL	Nonaccrual Loans with ACL	Total Nonaccrual Loans	Loans Past Due 90 Days and Greater Still Accruing
Commercial and industrial	$—	$—	$—	$—
Commercial real estate	—	—	—	9,189,997
Construction and development	—	—	—	—
Residential real estate	—	—	—	—
Home equity loans and lines of credit	235,574	—	235,574	—
Powersport	—	—	—	2,163,772
Installment and other	9,230	26,661	35,891	424,281
Total	$244,804	$26,661	$271,465	$11,778,050
Estimated interest income that would have been recognized if loans on nonaccrual status had been current in accordance with their original terms for the years ended December 31, 2024 and 2023 was $226,745 and $19,205, respectively.
Management’s evaluation as to the ultimate collectability of loans includes estimates regarding future cash flows from operations and the value of property, real and personal, pledged as collateral. These estimates are affected by changing economic conditions and the economic prospects of borrowers. Collateral dependent loans are loans in which repayment is expected to be provided solely by the underlying collateral and there are no other available and reliable sources of repayment. Loans are written down to the lower of cost or fair value of underlying collateral, less estimated costs to sell. The Company had $1,760,708 of collateral dependent loans secured by real-estate and $24,471 secured by automobiles at December 31, 2024. The Company had $235,574 of collateral dependent loans secured by real-estate and $35,891 secured by automobiles at December 31, 2023.
For commercial loans, the Company’s credit quality indicator is internally assigned risk ratings. Each commercial loan is assigned a risk rating upon origination. Consumer loans, excluding powersport loans, are assigned a risk rating once a loan is added to the watch list. The risk rating is reviewed on a periodic basis depending on the specific circumstances of the loan.
The following tables present the risk categories of loans evaluated by segment of loans based on the most recent analysis performed and the contractual aging as of December 31, 2024 and 2023:
	2024
	Pass	Special Mention	Substandard Accrual	Substandard Non-Accrual	Doubtful	Loss	Total
Commercial and industrial	$38,166,748	$—	$575,595	$—	$—	$—	$38,742,343
Commercial real estate	161,426,946	10,370,782	12,535,929	1,174,657	—	—	185,508,314
Construction and development	9,758,149	—	—	—	—	—	9,758,149
Residential real estate	7,507,227	155,101	—	—	—	—	7,662,328
Home equity loans and lines of credit	117,400,467	194,582	—	586,050	—	—	118,181,099
Installment and other	151,370,708	—	216,709	24,472	—	—	151,611,889
Total	$485,630,245	$10,720,465	$13,328,233	$1,785,179	$—	$—	$511,464,122

Bancorp Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 3.   Loans (continued)
	2023
	Pass	Special Mention	Substandard Accrual	Substandard Non-Accrual	Doubtful	Loss	Total
Commercial and industrial	$24,402,706	$—	$1,925,598	$—	$—	$—	$26,328,304
Commercial real estate	181,687,819	14,412,076	15,606,673	—	—	—	211,706,568
Construction and development	1,480,969	—	—	—	—	—	1,480,969
Residential real estate	7,642,479	161,441	—	—	—	—	7,803,920
Home equity loans and lines of credit	119,869,305	212,913	110,111	235,574	—	—	120,427,903
Installment and other	150,943,141	131,349	470,570	35,891	—	—	151,580,951
Total	$486,026,419	$14,917,779	$18,112,952	$271,465	$—	$—	$519,328,615
For the powersport loan segment, the Company’s credit quality indicator is determined by the borrower’s FICO score at origination. The delinquency status of each FICO score band is updated on a daily basis by the Company’s loan system. The following tables show the breakdown of the powersport segment by FICO score.
	2024
	FICO Scores
	730+	729-700	699-675	674-660	< 659	Total
Powersport	$385,839,955	$144,603,153	$79,895,556	$45,545,840	$41,217,398	$697,101,902
	2023
	FICO Scores
	720+	719-685	684-660	659-606	< 605	Total
Powersport	$413,705,132	$157,655,956	$80,789,576	$56,606,224	$13,660,781	$722,417,669
The following table presents the recorded investment of loans at December 31, 2024 and 2023 that were modified for borrowers experiencing financial difficulty during the period indicated, by segment of loans and type of concession granted:
	2024
	Interest Rate Reduction	% of Total Class of Loan Portfolio	Term Extension	% of Total Class of Loan Portfolio	Term Extension and Interest Rate Reduction	% of Total Class of Loan Portfolio
Powersport	$81,059	0.01%	$271,103	0.04%	$56,868	0.01%
Installment and other	71,367	0.05%	198,943	0.13%	—	0.00%
Total of loans modified during the period	$152,426	0.01%	$470,046	0.04%	$56,868	0.00%
	2023
	Interest Rate Reduction	% of Total Class of Loan Portfolio	Term Extension	% of Total Class of Loan Portfolio	Term Extension and Interest Rate Reduction	% of Total Class of Loan Portfolio
Powersport	$17,620	0.00%	$136,400	0.02%	$129,117	0.02%
Installment and other	—	0.00%	217,566	0.14%	2,022	0.00%
Total of loans modified during the period	$17,620	0.00%	$353,966	0.03%	$131,139	0.01%

Bancorp Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 3.   Loans (continued)
There were no modifications made on other loan segments not listed above during the year ended December 31, 2024 and 2023.
The following table summarizes the effects of loan modifications made during the periods indicated, for borrowers experiencing financial difficulty:
	December 31,
	2024		2023
	Weighted Average Interest Rate Reduction	Term Extension	Weighted Average Interest Rate Reduction	Term Extension
Powersport	4.32%	16.5 Months	5.17%	19.4 Months
Installment and other	1.25%	4.3 Months	1.70%	10.9 Months
Total of loans modified during the period	4.12%	14.7 Months	5.00%	18.1 Months
The following table provides the amortized cost basis of loans that had a payment default during the year ended December 31, 2024 and 2023, after having been modified during the 12 months before default for borrowers experiencing financial difficulty. A default occurs when a loan is 90 days or more past due or transferred to non-accrual status.
	2024	2023
Powersport	$24,093	$8,794
Installment and other	55,409	—
	$79,502	$8,794
The Company closely monitors the performance of loans that are modified for borrowers experiencing financial difficulty to understand the effectiveness of its modification efforts. The following table depicts the payment performance of loans modified during the year ended December 31, 2024 and 2023.
	2024		2023
	Current	Non-accrual	Current	Non-accrual
Powersport	$409,030	$—	$283,137	$—
Installment and other	270,310	—	219,588	—
	$679,340	$—	$502,725	$—

Bancorp Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 3.   Loans (continued)
The following tables provide additional detail of the activity in the allowance for credit losses, by portfolio segment, for the years ended December 31, 2024 and 2023:
	2024
	Commercial and industrial	Commercial real estate	Construction and development	Residential real estate	Home equity loans and lines of credit	Powersport	Installment and other	Total
Allowance for credit losses:
Beginning balance	$147,968	$2,557,225	$6,477	$33,641	$846,900	$15,358,785	$2,113,813	$21,064,809
Provision for credit losses	12,486	(199,662)	34,542	3,716	(93,442)	10,147,238	1,473,436	11,378,314
Loan recoveries	—	—	—	—	5,000	3,021,947	175,608	3,202,555
Loans charged-off	—	—	—	—	—	(12,969,578)	(2,026,606)	(14,996,184)
Ending balance	$160,454	$2,357,563	$41,019	$37,357	$758,458	$15,558,392	$1,736,251	$20,649,494
Period-ended amount allocated to:
Individually evaluated for credit loss	$—	$1,174,657	$—	$—	$60,000	$—	$124,211	$1,358,868
Collectively evaluated for credit loss	160,454	1,182,906	41,019	37,357	698,458	15,558,392	1,612,040	19,290,626
Ending balance	$160,454	$2,357,563	$41,019	$37,357	$758,458	$15,558,392	$1,736,251	$20,649,494
Loans:
Individually evaluated for credit loss	$575,595	$13,710,586	$—	$—	$586,050	$—	$240,702	$15,112,933
Collectively evaluated for credit loss	38,166,748	171,797,728	9,758,149	7,662,328	117,595,049	697,101,902	151,371,187	1,193,453,091
Ending balance	$38,742,343	$185,508,314	$9,758,149	$7,662,328	$118,181,099	$697,101,902	$151,611,889	$1,208,566,024
	2023
	Commercial and industrial	Commercial real estate	Construction and development	Residential real estate	Home equity loans and lines of credit	Powersport	Installment and other	Total
Allowance for loan losses:
Beginning balance	$532,293	$6,124,772	$57,925	$103,115	$1,334,605	$9,625,062	$1,915,018	$19,692,790
Impact of adopting ASC 326	33,868	281,228	4,436	11,747	166,295	910,296	177,581	1,585,451
Provision for credit losses	(418,193)	(979,432)	(55,884)	(81,221)	(652,082)	12,258,775	1,492,723	11,564,686
Loan recoveries	—	—	—	—	5,417	1,779,221	41,942	1,826,580
Loans charged-off	—	(2,869,343)	—	—	(7,335)	(9,214,569)	(1,513,451)	(13,604,698)
Ending balance	$147,968	$2,557,225	$6,477	$33,641	$846,900	$15,358,785	$2,113,813	$21,064,809
Period-ended amount allocated to:
Individually evaluated for credit loss	$—	$1,174,657	$—	$—	$—	$—	$389,127	$1,563,784
Collectively evaluated for credit loss	147,968	1,382,568	6,477	33,641	846,900	15,358,785	1,724,686	19,501,025
Ending balance	$147,968	$2,557,225	$6,477	$33,641	$846,900	$15,358,785	$2,113,813	$21,064,809
Loans:
Individually evaluated for credit loss	$1,925,598	$15,606,673	$—	$—	$345,685	$—	$460,171	$18,338,127
Collectively evaluated for credit loss	24,402,706	196,099,895	1,480,969	7,803,920	120,082,218	722,417,669	151,120,780	1,223,408,157
Ending balance	$26,328,304	$211,706,568	$1,480,969	$7,803,920	$120,427,903	$722,417,669	$151,580,951	$1,241,746,284

Bancorp Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 3.   Loans (continued)
There were no residential real estate loans in the process of foreclosure as of December 31, 2024 and 2023.
Loans to directors, principal officers and companies in which they have a 10% or more beneficial ownership were made by the Company in the ordinary course of business on substantially the same terms, including rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management, did not involve more than the normal risk of collectability or present unfavorable features. As of December 31, 2024, there were commitments aggregating $18,527,53 of which $18,492,828 were outstanding to directors, certain officers and related companies. As of December 31, 2023, there were commitments aggregating $19,987,130 of which $19,852,005 were outstanding to directors, certain officers and related companies.
Note 4.   Premises and Equipment
Premises and equipment consist of:
	December 31,
	2024	2023
Land	$335,857	$335,857
Building	912,794	912,794
Furniture and equipment	4,181,754	4,127,379
Leasehold improvements	2,731,976	2,731,976
Construction in process	69,399	1,608
	8,231,780	8,109,614
Less accumulated depreciation	5,967,802	5,538,239
Premises and equipment, net	$2,263,978	$2,571,375
Depreciation of premises and equipment was $458,938 and $512,809 for the years ended December 31, 2024 and 2023, respectively.
Note 5.   Leases
The Company is obligated under four non-cancellable operating lease agreements for its corporate office, one branch property, one loan production office, and copy machines. The leases have varying terms, the longest of which will end in 2028. The Company’s lease agreements include options to renew at the Company’s discretion. The extensions are not reasonably certain to be exercised; therefore, they were not considered in the calculation of the ROU asset and lease liability.
The following table represents the classification of the Company’s right of use assets and lease liabilities for the years ended December 31, 2024 and 2023, respectively:
	December 31,
	2024	2023
Operating lease right-of-use assets	$2,241,318	$2,815,658
Operating lease liabilities	$2,388,474	$3,029,498
The right of use assets and the lease obligations are broken out in the accompanying consolidated balance sheet.
At December 31, 2024, the weighted-average remaining lease term for the operating leases was 2.0 years and the weighted-average discount rate used in the measurement of operating lease liabilities was

Bancorp Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 5.   Leases (continued)
2.37%. At December 31, 2023, the weighted-average remaining lease term for the operating leases was 2.3 years and the weighted-average discount rate used in the measurement of operating lease liabilities was 1.82%. At implementation, the Company utilized the FHLB fixed rate advance rate as of January 1, 2022 for the term most closely aligning with the remaining lease term. A new lease was added in June 2023 and August 2024. The Company utilized the FHLB fixed rate advance rate as of June 12, 2023 and August 8, 2024 for the term most closely aligning with the lease term for these new leases.
Cash paid for amounts included in the measurement of lease liabilities was $1,267,858 for the year ended December 31, 2024. Cash paid for amounts included in the measurement of lease liabilities was $1,230,648 for the year ended December 31, 2023.
Future minimum payments under non-cancellable operating leases with terms longer than 12 months, are disclosed below at December 31, 2024. Future minimum payments on shorter term lease are excluded as the amounts are insignificant.
Years ending December 31:
2025	$1,277,485
2026	931,562
2027	212,587
2028	35,618
Total future minimum operating lease payments	2,457,252
Amounts representing interest	(68,778)
Present value of net future minimum operating lease payments	$2,388,474
Note 6.   Deposits
The composition of interest-bearing deposits is as follows:
	December 31,
	2024	2023
NOW and money market accounts	$124,397,939	$139,761,717
Savings deposits	249,194,762	170,906,004
Time certificates, less than $250,000	480,597,918	586,157,709
Time certificates, $250,000 and greater	314,010,935	326,057,449
	$1,168,201,554	$1,222,882,879
At December 31, 2024, the scheduled maturities of time certificates are as follows:
2025	$703,851,840
2026	59,239,421
2027	19,904,160
2028	6,583,679
2029	5,029,753
$794,608,853
The Company had approximately $149,678,000 and $131,831,000 of brokered deposits at December 31, 2024 and 2023, respectively.

Bancorp Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 7.   Notes Payable
Notes payable consists of:
	December 31,
	2024	2023
Revolving loan	$12,500,000	$14,000,000
FHLB advance	33,500,000	33,500,000
	$46,000,000	$47,500,000
Revolving loan — The Company has a credit agreement secured by Evergreen Bank Group common stock and requires the Company to maintain certain financial covenants. At December 31, 2024, the Company had a $15,000,000 revolving credit agreement due April 30, 2025. At December 31, 2023, the Company had a $18,000,000 revolving credit agreement due June 15, 2024. Under the agreement, the interest rate on the revolving loan can be set at the Company’s discretion based on either the SOFR rate plus 2.85%, floating, or the prime rate minus 0.25%, floating, with an interest rate floor of 2.25%. The interest rate was 7.19% and 8.20% at December 31, 2024 and 2023, respectively. At both December 31, 2024 and 2023, the revolving credit agreement includes a non-usage fee of 0.25% on any undrawn amounts.
FHLB Advance — The Company entered into a Pledge Agreement with the Federal Home Loan Bank and began pledging loans in 2012. Under the agreement, the Company can borrow up to 76% of the book value of pledged 1-4 family real estate loans, 62% of the book value of pledged home equity loans and 98% of the current fair market value of pledged MBS agency securities. As of December 31, 2024, the Company has pledged assets with a collateral value of approximately $4,100,934 of 1-4 family real estate loans, $45,707,455 of home equity loans and lines of credit, and $50,710,651 of MBS agency securities. At December 31, 2024, the Company had four separate FHLB advances with interest rates ranging from 0.69%-4.46% and maturities ranging from January of 2025 to June of 2029. At December 31, 2023, the Company had five separate FHLB advances with interest rates ranging from 0.69%-3.87% and maturities ranging from June of 2024 to March of 2028.
Note 8.   Employee Benefit Plans
The Company has a 401(k) defined contribution plan covering substantially all employees. Eligible employees may elect to contribute a percentage of their compensation, as defined by the plan. For the years ended December 31, 2024 and 2023, the plan provides for a 100% Safe Harbor matching contribution limited to the first 4% of employee contributions for all employees who have completed one month of service. The Company made contributions to this plan of approximately $462,000 and $471,000 during 2024 and 2023, respectively.
On January 1, 2012, the Company adopted a Supplemental Executive Retirement Plan (SERP) with certain executive officers. Under this SERP, the Company agrees to provide at a prescribed retirement date, a supplemental fixed post-retirement benefit for an established number of years. This SERP is unfunded and therefore the liability for this SERP is recorded in other liabilities on the consolidated balance sheets. The present value of the estimated liability under the agreement is being accrued using a discount rate of 6% ratably over the remaining years to the date when the executive is first eligible for benefits. The Company’s liability recorded for this plan was $1,538,363 and $1,339,649 at December 31, 2024 and 2023, respectively. The corresponding expense was $198,714 and $181,147 in 2024 and 2023, respectively.
Note 9.   Incentive Compensation Plan
The Company has two Incentive Compensation Plans (the Plans). The original Plan was adopted January 24, 2008. The Plan is administered by the Board of Directors of the Company. Under the Plan, the Company may grant awards to its participating directors, officers and employees. Awards can include stock options, stock appreciation rights, restricted stock, restricted stock units, performance units,

Bancorp Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 9.   Incentive Compensation Plan (continued)
performance shares and all other incentive awards as the Board of Directors of the Company determines in its sole discretion. The total number of shares of stock that could originally be issued under the Plan were 463,582 shares of authorized and unissued or issued and reacquired shares of stock of the Company. The number of shares of stock that could collectively be issued under the Plan pursuant to Incentive Stock Options was limited to 201,557. The exercise price of each option equals the fair market value, as defined in the Plan, of the Company’s stock on the date of grant and an option’s maximum term is ten years (five years if the participant owns or is deemed to own more than 10% of the total combined voting power of all classes of stock of the Company). Restricted shares granted to officers and directors typically vest over one to seven years. The original Plan expired in 2018 and ungranted shares also expired, however shares granted under the Plan remain outstanding and may still be issued.
The Company adopted the 2017 Incentive Compensation Plan on September 20, 2017 (the 2017 Plan). The 2017 Plan increased the total number of shares of stock that the Company may issue as incentive awards by an additional 125,000 shares. In March of 2022, the Company added an additional 200,000 shares to the 2017 Plan. No other changes have been made to the 2017 Plan.
Compensation cost relating to stock-based payment transactions is recognized in the consolidated financial statements with measurement based upon the fair value of the equity or liability instruments issued. For the years ended December 31, 2024 and 2023, the Company recognized $1,429,099 and $1,398,137, respectively, in compensation expense for stock options and restricted shares. The amount of unrecognized compensation expense at December 31, 2024 was approximately $4,238,446.
There were no option grants in 2024 or 2023.
The following table summarizes data concerning stock options:
	Number of Options	Weighted- Average Exercise Price	Remaining Contractual Term (in years)
Outstanding at December 31, 2022	8,926	$13.47	1.53
Granted	—	—
Exercised	(6,426)	13.47	1.53
Forfeited	—	—
Outstanding at December 31, 2023	2,500	14.00	1.06
Granted	—	—
Exercised	—	—
Forfeited	—	—
Outstanding at December 31, 2024	2,500	$14.00	0.06
Options exercisable at December 31, 2024	2,500	$14.00	0.06
As of December 31, 2024 and 2023, the stock options had an intrinsic value of approximately $55,000 and $52,500, respectively, based on outstanding and exercisable shares. The aggregate intrinsic value of a stock option represents the total pre-tax amount by which the current market value of the underlying stock exceeds the price of the option that would have been received by the option holders had all option holders exercised their options. The intrinsic value will change when the market value of the Company’s stock changes.

Bancorp Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 9.   Incentive Compensation Plan (continued)
The following is a summary of changes in restricted shares:
	Shares	Grant Date Fair value
Unvested shares outstanding at December 31, 2022	181,755	$33.79
Granted	28,250	35.00
Vested	(39,439)	32.10
Forfeited	(2,767)	29.20
Unvested shares outstanding at December 31, 2023	167,799	34.51
Granted	28,750	35.10
Vested	(41,605)	33.44
Forfeited	(1,521)	35.00
Unvested shares outstanding at December 31, 2024	153,423	$34.91
Restricted shares vested not yet issued at December 31, 2024	167,627
The restricted share agreements indicate the specific vesting schedule and issue date for the shares. The award recipient does not have any rights of ownership of the stock, including voting and dividend rights, until the date of issuance. During the years ended December 31, 2024 and 2023, there were 27,503 and 22,475 shares issued to the recipients, respectively.
In accordance with the Incentive Compensation Plan, during the years ended December 31, 2024 and 2023, there were 4,539 and 7,958 shares redeemed, respectively, netted from issued shares to cover recipients’ payroll taxes or to pay the exercise price of an option.
Note 10.   Income Taxes
Deferred taxes consist of the following components:
	December 31,
	2024	2023
Deferred tax assets:
Allowance for credit losses	$5,048,165	$5,163,388
Available for sale securities	3,062,860	2,736,865
Stock based compensation	1,486,400	1,179,131
Supplemental executive retirement plan	376,082	328,374
Deferred loan fees	1,856,186	1,164,281
Bonus compensation	158,903	242,374
Other	47,057	66,487
	12,035,653	10,880,900
Deferred tax liabilities:
Prepaid expenses	436,994	395,911
Depreciation	69,763	180,222
	506,757	576,133
Net deferred tax asset	$11,528,896	$10,304,767

Bancorp Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 10.   Income Taxes (continued)
The components of income tax expense are as follows:
	Years ended December 31,
	2024	2023
Current	$2,272,833	$2,591,887
Deferred	(898,134)	(1,074,159)
	$1,374,699	$1,517,728
The table below presents a reconciliation of the amount of income tax expense and the amount computed at the applicable statutory federal rate of 21% for 2024 and 2023:
	Years ended December 31,
	2024	2023
Federal income tax at statutory rate	$1,356,278	$1,534,661
State taxes, net of federal benefit	222,618	256,648
Other	(204,197)	(273,581)
	$1,374,699	$1,517,728
Note 11.   Commitments, Contingencies and Credit Risk
Financial instruments with off-balance-sheet risk:   The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are limited to commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.
The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the Company’s commitments is as follows:
	December 31,
	2024	2023
Commitments to extend credit	$149,233,572	$149,059,654
Letters of credit	479,170	579,170
	$149,712,742	$149,638,824
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness and determines the amount of collateral required based on management’s credit evaluation of the counterparty.
Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and, generally, have terms of one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds

Bancorp Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 11.   Commitments, Contingencies and Credit Risk (continued)
collateral, which may include accounts receivable, inventory, property and equipment, income producing properties, supporting those commitments if deemed necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Company would be required to fund the commitment. The maximum potential amount of future payments the Company could be required to make is represented by the contractual amount shown in the summary above. If the commitment is funded, the Company would be entitled to seek recovery from the customer. At December 31, 2024 and 2023, no amounts have been recorded as liabilities for the Company’s potential obligations under these guarantees.
Collateral held for both commitments to extend credit and letters of credit varies but may include securities, accounts receivable, inventories, property and equipment, and income-producing commercial properties.
Contingencies:   Due to the nature of its business activities, the Company is subject to pending and threatened legal action which arises in the normal course of business. In the opinion of management, after considering the advice of its legal counsel, there is no pending or threatened legal action of any material consequence at December 31, 2024.
Concentrations of credit risk:   In addition to financial instruments with off-balance-sheet risk, the Company, to a certain extent, may be exposed to varying risks associated with concentrations of credit. Concentrations of credit risk generally exists if a number of counterparties are engaged in similar activities and have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by economic or other conditions.
The nature of the Company’s business requires that it maintain amounts due from banks and federal funds sold which, at times, may exceed federally insured limits. Management monitors these correspondent relationships and the Company has not experienced any losses in such accounts.
Note 12.   Dividend Restrictions and Regulatory Capital Requirements
Bank regulations place restrictions upon the amount of dividends that can be paid to the Company by its subsidiary bank. The availability of dividends may be further limited because of the need to maintain capital ratios satisfactory to applicable regulatory agencies.
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.
The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following tables) of total, Tier 1 and Common Equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital to average assets. Management believes the Bank meets all capital adequacy requirements to which it is subject as of December 31, 2024.
As of December 31, 2024, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, Tier 1

Bancorp Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 12.   Dividend Restrictions and Regulatory Capital Requirements (continued)
Common Equity, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s categories.
The Bank’s actual capital amounts (in thousands) and ratios are presented in the table.
	Actual		Minimum Capital Requirement with Capital Buffer		Minimum To be Well Capitalized Under Prompt Corrective Action Provisions
As of December 31, 2024	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets)	$184,080	14.42%	$134,070	10.50%	$127,686	10.00%
Tier 1 Capital (to Risk-Weighted Assets)	168,061	13.16%	108,533	8.50%	102,149	8.00%
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	168,061	13.16%	89,380	7.00%	82,996	6.50%
Tier 1 Capital (to Average Assets)	168,061	11.38%	59,082	4.00%	73,853	5.00%
	Actual		Minimum Capital Requirement with Capital Buffer		Minimum To be Well Capitalized Under Prompt Corrective Action Provisions
As of December 31, 2023	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets)	$178,332	13.61%	$137,531	10.50%	$130,982	10.00%
Tier 1 Capital (to Risk-Weighted Assets)	161,901	12.36%	111,335	8.50%	104,786	8.00%
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	161,901	12.36%	91,688	7.00%	85,138	6.50%
Tier 1 Capital (to Average Assets)	161,901	10.58%	61,213	4.00%	76,516	5.00%
In July 2013, the federal banking agencies issued a final rule revising the regulatory capital rules applicable to most banks and federal savings associations as well as their holding companies generally beginning on January 1, 2015. The rule implements the Basel Committee’s December 2010 framework known as “Basel III” for strengthening the international capital standards as well as certain provisions of the Dodd-Frank Act. The final rule implements a revised definition of regulatory capital, a new common equity Tier 1 minimum capital requirement of 4.5%, and a higher minimum Tier 1 capital requirement of 6.0% (which is an increase from 4.0%). Under the final rule, the total capital ratio remains at 8.0% and the minimum leverage ratio is 4.0%.
Additionally, under the final rule, in order to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers, a banking organization must hold a 2.5% capital conservation buffer composed of common equity Tier 1 capital above its minimum risk-based capital requirements. The buffer is measured relative to risk-weighted assets. The final rule also enhances risk sensitivity and addresses weaknesses identified by the regulators over recent years with the measure of risk-weighted assets.
Additionally, the federal banking agencies developed a “Community Bank Leverage Ratio” (the ratio of a bank’s tangible equity capital to average total consolidated assets) for financial institutions with assets of less than $10 billion. A “qualifying community bank” that exceeds this ratio will be deemed to be in compliance with all other capital and leverage requirements, including the capital requirements to be considered “well capitalized” under Prompt Corrective Action statutes. The federal banking agencies may consider a financial institution’s risk profile when evaluating whether it qualifies as a community bank for purposes of the capital ratio requirement. The federal banking agencies must set the minimum capital for the

Bancorp Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 12.   Dividend Restrictions and Regulatory Capital Requirements (continued)
new Community Bank Leverage Ratio at not less than 8% and not more than 10%. Beginning in the second quarter 2020 and until the end of the year, a banking organization that has a leverage ratio of 8% or greater and meets certain other criteria may elect to use the Community Bank Leverage Ratio framework; and qualified community banks will have until January 1, 2022, before the Community Bank Leverage Ratio requirement is re-established at greater than 9%. A financial institution can elect to be subject to this new definition, and opt-out of this new definition, at any time. As a qualified community bank, the Bank has not elected to be subject to this definition at December 31, 2024.
The Bank is subject to regulatory restrictions on the dollar amount of dividends it may declare and pay to the Company without prior regulatory approval. For the years ended December 31, 2024 and 2023, the Bank paid the Company $1,200,000 and $1,050,000 in dividends, respectively. In 2024 and 2023, the proceeds were used to pay interest on outstanding debt.
Note 13.   Fair Value Measurements
The Company applies the accounting standard, Fair Value Measurements and Disclosures (the Standard), for assets and liabilities measured and reported at fair value. The Standard defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The Standard requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach in the determination of fair value. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, the Standard establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.
The fair value hierarchy is as follows:
Level 1:   Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2:   Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3:   Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
A description of the valuation methodologies used for assets and liabilities measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.
Assets and Liabilities Recorded at Fair Value on a Recurring Basis
The following tables summarize assets and liabilities measured at fair value on a recurring basis as of December 31, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

Bancorp Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 13.   Fair Value Measurements (continued)
	Fair Value Measurements at December 31, 2024 Using
	December 31, 2024	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Securities available for sale:
U.S. government sponsored agencies	$19,114,948	$—	$19,114,948	$—
Residential mortgage-backed securities	65,421,885	—	65,421,885	—
Municipal bonds	38,278,831	—	38,278,831	—
Corporate and other bonds	713,582	—	713,582	—
	Fair Value Measurements at December 31, 2023 Using
	December 31, 2023	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Securities available for sale:
U.S. government sponsored agencies	$22,139,146	$—	$22,139,146	$—
Residential mortgage-backed securities	55,987,771	—	55,987,771	—
Municipal bonds	46,162,385	—	46,162,385	—
Corporate and other bonds	1,904,040	—	1,904,040	—
Securities available for sale:   When available, quoted market prices are used to determine the fair value of investment securities and such items are classified within Level 1 of the fair value hierarchy. An example is U.S. Treasury securities and mutual funds. For other securities, the Company determines fair value based on various sources and may apply matrix pricing with observable prices for similar bonds where a price for the identical bond is not observable. Securities measured at fair value by such methods are classified as Level 2. During the years ended December 31, 2024 and 2023, there were no transfers between levels.
Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis
The Company may be required, from time to time, to measure certain assets and liabilities at fair value on a nonrecurring basis in accordance with accounting principles generally accepted in the United States of America. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below:
	Fair Value Measurements at December 31, 2024 Using
	December 31, 2024	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Loans individually evaluated for credit loss	$13,754,065	$—	$—	$13,754,065
Repossessed assets	680,428	—	—	680,428

Bancorp Financial, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 13.   Fair Value Measurements (continued)
	Fair Value Measurements at December 31, 2023 Using
	December 31, 2023	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Loans individually evaluated for credit loss	$16,774,343	$—	$—	$16,774,343
Repossessed assets	1,033,509	—	—	1,033,509
Loans individually evaluated for credit loss:   The Company does not record loans at fair value on a recurring basis. However, periodically, a loan is evaluated individually and is reported at the lower of cost or fair value of the underlying collateral, less estimated costs to sell, if repayment is expected solely from the collateral. If the collateral value is not sufficient, a specific reserve is recorded. Collateral values are estimated using a combination of observable inputs, including recent appraisals, and unobservable inputs based on customized discounting criteria. Due to the significance of unobservable inputs, fair values of individually evaluated collateral dependent loans have been classified as Level 3.
Repossessed assets:   Repossessed assets are carried at the estimated fair value of the asset, less disposal costs. The fair value of the asset is determined based upon appraisals. As with individually evaluated loans, if significant adjustments are made to the appraised value, based upon unobservable inputs, the resulting fair value measurement is categorized as a Level 3 measurement.
Note 14.   Earnings Per Share
Basic earnings per share is computed by dividing net income for the period by the weighted average number of common shares outstanding. Diluted earnings per common share is computed using the treasury stock method and reflects the potential dilution that could occur if stock-based awards from the Company’s Incentive Compensation Plan were exercised or issued. Earnings per common share have been computed as follows:
	For the years ended December 31,
	2024	2023
Net income available to common stockholders	$5,083,769	$5,790,183
Weighted average number of common shares outstanding for basic EPS	2,793,912	2,770,059
Dilutive effect of stock based awards	187,669	176,568
Weighted average number of common and potential common shares for diluted EPS	2,981,581	2,946,627
Basic earnings per common share	$1.82	$2.09
Diluted earnings per common share	$1.71	$1.97
There were no anti-dilutive shares in the 2024 or 2023 computations.

Annex A
Execution Version
AGREEMENT AND PLAN OF MERGER
by and between
OLD SECOND BANCORP, INC.
and
BANCORP FINANCIAL, INC.
Dated as of February 24, 2025

A-i

A-ii

LIST OF EXHIBITS
Exhibit	Description
A	Form of Company Voting Agreement
B	Form of Bank Merger Agreement
C	Form of Employment Agreement

A-iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 24, 2025, is by and between Old Second Bancorp, Inc., a Delaware corporation (“Buyer”), and Bancorp Financial, Inc., a Delaware corporation (“Company”).
RECITALS
WHEREAS, the Boards of Directors of Buyer and Company have determined that it is in the best interests of their respective companies and stockholders to consummate the strategic business combination transaction provided for in this Agreement, pursuant to which Company will, subject to the terms and conditions set forth herein, merge with and into Buyer (the “Merger”), so that Buyer is the surviving entity (in such capacity, the “Surviving Entity”) in the Merger;
WHEREAS, in furtherance thereof, the Board of Directors of Company has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, (b) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (c) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (d) recommended the adoption of this Agreement to the stockholders of the Company (the “Company Stockholders”), upon the terms and subject to the conditions set forth in this Agreement, and (e) directed that this Agreement be submitted to the Company Stockholders for approval;
WHEREAS, immediately following the Merger, and subject to it occurring, Company Bank will merge with and into Buyer Bank so that Buyer Bank is the surviving entity in the Bank Merger;
WHEREAS, as a condition and material inducement and as additional consideration to Buyer to enter into this Agreement, each of the directors of Company, and certain other officers and stockholders of Company, have entered into a voting agreement with Buyer as of the date hereof (the “Company Voting Agreements”), in the form attached hereto as Exhibit A;
WHEREAS, for federal income tax purposes, it is intended that (i) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations promulgated under the Code, and (iii) Buyer and Company will each be a “party to the reorganization” within the meaning of the Code;
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also prescribe certain conditions to the Mergers; and
WHEREAS, capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 10.1(a) of this Agreement.
NOW, THEREFORE, in consideration of the above and the mutual representations, warranties, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE 1
THE MERGER
1.1   Merger.   Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”) at the Effective Time, Company shall merge with and into Buyer pursuant to this Agreement. Buyer shall be the Surviving Entity in the Merger and shall continue its corporate existence under the Laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Company shall terminate.
1.2   Time and Place of Closing.   Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., Central time, on a date which shall be no later than five (5) business days after the satisfaction or waiver (subject to applicable Law) of all of the conditions set forth in Article 8 hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof); provided that, upon the election of Buyer, the Parties shall cause the Closing to occur no later than the first calendar day of the calendar month following the calendar month in which the satisfaction or waiver (subject to applicable Law) of all of the conditions set forth in Article 8 hereof first occurs (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Buyer and Company. The date on which the Closing occurs is referred to as the “Closing Date.”
1.3   Effective Time.   On or (if agreed by Buyer and Company) prior to the Closing Date, Buyer and Company, respectively, shall cause to be filed a certificate of merger with the Secretary of State of the State of Delaware (the “Delaware Secretary”) in accordance with the DGCL (the “Certificate of Merger”). The Merger shall become effective at such time as the Certificate of Merger is accepted by the Delaware Secretary or at such other time as shall be agreed to by the Company and Buyer and specified in the Certificate of Merger. The “Effective Time” shall mean the date and time when the Merger becomes effective as set forth in the Certificate of Merger.
1.4   Charter of Surviving Entity.   At the Effective Time, the Buyer Certificate of Incorporation, as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Entity until thereafter amended in accordance with applicable Law.
1.5   Bylaws of Surviving Entity.   At the Effective Time, the Buyer Bylaws, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law.
1.6   Directors and Officers.   Subject to Section 7.12, the directors of Buyer in office immediately prior to the Effective Time shall serve as the directors of the Surviving Entity from and after the Effective Time in accordance with the certificate of incorporation and bylaws of the Surviving Entity. The officers of Buyer in office immediately prior to the Effective Time shall serve as the officers of the Surviving Entity from and after the Effective Time in accordance with the certificate of incorporation and bylaws of the Surviving Entity.
1.7   Bank Merger.   Immediately following the Merger, Evergreen Bank Group, an Illinois state-chartered bank and a wholly-owned Subsidiary of Company (“Company Bank”), will merge (the “Bank Merger”) with and into Old Second National Bank, a national banking association and a wholly-owned Subsidiary of Buyer (“Buyer Bank”). Buyer Bank shall be the surviving entity in the Bank Merger (the “Surviving Bank”) and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The Parties agree that the Bank Merger shall become effective immediately following the Effective Time. The Bank Merger shall be implemented pursuant to an agreement and plan of merger, in the form attached hereto as Exhibit B (the “Bank Merger Agreement”). (a) Company shall cause the Board of Directors of Company Bank to approve the Bank Merger Agreement, Company, as the sole shareholder of Company Bank, shall approve the Bank Merger Agreement and Company shall cause the Bank Merger Agreement to be duly executed by Company Bank and delivered to Buyer, and (b) Buyer shall cause the Board of Directors of Buyer Bank to approve the Bank Merger Agreement, Buyer, as the sole shareholder of Buyer Bank, shall approve the Bank Merger Agreement and Buyer shall cause the Bank Merger Agreement to be duly executed by Buyer Bank and delivered to Company. Prior to the Effective Time, Company shall cause Company Bank, and Buyer shall cause Buyer Bank, to execute such articles of merger or statements of merger and such other documents and certificates (the “Bank Merger Certificates”) as are necessary to cause the Bank Merger to become effective immediately following the Effective Time. The Merger and the Bank Merger are collectively referred to herein as the “Mergers”.
1.8   Tax Treatment of the Merger.   It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations promulgated under the Code.

ARTICLE 2
MANNER OF CONVERTING SHARES
2.1   Conversion of Company Common Stock.   Subject to the provisions of this Article 2, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Company or the stockholders of either of the foregoing:
(a)   All shares of capital stock of Company issued and outstanding immediately prior to the Effective Time that are owned by Company as treasury stock or held by Company, any Company Subsidiary, Buyer or any Buyer Subsidiary (in each case other than held in a fiduciary or agency capacity or as a result of debts previously contracted) (collectively, the “Canceled Shares”) shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.
(b)   Subject to Section 2.4, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares and Dissenting Shares) shall be converted into the right to receive: (i) cash in the amount of $15.93, without interest (the “Cash Consideration”) and (ii) 2.5814 shares (the “Exchange Ratio”) of Buyer Common Stock (the “Stock Consideration”, and collectively with the Cash Consideration, the “Merger Consideration”).
(c)   Each share of Company Common Stock, when so converted pursuant to Section 2.1(b), shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) registered in the transfer books of Company that immediately prior to the Effective Time represented shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive the Merger Consideration in accordance with Article 3, including the right, if any, to receive pursuant to Section 2.4, a Fractional Share Payment payable with respect to such Company Common Stock or any dividends or distributions pursuant to Section 3.1(d).
(d)   Notwithstanding anything to the contrary set forth in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder or beneficially owned by a “beneficial owner” (as defined in Section 262(a) of the DGCL) who is entitled to demand appraisal rights and who has properly exercised appraisal rights in respect of such shares (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under applicable Law with respect to such shares) in accordance with Section 262 of the DGCL (the “Appraisal Statutes”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled only to payment of such consideration as may be determined to be due in accordance with the Appraisal Statutes; provided, however, that if, after the Effective Time, such holder or “beneficial owner” fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to the Appraisal Statutes, or if a court of competent jurisdiction shall determine that such person is not entitled to the relief provided by the Appraisal Statutes, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1(b) above, without interest thereon . Company shall give prompt notice to Buyer of any demands received by Company from a record holder or “beneficial owner” of Company Common Stock for appraisal, of any withdrawals of such demands, and of any other documents or instruments received by Company related to the foregoing, and Buyer shall direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Company shall not, without the prior written consent of Buyer, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to any such appraisal demands.
2.2   Buyer Common Stock.   Each share of capital stock of Buyer issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of capital stock of Buyer from and after the Effective Time and shall not be affected by the Merger.
2.3   Treatment of Company Equity Awards.
(a)   At the Effective Time, each restricted stock unit award granted under the Company Equity Plan with respect to shares of Company Common Stock outstanding as of the Effective Time (each, a “Company RSU Award”) shall be treated as set forth in this Section 2.3. At the Effective Time, each

Company RSU Award shall, by virtue of the Merger and without further action on the part of the holder thereof, become fully vested and terminated and converted into the right to receive from Buyer, within ten (10) business days following the Effective Time, in full settlement of such Company RSU Award (i) cash equal to the Cash Consideration and (ii) a number of shares of Buyer Common Stock equal to the Stock Consideration (rounded down to the closest whole share with the value of any partial share added to the Cash Consideration as set forth in Section 2.4), with respect to each share of Company Common Stock subject to such Company RSU Award (or portion thereof) immediately prior to the Effective Time. In settling each outstanding Company Equity Award, Buyer shall deduct or withhold, or require the holder of the Company Equity Award to remit to Company or the Company Bank, an amount sufficient to satisfy all amounts required to be withheld under applicable Tax Laws after first applying the amount equal to the Cash Consideration in satisfaction of such withholding requirement and offering each such holder of a Company RSU Award the opportunity to elect to satisfy any remaining withholding requirement (in whole or in part), by having Buyer withhold from the Stock Consideration the number of shares of Buyer Common Stock with a value equal to such withholding requirement value (based on officially-quoted closing selling price of Buyer Common Stock on the NASDAQ on the date the amount of tax to be withheld is determined). Buyer or Buyer Bank shall timely pay to the appropriate Governmental Entity, in cash, all amounts necessary to satisfy such withholding requirements.
(b)   Prior to the Effective Time, the Board of Directors of Company shall take all necessary action to give effect to the vesting, termination and conversion of and withholding methods applicable to, the Company RSU Awards as contemplated by this Section 2.3. To the extent that payroll taxes with respect to any RSU Award have not yet been paid to the applicable Governmental Entity, the employer portion of such taxes will be accrued prior to the Effective Time as a Liability on the Books and Records of Company or Company Subsidiaries.
2.4   Fractional Shares.   No certificate, book-entry share or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividend or distribution of Buyer shall be payable on or with respect to any such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Buyer. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, a cash payment, rounded up to the nearest cent (without interest), which payment shall be determined by multiplying (a) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Buyer Common Stock that such holder of shares of Company Common Stock would otherwise have been entitled to receive pursuant to Section 2.1(b) by (b) the average of the closing-sale prices of Buyer Common Stock on the Nasdaq Stock Exchange (“NASDAQ”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date (the “Fractional Share Payment”). Buyer and its affiliates shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration described in this Section 2.4 all such amounts as it is required to deduct and withhold under the Code or any provisions of applicable Tax Law.
ARTICLE 3
EXCHANGE OF SHARES
3.1   Exchange Procedures.
(a)   Deposit of Merger Consideration.   At or promptly following the Effective Time, Buyer shall deposit with an exchange agent selected by Buyer (the “Exchange Agent”), for the benefit of the holders of record of shares of Company Common Stock (excluding the Canceled Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time (collectively, the “Holders”), for exchange in accordance with this Article 3, (i) evidence of Buyer Common Stock in book-entry form issuable pursuant to Section 2.1(b) for shares of Buyer Common Stock equal to the Stock Consideration and (ii) immediately available funds, to the extent determinable, for (A) the Cash Consideration (B) any Fractional Share Payments and (C) after the Effective Time, if applicable, any dividends or distributions which such Holders have the right to receive pursuant to Section 3.1(d) (collectively, the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Buyer, provided, that no such investment or losses thereon shall affect the amounts payable to the Holders. Any interest and other income resulting from such investments shall be paid to Buyer. Buyer shall instruct the Exchange Agent to timely issue the Merger Consideration and pay the Fractional Share Payment, dividends or distributions, if any, in accordance with this Agreement.
(b)   Delivery of Merger Consideration.   As soon as reasonably practicable after the Effective Time, but in no event more than five (5) business days after the Effective Time, Buyer shall cause the Exchange Agent to mail to each Holder of a Certificate (and Book-Entry Share, if required by the Exchange Agent or at the request of Buyer) a notice advising such Holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, if applicable, shall pass, only upon proper delivery of the Certificates or Book-Entry Shares, if applicable, and instructions for surrendering the Certificates or Book-Entry Shares, if applicable, to the Exchange Agent. Upon proper surrender of a Certificate or Book-Entry Shares, if applicable, for exchange and cancelation to the Exchange Agent, together with the appropriate transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (i) the Stock Consideration in non-certificated book-entry form and (ii) a check representing the amount of (A) the Cash Consideration, (B) any Fractional Share Payment (if any), and (C) any dividends or distributions (if any) which the Holder thereof has the right to receive pursuant to Section 3.1(d), and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. No interest will be paid or accrued for the benefit of Holders on the Merger Consideration or any Fractional Share Payment (if any) payable upon the surrender of the Certificates or Book-Entry Shares.
(c)   Share Transfer Books.   At the Effective Time, the share transfer books of Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock. From and after the Effective Time, Holders who held shares of Company Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. Until surrendered for exchange in accordance with the provisions of this Section 3.1, each Certificate or Book-Entry Share theretofore representing shares of Company Common Stock (other than the Canceled Shares and Dissenting Shares) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in this Agreement in exchange therefor. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or the Surviving Entity for any reason shall be canceled and exchanged for the Merger Consideration, any Fractional Share Payment (if any) and any dividends or distributions (if any) pursuant to Section 3.1(d) with respect to the shares of Company Common Stock formerly represented thereby.
(d)   Dividends with Respect to Buyer Common Stock.   No dividends or other distributions declared with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the Holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of Buyer Common Stock issuable with respect to such Certificate or Book-Entry Shares in accordance with this Agreement until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. After the surrender of Certificate or Book-Entry Shares in accordance with this Article 3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Buyer Common Stock which the shares of Company Common Stock represented by such Certificate or Book-Entry Shares had been converted into the right to receive.
(e)   Termination of Exchange Fund.   Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former Holders on the first anniversary of the Effective Time shall be delivered to the Surviving Entity, and any former Holders who have not theretofore received any Merger Consideration (including any Fractional Share Payment and any applicable dividends or other distributions with respect to Buyer Common Stock) to which they are entitled under this Agreement shall thereafter look only to the Surviving Entity for payment of their claims with respect thereto (subject to applicable abandoned property, escheat or similar Law, as general creditors thereof).
(f)   No Liability.   None of Buyer, Company, the Surviving Entity, the Exchange Agent or any of their respective affiliates, or any employee, officer, director, agent or affiliate of any of them, shall be liable to any Holder in respect of any amount that would have otherwise been payable in respect of any Certificate or Book-Entry Shares from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(g)   Withholding Rights.    Each and any of Buyer, the Surviving Entity or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Cash Consideration, Fractional Share Payments, dividends or distributions payable pursuant to Section 3.1(d) or any other cash amounts otherwise payable pursuant to this Agreement to any person such amounts or property (or portions thereof) as Buyer, the Surviving Entity or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Entity by Buyer, the Surviving Entity, or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by Buyer, the Surviving Entity, or the Exchange Agent, as applicable.
(h)   Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or Surviving Entity, the posting by such person of a bond in such reasonable and customary amount as the Exchange Agent or Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration (including any Fractional Share Payment and any applicable dividends or other distributions with respect to Buyer Common Stock) to which the Holder thereof is entitled pursuant to this Agreement.
(i)   Transferred Ownership.    In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of Company, payment of the Merger Consideration (including any Fractional Share Payment and any applicable dividends or other distributions with respect to Buyer Common Stock) may be made to a person other than the person in whose name the Certificate or Book-Entry Shares so surrendered are registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares shall be properly transferred to the satisfaction of Buyer and Exchange Agent and the person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or Book-Entry Shares or establish to the satisfaction of Buyer and Exchange Agent that such Tax has been paid or is not applicable.
(j)   If, between the date of this Agreement and the Effective Time, the outstanding shares of Buyer Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be adjusted appropriately to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF COMPANY
Except as disclosed in the Company Disclosure Memorandum (it being understood that each exception set forth in the Company Disclosure Memorandum shall be deemed to qualify (a) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Company Disclosure Memorandum and (b) any other representation and warranty in this Article 4 to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation)), Company hereby represents and warrants to Buyer as follows:
4.1   Organization, Standing, and Power.
(a)   Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, is authorized under the Laws of the State of Delaware to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. Company is duly qualified or licensed to transact business as a foreign corporation in good standing in each jurisdiction in which its ownership of its Assets or conduct of its business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. Company is a bank holding company duly registered with the Federal Reserve under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True, complete and correct copies of the certificate of incorporation of Company, as amended (the “Company Certificate of Incorporation”) and the bylaws of Company, as amended (the “Company Bylaws”), each as in effect as of the date of this Agreement, have been delivered or made available to Buyer. The Company Certificate of Incorporation and Company Bylaws comply with applicable Law.
(b)   Company Bank is a direct, wholly-owned Subsidiary of Company, is duly organized, validly existing and in good standing under the Laws of the State of Illinois, is authorized under the Laws of the State of Illinois to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. Company Bank is authorized by the Illinois Department of Financial and Professional Regulation, Division of Banking (the “IDFPR”) and the Federal Deposit Insurance Corporation (the “FDIC”) to engage in the business of banking as an Illinois state-chartered bank. Company Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in each jurisdiction in which its ownership of its properties or conduct of its business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. True, complete and correct copies of the charter and bylaws of Company Bank, each as in effect as of the date of this Agreement, have been delivered or made available to Buyer. Company Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder, and the deposits held by Company Bank are insured by the FDIC’s Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950 (the “Bank Merger Act”)) to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.
(c)   Section 4.1(c) of the Company Disclosure Memorandum contains a complete and accurate listing of each Subsidiary of Company (a “Company Subsidiary”), indicating for each such Company Subsidiary its respective jurisdiction of organization and amount and ownership of equity securities thereof issued and outstanding and the owner thereof. Except with regard to Company Bank (for which the representations and warranties in Section 4.1(b) shall control), and except as would not reasonably be expected to have a Material Adverse Effect on Company, each Company Subsidiary (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of its properties or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and Assets and to carry on its business as now conducted. There are no restrictions on the ability of Company or any Company Subsidiary to pay dividends or distributions except, in the case of Company or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities.

4.2   Capital Stock.
(a)   The authorized capital stock of Company consists of 5,500,000 shares of Company Common Stock, par value $1.00 per share (“Company Common Stock”), and 100,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of the date of this Agreement, there were (i) 2,813,992 shares of Company Common Stock issued and outstanding; (ii) 325,066 shares of Company Common Stock reserved for issuance upon the settlement of outstanding Company RSU Awards (collectively, “Company Equity Awards”); (iii) no shares of Company Common Stock held in treasury; and (iv) no shares of Company Preferred Stock issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding two sentences, and except for 13,622 shares of Company Common Stock reserved for issuance pursuant to future grants under the Company Equity Plan, there are no shares of capital stock or other voting securities or equity interests of Company issued, reserved for issuance or outstanding. As of the Effective Time no shares of Company Preferred Stock will be issued and outstanding or held by its treasury. All the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which Company Stockholders may vote. Other than Company Equity Awards issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, or rights of first refusal or similar rights, puts, calls, commitments or agreements of any character to which Company or any of its Subsidiaries is a party relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Company, or Contracts by which Company may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Company, or that otherwise obligate Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Company Securities”, and any of the foregoing in respect of Subsidiaries of Company, collectively, “Company Subsidiary Securities”). Other than the Company Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of Company or any of its Subsidiaries) are outstanding. Except as set forth on Section 4.2(a) of the Company Disclosure Memorandum, there are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Company or any of its Subsidiaries is a party with respect to the voting or transfer of Company Common Stock, capital stock or other voting or equity securities or ownership interests of Company or granting any shareholder or other person any registration rights.
(b)   Except as set forth on Section 4.2(b) of the Company Disclosure Memorandum, Company owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever, and any other encumbrances securing a payment or the performance of an obligation (collectively, “Liens”), and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55 or under comparable state Law (as applicable)) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as set forth on Section 4.2(b) of the Company Disclosure Memorandum, and except for the capital stock or other voting securities of, or ownership interests in, the Company Subsidiaries, Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any person. No Subsidiary of Company owns any shares of Company Common Stock or other equity interests of Company. No Subsidiary of Company has or is bound by any outstanding subscriptions, options, warrants, rights of first refusal or similar rights, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character obligating the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3   Authority; No Violation.
(a)   Authority.    Company has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and regulatory approvals and other actions described herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Company. The Board of Directors of Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Company and its stockholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to Company Stockholders for approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the adoption and approval of this Agreement by the affirmative vote of a majority of all the votes entitled to be cast on this Agreement by holders of Company Common Stock (the “Requisite Company Vote”), and the adoption and approval of the Bank Merger Agreement by Company as Company Bank’s sole shareholder, no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Buyer) constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(b)   No Conflicts.    Neither the execution and delivery of this Agreement by Company, nor the consummation by Company of the transactions contemplated by this Agreement (including the Merger and the Bank Merger), nor compliance by Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company’s Charter Documents or (ii) assuming that the consents and approvals referred to in Section 4.4 and Section 5.4 are duly obtained, (x) violate any Law, statute, code, ordinance, rule, regulation, judgment, Order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or Assets or (y) except as provided in Section 4.3(b) of the Company Disclosure Memorandum, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require any notice or consent pursuant to, or result in the creation of any Lien upon any of the respective properties or Assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, Contract or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or Assets may be bound.
4.4   Consents and Approvals.   Except for (a) the filing of any required applications, filings and notices, as applicable, with NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve and the Office of the Comptroller of the Currency (“OCC”) under the BHC Act and the Bank Merger Act, and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the IDFPR, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with the Financial Industry Regulatory Authority (“FINRA”) and approval of such applications, filings and notices, (e) those additional applications, filings and notices, if any, listed on Section 4.4 of the Company Disclosure Memorandum or Section 5.4 of the Buyer Disclosure Memorandum and approval of such applications, filings and notices, (f) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the Company Meeting held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement/Prospectus”), and of the registration statement on Form S-4 in which the Proxy Statement/Prospectus will be included as a prospectus to be filed with the SEC by Buyer in connection with the transactions contemplated by this Agreement (the “Registration Statement”) and the declaration by the SEC of the effectiveness of the Registration Statement, (g) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, and, as applicable, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable Law, and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and the approval of the listing of such Buyer Common Stock on NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Company of this Agreement, or (ii) the consummation by Company of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Company has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by Company or any of its Subsidiaries, as applicable, to permit consummation of the transactions contemplated by this Agreement (including the Merger and the Bank Merger) on a timely basis.
4.5   Reports.   Since January 1, 2023, each of Company and its Subsidiaries has filed on a timely basis all forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents required to be filed or furnished by it with any Regulatory Agency, and has paid all fees and assessments due and payable in connection therewith, except where a failure to timely make such filings or to pay such fees and assessments has not had and would not reasonably be expected to have, either individually or in the aggregate, a material impact on the operations or financial condition of Company. All such forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law and the requirements of the applicable Regulatory Agency. Subject to Section 10.15, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Company and its Subsidiaries, no Regulatory Agency or Governmental Entity has initiated or has pending any proceeding or, to the knowledge of Company, investigation into the business or operations of Company or any of its Subsidiaries. Subject to Section 10.15, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries, in each case, which would reasonably be expected to have, either individually or in the aggregate, a material impact on the operations or financial condition of Company.
4.6   Books and Records.   The Books and Records of Company and the Company Subsidiaries have been and are being maintained in all material respects with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate actions by Company and the Company Subsidiaries.
4.7   Securities Offerings; Financial Matters.
(a)   Securities Offerings.    Each offering or sale of securities by Company (i) was made pursuant to a valid exemption from registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial “blue sky” filings, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents, if applicable, which did not, at the time of the offering contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents, in light of the circumstances under which they were made, not misleading. Neither Company nor any Company Subsidiary is required to file any Exchange Act Documents.
(b)   Financial Statements.    The Company Financial Statements (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with, the Books and Records of Company and the Company Subsidiaries, (ii) have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes, and (iii) fairly present in all material respects the consolidated financial condition of Company and the Company Subsidiaries as of the respective dates set forth therein and the consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows of Company and the Company Subsidiaries for the respective periods set forth therein, subject in the case of the unaudited financial statements to normal year-end adjustments. The Company Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, and will be prepared from, and will be in accordance with, the Books and Records of Company and the Company Subsidiaries, (B) will have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to interim financial statements for the omission of footnotes, and (C) will fairly present in all material respects the consolidated financial condition of Company and the Company Subsidiaries as of the respective dates set forth therein and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows of Company and the Company Subsidiaries for the respective periods set forth therein, subject in the case of unaudited financial statements to normal year-end adjustments. Company has made available to Buyer copies of the Company Financial Statements (including the notes and schedules thereto). There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the Company Financial Statements or are required by GAAP to be included in the consolidated financial statements of Company other than the Company Subsidiaries.
(c)   Independent Accountant.   Company’s independent registered public accountants, which have expressed their opinion with respect to the Company Financial Statements (including the related notes), have audited Company’s year-end financial statements (which have been conducted in accordance with GAAP) that are included in the Company Financial Statements. Section 4.7(c) of the Company Disclosure Memorandum lists all non-audit services performed by Company’s independent registered public accountants for fiscal years ending December 31, 2023 and December 31, 2024, as applicable, for Company or Company Bank. Since January 1, 2023, no independent public accounting firm of Company has resigned (or informed Company that it intends to resign) or been dismissed as independent public accountants of Company as a result of, or in connection with, any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(d)   Call Reports.   The financial statements contained in the Call Reports of Company Bank for the periods ended on or after December 31, 2022, (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (iii) fairly present in all material respects the financial condition of Company Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity for the respective periods set forth therein, subject to year-end adjustments. The financial statements contained in the Call Reports of Company Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (C) will fairly present in all material respects the financial condition of Company Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity of Company Bank for the respective periods set forth therein, subject to year-end adjustments.
(e)   Company Debt.   Except as set forth on Section 4.7(e) of the Company Disclosure Memorandum, Company and its Subsidiaries do not have any outstanding indebtedness for borrowed money. Except as set forth in the Company Financial Statements or on any schedules thereto, neither Company nor any of its Subsidiaries is liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person (other than debts or obligations of Company or its Subsidiaries). Except as set forth on Section 4.7(e) of the Company Disclosure Memorandum, neither Company nor any of its Subsidiaries is currently liable for, or obligated to pay, any deferred purchase price amount arising from the acquisition of the equity or assets of a person. Except as set forth on Section 4.7(e) of the Company Disclosure Memorandum, Company has no debt that is secured by Company Bank capital stock or that has a right to vote on any matters on which stockholders may vote.
(f)   Systems and Processes.   Company and each Company Subsidiary have in place sufficient systems and processes that are customary for a financial institution the size of Company and such

Company Subsidiary and that are designed to (i) provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Company Financial Statements and such Company Subsidiary’s financial statements, including the Call Reports, (ii) in a timely manner accumulate and communicate to Company and such Company Subsidiary’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Company Financial Statements and such Company Subsidiary’s financial statements, including the Call Reports, or any forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports or documents required to be filed or provided to any Governmental Entity, (iii) ensure access to Company and such Company Subsidiary’s Assets is permitted only in accordance with management’s authorization, and (iv) ensure the reporting of such Assets is compared with existing Assets at regular intervals.
(g)   Internal Controls.    Company’s internal control over financial reporting is effective in all material respects to provide reasonable assurance regarding the reliability of Company’s financial reporting and the preparation of the Company Financial Statements for external purposes in accordance with GAAP. Company’s internal control over financial reporting is effective to provide reasonable assurance (i) regarding the maintenance of records, that in reasonable detail, accurately and fairly reflect the transactions and disposition of Company’s consolidated Assets; (ii) that transactions are recorded as necessary to permit the preparation of the Company’s Financial Statements in accordance with GAAP and that receipts and expenditures are being made only in accordance with the authorizations of Company’s management and directors; and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of Company’s consolidated Assets that could have a material impact on the Company Financial Statements. Company has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Board of Directors of the Company (i) all known significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial data and (ii) any known fraud, whether or not material, that involves management or other employees who have a role in Company’s internal control over financial reporting. Neither Company nor any of its Subsidiaries nor, to Company’s knowledge, any director, senior executive officer, auditor or independent accountant of Company or its Subsidiaries, has received written notice or otherwise obtained actual knowledge of any material weakness regarding the accounting or auditing practices, procedures or methods of Company or any Subsidiary of Company or their respective internal accounting controls. Since December 31, 2023, neither Company nor any of its Subsidiaries, nor, to the knowledge of Company, any director, officer, auditor, accountant or representative of Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
4.8   Absence of Undisclosed Liabilities.   Neither Company nor any of its Subsidiaries has any material Liability or obligation (whether absolute, accrued, contingent or otherwise), except for (a) those Liabilities that are reflected or reserved against on the Company Financial Statements (including any notes thereto), (b) those Liabilities incurred in the ordinary course of business consistent with past practice from December 31, 2023 through the date of this Agreement, (c) those Liabilities incurred in connection with this Agreement and the transactions contemplated hereby, and (d) those Liabilities and obligations, if any, set forth in Section 4.8 of the Company Disclosure Memorandum. Neither Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, Company or any of its Subsidiaries in Company’s or such Subsidiary’s financial statements.

4.9   Brokers and Finders; Opinion of Financial Advisor.   With the exception of the engagement of Keefe, Bruyette & Woods, a Stifel Company (the “Company Financial Advisor”), no broker, finder or investment banker has been engaged by Company or any of its Subsidiaries or is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement based upon arrangements made by or on behalf of Company or any of its Subsidiaries. Section 4.9 of the Company Disclosure Memorandum lists all of the fees and expenses that that are currently owed to the Company Financial Advisor and that will be owed to the Company Financial Advisor as a result of transactions contemplated by this Agreement. Prior to the execution of this Agreement, the Board of Directors of Company has received the opinion of the Company Financial Advisor (which, if initially rendered verbally, will be confirmed in a written opinion, dated the same date on which the opinion was rendered verbally) to the effect that, as of the date of such opinion, the Merger Consideration to be received in the Merger by the holders of Company Common Stock is fair, from a financial point of view, to such holders. A signed copy of such opinion has been or will be furnished to Buyer solely for informational purposes.
4.10   Absence of Certain Changes or Events.
(a)   Since December 31, 2023, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.
(b)   Since December 31, 2023, (i) Company and its Subsidiaries have carried on their respective businesses in all material respects only in the ordinary course of business consistent with past practice and (ii) there has not been any material damage, destruction or other casualty loss with respect to any material Asset owned, leased or otherwise used by Company or any of its Subsidiaries whether or not covered by insurance.
4.11   Legal and Regulatory Proceedings.
(a)   Except as set forth on Section 4.11(a) of the Company Disclosure Memorandum, there is no Litigation or other proceedings of any nature pending or, to Company’s knowledge, threatened, either (i) against Company or any of its Subsidiaries, or to which any Assets, interest, or right of any of them may be subject, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.
(b)   Except as set forth on Section 4.11(b) of the Company Disclosure Memorandum, there is no Order or regulatory restriction either (i) outstanding against Company or any of its Subsidiaries, or to which any Assets, interest, or right of any of them may be subject (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Entity or any of its Subsidiaries or affiliates), or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.
(c)   To Company’s knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any material Litigation against Company or any of its Subsidiaries.
4.12   Tax Matters.   Except as set forth in Section 4.12 of the Company Disclosure Memorandum:
(a)   Company and each of its Subsidiaries have timely filed with the appropriate Taxing Authorities all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes of Company and each of its Subsidiaries to the extent due and payable (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any material Taxes (other than a Lien for current tax year real property or ad valorem Taxes not yet due and payable) on any of the Assets of Company or any of its Subsidiaries. No written claim has ever been made by any Taxing Authority in a jurisdiction where Company or any of its Subsidiaries does not file a Tax Return that Company or such Subsidiary may be subject to Taxes by that jurisdiction.

(b)   None of Company nor any of its Subsidiaries has received any written notice of assessment or proposed assessment in connection with any Taxes. There are no ongoing or pending Tax disputes, claims, audits, or examinations regarding any Taxes of Company or any of its Subsidiaries, any Tax Returns of Company or any of its Subsidiaries, or the Assets of Company or any of its Subsidiaries. No officer or employee responsible for Tax matters of Company or any of its Subsidiaries expects any Taxing Authority to assess any additional material Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in writing in any prior examination of Company or its Subsidiaries, which, by application of the same or similar principles, could be expected to result in a proposed material deficiency for any subsequent taxable period. None of Company nor any of its Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.
(c)   Each of Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including, but not limited to, Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Tax Law.
(d)   Any material unpaid Taxes of each of Company and its Subsidiaries (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for Company or such Company Subsidiary and (ii) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of Company and its Subsidiaries in filing their Tax Returns.
(e)   Except as described in Section 4.12(e) of the Company Disclosure Memorandum, none of Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, and none of Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or has any Tax Liability of any person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.
(f)   During the five (5)-year period ending on the date hereof, none of Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.
(g)   Neither Company nor Company Bank has taken any action, failed to take any action, or has knowledge of any fact that would be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(h)   Except as disclosed in Section 4.12(h) of the Company Disclosure Memorandum, none of Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract or otherwise, that could obligate it to make any payments for which a deduction could be disallowed by reason of Sections 280G, 404 or 162(m) of the Code, or which could be subject to withholding under Section 4999 of the Code. None of Company nor any of its Subsidiaries has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the day of the Effective Time pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. There is no material taxable income of Company that will be required under applicable Tax Law to be reported by Buyer, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date. Any net operating losses of Company and its Subsidiaries disclosed in Section 4.12(h) of the Company Disclosure Memorandum are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(i)   Each of Company and its Subsidiaries is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.
(j)   Neither Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.
(k)   No property owned by Company or any of its Subsidiaries is (i) property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Code and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of IRS Revenue Procedure 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above in this paragraph.
(l)   Neither Company nor any of its Subsidiaries has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.
(m)   Company has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.
(n)   Neither Company nor any of its Subsidiaries has participated in any reportable transaction, as defined in code Section 6707A(c)(1) or Treasury Regulation Section 1.6011-4(b)(1).
(o)   Company has made available to Buyer complete copies of (i) all federal, state, local, and foreign income or franchise Tax Returns of Company and each of its Subsidiaries relating to the taxable periods since January 1, 2022, and (ii) any audit report issued within the last three (3) years relating to any Taxes due from or with respect to Company and each of its Subsidiaries.
(p)   Neither Company, any of its Subsidiaries, nor any other person on its or their behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in former Section 341(f)(4) of the Code) owned by Company or any of its Subsidiaries, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to Company or any of its Subsidiaries, or (iii) granted to any person any power of attorney that is currently in force with respect to any Tax matter.
(q)   Neither Company nor any of its Subsidiaries has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.
(r)   Neither Company nor any of its Subsidiaries have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(s)   Neither Company nor any of its Subsidiaries has (i) deferred the payment of any portion of any payroll, Social Security, unemployment, withholding or other Taxes pursuant to Section 2302 of the CARES Act or IRS Notice 2020-65 or any similar election under state, local, or foreign law, or (ii) claimed any employee retention credits within the meaning of Section 2301 of the CARES Act or Section 3134 of the Code (or any corresponding or similar credit under state or local Law) or other Tax credits applicable to employment Taxes under the Families First Coronavirus Relief Act of 2020.
For purposes of this Section 4.12, any reference to Company or any of its Subsidiaries shall be deemed to include any person that merged with or was liquidated into or otherwise combined with Company or any Company Subsidiary prior to the Effective Time.

4.13   Employee Benefits.
(a)   Section 4.13(a) of the Company Disclosure Memorandum contains an accurate and complete list of all material Company Benefit Plans. Each Company Benefit Plan (as defined below) has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws in all material respects, including ERISA and the Code. For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or termination pay, change in control, retention, employment, group health, life or other insurance, and fringe or other benefit plans, programs, agreements, Contracts, policies, arrangements or remuneration of any kind with respect to which Company or any Subsidiary, or any trade or business of Company or any of its Subsidiaries, whether or not incorporated, all of which together with Company would be deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA (a “Company ERISA Affiliate”), is a party or that are maintained, contributed to or sponsored by Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries or any Company ERISA Affiliate, or with respect to which Company or any of its Subsidiaries could reasonably be expected to have any material Liability. Company and its Subsidiaries have no Liability or potential Liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Company Benefit Plans.
(b)   Company has made available to Buyer true, correct and complete copies of each material Company Benefit Plan (and, where there is no written document evidencing such plan, an accurate written description of the material terms of such plan) and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) the most recently received IRS determination letter, (iv) the most recently prepared actuarial report, and (v) any pending applications, filings, notices with or from the Internal Revenue Service, Pension Benefit Guaranty Corporation (“PBGC”) or Department of Labor.
(c)   Except as disclosed in Section 4.13(c) of the Company Disclosure Memorandum, Company has not entered into any employment, severance, termination, change in control or retention agreement, arrangement or similar Contract with any person since January 1, 2024.
(d)   The IRS has issued a favorable determination letter or opinion with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any such plan or the related trust or to result in material costs to the Company under the IRS or DOL self-correction programs.
(e)   None of Company and its Subsidiaries, nor any Company ERISA Affiliate, has within the past seven (7) years contributed to or been obligated to contribute to (i) a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (within the meaning of 210 of ERISA or Section 413(c) of the Code). No Company Benefit Plan holds any employer security (within the meaning of Section 407(d)(1) of ERISA) or employer real property (within the meaning of Section 407(d)(2) of ERISA).
(f)   Except as would not result in any material Liability to Company and its Subsidiaries, taken as a whole, none of Company, its Subsidiaries, Company ERISA Affiliates, or Company Benefit Plans provides for, has promised, or could reasonably be expected to be liable to provide or contribute toward any post-employment or post-retirement health, medical, disability, death or life insurance benefits for retired, former or current employees, officers, directors or other service providers, or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.
(g)   Except as would not result in any material Liability to Company and its Subsidiaries, taken as a whole, all contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Books and Records of Company.
(h)   There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and to Company’s knowledge no set of circumstances exists which could reasonably be expected to give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the Assets of any of the trusts under any of the Company Benefit Plans, that could reasonably be expected to result in any material Liability to Company and its Subsidiaries, taken as a whole.
(i)   Except as would not result in any material Liability to Company and its Subsidiaries, taken as a whole, none of Company and its Subsidiaries nor any Company ERISA Affiliate has engaged in any transaction or has taken or failed to take action which would reasonably be expected to subject any Company Benefit Plan or related trust, Company or any Subsidiary, Company ERISA Affiliate, or any Person dealing with the Company Benefit Plans or any such related trust to any Tax or penalty imposed under Section 4975, 4976, 4980B, or 4980H of the Code or Section 409 or 502 of ERISA.
(j)   Except as set forth in Section 4.13(j) of the Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due or the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit, to any employee, officer, director or other service provider of Company or any of its Subsidiaries, or (ii) result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of Assets from any Company Benefit Plan or related trust on or after the Effective Time. No amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.
(k)   Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans.
(l)   Except as disclosed in Section 4.13(l) of the Company Disclosure Memorandum, there are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Surviving Entity shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance contracts as Company presently holds. Each of Company or any Company Subsidiary will, upon the execution and delivery of this Agreement, and will continue to have until the Effective Time, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.
4.14   Labor Relations.
(a)   Except as disclosed in Section 4.14(a) of the Company Disclosure Memorandum, (i) employment of each employee and the engagement of each independent contractor of each of Company and its Subsidiaries is terminable at will by Company or the relevant Company Subsidiary without any penalty, Liability, or severance obligation incurred by Company or the relevant Company Subsidiary, and in all cases without prior consent by any Governmental Entity, and (ii) neither Company nor any Company Subsidiary will owe any amounts to any of its employees or independent contractors as of the Closing Date, other than for wages, bonuses, vacation pay, sick leave, and mileage reimbursement obligations incurred, properly accrued for and recorded in Company’s Books and Records, and paid in the ordinary course in accordance with past practice and not as a result of the transactions contemplated by this Agreement.
(b)   All of the employees employed by Company and each of its Subsidiaries in the United States are either United States citizens or are, to the knowledge of Company, legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Each of Company and its Subsidiaries has complied with E-Verify and any comparable Law.
(c)   Section 4.14(c) of the Company Disclosure Memorandum contains a current list of all independent contractors of Company and each of its Subsidiaries (separately listed by Company and each of its Subsidiaries), and each such person meets the standard for an independent contractor under all federal and state Laws and is not an employee of Company or any of its Subsidiaries under any applicable Law.
(d)   Each of Company and its Subsidiaries are and for the past three (3) years have been in material compliance with all applicable Laws pertaining to employment and employment practices with respect to the employees of Company and its Subsidiaries, including but not limited to all Laws relating to wages, hours, overtime, employment discrimination, workplace harassment, retaliation, family and medical leave, disability accommodation, civil rights, safety and health, workers’ compensation, pay equity, I-9 employment eligibility verification and the collection and payment of payroll withholding, unemployment, Medicare and/or social security taxes, and there are no pending, or, to the knowledge of Company, threatened, investigations, complaints, charges, claims, lawsuits, or arbitrations with respect to such Laws.
(e)   There are no pending or, to Company’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Company or any of its Subsidiaries, or any strikes or other labor disputes against Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Company or any of its Subsidiaries and there are no pending or, to the knowledge of Company, threatened organizing efforts by any union or other group seeking to represent any employees of Company or any of its Subsidiaries.
4.15   Compliance with Laws.
(a)   (i) Company and each of its Subsidiaries hold, and have at all times since January 1, 2023, held, all registrations, Permits and charters necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and Assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such registration, Permit or charter would not be material to Company and its Subsidiaries, and, (ii) to the knowledge of Company, no suspension or cancellation of any such necessary registration, Permit or charter is threatened.
(b)   Company and each of its Subsidiaries are, and at all times have been, in compliance in all material respects with all applicable Laws, statutes, Orders, rules, regulations, policies and/or guidelines of any Governmental Entity relating to Company or any of its Subsidiaries, including all Laws related to data protection or privacy (including Laws relating to the privacy and security of data or information that could reasonably be used to identify any person, or that otherwise constitutes personal data or personal information under applicable Law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and

Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other Law, policy or guideline relating to bank secrecy, fair lending, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions Laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans and all requirements of the Coronavirus Aid, Relief, and Economic Security (CARES) Act and the Paycheck Protection Program.
(c)   Company is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Company or Company Bank pursuant to 12 C.F.R. Part 364. Company is not aware of any facts or circumstances that would cause it to believe that any non-public customer information or information technology networks controlled by and material to the operation of the business of Company and its Subsidiaries has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action. The Board of Directors of Company (or, where appropriate, the Board of Directors (or similar governing body) of any of the Company’s Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.
(d)   Neither Company nor any of its Subsidiaries is in default in any material respect under or in violation of any term or provision of (i) its certificate of formation, certificate of incorporation, articles of organization, articles of incorporation, bylaws, operating agreement, limited liability company agreement, or other similar organizational document (collectively, “Charter Documents”), or (ii) any material Permit which it holds.
(e)   Company has implemented one or more policies addressing each of ethics, conflicts of interest policies, customer privacy policies, anti-money laundering policies, fair lending policies, vendor risk management policies and other material policies as may be required by any applicable Law for itself and its Subsidiaries, and a complete and correct copy of each such policy has been made available to Buyer. Such policies comply in all material respects with the requirements of any Laws applicable thereto.
(f)   Company Bank has received an Institution Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination, and Company has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Company Bank having its current rating lowered such that it is no longer “satisfactory” or better. Company Bank has operated, or will operate, its Community Reinvestment Act activities in compliance with its current or future FDIC approved Community Reinvestment Act Strategic Plan in all material respects.
(g)   Company maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data and any other material confidential information against any (i) loss or misuse, (ii) unauthorized or unlawful operations performed thereon, or (iii) other act or omission that compromises the security or confidentiality thereof (clauses (i) through (iii), a “Security Breach”). To the knowledge of Company, Company has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. To the knowledge of Company, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company.
(h)   Without limitation, none of Company or any of its Subsidiaries, or to the knowledge of Company, any director, officer, employee, agent or other person acting on behalf of Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (iv) established or maintained any unlawful fund of monies or other Assets of Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Company or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
(i)   As of the date hereof, each of Company and Company Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator).
(j)   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, (i) Company and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign Law; and (ii) none of Company, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the Assets and results of such fiduciary account.
4.16   Certain Contracts.
(a)   Section 4.16 of the Company Disclosure Memorandum sets forth a list of each of the following Contracts of Company or a Company Subsidiary:
(i)   any lease of real property;
(ii)   which contains a provision that materially restricts the conduct of any line of business by Company or any of its Subsidiaries or upon consummation of the Mergers will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business or in any geographic region;
(iii)   which is a collective bargaining agreement or similar agreement with any labor organization;
(iv)   any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Company Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
(v)   (A) that relates to the incurrence of indebtedness by Company or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Company or any of its Subsidiaries of, or any similar commitment by Company or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person;
(vi)   any exclusive dealing or third-party referral agreement, or commission-sharing arrangement or co-marketing arrangement, including, any finder’s agreement imposed on Company or its Subsidiaries, or any Contract that contains non-competition or non-solicitation covenants that limit or purport to limit the freedom of Company or its Subsidiaries to compete in any line of business or with any person or in any area, or to solicit the business of any person or category of persons;
(vii)   any Contract that grants any right of first refusal, right of first offer, most favored nation or similar right with respect to any Assets, rights or property of Company or its Subsidiaries, or that provides for Company or any of its Subsidiaries to be the exclusive or preferred provider or recipient of any product or service obligations;
(viii)   any program agreement, incentive program agreement, financing services agreement, preferred lending agreement, original equipment manufacturer agreement or similar Contract with a third party equipment or automobile manufacturer which provides Company or its Subsidiaries with a preferred lender status or the right to offer loans to the customers of such third party equipment or automobile manufacturer (each, a “Program Agreement”);
(ix)   any employment agreement, severance agreement, retention agreement, change of control agreement, consulting agreement or similar Contract that is with any director, officer or employee of Company or its Subsidiaries;
(x)   any partnership, joint venture or other similar Contract;
(xi)   any Contract relating to the acquisition or disposition of any business or operations or, other than in the ordinary course of business, any assets or liabilities (whether by merger, sale of stock, sale of assets, outsourcing or otherwise);
(xii)   any Contract that creates future annual payments or obligations in excess of $150,000 in the aggregate and which by its terms does not terminate or is not terminable without penalty or payment upon notice of sixty (60) days or less;
(xiii)   any naming rights, license, franchise or similar Contract, other than non-exclusive licenses granted to Company or any of its Subsidiaries for the use of commercially available off-the-shelf software or information technology services;
(xiv)   that is a settlement, consent or similar Contract (including with a Governmental Entity) and contains any material continuing obligations of Company or any of its Subsidiaries;
(xv)   that is a Company Related Party Transaction; and
(xvi)   that relates to the acquisition or disposition of any person, business or asset and under which Company or its Subsidiaries have or may have a material obligation or Liability.
Each Contract, arrangement, commitment or understanding of the type set forth in this Section 4.16(a) is referred to herein as a “Company Contract.” Company has made available to Buyer true, correct and complete copies of each Company Contract in effect as of the date hereof.

(b)   (i) Each Company Contract is valid and binding on Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Company and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Company Contract, (iii) to the knowledge of Company, each third-party counterparty to each Company Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Company Contract, (iv) neither Company nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Company Contract by any of the other parties thereto, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of Company or any of its Subsidiaries, or to the knowledge of Company, any other party thereto, of or under any such Company Contract and (vi) no third-party counterparty to any Company Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Company Contract. All of the indebtedness of any Company or any of its Subsidiaries for money borrowed is prepayable at any time Company or such Subsidiary of Company without penalty, premium or charge.
4.17   Agreements with Regulatory Agencies.   Subject to Section 10.15, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other formal or informal Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Memorandum, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised in writing, or to Company’s knowledge, orally, since January 1, 2023, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.
4.18   Environmental Matters.   Company and its Subsidiaries are in compliance with any federal, state or local Law, regulation, Order, decree, Permit, authorization, common law or agency requirement relating to Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Company, any private environmental investigations or remediation activities or governmental investigations of any nature pending or threatened against Company seeking to impose, or that could reasonably be expected to result in the imposition, on Company or any of its Subsidiaries of any Liability or obligation arising under any Environmental Law, which Liability or obligation would reasonably be expected to, either individually or in the aggregate, be material to Company. To the knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any Liability or obligation that would reasonably be expected to, either individually or in the aggregate, be material to Company. Company and each of its Subsidiaries is not subject to any agreement, Order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any Liability or obligation with respect to the foregoing. There has been no written third-party environmental site assessment conducted assessing the presence of Hazardous Substances located on any property leased by Company or any of its Subsidiaries.
4.19   Investment Portfolio; Interest Rate Risk Management Instruments.
(a)   Each of Company and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of Company or its Subsidiaries. Such securities and commodities are valued on the books of Company in accordance with GAAP and in a manner consistent with the applicable guidelines issued by applicable bank regulatory agencies. Except as disclosed in Section 4.19(a) of the Company Disclosure Memorandum and except for pledges to secure public deposits, borrowings from the Federal Reserve, and Federal Home Loan Bank advances, to the knowledge of Company, none of the securities reflected in the Company Financial Statements, and none of the securities since acquired by Company or Company Bank is subject to any restriction, whether contractual or statutory, which impairs the ability of Company or Company Bank to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with any Law.
(b)   All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Company’s own account, or for the account of Company Bank, or its customers (all of which are disclosed in Section 4.19(b) of the Company Disclosure Memorandum), were entered into (i) in the ordinary and usual course of business consistent with past practice and in compliance with all applicable Laws and regulatory policies, and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Company or Company Bank, enforceable in accordance with its terms (except as enforceability may be limited by the Enforceability Exceptions), and is in full force and effect. Neither Company nor Company Bank, nor to the knowledge of Company any other party thereto, is in breach of any material obligation under any such agreement or arrangement.
(c)   Each of Company and its Subsidiaries employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Company believes are prudent and reasonable in the context of their respective businesses, and each of Company and its Subsidiaries has, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects.
(d)   Except as set forth on Section 4.19(d) of the Company Disclosure Memorandum, Company does not own, and since December 31, 2023, has not owned, any securities or other investment assets.
4.20   Assets.
(a)   Each of Company and its Subsidiaries has good and marketable title to, or good and valid leasehold interests in, those Assets reflected in the most recent Company Financial Statements as being owned or leased, as applicable, by Company or such Company Subsidiary or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the ordinary course), free and clear of all Liens, except (a) statutory Liens securing payments not yet due, (b) Liens for real property Taxes not yet due and payable or being contested in good faith pursuant to appropriate proceedings, (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations and use of such Assets, and (d) such imperfections or irregularities of title or Liens as do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations and use of such Assets (collectively, “Permitted Liens”). Except as disclosed in Section 4.20(a) of the Company Disclosure Memorandum, all such Assets are in good operating condition and repair, ordinary wear and tear excepted, and, in all material respects, are fit for the uses to which they are being put.
(b)   Section 4.20(b) of the Company Disclosure Memorandum sets forth a true, correct and complete list of all real property owned by Company or one of its Subsidiaries other than “real estate owned” (“OREO”) acquired as a result of debts previously contracted or exercising remedies under loans held by Company or one of its Subsidiaries and which are not used for the operations of Company (together with any buildings, structures, fixtures or other improvements thereon, the “Owned Real Property”). Company or one of its Subsidiaries has, and as of the Closing will have, good, marketable and insurable fee simple title interest in and to all Owned Real Property, free and clear of all Liens, except Permitted Liens.
(c)   Section 4.20(c) of the Company Disclosure Memorandum sets forth a true, correct and complete list of all leases pursuant to which Company or one of its Subsidiaries is a lessee or lessor (the “Leases”) of any real property (together with any buildings, structures, fixtures or other improvements identified in such Leases, the “Leased Property” and, together with the Owned Real Property, the “Real Property”). All such Leases are valid, legally binding, in full force and effect, and enforceable in accordance with their terms, subject to the Enforceability Exceptions. There is not under any of the Leases: (i) any material default by Company or its Subsidiaries or any circumstance which with notice or lapse of time, or both, would constitute a default; or (ii) to Company’s knowledge, any default or claim of default against any lessor to or lessee of Company or its Subsidiaries, or any event of default or event which with notice or lapse of time, or both, would constitute a default by any such lessor or lessee. The consummation of the transactions contemplated by this Agreement will not result in a breach or default under any of the Leases, and, except as set forth on Section 4.20(c) of the Company Disclosure Memorandum and specifically identified as such, no consent of or notice to any third party is required as a consequence thereof. Company has made available to Buyer true, correct and complete copies of the Leases, and no Lease has been modified in any respect since the date it was made available. Except as set forth on Section 4.20(c) of the Company Disclosure Memorandum, none of the property subject to a Lease is subject to any sublease, license or other agreement granting to any person any right to the use, occupancy or enjoyment of such property or any portion thereof. Neither Company nor any of its Subsidiaries has received written notice that the landlord with respect to any Leased Property would refuse to renew such lease upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals. There are no pending or, to Company’s knowledge, threatened condemnation proceedings against the Real Property.
(d)   The Assets reflected in the most recent Company Financial Statements which are owned or leased by Company or any of its Subsidiaries, and in combination with the Real Property, the Intellectual Property of Company or any of its Subsidiaries, and contractual benefits and burdens of Company and each of its Subsidiaries, constitute, as of the Closing Date, all of the Assets, rights and interests necessary to enable Company and each of its Subsidiaries to operate their consolidated businesses in the ordinary course and as the same is expected to be conducted on the Closing Date.
4.21   Intellectual Property.
(a)   Section 4.21(a) of the Company Disclosure Memorandum sets forth, as of the date of this Agreement, a list of all Intellectual Property rights that are material to the conduct of the business of Company and its Subsidiaries, as presently conducted. Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. (A) (i) To the knowledge of Company, neither Company nor any of its Subsidiaries infringe, misappropriate or otherwise violate any other person’s rights in Intellectual Property, or have violated or breached any applicable license pursuant to which Company or any Company Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to Company or any of its Subsidiaries that Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any person, (B) to the knowledge of Company, no person is challenging, infringing on or otherwise violating, any right of Company or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Company or its Subsidiaries, and (C) neither Company nor any Company Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Company or any Company Subsidiary, and Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned by Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means any intellectual property or proprietary rights of any kind arising in any jurisdiction, including in or with respect to any: trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; data and database rights; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction.

(b)   Each of Company and its Subsidiaries has taken commercially reasonable measures to protect the confidentiality of all trade secrets that are included in the Intellectual Property owned by them, and, to the knowledge of Company, such trade secrets have not been disclosed by Company or any of its Subsidiaries to any person except pursuant to appropriate nondisclosure agreements.
(c)   Except as set forth on Section 4.21(c) of the Company Disclosure Memorandum, each current or former employee, consultant or contractor of Company or its Subsidiaries who has contributed to the creation or development of any Intellectual Property owned by Company or any of its Subsidiaries has executed a nondisclosure and assignment-of-rights agreement for the benefit of Company or such Subsidiary, and Company and its Subsidiaries are the owner of all rights in and to all Intellectual Property created by each such employee, consultant or contractor in performing services for Company or its Subsidiaries vesting all rights in work product created in Company or its Subsidiaries.
4.22   Related Party Transactions.   Except as set forth on Section 4.22 of the Company Disclosure Memorandum, and except pursuant to Company Benefit Plans disclosed in Section 4.13(a) of the Company Disclosure Memorandum, there are no transactions, arrangements or Contracts, nor are there any currently proposed transactions, arrangements or Contracts, between Company or any of its Subsidiaries, on the one hand, and any affiliate of Company or its Subsidiaries (other than Company and its wholly-owned Subsidiaries), director or executive officer of Company or any of its Subsidiaries, or equity holder of Company or any of its Subsidiaries (or any of the foregoing persons’ immediate family members or affiliates (other than Company and its Subsidiaries)), on the other hand, or any insurance policies of Company or any of its Subsidiaries brokered, administered, serviced, shared or maintained by any affiliate of Company or its Subsidiaries (other than Company and its wholly-owned Subsidiaries) (any such arrangement, policy or Contract, a “Company Related Party Transaction”).
4.23   State Takeover Laws.   Company and its Subsidiaries have taken all action required to be taken by them in order to exempt this Agreement and the transactions contemplated by this Agreement from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “stockholder protection,” “anti-greenmail,” “business combination” or other antitakeover Laws of any state that are applicable to the transactions contemplated by this Agreement (any of the foregoing, “Takeover Statutes”). Company and its Subsidiaries have taken all action required to be taken by it or its Subsidiaries in order to make this Agreement and the transactions contemplated hereby comply with, and the transactions contemplated hereby do comply with, the requirements of any provisions of their respective Charter Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement,” or other related provisions.
4.24   Reorganization.   Company has not taken any action and has no knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.25   Company Information.
(a)   The information relating to Company and its Subsidiaries that is provided in writing by Company or its Subsidiaries or their respective representatives specifically for inclusion in the Proxy Statement/Prospectus and the Registration Statement, or in any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Proxy Statement/Prospectus relating to Company or any of its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The portion of the Registration Statement relating to Company or any of its Subsidiaries will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
(b)   All documents that Company or any Company Subsidiary or any affiliate thereof is responsible for filing with any Governmental Entity in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

4.26   Loan Portfolio
(a)   As of the date hereof, except as set forth in Section 4.26(a) of the Company Disclosure Memorandum, neither Company nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Company or any Subsidiary of Company is a creditor under the terms of which the obligor was, as of January 31, 2025 over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 4.26(a) of the Company Disclosure Memorandum is a true, correct and complete list of (A) all of the Loans of Company and its Subsidiaries that, as of January 31, 2025, were classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category, (B) all the Loans of Company or any of its Subsidiaries that, as of January 31, 2025, for which interest or principal has been deferred since January 1, 2024, (C) each asset of Company or any of its Subsidiaries that, as of January 31, 2025, is classified as OREO and the book value thereof and (D) each non-real estate asset that formerly served as collateral for a Loan which has been foreclosed upon and is now owned by Company Bank. True, correct and complete copies of the currently effective lending policies and practices of Company and each of its Subsidiaries have been made available to Buyer.
(b)   Each Loan (i) complies in all material respects with all applicable Laws, (ii) has been made, entered into or acquired by Company or one of its Subsidiaries in accordance with customary loan policies approved by Board of Directors of Company, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and what they purport to be, and which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, Company or one of its Subsidiaries and are enforceable in accordance with their terms, (iv) is in full force and effect, and (v) to Company’s knowledge, is not subject to any offset, recoupment, adjustment or any other valid or cognizable claim or defense by the applicable borrower; provided that the enforcement of each of (iii) and (v) above may be limited by the Enforceability Exceptions. None of the rights or remedies under the documentation relating to the Loans has been amended, modified, waived, subordinated or otherwise altered by Company or its Subsidiaries, except as evidenced by a written instrument which is a part of the file with respect to such Loans made available to Buyer and was entered into by Company or a Subsidiary in good faith and in its ordinary course of business. For purposes of this Section 4.26(b), the phrase “enforceable in accordance with its terms” as it relates to a Loan does not mean that the borrower has the financial ability to repay a Loan or that any collateral is sufficient to result in payment of the Loan secured thereby.
(c)   Each outstanding Loan (including Loans held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files (and to Company’s knowledge, the relevant files for Loans serviced by third parties, which are maintained by such third party servicers) are being maintained, in accordance with the relevant loan documents in all material respects, Company’s and its Subsidiaries’ underwriting and servicing standards in all material respects (and, in the case of Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) and with all applicable Laws in all material respects and applicable requirements of any government-sponsored enterprise program in all material respects. Company and its Subsidiaries have properly fulfilled in all material respects their contractual responsibilities and duties with respect to any Loan in which they act as the lead lender or servicer and have complied in all material respects with their duties as required under applicable regulatory requirements.
(d)   Except as set forth on Section 4.26(d) of the Company Disclosure Memorandum, none of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, other than repurchase obligations arising upon breach of representations and warranties, covenants and other obligations of Company or its Subsidiaries, as applicable.

(e)   Company has made available to Buyer true and correct copies of the loan files, requested in writing by Buyer, related to the Loans. Such files contain, in all material respects, all of the documents and instruments relating to such Loans.
(f)   All payments made on the Loans have been properly credited to the respective Loan.
(g)   Except as set forth in Section 4.26(g) of the Company Disclosure Memorandum, as to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Entity, such guaranty is in full force and effect, and will remain in full force and effect following the Closing Date, in each case, without any further action by Company or its Subsidiaries’ subject to Company fulfilling its obligations under the Small Business Administration Agreement that arise after the date hereof.
(h)   Except as set forth in Section 4.26(h) of the Company Disclosure Memorandum, with respect to any Auto Receivable held by Company or any of its Subsidiaries: (i) the Auto Receivable represents a bona fide sale or finance of the vehicle described therein to the vehicle purchaser or owner for the amount set forth therein; (ii) the vehicle described in the Auto Receivable has been delivered to and accepted by the vehicle purchaser and such acceptance shall not have been revoked; (iii) the security interest created by the Auto Receivable is a valid first lien on the motor vehicle covered by the Auto Receivable and, except as set forth on Section 4.26(h) of the Company Disclosure Memorandum, all action has been taken to create and perfect such lien in such motor vehicle within such time following the date of the Auto Receivable as will afford first priority status; (iv) the down payment relating to such Auto Receivable has been paid in full by the vehicle purchaser in cash and/or trade as shown in such Auto Receivable, and no part of the down payment consisted of notes or postdated checks; (v) to Company’s knowledge, the statements made by the vehicle purchaser or owner and the information submitted by the vehicle purchaser or owner in connection with the Auto Receivable are accurate and complete; (vi) Company has no knowledge of any circumstances or conditions with respect to the Auto Receivable, the related vehicle, or the Loan Debtor that could reasonably be expected to have an adverse effect on Company’s or its Subsidiary’s security interest granted in respect of; and (vii) each Auto Receivable complies, in all material respects, with all applicable provisions of Laws and regulation which are applicable to the transaction represented by the Auto Receivable. For purposes of this Section 4.26(h), “Auto Receivable” means a Loan or installment sale contract arising from the purchase of, and secured by, an automobile, light-duty vehicle, all-terrain vehicle, boat or motorcycle, and “Loan Debtor” means an obligor or guarantor, including a third party pledgor, with respect to the loan documents relating to the Auto Receivable.
(i)   Section 4.26(i) of the Company Disclosure Memorandum sets forth a list of all Loans as of the date hereof by Company or its Subsidiaries to any directors, executive officers, and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Company or any of its Subsidiaries. There are no Loans to any employee, officer, director, or other affiliate of Company on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement. All such Loans are and were originated and made in compliance in all material respects with all applicable Laws. Each Loan disclosed on Section 4.26(i) of the Company Disclosure Memorandum has been made in the ordinary course of business, and on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable arm’s-length transactions, did not involve more than the normal risk of repayment or present other unfavorable features.
4.27   Deposits.   All of the deposits held by Company Bank (including the records and documentation pertaining to such deposits) are held in compliance in all material respects with all applicable policies, practices and procedures of Company Bank. All deposit account applications have been solicited, taken and evaluated and applicants notified in a manner that complied in all material respects with all applicable Laws. All deposit accounts have been maintained and serviced by Company or its Subsidiaries in accordance with the deposit account agreements and Company or its Subsidiaries’ applicable policies, practices and procedures. The terms and conditions of each deposit account comply with the applicable deposit account agreement to which they relate. All interest has been properly accrued on the deposit accounts of Company Bank, and Company Bank’s records accurately reflect such accrual of interest. Neither Company nor Company Bank has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of Company Bank. Except as set forth on Section 4.27 of the Company Disclosure Memorandum, none of the deposits of Company Bank are “brokered deposits” as such term is defined in 12 C.F.R. 337.6(a)(2).
4.28   Allowance for Credit Losses.   The allowance for credit losses (“ACL”) reflected in the Company Financial Statements was, as of the date of each of the Company Financial Statements, in material compliance with Company’s existing methodology for determining the adequacy of the ACL and in compliance in all material respects with the standards established by the applicable Regulatory Agency and GAAP.
4.29   Insurance.   (a) Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice, and Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of Company and its Subsidiaries, Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Company or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy, and (e) neither Company nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.
4.30   Mortgage Banking Business.   Except as set forth on Section 4.30 of the Company Disclosure Memorandum:
(a)   Company and its Subsidiaries have complied in all material respects with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan (which for the avoidance of doubt, includes conventional mortgage loans and home equity lines of credit) originated, purchased or serviced by Company and its Subsidiaries satisfied in all material respects, (i) all applicable federal, state and local Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between Company and its Subsidiaries and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer, and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.
(b)   No Agency, Loan Investor or Insurer has (i) claimed in writing that Company or its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by Company or its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing restrictions on the activities (including commitment authority) of Company or its Subsidiaries or (iii) indicated in writing to Company or its Subsidiaries that it has terminated or intends to terminate its relationship with Company or its Subsidiaries for poor performance, poor loan quality or concern with respect to Company’s or its Subsidiaries’ compliance with Laws.
(c)   As used in this Agreement, (i) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (x) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by Company or any of its Subsidiaries or (y) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities, (ii) “Loan Investor” means any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by Company or any of its Subsidiaries or a security backed by or representing an interest in any such mortgage loan, and (iii) “Insurer” means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by Company or any of its Subsidiaries, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.
4.31   Investment Advisory, Insurance and Broker-Dealer Matters.
(a)   Neither Company nor any Subsidiary of Company provides investment management, investment advisory or sub-advisory services to any person (including management and advice provided to separate accounts and participation in wrap fee programs) that require it to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940.
(b)   Neither Company nor any Subsidiary of Company conducts insurance operations that require it to be registered with any state insurance regulatory authorities.
(c)   Neither Company nor any Subsidiary of Company conducts broker-dealer activities that require it to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act.
4.32   Indemnification.   To Company’s knowledge, no present or former director, officer, employee or agent of Company or any of its Subsidiaries has any claim for indemnification from Company or any of its Subsidiaries. To Company’s knowledge, no action or failure to take action by any present or former director, officer, employee or agent of Company or any of its Subsidiaries or other event has occurred, or has been alleged to have occurred, which occurrence or allegation would give rise to any claim by any such present or former director, officer, employee or agent for indemnification from Company or any of its Subsidiaries.
4.33   No Other Representations and Warranties.
(a)   Except for the representations and warranties made by Company in this Article 4, neither Company nor any other person makes any express or implied representation or warranty with respect to Company, its Subsidiaries, or their respective businesses, operations, Assets, Liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Company nor any other person makes or has made any representation or warranty to Buyer or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Company in this Article 4, any oral or written information presented to Buyer or any of its affiliates or representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)   Company acknowledges and agrees that neither Buyer nor any other person on behalf of Buyer has made or is making, and Company has not relied upon, any express or implied representation or warranty other than those contained in Article 5.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as disclosed in the Buyer Disclosure Memorandum (it being understood that each exception set forth in the Buyer Disclosure Memorandum shall be deemed to qualify (a) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Buyer Disclosure Memorandum and (b) any other representation and warranty in this Article 5 to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation)), Buyer hereby represents and warrants to Company as follows:

5.1   Organization, Standing, and Power.
(a)   Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, is authorized under the Laws of the State of Delaware to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. Buyer is duly qualified or licensed to transact business as a foreign corporation in good standing in each jurisdiction in which its ownership of its Assets or conduct of its business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer. Buyer is a bank holding company duly registered with the Federal Reserve under the BHC Act. True, complete and correct copies of the certificate of incorporation of Buyer, as amended (the “Buyer Certificate of Incorporation”) and the bylaws of Buyer, as amended (the “Buyer Bylaws”), each as in effect as of the date of this Agreement, have been delivered or made available to Company. The Buyer Certificate of Incorporation and Buyer Bylaws comply with applicable Law.
(b)   Buyer Bank is a direct, wholly-owned Subsidiary of Buyer, is duly organized, validly existing and in good standing under the Laws of the United States, is authorized under the Laws of the United States to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted . Buyer Bank is authorized by the OCC to engage in the business of banking as a national banking association. Buyer Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder, and the deposits held by Buyer Bank are insured by the FDIC’s Deposit Insurance Fund (as defined in Section 3(y) of the Bank Merger Act) to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.
5.2   Capital Stock.
(a)   Ownership.    The authorized capital stock of Buyer consists of 60,000,000 shares of Buyer Common Stock no par value per share (“Buyer Common Stock”) and 300,000 shares of preferred stock, no par value per share (“Buyer Preferred Stock”). As of February 21, 2025, there were (i) 45,004,147 shares of Buyer Common Stock issued and outstanding; (ii) no shares of Buyer Common Stock reserved for issuance upon the exercise of outstanding Buyer Stock Options; (iii) 216,379 shares of Buyer Common Stock reserved for issuance upon the settlement of outstanding Buyer PSU Awards (assuming performance goals are satisfied at the target level) or 378,663 shares of Buyer Common Stock reserved for issuance upon the settlement of outstanding Buyer PSU Awards (assuming performance goals are satisfied at the maximum level); (iv) 608,164 shares of Buyer Common Stock reserved for issuance upon the settlement of outstanding Buyer RSU Awards; (v) no shares of Buyer Common Stock held in treasury; and (vi) no shares of Buyer Preferred Stock issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding two sentences, and except for changes since February 21, 2025 resulting from the exercise, vesting or settlement of any Buyer Stock Options, Buyer RSU Awards and Buyer PSU Awards (collectively, “Buyer Equity Awards”) described in the immediately preceding two sentences and 568,643 shares of Buyer Common Stock reserved for issuance pursuant to future grants under the Buyer equity incentive plans, there are no shares of capital stock or other voting securities or equity interests of Buyer issued, reserved for issuance or outstanding. All the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of Buyer Common Stock to be issued in the Merger, when so issued in accordance with this Agreement, will have been duly authorized and validly issued and will be fully paid, nonassessable and free of preemptive rights. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Buyer may vote. Other than Buyer Equity Awards issued prior to the date of this Agreement as described in this Section 5.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, or rights of first refusal or similar rights, puts, calls, commitments or agreements of any character to which Buyer or any of its Subsidiaries is a party relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Buyer, or Contracts by which Buyer may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Buyer, or that otherwise obligate Buyer to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. Other than the Buyer Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of Buyer or any of its Subsidiaries) are outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Buyer or any of its Subsidiaries is a party with respect to the voting or transfer of Buyer Common Stock, capital stock or other voting or equity securities or ownership interests of Buyer or granting any shareholder or other person any registration rights.
(b)   Buyer owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Buyer Subsidiaries, free and clear of any Liens, and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55 or under comparable state Law (as applicable)) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the capital stock or other voting securities of, or ownership interests in, the Buyer Subsidiaries, Buyer does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any person.
5.3   Authority; No Violation.
(a)   Authority.    Buyer has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and regulatory approvals and other actions described herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Buyer. The Board of Directors of Buyer has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Buyer and its stockholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has adopted a resolution to the foregoing effect. Except for the approval of the Bank Merger Agreement by Buyer as Buyer Bank’s sole shareholder, no other corporate proceedings on the part of Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Company) constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).
(b)   No Conflicts.    Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated by this Agreement (including the Merger and the Bank Merger), nor compliance by Buyer with any of the terms or provisions of this Agreement, will (i) violate any provision of the Buyer Certificate of Incorporation or the Buyer Bylaws or (ii) assuming that the consents and approvals referred to in Section 4.4 and Section 5.4 are duly obtained, (x) violate any Law, statute, code, ordinance, rule, regulation, judgment, Order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries or any of their respective properties or Assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or Assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, Contract or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or Assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that would not reasonably be expected to have a Material Adverse Effect on Buyer.

5.4   Consents and Approvals.   Except for (a) the filing of any required applications, filings and notices, as applicable, with NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve and the OCC, under the BHC Act and the Bank Merger Act, and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the IDFPR, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with FINRA and approval of such applications, filings and notices, (e) those additional applications, filings and notices, if any, listed on Section 5.4 of the Buyer Disclosure Memorandum or Section 4.4 of the Company Disclosure Memorandum and approval of such applications, filings and notices, (f) the filing with the SEC of the Proxy Statement/Prospectus, and of the Registration Statement, and the declaration by the SEC of the effectiveness of the Registration Statement, (g) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, and, as applicable, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable Law, and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and the approval of the listing of such Buyer Common Stock on NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Buyer of this Agreement, or (ii) the consummation by Buyer of the Merger and the other transactions contemplated hereby (including the Bank Merger).
5.5   Reports.   Since January 1, 2023, each of Buyer and its Subsidiaries has filed on a timely basis all forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents required to be filed or furnished by it with any Regulatory Agency, and has paid all fees and assessments due and payable in connection therewith, except where a failure to timely make such filings or to pay such fees and assessments has not had and would not reasonably be expected to have, either individually or in the aggregate, a material impact on the operations or financial condition of Buyer. All such forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law and the requirements of the applicable Regulatory Agency. Subject to Section 10.15, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Buyer and its Subsidiaries, no Regulatory Agency or Governmental Entity has initiated or has pending any proceeding or, to the knowledge of Buyer, investigation into the business or operations of Buyer or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer. Subject to Section 10.15, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Buyer or any of its Subsidiaries, in each case, which would reasonably be expected to have, either individually or in the aggregate, a material impact on the operations or financial condition of Buyer.
5.6   Books and Records.   The Books and Records of Buyer and the Buyer Subsidiaries have been and are being maintained in all material respects with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate actions by Buyer and the Buyer Subsidiaries.
5.7   Financial Matters.
(a)   The financial statements of Buyer and its Subsidiaries included (or incorporated by reference) in the Buyer Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the Books and Records of Buyer and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated balance sheets, consolidated statements of operations, consolidated statements of comprehensive income, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows of Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since January 1, 2023, no independent public accounting firm of Buyer has resigned (or informed Buyer that it intends to resign) or been dismissed as independent public accountants of Buyer as a result of, or in connection with, any disagreements with Buyer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer, neither Buyer nor any of its Subsidiaries has any Liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those Liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024 (including any notes thereto) and for Liabilities incurred in the ordinary course of business consistent with past practice since November 30, 2024, or in connection with this Agreement and the transactions contemplated hereby.
(c)   Buyer has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Buyer maintains effective disclosure controls and procedures (as defined by Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as required under the Exchange Act.
(d)   Since December 31, 2023, neither Buyer nor any of its Subsidiaries, nor, to the knowledge of Buyer, any director, officer, auditor, accountant or representative of Buyer or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
5.8   Brokers and Finders; Opinion of Financial Advisor.   With the exception of the engagement of Piper Sandler (the “Buyer Financial Advisor”), no broker, finder or investment banker has been engaged by Buyer or any of its Subsidiaries or is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement based upon arrangements made by or on behalf of Buyer or Buyer Bank.
5.9   Absence of Certain Changes or Events.   Since December 31, 2023, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.
5.10   Legal and Regulatory Proceedings.
(a)   Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Buyer, there is no Proceeding pending or, to Buyer’s knowledge, threatened either (i) against Buyer or any of its Subsidiaries, or to which any Assets, interest, or right of any of them may be subject, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.
(b)   There is no Order either (i) outstanding against Buyer or any of its Subsidiaries, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement that would reasonably be expected to be material to Buyer and its Subsidiaries, taken as a whole.
5.11   SEC Reports.   An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2023 by Buyer pursuant to the Securities Act, or the Exchange Act (the “Buyer Reports”) is publicly available. No such Buyer Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Except as set forth on Section 5.11 of the Buyer Disclosure Memorandum, Since January 1, 2023, as of their respective dates, all Buyer Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Buyer Reports.
5.12   Compliance with Laws.
(a)   (i) Buyer and each of its Subsidiaries hold, and have at all times since January 1, 2023, held, all registrations, Permits, and charters necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and Assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such registration, Permit, or charter would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer, and, to (ii) the knowledge of Buyer, no suspension or cancellation of any such necessary registration, Permit, or charter is threatened.
(b)   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer, Buyer and each of its Subsidiaries are, and at all times have been, in compliance in all material respects with all applicable Laws, statutes, Orders, rules, regulations, policies and/or guidelines of any Governmental Entity relating to Buyer or any of its Subsidiaries, including all Laws related to data protection or privacy (including Laws relating to the privacy and security of Personal Data, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other Law, policy or guideline relating to bank secrecy, fair lending, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions Laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.
(c)   Buyer is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Buyer or Buyer Bank pursuant to 12 C.F.R. Part 364. Buyer is not aware of any facts or circumstances that would cause it to believe that any non-public customer information or information technology networks controlled by and material to the operation of the business of Buyer and its Subsidiaries has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action. The Board of Directors of Buyer (or, where appropriate, the Board of Directors (or similar governing body) of any of the Buyer’s Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.
(d)   Neither Buyer nor any of its Subsidiaries is in default in any material respect under or in violation of any term or provision of (i) its Charter Documents, or (ii) any material Permit which it holds.
(e)   Buyer has implemented one or more policies addressing each of ethics, personal trading policies, conflicts of interest policies, customer privacy policies, anti-money laundering policies, fair lending policies, vendor risk management policies, policies related to compliance with the Foreign Corrupt Practices Act of 1977 and other material policies as may be required by any applicable Law for itself and its Subsidiaries. Such policies comply in all material respects with the requirements of any Laws applicable thereto.
(f)   Buyer Bank has received an Institution Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination, and Buyer has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Buyer having its current rating lowered such that it is no longer “satisfactory” or better.
(g)   Buyer maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data and any other material confidential information against a Security Breach. To the knowledge of Buyer, Buyer has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer. To the knowledge of Buyer, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Buyer.
(h)   Without limitation, none of Buyer or any of its Subsidiaries, or to the knowledge of Buyer, any director, officer, employee, agent or other person acting on behalf of Buyer or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Buyer or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (iv) established or maintained any unlawful fund of monies or other Assets of Buyer or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Buyer or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Buyer or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Buyer or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.
(i)   As of the date hereof, each of Buyer and Buyer Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator).
5.13   Agreements with Regulatory Agencies.   Subject to Section 10.15, neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other formal or informal Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Buyer Disclosure Memorandum, a “Buyer Regulatory Agreement”), nor has Buyer or any of its Subsidiaries been advised in writing, or to Buyer’s knowledge, orally, since January 1, 2023, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Buyer Regulatory Agreement.
5.14   Allowance for Credit Losses.   The ACL reflected in the Buyer Financial Statements was, as of the date of each of the Buyer Financial Statements, in material compliance with Buyer’s existing methodology for determining the adequacy of the ACL and in compliance in all material respects with the standards established by the applicable Regulatory Agency and GAAP.
5.15   Environmental Matters.   Buyer and its Subsidiaries are in compliance with any federal, state or local Law, Order, decree, Permit, authorization, common law or agency requirement relating to Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Buyer, any private environmental investigations or remediation activities or governmental investigations of any nature pending or threatened against Buyer seeking to impose, or that could reasonably be expected to result in the imposition, on Buyer or any of its Subsidiaries of any Liability or obligation arising under any Environmental Law, which Liability or obligation would reasonably be expected to, either individually or in the aggregate, be material to Buyer. To the knowledge of Buyer, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any Liability or obligation that would reasonably be expected to, either individually or in the aggregate, be material to Buyer. Buyer and each of its Subsidiaries is not subject to any agreement, Order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any Liability or obligation with respect to the foregoing. There has been no written third-party environmental site assessment conducted assessing the presence of Hazardous Substances located on any property leased by Buyer or any of its Subsidiaries.
5.16   Reorganization.   Buyer has not taken any action and has no knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
5.17   Buyer Information.
(a)   The information relating to Buyer and its Subsidiaries that is provided in writing by Buyer or its Subsidiaries or their respective representatives specifically for inclusion in the Proxy Statement/Prospectus and the Registration Statement, or in any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Registration Statement relating to Buyer or any of its Subsidiaries will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
(b)   All documents that Buyer or any Buyer Subsidiary or any affiliate thereof is responsible for filing with any Governmental Entity in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.
5.18   No Other Representations and Warranties.
(a)   Except for the representations and warranties made by Buyer in this Article 5, neither Buyer nor any other person makes any express or implied representation or warranty with respect to Buyer, its Subsidiaries, or their respective businesses, operations, Assets, Liabilities, conditions (financial or otherwise) or prospects, and Buyer hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Buyer nor any other person makes or has made any representation or warranty to Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Buyer, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Buyer in this Article 5, any oral or written information presented to Company or any of its affiliates or representatives in the course of their due diligence investigation of Buyer, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)   Buyer acknowledges and agrees that neither Company nor any other person on behalf of Company has made or is making, and Buyer has not relied upon, any express or implied representation or warranty other than those contained in Article 4.
ARTICLE 6
COVENANTS RELATING TO CONDUCT OF BUSINESS
6.1   Conduct of Business Prior to the Effective Time
.

(a)   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except (a) as otherwise expressly contemplated or permitted by this Agreement (b) as set forth in Section 6.1(a) of the Company Disclosure Memorandum, (c) required by applicable Law or (d) as consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), Company shall, and shall cause each of its Subsidiaries to, (i) maintain its existence under applicable Law, (ii) conduct its business and operations in the ordinary course of business consistent with past practice in all material respects, (iii) use reasonable best efforts to keep available the services of its current officers and employees and preserve the rights, franchises, goodwill and relations of its customers, clients and others with whom business relationships exist, and (iv) take no action that would reasonably be expected to adversely affect or delay the ability of either Company or Buyer to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
(b)   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except (a) as otherwise expressly contemplated or permitted by this Agreement (b) as set forth in Section 6.1(b) of the Buyer Disclosure Memorandum, (c) required by applicable Law or (d) as consented to in writing by Company (such consent not to be unreasonably withheld, conditioned or delayed), Buyer shall, and shall cause each of its Subsidiaries to, (i) maintain its existence under applicable Law, (ii) use commercially reasonable efforts to preserve intact its business operations, Assets and rights and franchises, and (iii) take no action that would reasonably be expected to adversely affect or delay the ability of either Company or Buyer to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
6.2   Negative Covenants of Company.
Without limiting the generality of Section 6.1, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained (which consent shall not be unreasonably withheld, delayed, or conditioned), and except as otherwise contemplated herein, Company covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:
(a)   amend its Charter Documents;
(b)   other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case, with a maturity not in excess of six (6) months, and (ii) deposits or other customary banking products such as letters of credit, in each case, in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of Company or any of its wholly-owned Subsidiaries to Company or any of its wholly-owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
(c)
(i)   adjust, split, combine or reclassify any capital stock;

(ii)   make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any Company Securities or any Company Subsidiary Securities, except, in each case, (A) regular quarterly cash dividends by Company at a rate not in excess of $0.05 per share of Company Common Stock to be declared by the Board of Directors of Company, (B) dividends paid by any of the Subsidiaries of Company to Company or any of its wholly-owned Subsidiaries or (C) redemptions, purchase or acquisitions of shares of capital stock pursuant to and in accordance with the Company Equity Plan, including without limitation, in connection with the withholding of taxes;
(iii)   grant any stock appreciation rights, options, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any Company Securities or any Company Subsidiary Securities; or
(iv)   issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Company Securities or any Company Subsidiary Securities, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any Company Securities or Company Subsidiary Securities;
(d)   sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or Assets or any business in an amount in excess of $150,000 to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case, other than in the ordinary course of business or pursuant to Contracts in force at the date of this Agreement;
(e)   (i) acquire or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, direct or indirect control over any business or person, whether by stock purchase, merger, consolidation or otherwise; or (ii) make any other investment either by purchase of stock or equity securities other than securities held in Company’s investment securities or derivatives portfolio, contributions to capital, property transfers or purchase of any property or assets of any other person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not affiliates of Company;
(f)   commence any material Proceeding or settle any claim or Litigation, in each case whether commenced by or pending or threatened against Company, or any of its officers and directors in their capacities as such, other than the commencement or settlement of Proceedings or Litigation in the ordinary course of business and settlements which, in any event (i) is solely involving monetary remedies in an amount not to exceed $100,000 individually or $150,000 in the aggregate, (ii) reasonably would not be expected to prohibit or restrict Company or its Subsidiaries from operating its respective businesses in the ordinary course and (iii) does not involve any admission of wrongdoing by Company or its Subsidiaries;
(g)   except as set forth on Section 6.2(g) of the Company Disclosure Memorandum, and in addition to Section 6.2(p) below with regard to Program Agreements, enter into, renew, amend or terminate any Company Contract, other than (a) terminating any Company Contract in the ordinary course of business or (b) entering into, renewing or amending a Company Contract which calls for aggregate annual payments of not more than $150,000 and which is terminable on sixty (60) days or less notice without payment of any termination fee or penalty;

(h)   except as otherwise contemplated by this Agreement or as may be required by any existing Company Benefit Plan or applicable Law: (i) grant or commit to grant any bonus, incentive, change in control payment or benefit, or increase in compensation or benefits to any employee, officer, director or other services provider of Company or any of its Subsidiaries (except (x) increases in compensation or benefits in accordance with past practice for employees that are not directors or officers that do not exceed five percent (5%) individually or three percent (3%) in the aggregate, or (y) as disclosed in Section 6.2(h) of the Company Disclosure Memorandum), (ii) commit, agree to pay, or renew or amend any existing arrangement providing for, any severance or termination pay (other than severance or termination pay in the ordinary course of business consistent with past practice), or any retention, stay or similar bonus to any employee, officer, director or other service provider of Company or any of its Subsidiaries (except as disclosed in Section 6.2(h) of the Company Disclosure Memorandum), (iii) change or commit to change any fees or other compensation or other benefits to directors of Company or any of its Subsidiaries, or (iv) enter into, adopt, renew, terminate, amend, or accelerate vesting under, any Company Benefit Plan;
(i)   enter into or amend any employment Contract between Company or any of its Subsidiaries and any person (unless such amendment is required by Law) that Company or its Subsidiaries do not have the right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;
(j)   hire or engage any employees or service providers with an annual salary/compensation in excess of $150,000, or terminate or transfer any employee or service provider with an annual salary/compensation in excess of $150,000 from the Company or any of its Subsidiaries;
(k)   make any capital expenditures in excess of $150,000 other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing Assets in good repair or to make payment of necessary Taxes;
(l)   establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office unless otherwise requested by Buyer;
(m)   materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(n)   implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;
(o)   enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, hedging and other material banking and operating policies or practices;
(p)   change in any material respect its operation, credit policies, underwriting guidelines and collateral eligibility requirements and standards related to the Program Agreements or Auto Receivables, without giving notice of such action to Buyer (for purposes of this Section 6.2(p), notice shall be given by email to the Chief Risk Officer of Buyer);
(q)   materially increase or change in any material respect its interest rate or fee pricing with respect to depository accounts, including, offering or renewing any time deposit accounts, in each case, other than consistent with Company’s ordinary course of business consistent with past practice;
(r)   acquire or accept any brokered deposit having a maturity longer than one (1) year, other than in the ordinary course of business consistent with past practice;
(s)   except for Loans or extensions of credit approved and/or committed as of the date of this Agreement, (i) make any Loan, other than an Auto Receivable Loan, greater than $1,000,000 if secured or $75,000 if unsecured, (ii) make any Auto Receivable loan relating to Company Bank’s Powersports Division greater than $100,000 if secured or $75,000 if unsecured, (iii) make any Auto Receivable loan pursuant to or in connection with the agreement set forth on Section 6.2(s) of the Company Disclosure

Memorandum that is greater than $150,000 if secured or $75,000 if unsecured, (iv) purchase any single loan or any pool of loans greater than $1,000,000, (v) renew any existing loan greater than $5,000,000; or (vi) renew for more than twelve (12) months any loans greater than $250,000 rated “watch” or worse without giving notice of such action within twenty-four (24) hours after any loan committee meeting at which such action is approved (for purposes of this Section 6.2(s), notice shall be given by email to the Chief Risk Officer of Buyer);
(t)   except for loans or extensions of credit consistent with existing policies and practices and applicable Law, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Company or Company Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;
(u)   abandon or allow to lapse any material Intellectual Property, other than in the ordinary course of business consistent with past practice;
(v)   fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;
(w)   make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes, except, in each case, in the ordinary course of business;
(x)   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(y)   merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;
(z)   take or fail to take any action that could reasonably be expected to cause the representations and warranties made in Article 4 to be inaccurate in any material respect at the time of the Closing or preclude Company from making such representations and warranties at the time of the Closing;
(aa)   take any action that is intended to or would reasonably be likely to result in any of the conditions set forth in Article 8 not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby;
(bb)   take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Company or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement and the transactions contemplated by this Agreement; or
(cc)   agree to take, make any commitment to take, or adopt any resolutions of the Board of Directors of Company in support of, any of the actions prohibited by this Section 6.2.
6.3   Negative Covenants of Buyer.
From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Company shall have been obtained (which consent shall not be unreasonably withheld, delayed, or conditioned), and except as otherwise contemplated herein, Buyer covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:
(a)   except as set forth on Section 6.3(a) of the Buyer Disclosure Memorandum, amend the Buyer Certificate of Incorporation or Buyer Bylaws in a manner that changes any material term or provision of the Buyer Common Stock or that otherwise would materially and adversely affect the economic benefits of the Merger to the holders of Company Common Stock or would materially impede Buyer’s ability to consummate the transactions contemplated by this Agreement;
(b)   except as set forth on Section 6.3(b) of the Buyer Disclosure Memorandum, adjust, split, combine or reclassify any capital stock of Buyer;
(c)   knowingly take, or fail to take, any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(d)   take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article 8 not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby;
(e)   agree to take, make any commitment to take, or adopt any resolutions of the Board of Directors of Buyer in support of, any of the actions prohibited by this Section 6.3.
ARTICLE 7
ADDITIONAL AGREEMENTS
7.1   Regulatory Matters.
(a)   As promptly as reasonably practicable following the date of this Agreement, Buyer and Company shall prepare the Registration Statement, which Buyer shall file with the SEC and will include the Proxy Statement/Prospectus. The Parties shall use reasonable best efforts to make such filings within sixty (60) days of the date of this Agreement. Each of Buyer and Company shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings. Company will cause the Proxy Statement/Prospectus to be mailed to Company Stockholders as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. If at any time prior to the Effective Time any information relating to Buyer or Company, or any of their respective affiliates, officers or directors, should be discovered by Buyer or Company which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and, to the extent required by Law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Buyer with the SEC and, to the extent required by Law, disseminated to the Company Stockholders.
(b)   As promptly as practicable after the date hereof, Company and Buyer shall prepare and make such filings as may be required under applicable state securities or “blue sky” laws in connection with the transactions contemplated by this Agreement, and Company shall assist Buyer as may be necessary to comply with such state securities or “blue sky” laws.
(c)   The Parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within thirty (30) days of the date of this Agreement), to obtain as promptly as practicable all Permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such Permits, consents, approvals and authorizations of all such Governmental Entities. The Parties hereto agree that they will consult with each other with respect to the obtaining of all Permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Buyer and Company will, upon request, furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries with or to any Regulatory Agency in connection with the transactions contemplated by this Agreement (including the Merger and the Bank Merger). In exercising the foregoing right, each of the Parties hereto shall act reasonably and as promptly as practicable. As used in this Agreement, “Requisite Regulatory Approvals” means all regulatory authorizations, consents, Orders or approvals or non-objections (and the expiration or termination of all statutory waiting periods in respect thereof) (x) from the OCC, Federal Reserve and (y) set forth in Sections 4.4 and 5.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Entity.
(d)   Each Party shall use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby . Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Buyer or any of its Subsidiaries, or permit Company or any of its Subsidiaries, to take any action, or commit to take any action or commit to refrain from taking any action, or agree to any condition, limitation or restriction, in connection with obtaining the foregoing Permits, consents, approvals and authorizations of Governmental Entities or resolving any objections that may be asserted by any Governmental Entity, in each case, that would (i) would reasonably be expected to result, individually or in the aggregate, in a material and adverse impact on the benefits that Buyer reasonably expects to derive from the consummation of the transactions contemplated by this Agreement, or (ii) reasonably be expected to have a Material Adverse Effect on the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger and the Bank Merger ((i) or (ii) a “Materially Burdensome Regulatory Condition”).
(e)   To the extent permitted by applicable Law, Buyer and Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Buyer, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(f)   To the extent permitted by applicable Law, Buyer and Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent, waiver, approval or authorization is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such consent, waiver, approval or authorization will be materially delayed.
7.2   Access to Information; Confidentiality.
(a)   Prior to the Effective Time, subject to Section 10.15, Company shall permit, and cause each of its Subsidiaries and the Representatives of Company and its Subsidiaries to afford to, the Representatives of Buyer to make or cause to be made such investigation of the business, Assets, information technology systems, Contracts, Books and Records, and personnel and such other information of Company and its Subsidiaries and of their respective financial and legal conditions as Buyer may reasonably request and furnish to Buyer promptly all other information concerning its business, Assets, information technology systems, Contracts, Books and Records, and personnel and such other information as Buyer may reasonably request, provided that such investigation or requests shall not unreasonably interfere with normal operations of the Party. No investigation by Buyer shall affect or be deemed to modify or waive the representations, warranties, covenants and agreements of Company in this Agreement, or the conditions of Buyer’s obligation to consummate the transactions contemplated by this Agreement. Neither Buyer nor Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Buyer’s or Company’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law, fiduciary duty or binding Contract entered into prior to the date of this Agreement. The Parties will make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply.
(b)   Each of Buyer and Company shall hold all information furnished by or on behalf of the other Party or any of such Party’s Subsidiaries or representatives pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated November 20, 2024, between Buyer and Company (the “Confidentiality Agreement”).
7.3   Non-Control.   Nothing contained in this Agreement shall give either Party, directly or indirectly, the right to control or direct the operations of the other Party prior to the Effective Time. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
7.4   Company Stockholder Approval.
(a)   Company shall call, give notice of, convene and hold a meeting of its stockholders (the “Company Meeting,”) promptly after the Registration Statement is declared effective by the SEC under the Securities Act, for the purpose of obtaining (a) the Requisite Company Vote required in connection with this Agreement and the Merger, and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and Company shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable . The Board of Directors of Company has resolved to recommend to the Company Stockholders that they approve this Agreement and Company shall, acting through its Board of Directors, (i) recommend that the Company Stockholders approve this Agreement (the “Company Board Recommendation”), (ii) include the Company Board Recommendation in the Proxy Statement/Prospectus and (iii) use reasonable best efforts to solicit from the Company Stockholders proxies in favor of the approval of this Agreement, including communicating to the Company Stockholders the recommendation of the Board of Directors of Company that they approve this Agreement, and (iv) take all other action necessary or advisable to secure the vote or consent of the Company Stockholders required by applicable Law to obtain such approvals. Except as expressly permitted by Section 7.13(b) below, neither the Board of Directors of Company nor the Board of Directors of any Subsidiary of Company nor any committee of any Boards of Directors of Company or any of its Subsidiaries shall (i) withhold, withdraw, modify or qualify in a manner adverse to Buyer the Company Board Recommendation, (ii) fail to make the Company Board Recommendation in the Proxy Statement/Prospectus, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal, or (B) reaffirm the Company Board Recommendation within ten (10) business days (or such fewer number of days as remains prior to the Company Meeting, as applicable) after an Acquisition Proposal is made public or any request by Buyer to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”). Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with Article 9, the Company Meeting shall be convened and this Agreement shall be submitted to the Company Stockholders at the Company Meeting, for the purpose of voting on the approval of this Agreement and the transactions contemplated by this Agreement, and nothing contained herein shall be deemed to relieve Company of such obligation. Company shall adjourn or postpone the Company Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote; provided that Company shall only adjourn or postpone the Company Meeting two (2) times, for aggregate adjournments or postponements not exceeding sixty (60) calendar days from the originally scheduled Company Meeting without the prior written consent of Buyer.
7.5   Legal Conditions to the Merger.   Subject in all respects to Section 7.1 of this Agreement, each of Buyer and Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article 8 hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other Party to obtain) any material consent, authorization, Order or approval of, or any non-objection or exemption by, any Governmental Entity and any other third party that is required to be obtained by Company or Buyer or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
7.6   Stock Exchange Listing.   Buyer shall, as promptly as practicable, file all documents (including a Notification of Listing of Additional Shares), take all actions reasonably necessary and otherwise use its reasonable best efforts to (a) list, prior to the Effective Time if such listing is required to be made prior to the Effective Time under NASDAQ listing rules, the shares of Buyer Common Stock to be issued as part of the Merger Consideration in connection with the Merger, or (b) make such post-Closing filings with the NASDAQ as may be required by the applicable rules thereof.
7.7   Employee Matters.
(a)   From and after the Effective Time, unless otherwise mutually determined by Company and Buyer prior to the Effective Time or except where Company Benefit Plans are continued in effect with respect to certain groups of employees, Buyer shall provide to employees of Company and its Subsidiaries who at the Effective Time become employees of Buyer or its Subsidiaries (the “Continuing Employees”) employee compensation and benefits under the Buyer Benefit Plans on terms and conditions that are the same as those that apply to similarly situated Buyer employees, and such Continuing Employees shall be eligible to participate in each applicable Buyer Benefit Plan as set forth below. Except for those agreements set forth on Section 7.7(a) of the Buyer Disclosure Memorandum, which will be terminated by Buyer as of the Effective Time and all amounts due thereunder shall be paid in accordance with the employment agreement or any such other agreement with respect thereto as may be entered into between the parties, as applicable, Buyer and Buyer Bank shall assume all Company employment and change of control agreements existing as of the date of this Agreement that have been disclosed to Buyer, regardless of whether the employees with such agreements are Continuing Employees or receive new agreements with Buyer. In addition, Buyer and Company agree that, during the period commencing at the Effective Time and ending on the twelve (12)-month anniversary thereof, any Continuing Employee (in each case, other than those employees who are terminated for cause (as determined in good faith by Buyer) or are party to individual agreements that provide for severance benefits) who is involuntarily terminated by the Buyer or its Subsidiaries during such twelve (12)-month period will be provided with severance as described in Section 7.7(a) of the Company and Buyer Disclosure Memorandums.
(b)   For purposes of eligibility, participation, vesting and benefit accrual (except not for purposes of benefit accrual under any defined benefit pension plan, for purposes of qualifying for subsidized early retirement benefits, or to the extent that such credit would result in a duplication of benefits) under the Buyer Benefit Plans or Company Benefit Plans, service with or credited by Company or any of its Subsidiaries or predecessors for Continuing Employees shall be treated as service with Buyer to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time. With respect to any Company Benefit Plan or Buyer Benefit Plan in which any Continuing Employees first become eligible to participate on or after the Effective Time, and in which such employees did not participate prior to the Effective Time, including in connection with any transition to a Buyer Benefit Plan that occurs in the middle of a plan year, the Surviving Entity shall use commercially reasonable efforts to: (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents, (ii) take into account under the Buyer Benefit Plan any eligible expenses incurred by Continuing Employees and his or her covered dependents during the portion of the plan year of the Company Benefit Plan ending on the Effective Time, to the extent such eligible expenses were incurred during the plan year of the Company Benefit Plan in which the Effective Time occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Benefit Plan, and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with Company and its Subsidiaries prior to the Effective Time on the same terms and to the same extent as prior service credit is recognized for employment prior to the Effective Time with Buyer and its Subsidiaries except to the extent it would result in a duplication of benefits. Notwithstanding the foregoing, Buyer may continue any Company Benefit Plan providing health and other employee welfare benefits for any Continuing Employee as in effect immediately prior to the Effective Time.
(c)   No later than thirty (30) days following the date of this Agreement, the Chief Executive Officer of Buyer and the Chief Executive Officer of Company shall agree upon the general terms and conditions of a stay bonus program for certain Continuing Employees and the names of the Continuing Employees to whom Buyer shall offer a stay bonus after the Closing and the compensation to be paid to each such Continuing Employee under the stay bonus program, which stay bonus shall be in addition to any severance payment to such Continuing Employee otherwise provided pursuant to Section 7.7(a) of the Agreement.
(d)   Simultaneously herewith, Darin Campbell shall enter into an agreement in the form of Exhibit C (the “Officer Agreement”).
(e)   Company shall take (or cause to be taken) all actions necessary or appropriate to terminate all Company Benefit Plans, effective immediately preceding the Effective Time, other than those Company Benefit Plans set forth on Section 7.7(e) of the Buyer Disclosure Memorandum. Specifically, to provide clarity and not by way of limitation, Company shall terminate, in accordance with the requirements of Section 409A of the Code and prior to Closing; and Buyer shall pay out in cash lump sum payments, subject to withholding as required under applicable Tax Laws, within ten (10) Business Days following Closing all amounts due under, the Evergreen Bank Group Supplemental Executive Retirement Plan. To the extent that payroll taxes that will be due upon payment of any SERP benefits or payments upon termination of any Company Benefit Plan have not yet been paid to the applicable Governmental Entity, the employer portion of such taxes will be accrued prior to the Effective Time as a Liability on the Books and Records of the Company or Company Subsidiaries.
(f)   In addition, effective no later than the day immediately preceding the Closing Date, Company shall take (or cause to be taken) all actions necessary or appropriate to terminate the Company 401(k) Plan (the “Company 401(k) Plan”) in accordance with the requirements of applicable Law, and shall deliver to Buyer, at least five (5) calendar days prior to the Closing, evidence that the Board of Directors of Company has adopted resolutions to terminate the Company 401(k) Plan (the form and substance of which resolutions shall be subject to review and approval of Buyer), effective no later than the date immediately preceding the Closing Date. In the event that Company becomes aware prior to the Closing that distributions of assets from the trust of the Company 401(k) Plan which is terminated is reasonably anticipated to trigger liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon Company or other plan sponsor, then Company shall take (or cause to be taken) such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Buyer prior to the Closing. Company shall take (or cause to be taken) such commercially reasonable other actions in furtherance of terminating the Company 401(k) Plan as Buyer may reasonably require. Buyer shall take (or cause to be taken) such actions as are necessary (including amending Buyer’s 401(k) plan as needed) to allow Continuing Employees who become eligible to participate in Buyer’s 401(k) Plan to roll over their Company 401(k) Plan accounts (including any outstanding loan balances) to Buyer’s 401(k) plan, subject to the terms of Buyer’s 401(k) plan and the requirements of applicable Law. Notwithstanding the foregoing, Buyer may, in its sole and absolute discretion, notify Company before the thirtieth (30th) day prior to the Closing Date that instead of the foregoing Buyer agrees to sponsor and maintain the Company 401(k) Plan, in which case Company shall amend the Company 401(k) Plan, effective as of the Closing, to the extent permitted by its terms and applicable Law as necessary to limit participation to employees of Company and its Subsidiaries and to exclude all employees of Buyer and its affiliates (other than Company and its Subsidiaries) from participation in such plan.
(g)   Prior to the Effective Time, Company may, but shall not be required, to submit to a shareholder vote the right of any “disqualified individual” (as defined in Section 280G(c) of the Code)

to receive any and all payments that could be deemed “parachute payments” under Section 280G(b) of the Code, in a manner that satisfies the shareholder approval requirements for the exemption of Section 280G(b)(5)(A)(ii) of the Code. Such vote shall establish the “disqualified individual’s” right to the payment or other compensation. In addition, prior to such shareholder vote, Company shall (i) provide adequate disclosure to all shareholders of Company entitled to vote of all material facts concerning all payments that, but for such vote, could be deemed “parachute payments” to a “disqualified individual” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5) of the Code, and (ii) obtain from each “disqualified individual” who is entitled to receive payments that could be deemed “parachute payments” under Section 280G of the Code a written waiver of his or her rights to such payments in the event of a failure to approve the payments by at least seventy-five percent (75%) of the Company shares entitled to vote.
(h)   Nothing in this Section 7.7, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 7.7. Without limiting the foregoing, no provision of this Section 7.7 will create any third party beneficiary rights in any current or former employee, officer, director or other service provider of Company or any of its Subsidiaries in respect of continued or resumed employment of service, or any other matter. Nothing in this Section 7.7 is intended (i) to amend any Company Benefit Plan or any Buyer or Buyer Bank benefit plan, (ii) interfere with the right of either Buyer or Buyer Bank from and after the Closing Date to amend or terminate any Company Benefit Plan that is not terminated prior to the Effective Time or amend or terminate any Buyer or Buyer Bank benefit plan, or (iii) interfere with the right of either Buyer or Buyer Bank from and after the Effective Time to terminate the employment or provision of services by any employee, officer, director, or other service provider.
(i)   Prior to the Effective Time, any notices or communication materials (including website postings) from either Party to the employees or other service providers of Company or its Subsidiaries regarding employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement or employment or compensation or benefits thereafter, shall be subject to the prior review and comment and approval of the other Party (which approval shall not be unreasonably withheld).
7.8   Indemnification; Directors’ and Officers’ Insurance.
(a)   For a period of six (6) years after the Effective Time, the Surviving Entity shall indemnify, defend and hold harmless the present and former directors or officers of Company and each Company Subsidiary (each, an “Indemnified Party”), against all Liabilities incurred in connection with any Litigation arising out of or pertaining to, the fact that such person is or was a director or officer of Company or a Company Subsidiary and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement) (each a “Claim”), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the Company Certificate of Incorporation and Company Bylaws as in effect as of the date of this Agreement (subject to applicable Law), including provisions relating to advances of expenses incurred in the defense of any Litigation; provided, that the Indemnified Party to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.
(b)   The Surviving Entity shall use its reasonable best efforts (and Company shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six (6) years after the Effective Time Company’s existing directors’ and officers’ liability insurance policy (provided that the Surviving Entity may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous to the insured, or (ii) with the consent of Company given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time; provided, that the Surviving Entity shall not be obligated to make aggregate premium payments for such six (6) year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Company’s directors and officers, three hundred percent 300% of the annual premium payments currently paid on Company’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Entity shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, Buyer, or Company in consultation with Buyer, may obtain on or prior to the Effective Time, a six (6) year “tail” prepaid policy providing equivalent coverage to that described in this Section 7.8(b) at a premium not to exceed the Maximum Amount. If the premium necessary to purchase such “tail” prepaid policy exceeds the Maximum Amount, Buyer or Company in consultation with Buyer may purchase the most advantageous “tail” prepaid policy obtainable for a premium equal to the Maximum Amount, and in each case, Buyer and the Surviving Entity shall have no further obligations under this Section 7.8(b) other than to maintain such “tail” prepaid policy.
(c)   Any Indemnified Party wishing to claim indemnification under Section 7.8(a), upon learning of any such Claim, shall promptly notify the Surviving Entity thereof. In the event of any such Claim (whether arising before or after the Effective Time): (i) Buyer or the Surviving Entity shall have the right to assume the defense thereof and Buyer and the Surviving Entity shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer or the Surviving Entity elects not to assume such defense or independent legal counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Buyer or the Surviving Entity and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer or the Surviving Entity shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties as required under, and in accordance with, the Company Certificate of Incorporation and the Company Bylaws as in effect as of the date of this Agreement (subject to applicable Law); provided, that Buyer or the Surviving Entity shall be obligated pursuant to this Section 7.8(c) to pay for only one firm of counsel for all Indemnified Parties; (ii) the Indemnified Parties will cooperate in the defense of any such Claim; and (iii) Buyer and the Surviving Entity shall not be liable for any settlement effected without its prior written consent; and provided, further, that Buyer and the Surviving Entity shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law or not required by the Company Certificate of Incorporation and the Company Bylaws as in effect as of the date of this Agreement (subject to applicable Law).
(d)   If the Surviving Entity or any successors or assigns shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger, or if the Surviving Entity (or any successors or assigns) shall transfer all or substantially all of its Assets to any person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Entity shall assume the obligations set forth in this Section 7.8.
(e)   The provisions of this Section 7.8 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.
(f)   Notwithstanding anything in this Section 7.8 to the contrary, no indemnification payments will be made to an Indemnified Party with respect to an administrative proceeding or civil action initiated by any Regulatory Agency that is a federal banking agency unless (i) the payment does not meet the definition of a prohibited indemnification payment under 12 C.F.R. Part 359; and (ii) the Indemnified Party agrees in writing to reimburse Buyer, to the extent not covered by permissible insurance, for payments made in the event that the administrative or civil action instituted by a banking Regulatory Agency results in a final Order or settlement in which the Indemnified Party is assessed a civil money penalty, is prohibited from banking, or is required to cease an action or perform an affirmative action.
7.9   Additional Agreements.   In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Buyer, on the one hand, and a Subsidiary of Company, on the other hand) or to vest the Surviving Entity with full title to all properties, Assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each Party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.
7.10   Advice of Changes.   Buyer and Company shall each promptly advise the other Party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on such first Party, or (ii) that such first Party believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained in this Agreement that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 8; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.10 or the failure of any condition set forth in Section 8.2 or 8.3 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.2 or 8.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 7.10 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the Party receiving such notice.
7.11   Litigation and Claims.   Company shall promptly, and in any event within two (2) business days, notify Buyer in writing of any Proceeding, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of a Proceeding, against Company or any of its Subsidiaries, if such Proceeding or potential Proceeding is reasonably likely to result in a Material Adverse Effect on Company. Company shall promptly notify Buyer in writing of any Proceeding, pending or, to Company’s knowledge, threatened against Company or any of its Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by Buyer or its Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated by this Agreement. Company shall consult with Buyer, and Company shall permit Buyer to participate at its own expense in the defense or settlement of any stockholder Litigation against Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
7.12   Corporate Governance.   Effective immediately after the Effective Time, Buyer shall increase the size of its Board of Directors by one (1) and appoint Darin Campbell (the “Company Director”) to serve as a Class I director of the Surviving Entity. In addition, Buyer shall nominate Darin Campbell to stand for election for a three (3) year term as a Class I director at the 2026 annual meeting of stockholders of Buyer. Effectively immediately after the Bank Merger, Buyer Bank shall increase the size of its Board of Directors by two (2) and appoint Darin Campbell and Jill Voss (the “Company Bank Directors”) to serve as directors of the Surviving Bank. Buyer Bank shall also nominate Darin Campbell and Jill Voss to stand for election as Company Bank Directors for a one (1) year term at its 2026 annual meeting and Buyer agrees to vote to elect Darin Campbell and Jill Voss for a one (1) year term as Company Bank Directors at such annual meeting of shareholders of Buyer Bank. The appointment of such Company Director and Company Bank Directors to the respective boards of directors of the Surviving Entity or Surviving Bank shall be subject to the respective bylaws of the Surviving Entity and Surviving Bank, and such Company Director and Company Bank Directors must (A) be reasonably acceptable to the Corporate Governance and Nominating Committee of the board of directors of the Surviving Entity and the Surviving Bank and (B) satisfy and comply with the requirements regarding service as a member of the Board of Directors of the Surviving Entity and the Surviving Bank, as provided under applicable Law and the practices and policies of such board of directors that are generally applicable to its members.
7.13   No Solicitation; Acquisition Proposals.
(a)   Company agrees that it will not, and will cause each of its Subsidiaries and use its reasonable best efforts to cause its and their respective officers, directors, employees, agents, financial or other advisors, investment bankers, attorneys, accountants, affiliates and other representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, or knowingly encourage or facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, option, joint venture, partnership or other agreement, or any other commitment, arrangement or understanding (whether written or oral, binding or nonbinding) providing for, or otherwise contemplating, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, or cooperate in any way with, any person (or group of persons) relating to, any Acquisition Proposal (including with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute an Acquisition Proposal), (iv) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Company is a party relating to an Acquisition Proposal, or (v) take any action to render the provisions of any Takeover Statutes inapplicable to any person (other than Buyer or the Buyer Subsidiaries) or group in connection with any Acquisition Proposal; provided that, in the event Company receives an unsolicited bona fide Acquisition Proposal that does not violate (i) through (v) above at any time prior to the time this Agreement is approved by the Requisite Company Vote, and the Board of Directors of Company concludes in good faith (and based upon consultation with outside legal counsel and, with respect to financial matters, its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, Company may, and may permit its Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of Company concludes in good faith (and based upon consultation with outside legal counsel and, with respect to financial matters, its financial advisor) that failure to take such actions would constitute, or would be reasonably likely to result in, a breach of its fiduciary obligations to the Company Stockholders under applicable Law; provided, further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Company shall have entered into a confidentiality agreement with such Third Party on terms no less favorable to it than the Confidentiality Agreement. Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Buyer and any Buyer Subsidiary (any such person (or group of persons) other than Buyer and any Buyer Subsidiary, a “Third Party”) with respect to any Acquisition Proposal and will promptly (and in any event within one (1) business day) after the date hereof (A) terminate access of any such Third Party to any data room (virtual or actual) containing any information of or relating to Company or the Company Subsidiaries and (B) instruct each such Third Party that has heretofore executed a confidentiality agreement relating to an Acquisition Proposal promptly to return to Company or destroy all information, documents and materials relating to such Acquisition Proposal or to Company or its businesses, operations or affairs heretofore furnished by Company or any of its Representatives to such Third Party or any of its Representatives in accordance with the terms of the confidentiality agreement with such Third Party. Company shall promptly (and in any event within two (2) business days) advise Buyer in writing following the receipt or notice of any inquiry regarding, or the making of, any proposal the consummation of which would constitute an Acquisition Proposal and will provide to Buyer an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received from or on behalf of the person making such inquiry or Acquisition Proposal in connection with such inquiry or Acquisition Proposal, and thereafter will keep Buyer promptly apprised of any related developments, discussions and negotiations on a current basis. For the avoidance of doubt, Company shall not enter into any confidentiality agreement with any person after the date of this Agreement that prohibits it from complying with the foregoing obligations.
(b)   Notwithstanding the foregoing, if the Board of Directors of Company concludes in good faith (and based upon consultation with outside legal counsel and, with respect to financial matters, its financial advisor) that an Acquisition Proposal constitutes a Superior Proposal and that making the Company Board Recommendation and/or including such recommendation in the Proxy Statement/Prospectus would constitute, or would be reasonably likely to result in, a breach of its fiduciary obligations to the Company Stockholders under applicable Law, the Board of Directors of Company may prior to the Requisite Company Vote submit this Agreement to the Company Stockholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event it may communicate its basis for its lack of a recommendation to the Company Stockholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by Law; provided, however, that the Board of Directors of Company may not take such action unless (A) Company shall not have breached this Section 7.13 in any respect and (B) (1) the Board of Directors of Company determines in good faith (after consultation with its outside counsel and its financial advisors) that such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by Buyer under this Section 7.13(b); (2) Company has given Buyer at least five (5) business days’ prior written notice of its intention to take such actions set forth above and has contemporaneously provided a summary of the material terms of the relevant proposed transaction agreements with the person making such Superior Proposal; and (3) before effecting such Recommendation Change, Company has negotiated, and has caused its Representatives to negotiate in good faith with Buyer during such notice period to the extent Buyer wishes to negotiate, to enable Buyer to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, which such terms Company and its Board of Directors shall consider in good faith. In the event of any material change to the terms of such Superior Proposal, Company shall, in each case, be required to deliver to Buyer a new written notice, the notice period shall have recommenced and Company shall be required to comply with its obligations under this Section 7.13(b) with respect to such new written notice. For the avoidance of doubt, in no event shall any such action taken by the Board of Directors of Company under this Section 7.13(b) (I) affect the validity and enforceability of this Agreement or the Company Voting Agreements, or (II) cause any Takeover Statute or other similar statute to be applicable to the Merger or the other transactions contemplated hereby.
(c)   As used in this Agreement, (i) the term “Acquisition Proposal” means any unsolicited bona fide proposal or offer for, inquiry relating to, or any Third Party indication of interest in, whether in one transaction or a series of related transactions, a (A) merger, consolidation, share exchange, tender offer, business combination or similar transaction involving Company pursuant to which any Third Party acquires or would acquire, directly or indirectly, assets or businesses of Company or any of the Company Subsidiaries representing twenty-five percent (25%) or more of the revenues, net income or assets (in each case on a consolidated basis) of Company and the Company Subsidiaries, taken as a whole, (B) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange, business combination or any similar transaction, pursuant to which any Third Party acquires or would acquire, directly or indirectly, assets or businesses of Company or any of the Company Subsidiaries representing twenty-five percent (25%) or more of the revenues, net income or assets (in each case on a consolidated basis) of Company and the Company Subsidiaries, taken as a whole, (C) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to Company, or (D) transaction which is similar in form, substance or purpose to any of the foregoing transactions, and (ii) the term “Superior Proposal” means any unsolicited, bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party, which, upon acceptance by Company, would create a legally binding obligation of such Third Party (subject to regulatory approval) to consummate the Acquisition Proposal, on terms that the Board of Directors of Company determines in its good faith judgment, after consultation with its outside legal counsel and financial advisors, (A) would, if consummated, result in the acquisition of fifty percent (50%) or more of the issued and outstanding shares of Company Common Stock or fifty percent (50%) or more of the assets of Company and its Subsidiaries on a consolidated basis, and (B) would result in a transaction that (1) involves consideration to the Company Stockholders that is more favorable, from a financial point of view, than the consideration to be paid to the Company Stockholders pursuant to this Agreement (as it may be proposed to be amended by Buyer), considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby (including any applicable termination fees, expense reimbursement provisions and conditions to consummation) and (2) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal and the person making such Acquisition Proposal.
7.14   Public Announcements.   Company and Buyer agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the Parties. Thereafter, each of the Parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable Law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant Party is subject, in which case the Party required to make the release or announcement shall consult with the other Party about, and allow the other Party reasonable time to comment on, such release or announcement in advance of such issuance, or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 7.14.
7.15   Change of Method.   Company and Buyer shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Company and Buyer (including the provisions of Article 1), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Buyer Common Stock received by holders of Company Common Stock in exchange for each share of Company Common Stock, (ii) adversely affect the Tax treatment of Company’s stockholders or Buyer’s stockholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Company or Buyer pursuant to this Agreement, or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both Parties in accordance with Section 10.2.
7.16   Takeover Restrictions.   None of Company, Buyer or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Mergers, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each Party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
7.17   Termination of Certain Agreements.   Company shall use its best efforts to terminate the agreement set forth on Section 7.17 of the Company Disclosure Memorandum (the “Company Agreement”), which termination shall be effective at or prior to the Effective Time.
7.18   Certain Tax Matters.   Each of Company and Buyer shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Company and Buyer shall use its reasonable best efforts and shall cooperate with one another to obtain the opinions of counsel referred to in Sections 8.2(e) and 8.3(e). In connection with the foregoing, (a) Company shall deliver to each of Nelson Mullins Riley & Scarborough LLP and Vedder Price P.C. (or, if applicable, to such other nationally recognized tax counsel as is delivering the opinion referred to in Section 8.2(e) or 8.3(e)) a duly executed letter of representation customary for transactions of this type and reasonably satisfactory to such counsel (the “Company Tax Certificate”), and (b) Buyer shall deliver to each of Nelson Mullins Riley & Scarborough LLP and Vedder Price P.C. (or, if applicable, to such other nationally recognized tax counsel as is delivering the opinion referred to in Section 8.2(e) or 8.3(e)) a duly executed letter of representation customary for transactions of this type and reasonably satisfactory to such counsel (the “Buyer Tax Certificate”), in the case of each of clauses (a) and (b), at such times as such counsel shall reasonably request.
7.19   Dividends.   From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each of Buyer and Company shall coordinate with the other regarding the declaration of any dividends in respect of Buyer Common Stock and Company Common Stock (to the extent permitted by this Agreement) and the record dates and payment dates relating thereto, it being the intention of the parties that the holders of Company Common Stock shall not receive two (2) dividends, or fail to receive one (1) dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Buyer Common Stock any such holder receives in exchange therefor in the Merger.

7.20   Reports.   Subject to Section 10.15, from the date of this Agreement until the Closing Date (or the termination of this Agreement pursuant to Article 9) Company and its Subsidiaries shall also make available to Buyer monthly financial statements and copies of all written materials provided to members of Board of Directors of Company in connection with its regular monthly meetings (other than reports or presentations prepared in connection with the Merger, or attorney-client privileged materials).
ARTICLE 8
CONDITIONS PRECEDENT
8.1   Conditions to Obligations of Each Party.   The respective obligations of each Party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)   Company Stockholder Approval.   This Agreement and the transactions contemplated by this Agreement, including the Merger, shall have been approved by the Company Stockholders by the Requisite Company Vote.
(b)   Effectiveness of Registration Statement.   The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued (and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn) and, if the transactions contemplated by this Agreement are subject to the securities laws of any state, the Registration Statement shall not be subject to a stop order of any state securities commissioner.
(c)   NASDAQ Listing.   The shares of Buyer Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance.
(d)   Regulatory Approvals.   (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
(e)   No Injunctions or Restraints; Illegality.   No Order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No Law, statute, rule, regulation, Order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.
8.2   Conditions to Obligations of Buyer.   The obligations of Buyer to effect the Merger and the other transactions contemplated hereby is also subject to the satisfaction, or waiver by Buyer, at or prior to the Effective Time of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of Company set forth in Section 4.2(a) and Section 4.10(a) (in each case, after giving effect to the lead-in to Article 4) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Company set forth in Section 4.1(a), Section 4.1(b) (but only with respect to Company Bank), Section 4.2(b) (but only with respect to Company Bank), Section 4.3(a) and Section 4.9 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article 4) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article 4) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Company or the Surviving Entity.
(b)   Performance of Obligations of Company.   Company shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.
(c)   No Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any change, state of facts, event, development, or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.
(d)   Officer’s Certificate.   Buyer shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of Company, and otherwise in form and substance reasonably satisfactory to Buyer, to the effect that the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(c) have been satisfied.
(e)   Federal Tax Opinion.   Buyer shall have received the opinion of Nelson Mullins Riley & Scarborough LLP (or other nationally recognized tax counsel), in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in the Buyer Tax Certificate and the Company Tax Certificate.
(f)   Consents and Approvals.   Company shall have obtained any and all consents required for the renewal or preventing of any default or termination under any Contract as provided in Section 8.2(f) of the Buyer Disclosure Memorandum.
(g)   Dissenters’ Rights.   The holders of no more than seven and five tenths of one percent (7.5%) of the aggregate outstanding shares of Company Common Stock shall have properly notified Company under the Appraisal Statutes that they intend to exercise their dissenters’ rights.
(h)   Officer Agreement.   The Officer Agreement in the form attached hereto as Exhibit C shall have been executed by Darin Campbell (and he shall not have advised Buyer that he intends to breach such agreement) and delivered to Buyer.
(i)   Company Agreement.   The Company Agreement shall have been terminated prior to the Effective Time or will be terminated as of the Effective Time.
(j)   FIRPTA Certificate.   Buyer shall have received from Company a properly executed Foreign Investment and Real Property Tax Act of 1980 (“FIRPTA”) notification letter, which shall state that shares of capital stock of Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Buyer’s obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such notification letter, Company shall have provided to Buyer, as agent for Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Buyer to deliver such notice form to the Internal Revenue Service on behalf of Company upon the Closing.
8.3   Conditions to Obligations of Company.   The obligations of Company to effect the Merger and the other transactions contemplated hereby is also subject to the satisfaction, or waiver by Company, at or prior to the Effective Time of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of Buyer set forth in Section 5.2(a) and Section 5.9 (in each case, after giving effect to the lead-in to Article 5) shall be true and correct (other than, in the case of Section 5.2(a), (i) as set forth on Section 6.3 of the Buyer Disclosure Memorandum and (ii) such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Buyer set forth in Section 5.1(a), Section 5.1(b) (but only with respect to Buyer Bank), Section 5.2(b) (but only with respect to Buyer Bank), Section 5.3(a) and Section 5.8 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article 5) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Buyer set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article 5) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Buyer or the Surviving Entity.
(b)   Performance of Obligations of Buyer.   Buyer shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.
(c)   No Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any change, state of facts, event, development, or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.
(d)   Officer’s Certificate.   Company shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of Buyer, and otherwise in form and substance reasonably satisfactory to Company, to the effect that the conditions set forth in Sections 8.3(a), 8.3(b) and 8.3(c) have been satisfied.
(e)   Federal Tax Opinion.   Company shall have received the opinion of Vedder Price P.C. (or other nationally recognized tax counsel), in form and substance reasonably satisfactory to Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in the Buyer Tax Certificate and the Company Tax Certificate.
ARTICLE 9
TERMINATION
9.1   Termination.   This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Company Vote has been obtained (except as otherwise noted) as follows:
(a)   by mutual written agreement of Buyer and Company; or
(b)   by either Buyer or Company in the event (i) (A) any Regulatory Agency has denied a Requisite Regulatory Approval and such denial has become final, or has advised either Party that it will not grant (or intends to rescind or revoke if previously approved) a Requisite Regulatory Approval, or (B) any Regulatory Agency shall have requested that Buyer, Company, or any of their respective affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within sixty (60) days or has been advised that the applicable Regulatory Agency is unwilling to accept a resubmitted application, any application with respect to a Requisite Regulatory Approval; provided, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such denial, lack of grant or request, or (ii) any Law, Order, injunction, decree or other legal restraint permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such Law, Order, injunction, decree or other legal restraint; or
(c)   by either Buyer or Company if the Merger shall not have been consummated on or before December 31, 2025, or if the sole impediment to Closing is the receipt of a Requisite Regulatory Approval, then March 31, 2026 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such Party set forth herein; or
(d)   by Buyer, if Company has breached or is in breach of any representation, warranty, covenant or agreement on the part of Company contained in this Agreement, which breach would, individually or together with all such other then-uncured breaches by Company, constitute grounds for the conditions set forth in Section 8.2 not to be satisfied and such breach is not cured within thirty (30) days after written notice thereof to Company (or such fewer days as remain prior to the Termination Date), or by its nature or timing cannot be cured within such time period; or
(e)   by Company, if Buyer has breached or is in breach of any representation, warranty, covenant or agreement on the part of Buyer contained in this Agreement, which breach would, individually or together with all such other then-uncured breaches by Buyer, constitute grounds for the conditions set forth in Section 8.3 not to be satisfied and such breach is not cured within thirty (30) days after written notice thereof to Buyer (or such fewer days as remain prior to the Termination Date) or by its nature or timing cannot be cured within such time period; or
(f)   by either Company or Buyer if the Requisite Company Vote shall not have been obtained upon a vote thereon taken at the Company Meeting or at any adjournment or postponement thereof (provided, that the Company may not terminate this Agreement pursuant to this paragraph if it is in breach of its obligations pursuant to Section 7.4 or Section 7.13); or
(g)   by Buyer, if at any time prior to the receipt of the Requisite Company Vote, (i) Company shall have materially breached its obligations under Section 7.4 or Section 7.13, or (ii) the Board of Directors of Company shall have failed to make its recommendation in favor of the Merger or shall have made a Recommendation Change; or
(h)   by Company, if it elects to pursue a Superior Proposal to the extent permitted by and in accordance with Section 7.13, provided, that the Company may not terminate this Agreement pursuant to this paragraph if it is in breach of its obligations pursuant to Section 7.4 or Section 7.13.
9.2   Effect of Termination.
(a)   In the event of termination of this Agreement by either Buyer or Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any Liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 7.2(b) (Access to Information; Confidentiality), Section 7.14 (Public Announcements), this Section 9.2 and Article 10 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor Company shall be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of this Agreement. “Willful and material breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing Party with actual knowledge that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.

(b)   In recognition of the efforts, expenses and other opportunities foregone by Buyer while pursuing the Merger:
(i)   In the event that this Agreement is terminated by Buyer pursuant to Section 9.1(g) or by Company pursuant to Section 9.1(h), then Company shall pay Buyer, by wire transfer of same-day funds, a fee equal to $8,500,000 (the “Termination Fee”) within two (2) business days of the date of termination; or
(ii)   In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Company or shall have been made directly to the stockholders of Company or any person shall have publicly announced (and, in each case, not irrevocably withdrawn at least two (2) business days prior to the Company Meeting) an Acquisition Proposal, in each case, with respect to Company, and (A) thereafter this Agreement is terminated by (x) either Party pursuant to Section 9.1(c) (Termination Date) without the Requisite Company Vote having been obtained, (y) Buyer pursuant to Section 9.1(d) (Material Breach) or (z) by Company or Buyer pursuant to Section 9.1(f) (Requisite Company Vote) and (B) prior to the date that is twelve (12) months after the date of such termination, Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Buyer, by wire transfer of same-day funds, the Termination Fee.
(c)   The payment of the Termination Fee by the Company on the terms set forth herein shall constitute liquidated damages and not a penalty, and except in the case of fraud or willful breach, shall be the sole monetary remedy of Buyer in the event of termination of this Agreement as described in Section 9.2(b) above. Notwithstanding the foregoing, nothing in this Section 9.2(c) shall prevent, limit or otherwise restrict the right of Buyer to bring or maintain any claims arising out of fraud or willful breach by Company, any other Company Subsidiary or any of their respective Representatives of any provision of this Agreement or any other agreement delivered in connection herewith and any Termination Fee paid to Buyer hereunder will be offset against any award for damages given to Buyer pursuant to any claim for fraud or willful breach. The Parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Company fails to pay any fee payable by it to Buyer pursuant to this Section 9.2 when due, then Company shall pay to Buyer its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the “prime rate” published in the Wall Street Journal from the date such payment was due under this Agreement until the date of payment. In no event shall Company be required to pay the Termination Fee more than once.
ARTICLE 10
MISCELLANEOUS
10.1   Definitions.
(a)   Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
“ACL” shall have the meaning as set forth in Section 4.28.
“Acquisition Proposal” shall have the meaning as set forth in Section 7.13(c).
“Agency” shall have the meaning as set forth in Section 4.30(c).
“Agreement” shall have the meaning as set forth in the Preamble.
“Appraisal Statutes” shall have the meaning as set forth in Section 2.1(d).
“Assets” of a person means all of the assets, properties, businesses and rights of such person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such person’s business, directly or indirectly, in whole or in part, whether or not carried on the Books and Records of such person, and whether or not owned in the name of such person or any affiliate of such person and wherever located.
“Auto Receivable” shall have the meaning as set forth in Section 4.26(h).
“Bank Merger” shall have the meaning as set forth in the Section 1.7.
“Bank Merger Act” shall have the meaning as set forth in Section 4.1(b).
“Bank Merger Agreement” shall have the meaning as set forth in Section 1.7.
“Bank Merger Certificates” shall have the meaning as set forth in Section 1.7.
“BHC Act” shall have the meaning as set forth in Section 4.1(a).
“Books and Records” means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to any specified person or relating to the business.
“Book Entry Share” shall have the meaning as set forth in Section 2.1(c).
“Buyer” shall have the meaning as set forth in the Preamble.
“Buyer Bank” shall have the meaning as set forth in Section 1.7.
“Buyer Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA that provide tax-qualified retirement or group health, dental, vision or other welfare benefits, and all performance-based bonus or cash incentive plans or programs which are generally made available to Buyer Bank’s employees on a company-wide or division-wide basis and in which any Company or Company Bank employee is eligible to participate following the Closing Date.
“Buyer Bylaws” shall have the meaning as set forth in Section 5.1(a).
“Buyer Certificate of Incorporation” shall have the meaning as set forth in Section 5.1(a).
“Buyer Common Stock” shall have the meaning as set forth in Section 5.2(a).
“Buyer Disclosure Memorandum” means the written information entitled “Buyer Disclosure Memorandum” delivered with this Agreement to Company and attached hereto.
“Buyer Equity Awards” shall have the meaning as set forth in Section 5.2(a).
“Buyer Financial Advisor” shall have the meaning as set forth in Section 5.8.
“Buyer Preferred Stock” shall have the meaning as set forth in Section 5.2(a).
“Buyer Regulatory Agreement” shall have the meaning as set forth in Section 5.13.
“Buyer Reports” shall have the meaning as set forth in Section 5.11.
“Buyer Subsidiary” means each Subsidiary of Buyer.
“Buyer Tax Certificate” shall have the meaning as set forth in Section 7.18.
“Call Reports” mean Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council of Company or Company Bank.
“Cancelled Shares” shall have the meaning as set forth in Section 2.1(a).

“Cash Consideration” shall have the meaning as set forth in Section 2.1(b).
“Certificate” shall have the meaning as set forth in Section 2.1(c).
“Certificate of Merger” shall have the meaning as set forth in Section 1.3.
“Charter Documents” shall have the meaning as set forth in Section 4.15(d).
“Chosen Courts” shall have the meaning as set forth in Section 10.10(b).
“Claim” shall have the meaning as set forth in Section 7.8(a).
“Closing” shall have the meaning as set forth in Section 1.2.
“Closing Date” shall have the meaning as set forth in Section 1.2.
“Code” shall have the meaning as set forth in the Recitals, and includes any regulations (including proposed regulations) and other formal guidance promulgated thereunder.
“Company” shall have the meaning as set forth in the Preamble.
“Company 401(k) Plan” shall have the meaning as set forth in Section 7.7(f).
“Company Agreement” shall have the meaning as set forth in Section 7.17.
“Company Bank” shall have the meaning as set forth in Section 1.7.
“Company Benefit Plans” shall have the meaning as set forth in Section 4.13(a).
“Company Board Recommendation” shall have the meaning as set forth in Section 7.4(a).
“Company Bylaws” shall have the meaning as set forth in Section 4.1(a).
“Company Certificate of Incorporation” shall have the meaning as set forth in Section 4.1(a).
“Company Common Stock” shall have the meaning as set forth in Section 4.2(a).
“Company Contract” shall have the meaning as set forth in Section 4.16(a).
“Company Bank Director” shall have the meaning as set forth in Section 7.12.
“Company Director” shall have the meaning as set forth in Section 7.12.
“Company Disclosure Memorandum” means the written information entitled “Company Disclosure Memorandum” delivered with this Agreement to Buyer and attached hereto.
“Company Equity Awards” shall have the meaning as set forth in Section 4.2(a).
“Company Equity Plan” means the Bancorp Financial, Inc. 2017 Incentive Compensation Plan, as amended.
“Company ERISA Affiliate” shall have the meaning as set forth in Section 4.13(a).
“Company Financial Advisor” shall have the meaning as set forth in Section 4.9.
“Company Financial Statements” means (a) the audited consolidated balance sheets (including related notes and schedules, if any) of Company as of December 31, 2023, 2022 and 2021, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three (3) fiscal years ended December 31, 2023, 2022 and 2021, accompanied by unqualified audit reports of Company’s independent registered public accountants, and (b) the consolidated balances sheets of Company (including related notes and schedules, if any) and related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) with respect to the twelve (12) months and calendar quarterly periods ended subsequent to December 31, 2023.

“Company Meeting” shall have the meaning as set forth in Section 7.4(a).
“Company Preferred Stock” shall have the meaning as set forth in Section 4.2(a).
“Company Regulatory Agreement” shall have the meaning as set forth in Section 4.17.
“Company Related Party Transaction” shall have the meaning as set forth in Section 4.22.
“Company RSU Award” shall have the meaning set forth in Section 2.3.
“Company Securities” shall have the meaning as set forth in Section 4.2(a).
“Company Stockholders” shall have the meaning as set forth in the Recitals.
“Company Subsidiary” shall have the meaning as set forth in Section 4.1(c).
“Company Subsidiary Securities” shall have the meaning as set forth in Section 4.2(a).
“Company Tax Certificate” shall have the meaning as set forth in Section 7.18.
“Company Voting Agreements” shall have the meaning as set forth in the Recitals.
“Confidentiality Agreement” shall have the meaning as set forth in Section 7.2(b).
“Continuing Employees” shall have the meaning as set forth in Section 7.7(a).
“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, mortgage, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any person is a party or that is binding on any person or its capital stock, Assets or business.
“Delaware Secretary” shall have the meaning as set forth in Section 1.3.
“DGCL” shall have the meaning as set forth in Section 1.1.
“Dissenting Shares” shall have the meaning as set forth in Section 2.1(d).
“Effective Time” shall have the meaning as set forth in Section 1.3.
“Enforceability Exceptions” shall have the meaning as set forth in Section 4.3(a).
“Environmental Laws” means any federal, state or local Law, regulation, Order, decree, Permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to Hazardous Substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any Hazardous Substance.
“ERISA” shall have the meaning as set forth in Section 4.13(a), and includes any regulations (including proposed regulations) and other formal guidance promulgated thereunder.
“Exchange Act” shall have the meaning as set forth in Section 5.7(c).
“Exchange Act Documents” means all forms, proxy statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Agency pursuant to the Securities Laws.
“Exchange Agent” shall have the meaning as set forth in Section 3.1(a).
“Exchange Fund” shall have the meaning as set forth in Section 3.1(a).
“Exchange Ratio” shall have the meaning as set forth in Section 2.1(b).
“FDIC” shall have the meaning as set forth in Section 4.1(b).

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.
“FINRA” shall have the meaning as set forth in Section 4.4.
“FIRPTA” shall have the meaning as set forth in Section 8.2(j).
“Fractional Share Payment” shall have the meaning as set forth in Section 2.4.
“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.
“Governmental Entity” means any governmental, regulatory or administrative body, agency, commission, board, or authority, including any Regulatory Agency, or any court or judicial authority, to which a party, by the nature of its activities, is subject, whether international, national, federal, state or local.
“Hazardous Substance” means (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (ii) any petroleum or petroleum-derived products, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, radon and polychlorinated biphenyls in concentrations or forms regulated by Environmental Law.
“Holders” shall have the meaning as set forth in Section 3.1(a).
“IDFPR” shall have the meaning as set forth in Section 4.1(b).
“Indemnified Party” shall have the meaning as set forth in Section 7.8(a).
“Insurer” shall have the meaning as set forth in Section 4.30(c).
“Intellectual Property” shall have the meaning as set forth in Section 4.21(a).
“IRS” shall have the meaning as set forth in Section 4.13(b).
“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation, reporting or licensing requirement, rule, or statute applicable to a person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Agency or Governmental Entity.
“Leased Property” shall have the meaning as set forth in Section 4.20(c).
“Leases” shall have the meaning as set forth in Section 4.20(c).
“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.
“Liens” shall have the meaning as set forth in Section 4.2(b).
“Litigation” means any action, arbitration, mediation, cause of action, lawsuit, claim, complaint, criminal prosecution, demand letter, demand for indemnification, notice of violation, arbitration, order to show cause, market conduct examination, notice of non-compliance, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their affiliates by Regulatory Agencies.
“Loan Debtor” shall have the meaning as set forth in Section 4.26(h).

“Loan Investor” shall have the meaning as set forth in Section 4.30(c).
“Loans” shall have the meaning as set forth in Section 4.26(a).
“Material Adverse Effect” means, with respect to the Buyer or Company, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, Assets, liabilities, results of operations or financial condition of such Party and its Subsidiaries taken as a whole (provided that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date of this Agreement, in U.S. GAAP or applicable regulatory accounting requirements, (B) changes, after the date of this Agreement, in Laws of general applicability to companies in the industries in which such Party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date of this Agreement, in global, national or regional political conditions (including the outbreak, continuation or escalation of any acts of war (whether or not declared), acts of terrorism, sabotage or military actions) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such Party or its Subsidiaries, (D) changes, after the date of this Agreement, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event or emergencies or pandemics (including the Covid-19 pandemic), (E) public disclosure of the transactions contemplated by this Agreement (provided that, this exception shall not apply for purposes of the representations and warranties in Sections 4.3(b) and 5.3(b)) or actions expressly required by this Agreement in contemplation of the transactions contemplated by this Agreement or (F) a decline, in and of itself, in the trading price of a Party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; except, with respect to subclauses (A), (B), (C), or (D) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, Assets, liabilities, results of operations or financial condition of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate) or (ii) the ability of such Party to timely consummate the transactions contemplated by this Agreement.
“Materially Burdensome Regulatory Condition” shall have the meaning as set forth in Section 7.1(d).
“Maximum Amount” shall have the meaning as set forth in Section 7.8(b).
“Merger” shall have the meaning as set forth in the Recitals.
“Mergers” shall have the meaning as set forth in Section 1.7.
“Merger Consideration” shall have the meaning as set forth in Section 2.1(b).
“NASDAQ” shall have the meaning as set forth in Section 2.4.
“OCC” shall have the meaning as set forth in Section 4.4.
“Officer Agreement” shall have the meanings as set forth in Section 7.7(d).
“Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Governmental Entity.
“OREO” shall have the meaning as set forth in Section 4.20(b).
“Owned Real Property” shall have the meaning as set forth in Section 4.20(b).
“Party” means Company or Buyer, and “Parties” means both such persons.
“PBGC” shall have the meaning as set forth in Section 4.13(b).
“Permit” means any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any person is a party or that is or may be binding upon or inure to the benefit of any person or its securities, Assets, or business.

“Permitted Liens” shall have the meaning as set forth in Section 4.20(a).
“Personal Data” shall have the meaning as set forth in Section 4.15(b).
“Proceeding” means any legal, administrative, arbitral, or other proceeding, claim, action, or governmental or regulatory investigation of any nature.
“Program Agreement” shall have the meaning as set forth in Section 4.16(a).
“Proxy Statement/Prospectus” shall have the meaning as set forth in Section 4.4.
“Real Property” shall have the meaning as set forth in Section 4.20(c).
“Recommendation Change” shall have the meaning as set forth in Section 7.4(a).
“Registration Statement” shall have the meaning as set forth in Section 4.4.
“Regulatory Agencies” means, collectively, the SEC, NASDAQ, state securities authorities, the FINRA, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other self-regulatory organization, the Federal Reserve, the OCC, the FDIC, the IDFPR, the Bureau of Consumer Financial Protection, the IRS, the Department of Labor, the PBGC, and all other foreign, federal, state, county, local or other governmental, banking or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, administrative agencies, commissions or bodies.
“Representative” shall have the meaning as set forth in Section 7.13(a).
“Requisite Company Vote” shall have the meaning as set forth in Section 4.3(a).
“Requisite Regulatory Approvals” shall have the meaning as set forth in Section 7.1(c).
“SEC” shall have the meaning as set forth in Section 4.4.
“Securities Act” shall have the meaning as set forth in Section 4.7.
“Security Breach” shall have the meaning as set forth in Section 4.15(g).
“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of any Regulatory Agency promulgated thereunder.
“Stock Consideration” shall have the meaning as set forth in Section 2.1(b).
“Subsidiary” when used with respect to any person, means (i) any subsidiary of such person within the meaning ascribed to such term in either (A) Rule 1-02 of Regulation S-X promulgated by the SEC or (B) the BHC Act and/or (ii) any affiliate controlled by such person directly or indirectly through one or more intermediaries.
“Superior Proposal” shall have the meaning as set forth in Section 7.13(c).
“Surviving Bank” shall have the meaning as set forth in Section 1.7.
“Surviving Entity” shall have the meaning as set forth in the Recitals.
“Takeover Statutes” shall have the meaning as set forth in Section 4.23.
“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Entity (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
“Taxing Authority” means the Internal Revenue Service and any other Governmental Entity responsible for the administration of any Tax.
“Termination Date” shall have the meaning as set forth in Section 9.1(c).
“Termination Fee” shall have the meaning as set forth in Section 9.2(b)(i).
“Third Party” shall have the meaning in Section 7.13(a).
(b)   Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.
10.2   Amendment.   Subject to compliance with applicable Law, this Agreement may be amended by the Parties hereto at any time before or after the receipt of the Requisite Company Vote; provided, however, that after the receipt of the Requisite Company Vote, there may not be, without further approval of the Company Stockholders any amendment of this Agreement that requires further approval of Company Stockholders under applicable Law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the Parties hereto.
10.3   Extension; Wavier.   At any time prior to the Effective Time, each of the Parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered by such other Party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in this Agreement; provided, however, that after the receipt of the Requisite Company Vote, there may not be, without further approval of the Company Stockholders, any extension or waiver of this Agreement or any portion thereof that requires further approval of Company Stockholders under applicable Law. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
10.4   Nonsurvival of Representations, Warranties and Agreements.   None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Sections 7.8 and for those other obligations, covenants and agreements contained in this Agreement which by their terms apply in whole or in part after the Effective Time.
10.5   Expenses.   Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Proxy Statement/Prospectus and all filing and other fees paid to the SEC in connection with the Merger and the other transactions contemplated hereby shall be borne equally by Buyer and Company.
10.6   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)
if to Company, to:

Bancorp Financial, Inc.
1515 West 22nd Street, Suite 100W
Oak Brook, Illinois 60523
Attn:
Darin Campbell

Email:
dcampbell@evergreenbankgroup.com

With a copy (which shall not constitute notice) to:
Vedder Price P.C.
222 North LaSalle Street
Chicago, Illinois 60601
Attention:
Daniel C. McKay, II
James W. Morrissey

Facsimile:
(312) 609-5005

E-mail:
dmckay@vedderprice.com
jmorrissey@vedderprice.com

(b)   if to Buyer, to:
Old Second Bancorp, Inc.
37 South River Street
Aurora, Illinois 60507
Attention:
James L. Eccher

Email:
jeccher@oldsecond.com

With a copy (which shall not constitute notice) to:
Nelson Mullins Riley & Scarborough LLP
201 17th Street NW, Suite 1700
Atlanta, Georgia 30363
Attention:
J. Brennan Ryan
John M. Willis

Facsimile:
(404) 322-6050

E-mail:
brennan.ryan@nelsonmullins.com
john.willis@nelsonmullins.com

10.7   Interpretation.   The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules/Memorandums, such reference shall be to an Article or Section of or Exhibit or Schedule/Memorandum to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Company means the actual knowledge of any of the officers of Company listed on Section 10.7 of the Company Disclosure Memorandum after reasonable inquiry, and the “knowledge” of Buyer means the actual knowledge of any of the officers of Buyer listed on Section 10.7 of the Buyer Disclosure Memorandum after reasonable inquiry. As used in this Agreement (i) the term “person” means any individual, corporation (including not-for-profit), bank, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iii) the term “made available” means any document or other information that was (a) provided by one Party or its representatives to the other Party and its representatives by 5:00 p.m., Central time, on the date hereof, (b) included in the virtual data room of a Party by 5:00 p.m., Central time, on the date hereof, or (c) filed or furnished by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof, (iv) “business day” means any day other than a Saturday, a Sunday or a day on which banks in Chicago, Illinois are authorized by Law or executive order to be closed, and (v) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger. The Company Disclosure Memorandum and the Buyer Disclosure Memorandum, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained in this Agreement shall require any Party or person to take any action in violation of applicable Law.
10.8   Counterparts.   This Agreement may be executed in counterparts (including by pdf), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
10.9   Entire Agreement.   This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the Parties and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.
10.10   Governing Law; Jurisdiction.
(a)   This Agreement shall be governed by and construed in accordance with the internal, substantive Laws of the State of Delaware applicable to agreements entered into and to be performed solely within such state, without regard to any applicable conflicts of law principles.
(b)   Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, and (iv) agrees that service of process upon such Party in any such action or proceeding will be effective if notice is given in accordance with Section 10.6.
10.11   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.
10.12   Assignment; Third-Party Beneficiaries.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.8, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
10.13   Specific Performance.   The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.
10.14   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
10.15   Confidential Supervisory Information.    Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8) and 12 C.F.R. § 4.32(b)) of a Governmental Entity by any Party to this Agreement to the extent prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
10.16   Delivery by Facsimile or Electronic Transmission.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party hereto forever waives any such defense.
[Signatures appear on next page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.
OLD SECOND BANCORP, INC.
By:
/s/ James L. Eccher

Name: James L. Eccher
Title:   Chairman, President and CEO
BANCORP FINANCIAL, INC.
By:
/s/ Darin Campbell

Name: Darin Campbell
Title:   Chairman, President and CEO

EXHIBIT A
FORM OF COMPANY VOTING AGREEMENT
THIS VOTING AGREEMENT (this “Agreement”), dated as of [•], 2025 (“Agreement Date”), is entered into by and among (i) Bancorp Financial, Inc., a Delaware corporation (the “Company”), (ii) Old Second Bancorp, Inc., a Delaware corporation (“Buyer”), and (iii) each person or entity executing this Agreement or a counterpart to this Agreement as a stockholder of the Company and listed on Exhibit A hereto (collectively, the “Stockholders” and each, a “Stockholder”).
WITNESSETH:
WHEREAS, pursuant to the terms of the Agreement and Plan of Merger (as the same may be amended or supplemented, the “Merger Agreement”), dated as of the date hereof and to be executed by the Company and Buyer concurrently with the execution of this Agreement by the parties hereto, among other things and subject to the terms and conditions set forth therein, the Company will be merged with and into Buyer (“Merger”), with Buyer surviving the Merger as the surviving corporation;
WHEREAS, as an inducement for Buyer to enter into the Merger Agreement, Buyer has required that each Stockholder enter into this Agreement, and each Stockholder desires to enter into this Agreement to induce Buyer to enter into the Merger Agreement;
NOW, THEREFORE, in consideration of, and as a material inducement to the parties entering into the Merger Agreement and proceeding with the transactions contemplated thereby (the “Transactions”), and in consideration of the expenses incurred and to be incurred by them in connection therewith, the parties hereto agree as follows:
1.   Definitions.   Capitalized terms not defined in this Agreement have the respective meanings assigned to them in the Merger Agreement.
2.   Effectiveness.   The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto. If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement shall automatically terminate and be null and void and of no effect.
3.   Voting Agreement.
(a)   From the date hereof until the earliest to occur of (x) the Effective Time and (y) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), each Stockholder irrevocably and unconditionally agrees that at any stockholder meeting of the Company to approve the Merger Agreement or any adjournment or postponement thereof, such Stockholder shall be present (in person or by proxy) and shall vote (or cause to be voted) all shares of common stock, $1.00 par value per share, of the Company (the “Common Stock”) owned of record or beneficially owned by such Stockholder as of the date hereof, together with all shares of Common Stock over which such Stockholder may acquire beneficial ownership from time to time after the date hereof (whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance, or as a successor in interest in any capacity or otherwise) in each case that are entitled to vote at such meeting (collectively, the “Owned Shares”), as follows:
(i)   in favor of (A) the approval and adoption of the Merger Agreement and the Transactions (including any amendments or modifications of the terms thereof approved by the board of directors of the Company and adopted in accordance with the terms thereof), (B) any other matter that is reasonably necessary to be approved by the stockholders of Company to facilitate the consummation of the Transactions, including the Merger and (C) the approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement and such adjournment or postponement is in accordance with the Merger Agreement; and

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(ii)   against (A) any proposal made in opposition to approval of the Merger Agreement or that is otherwise in competition or inconsistent with the Transactions, including the Merger, (B) other than the Transactions, any proposal that relates to an Acquisition Proposal, without regard to the terms of such proposal; and (C) any proposal, transaction, agreement, amendment of the Company Certificate of Incorporation or Company Bylaws or other action that is intended to or could reasonably be expected to prevent, impede, interfere with, materially delay, postpone, adversely affect or discourage the consummation of the Transactions.
(b)   Each Stockholder further agrees not to vote to rescind or amend in any manner any prior vote, as a stockholder of the Company, to approve or adopt the Merger Agreement, unless this Agreement shall have been terminated in accordance with its terms.
(c)   Each Stockholder represents and warrants and covenants and agrees that, except for this Agreement, such Stockholder (i) has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to the Owned Shares and (ii) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Owned Shares except any proxy to carry out the intent of this Agreement.
4.   Grant of Irrevocable Proxy; Appointment of Proxy.   During the Support Period, each Stockholder hereby irrevocably and unconditionally grants to, and appoints, Buyer and any designee thereof as such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Owned Shares owned by such Stockholder as of the applicable record date in accordance with Section 3 of this Agreement, and each Stockholder shall retain the authority to vote on all other matters; provided, however, that each Stockholder’s grant of the proxy contemplated by this Section 4 shall be effective if, and only if, such Stockholder has not delivered to the Company prior to the meeting at which any of the matters described in Section 3 are to be considered, a duly executed irrevocable proxy card directing that the Owned Shares of such Stockholder be voted in accordance with Section 3 of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4, if it becomes effective, is coupled with an interest and is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. The parties hereby further affirm that the irrevocable proxy, if it becomes effective, is intended to be irrevocable until the end of the Support Period, at which time it will terminate automatically. If for any reason any proxy granted herein is not irrevocable after it becomes effective, then the Stockholder granting such proxy agrees, until the end of the Support Period, to vote the Owned Shares in accordance with Section 3 of this Agreement. The parties agree that the foregoing is a voting agreement. Notwithstanding anything contained herein to the contrary, this proxy shall automatically terminate and be revoked upon the termination of this Agreement in accordance with its terms. The Stockholder hereby revokes and waives any and all previous proxies granted with respect to the Owned Shares.
5.   Transfer Restrictions Prior to Merger.   Each Stockholder agrees that, absent the prior written consent of Buyer, it will not, until the end of the Support Period, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, deposit into a voting trust, enter into a voting agreement or arrangement (other than this Agreement) with respect to, or grant any proxy or power of attorney (other than this Agreement) with respect to, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of such Stockholder’s Owned Shares, or any interest therein, including the right to vote any Owned Shares, as applicable (a “Transfer”); provided, however, that such Stockholder may Transfer Owned Shares: (i) for estate planning; (ii) to a charitable institution for philanthropic purposes; (iii) pursuant to any trust or will of such Stockholder, or by the Laws of intestate succession; (iv) pursuant to a qualified domestic order or as required by a divorce settlement or (v) with Buyer’s prior written consent; provided, however, that a Transfer referred to in clauses (i) through (v) of this sentence shall be permitted only if (as applicable) (x) all of the representations and warranties this Agreement with respect to Stockholder would be true and correct in all material respects upon such

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Transfer, subject to necessary adjustment as a result of such Transfer and (y) the transferee, prior to the date of Transfer, agrees in a signed writing reasonably satisfactory in form and substance to Buyer, to be bound by and comply with the provisions of this Agreement with respect to such Owned Shares. During the term of this Agreement, the Company shall not register or otherwise recognize the transfer (book-entry or otherwise) of any Owned Shares or any certificate or uncertificated interest representing any Owned Shares, except as permitted by, and in accordance with, this Section 5.
6.   Cooperation.   Each Stockholder hereby: (i) authorizes the Company and Buyer to publish and disclose in any public announcement, disclosure required by the SEC or by applicable legal requirements or the Proxy Statement/Prospectus (and, if applicable, the Registration Statement), such Stockholder’s identity and ownership of the Owned Shares, the nature of such Stockholder’s obligations under this Agreement and any other information that the Company or Buyer reasonably determines is required to be disclosed by the SEC or applicable legal requirements in connection with the Merger and the other Transactions; (ii) agrees to promptly give to the Company and Buyer any information that the Company or Buyer may reasonably require for the preparation of any such disclosure documents; and (iii) agrees to promptly notify the Company and Buyer of any required corrections with respect to any information supplied by such Stockholder, if and to the extent that such information shall have become false or misleading in any material respect.
7.   Stockholder Representations and Warranties.   Each Stockholder represents and warrants to Buyer and the Company that:
(a)   such Stockholder has all requisite capacity and authority to enter into and perform its obligations under this Agreement; if the Stockholder is a legal entity or trust, the Stockholder is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation, as applicable, and the trustees of any Stockholder that is a trust are all duly appointed and acting trustees of such trust and have authority to act on behalf of such trust;
(b)   (i) this Agreement has been duly and validly executed and delivered by such Stockholder that is a natural person or a legal entity and, assuming the due authorization, execution and delivery of this Agreement by the Company and Buyer, constitutes a valid and legally binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity, and no other action is necessary to authorize the execution and delivery by such Stockholder or the performance of its obligations hereunder (the “Bankruptcy and Equity Exception”) and (ii) this Agreement has been duly and validly executed and delivered by the trustee or trustees of any Stockholder that is a trust and, assuming the due authorization, execution and delivery of this Agreement by the Company and Buyer, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as may be limited by the Bankruptcy and Equity Exception;
(c)   the execution and delivery of this Agreement by such Stockholder (or trustee of such Stockholder) does not, and the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which such Stockholder is a party or by which such Stockholder is bound, or any statute, rule or regulation to which such Stockholder is subject or, in the event that such Stockholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of such Stockholder;
(d)   the Owned Shares as of the date hereof are equal to the number of shares set forth next to such Stockholder’s name on Exhibit A hereto;
(e)   except as noted on Exhibit A hereto, such Stockholder has, and at all times during the term of this Agreement shall have, beneficial ownership of, good and valid title to and full and exclusive power to vote, without restriction or limitation, clear of any and all Liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or

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restrictions whatsoever on title, transfer, voting or exercise of any rights of a stockholder in respect of, the Owned Shares (other than any such shares that are Transferred in the manner permitted by this Agreement);
(f)   as of the Agreement Date, there is no legal action pending against, or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder that would reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder, that questions the validity of this Agreement or any action taken or to be taken by such Stockholder in connection with this Agreement, or to consummate the transactions contemplated hereby on a timely basis; and
(g)   other than as set forth in the Merger Agreement such Stockholder does not have any agreements, arrangements or understandings of any kind with the Company or any other Person (a) with respect to the Transfer or voting of the Owned Shares or the transactions contemplated hereby or (b) that would conflict with, restrict, limit, violate or interfere with the performance of any Stockholder’s covenants and obligations hereunder.
8.   Company Representations and Warranties.   The Company hereby represents and warrants to Buyer and each Stockholder that:
(a)   The Company has all requisite capacity and authority to enter into and perform its obligations under this Agreement. The Company is duly organized, validly existing and in good standing in accordance with the laws of the State of Delaware. The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Company is a party or by which the Company is bound, or any statute, rule or regulation to which the Company is subject or, in the event that the Company is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of the Company.
9.   Entire Agreement.   Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein), together with the Merger Agreement and the other documents and agreements delivered at the Closing pursuant to the provisions of the Merger Agreement, constitute the entire agreement between the parties with respect to the Transactions and supersede all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 7.8 of the Merger Agreement.
10.   Assignment.   Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any purported direct or indirect assignment in violation of this Section 10 shall be null and void ab initio.
11.   Injunctive Relief; Specific Performance.   The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specific performance of the terms and provisions hereof in any federal or state court located in the State of Delaware (the “Chosen Courts”), this being in addition to any other remedy to which they are entitled at law or in equity.
12.   Governing Law; Jurisdiction.   Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated

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hereby exclusively in the Chosen Courts and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, and (d) agrees that service of process upon such Party in any such action or proceeding will be effective if notice is given in accordance with Section 10.6 of the Merger Agreement.
13.   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 13.
14.   Individual Obligations.   This Agreement is binding on each Stockholder that executes this Agreement regardless of whether any other Stockholder(s) also executed this Agreement. The obligations of each of the Stockholders under this Agreement are several and not joint, and all references to actions to be taken by the Stockholders, or representations and warranties to be made, under this Agreement refer to actions to be taken or representations and warranties to be made by Stockholders acting severally and not jointly.
15.   Amendments; Waivers.   Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by the Company, Buyer and the applicable Stockholder(s), and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
16.   Interpretation.   Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation,” and such terms shall not be limited by enumeration or example, unless otherwise expressly specified. Any reference in this Agreement to a Law shall refer to any such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including all rules and regulations promulgated thereunder. Unless the context of this Agreement otherwise requires, references to statutes shall refer to any such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including all rules and regulations promulgated thereunder. Any reference to any contract in this Agreement shall refer to any such contract as amended, supplemented or otherwise modified in accordance with its terms and without violating the terms of this Agreement. Any reference in this Agreement to “$” or dollars shall mean U.S. dollars.
17.   Capacity as Stockholder.   The Stockholder is entering into this Agreement solely in his or her capacity as a record or beneficial owner of the Owned Shares and nothing in this Agreement is intended to or shall limit or affect any actions taken by the Stockholder, solely in his or her capacity as a director of Company, including any actions Stockholder deems necessary to discharge his or her fiduciary duties with respect to his or her role on the Board of Directors of Company.
18.   Severability.   In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The

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parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such void or unenforceable provision.
19.   Headings.   The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
20.   Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. This Agreement and any other agreement or instrument entered into in connection with this Agreement, as well as any amendments, modifications, supplements, or waivers hereto or thereto or hereunder or thereunder, if signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated for all purposes as an original agreement or instrument and shall be considered to have the same binding legal force and effect as if it were the original signed version thereof delivered in person.
[Remainder of page intentionally left blank; signature pages follow.]

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IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the day and year first above written.
OLD SECOND BANCORP, INC.
By:

Name:
Title:
BANCORP FINANCIAL, INC.
By:

Name:
Title:

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STOCKHOLDER
By:

Name:
Title:
Address:

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Exhibit A
Stockholder	Name(s) in Which Shares are Registered	Number of Owned Shares*

*
The Owned Shares are subject to certain transfer restrictions set forth in the Bancorp Financial, Inc. Stockholders Agreement, effective February 14, 2007

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EXHIBIT B
FORM OF BANK AGREEMENT OF MERGER
AGREEMENT TO MERGE
among
EVERGREEN BANK GROUP
and
OLD SECOND NATIONAL BANK
under the charter of
OLD SECOND NATIONAL BANK
This AGREEMENT TO MERGE (this “Agreement”) is made as of [•], 2025 by and among EVERGREEN BANK GROUP (“Evergreen Bank”), an Illinois-chartered banking corporation, being headquartered at 1515 West 22nd Street, Suite 100W, City of Oak Brook, County of DuPage, in the State of Illinois, and OLD SECOND NATIONAL BANK (hereinafter referred to as “Old Second Bank”), a national banking association organized under the laws of the United States, being headquartered at 37 South River Street, City of Aurora, County of Kane, in the State of Illinois.
WHEREAS, Old Second Bancorp, Inc., the parent company of Old Second Bank (“Old Second”), and Bancorp Financial, Inc., the parent company of Evergreen Bank (“Bancorp Financial”), have entered into that certain Agreement and Plan of Merger, dated as of February [•], 2025 (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which, subject to the terms and conditions of the Merger Agreement, Bancorp Financial shall merge with and into Old Second (the “Merger”);
WHEREAS, the Merger Agreement contemplates that following the consummation of the Merger and pursuant to this Agreement, Evergreen Bank will merge with and into Old Second Bank (the “Bank Merger”); and
WHEREAS, the boards of directors of each of Evergreen Bank and Old Second Bank have approved this Agreement and the transactions contemplated hereby, including the Bank Merger.
NOW, THEREFORE, the parties hereto hereby agree as follows:
Section 1.
At the Effective Time (as defined below) Evergreen Bank shall be merged into Old Second Bank under the charter of the latter. Old Second Bank shall be the surviving entity of the Bank Merger and shall continue its existence as a national banking association following the consummation of the Bank Merger (the “Surviving Association”), and the separate existence of Evergreen Bank shall cease. The closing of the Bank Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency in connection with the Bank Merger (such time, the “Effective Time”).
Section 2.
The name of the Surviving Association shall be Old Second National Bank.
Section 3.
The business of the Surviving Association shall be that of a national banking association. This business shall be conducted by the Surviving Association at its main office to be located at 37 South River Street, Aurora, Kane County, Illinois and at its legally established branches. The established offices of Evergreen Bank immediately prior to the Bank Merger shall become branch facilities of the Surviving Association.
Section 4.
The amount of the capital stock that the Surviving Association shall be authorized to issue shall be 216,000 shares of common stock, $10.00 par value per share, and at the Effective Time, the Surviving Association shall have 216,000 shares outstanding.

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Section 5.
All assets of Evergreen Bank, and Old Second Bank as they exist at the Effective Time shall pass to and vest in the Surviving Association without any conveyance or other transfer. The Surviving Association shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of a trust department, of Evergreen Bank and Old Second Bank existing as of the Effective Time.
Section 6.
Each share of capital stock of Old Second Bank, par value $10.00 per share, which is issued and outstanding immediately prior to the Bank Merger shall be unchanged and shall remain issued and outstanding and the holders of it shall retain their present rights.
Each share of capital stock of Evergreen Bank, par value $1.00 per share, which is issued and outstanding immediately prior to the Bank Merger shall cease to exist and the certificates for such shares shall, as promptly as practicable thereafter, be cancelled and no payments made in consideration therefor.
Section 7.
Upon consummation of the Bank Merger, the directors and officers of the Surviving Association shall be the persons serving as directors and officers of Old Second Bank immediately prior to the Effective Time; provided that the Surviving Association shall take such action as necessary to increase the size of its board of directors and appoint Darin Campbell and Jill Voss to serve as directors of Surviving Association effective as of the Effective Time. Directors of the Surviving Association shall serve for such terms in accordance with the Articles of Association and Bylaws of the Surviving Association.
Section 8.
From and after the Effective Time, the Articles of Association and Bylaws of the Surviving Association shall be the Articles of Association and Bylaws of Old Second Bank, each as in effect immediately prior to the Bank Merger, until the same shall be amended or changed as provided by law.
Section 9.
This Agreement shall terminate immediately and automatically without any further action on the part of Evergreen Bank or Old Second Bank, or any other person, upon the termination of the Merger Agreement.
Section 10.
The respective obligations of Evergreen Bank and Old Second Bank under this Agreement shall be conditioned upon (i) the prior consummation of the Merger in accordance with the Merger Agreement and (ii) this Agreement having been ratified and confirmed by the written consent of Old Second as the sole shareholder of Old Second Bank, and by the written consent of Bancorp Financial as the sole shareholder of Evergreen Bank, in each case as required by applicable law.
Section 11.
This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and each of which shall be deemed an original.
Section 12.
It is the intention of the parties that the Bank Merger be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.
[Signatures on Following Page]

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WITNESS, the signatures and seals of the merging banks as of the date first written above, each set by its [president and/or chief executive officer] attested to by its secretary, pursuant to a resolution of its board of directors.
EVERGREEN BANK GROUP
By:

Name:
Title:
Attest:
Name:

Title:   Secretary

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OLD SECOND NATIONAL BANK
By:

Name:
Title:
Attest:
Name:

Title:   Secretary

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EXHIBIT C
FORM OF EMPLOYMENT AGREEMENT
EXECUTIVE EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective as of [           , 2025] (“Effective Date”), by and between OLD SECOND BANCORP, INC. (the “Company”) and DARIN CAMPBELL (the “Executive”).
RECITALS
WHEREAS, the Company and its wholly-owned subsidiary, Old Second National Bank (the “Bank”) are presently engaged in the general business of providing community banking and trust business services. The Bank’s services include, but are not limited to demand, savings, time deposit, individual retirement, and Keogh deposit accounts; commercial, industrial, consumer, and real estate lending, including installment loans, farm loans, lines of credit, and overdraft checking; safe deposit operations; and trust services. The Bank is also in the business of providing services such as the sale of traveler’s checks, money orders, cashier’s checks and foreign currency, direct deposit, discount brokerage, debit cards, credit cards, and other special services; and
WHEREAS, the Executive is currently employed by Bancorp Financial, Inc., pursuant to that certain Amended and Restated Employment Agreement dated December 3, 2024 (the “Prior Employment Agreement”); and
WHEREAS, at the Effective Time (as defined in the Merger Agreement) (the “Effective Time”), Bancorp Financial, Inc. and Evergreen Bank Group will merge with and into the Company and Bank, respectively, pursuant to that certain Agreement and Plan of Merger dated [           ], 2025 (the “Merger Agreement”), and the Bank Merger Agreement (as defined in the Merger Agreement); and
WHEREAS, the Company has agreed to appoint Executive to its Boards (as defined below) and wishes to continue Executive’s employment and the Executive desires to serve on the Boards and continue employment with the Company under the terms and provisions set forth below; and
WHEREAS, the Company and the Executive desire to enter into this Agreement to provide certain benefits to the Executive and certain protections for the Bank, subject to and in accordance with this Agreement; and
WHEREAS, the Executive acknowledges that the restrictions contained herein are necessary and reasonable in scope and duration and are a material inducement for the Company to enter into this Agreement and the corresponding Compensation and Benefits Assurance Agreement executed contemporaneously herewith (the “CBAA”) and commence a relationship with the Executive.
NOW, THEREFORE, in consideration of the foregoing recitals and the provisions hereafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties hereto agree as follows:
1.   Employment; Service as a Director.   The Company hereby agrees to employ the Executive from and after the Effective Time as an Executive Vice President and as “President of National Specialty Lending,” “President, FreedomRoad Financial” and “President, Performance Finance” of the Bank and the Company, with such authority, duties and responsibilities as set forth on Exhibit A, reporting to, and subject to the direction of, the Chief Executive Officer of the Company (the “CEO”). At the Effective Time, Executive shall be appointed to the boards of directors of both the Company and the Bank (the “Boards”). During the Term, the Company shall also cause the Executive to be nominated to stand for election to the Boards as described in Section 7.12 of the Merger Agreement, and if so elected the Executive shall serve for no additional consideration as a member of those Boards. While employed under this Agreement, the Executive shall at all times devote his full time, attention, and best efforts on behalf of the Company and the Bank, and shall perform all services, acts, and duties connected with his position in such manner as the Company and the Bank from time to time shall direct, acting at all times in good faith and in the Company’s and the Bank’s best interests.

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2.   Term.   The Company agrees to employ the Executive and the Executive agrees to serve as an Executive of the Company for an indefinite period (such period from the Effective Time to the termination of the Executive’s employment is referred to as the “Term”) and at the will of either party. This Agreement and the Term shall end upon any termination of the Executive’s employment. The Company or the Executive shall each have the right to terminate the employment relationship at any time, with or without cause or notice. Termination of employment for any reason will not terminate or modify in any way the responsibilities to the Company hereunder of the Executive and his or her representatives or assigns. Upon a termination of the Executive’s employment under this Agreement, unless otherwise agreed in writing by the Company or the Bank (as applicable), the Executive shall be deemed to have resigned all officer positions and other fiduciary roles that he may hold with respect to the Company or the Bank; provided, however, that if the Executive’s employment is terminated involuntarily by the Company without Cause or voluntary by the Executive for Good Reason, in each case prior to the 2029 annual meeting of stockholders of the Company, the Executive shall not be deemed to have resigned or to have been removed from the Boards and may complete his existing term (subject to continued compliance with applicable Board policies).
3.   Compensation.
a.   Base Salary.   The Company shall pay the Executive an annualized base salary at the rate of $550,000. Base salary shall be payable in accordance with the payment policy and payroll process established by the Company from time to time. Base salary shall be subject to annual review and shall be eligible for such merit increases as may be determined in the sole discretion of the Company.
b.   Bonus.   Each fiscal year ending during the Term, the Executive will be eligible to receive an annual incentive bonus with a target bonus of fifty percent (50%) of his base salary, based on performance measures and payable in accordance with the Company’s management incentive plan for such fiscal year applicable to the Company’s similarly-situated executives of the Company, including, but not limited to stretch goals and payout opportunities, if any.
4.   Benefits.   In addition to any benefits available to Executive pursuant to the terms of the Merger Agreement:
a.   Employee Benefits.   The Executive shall receive the same or similar benefits and/or fringe benefits during the Term as the Company or the Bank may provide from time to time, in their sole discretion, to similarly-situated executives of the Company. Such benefits may include, but are not limited to, paid time off (PTO) and participation in health and dental insurance, life insurance, long-term disability coverage, and 401(k) and profit sharing savings plans. Participation in any such benefits shall be governed and interpreted by the applicable plan documents or written policies. Nothing in this Agreement guarantees the Executive the right to participate in any of the Company’s or the Bank’s currently sponsored benefit plans or prevents the Company or the Bank from exercising its right to terminate or amend those plans or offerings in the future.
b.   Car Allowance.   The Company will provide the Executive during the Term with a car allowance equal to $1,000 per month to offset the cost of a vehicle and its insurance, maintenance and repairs. Such car allowance will be paid in accordance with the payment policy and payroll process established by the Company from time to time and will be taxed and reported consistent with the Company’s normal policies and practices.
c.   Club Dues.   The Company will pay or the Executive shall be reimbursed for up to $36,000 per year for the membership dues and assessments which are incurred and payable during the Term for a country club in the Chicago area. To the extent that timing is ambiguous, such payments or reimbursements shall be made in all events not more than thirty (30) days after the Executive’s submission of the invoice or proof of payment (as applicable) for the expense, which shall be submitted to the Company within sixty (60) days after such invoice is received or expense is paid by the Executive (as applicable). The Company will tax and report such dues consistent with the Company’s normal policies and practices.
d.   Business Expenses.   The Company will reimburse Executive, upon submission of appropriate vouchers and supporting documentation, for all travel, entertainment and other out-of-pocket expenses reasonably and necessarily incurred by Executive in the performance of his duties hereunder, consistent

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with the Company’s established policies in that regard, as may be in effect from time to time; provided, however, transportation, lodging or similar expenses for travel from Executive’s home or other remote work location to Executive’s primary work location shall be borne exclusively by Executive.
5.   Equity Awards.   The Executive will be eligible to receive annual equity grants under the Company’s long-term incentive plan with a target value of thirty percent (30%) of his base salary, to the extent such awards are approved for similarly-situated executives of the Company. The amount of such equity awards and the form and terms and conditions thereof shall be determined by the Company on the same basis as such determinations are made with respect to similarly-situated executives of the Company.
COVENANTS OF THE EXECUTIVE
6.   Consideration for Restrictive Covenants.   In connection with this Agreement and the CBAA, the Executive is agreeing to certain restrictions on the Executive’s activities during the Term and following the end of the Term, as set forth in Sections 7 through 15 below. In exchange for the restrictive covenants contained herein, the Executive accepts the valuable consideration described herein and in the CBAA, including the Company’s agreeing to employ Executive in an at-will employment relationship while granting the Executive access or continuing access to the Company’s and the Bank’s proprietary and confidential business information, including customer relationships, as its employee acting in good faith and in the best interests of the Company, the Bank, and each of their subsidiaries and affiliates. As used in Section 7 through 15 below, references to the “Company” include the Company, the Bank, and each of their respective subsidiaries and affiliates.
7.   Non-Disclosure of Confidential Information.   The Executive hereby acknowledges that during the course of the Executive’s employment by and service with the Company, the Executive will learn or develop Confidential Information (as defined below) of the Company and the Bank in trust and confidence. The Executive acknowledges that unauthorized disclosure or use of Confidential Information, other than in the discharge of the Executive’s duties, will cause the Company irreparable harm. In order to protect these legitimate interests of the Company, the Executive agrees to the following terms hereof:
a.   For purposes of this Agreement, the term “Confidential Information” means the Company’s and the Bank’s pricing systems, product profit margins, customer information (including bank statements, accounts, account analyses, contractual agreements, investment history, and preferences), marketing strategies or techniques, distribution systems and networks, manufacturer and dealer information and networks (in the case of consumer loans), supplier information (including identity and contract arrangements), product content, product mix, product research and development efforts, software, inventions, planned Bank or Company investment products, acquisition or divestitures, non-public financial information (including projections), project reports, personnel information (other than about the Executive), non-public information regarding the business and services of the Company and/or the Bank, and non-public information from or about the Company’s and/or the Bank’s customers or suppliers that the Company’s customers or suppliers expressly wish, or may reasonably expect, to be kept confidential. The term Confidential Information also includes any information to which the Executive had access by reason of the Executive’s employment with the Company or its predecessors and which meets the definition of “trade secret” as set forth in the Illinois Trade Secrets Act, 765 ILCS 1065/1, et seq., and/or the Defend Trade Secrets Act, 18 U.S.C. §1839 (“Company Trade Secrets”). The Executive acknowledges and agrees to ask the Company for clarification about what constitutes Confidential Information if, at any time, the Executive is uncertain about whether any particular information is intended to be protected hereunder. The term Confidential Information shall not include any information which the Executive establishes by a preponderance of evidence (i) was publicly known or made generally available to the public prior to the time of disclosure to the Executive; or (ii) becomes publicly known or made generally available to the public after disclosure to the Executive through no wrongful action or inaction of the Executive.
b.   At all times during the Executive’s employment or service and for a period of five (5) years thereafter, the Executive will use Confidential Information exclusively on behalf of the Company or the Bank, or their subsidiaries or affiliates and, except in the normal and proper course of employment or service, will not, directly or indirectly through another person or entity or by assisting others, disclose such information in any manner or use such information for the Executive’s benefit or on behalf of

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any other person or entity. Notwithstanding the foregoing, the Executive will not, at any time, in any manner or for any purpose other than a purpose expressly permitted by law, directly or indirectly, divulge or disclose, use, transmit, copy, create, access or retain any Company Trade Secrets.
c.   The Executive will not copy, duplicate or reproduce, or allow others to copy, duplicate or reproduce, any Confidential Information for any purpose other than for use by or on behalf of the Company. The Executive will comply with all policies, procedures and practices of the Company or the Bank pertaining to Confidential Information and will take all commercially reasonable steps to protect and maintain the secrecy thereof.
d.   If the Executive is requested, becomes legally compelled or is otherwise required by law to make any disclosure that is prohibited by this Section, the Executive will promptly notify the Company no later than fourteen (14) days prior to such disclosure so that the Company may seek a protective order or other appropriate remedy if the Company deems such protection or remedy necessary under the circumstances. Subject to the foregoing, the Executive may furnish only that portion of Confidential Information that the Executive is legally compelled or required by law to disclose.
e.   Nothing in this Section precludes the Executive from disclosing truthful information regarding the Company, the Bank, or any of their subsidiaries or affiliates in confidence to a federal, state or local governmental, regulatory or administrative agency or to an attorney concerning a suspected violation of law. Nor may the Executive be held criminally or civilly liable under any federal or state trade secrets law for any disclosure of Confidential Information (i) made in confidence to a federal, state or local governmental, regulatory or administrative agency, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) set forth in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and provided the Executive does not otherwise disclose such information except pursuant to court order. Nothing in this Agreement prohibits the Executive from making truthful statements or disclosures about any alleged unlawful employment practice, including, but not limited to, discrimination, harassment or retaliation.
8.   Non-Competition.   The Executive shall not, at any time during the Executive’s employment or service with the Company and for twelve (12) months thereafter (“Restricted Period”), regardless of the reasons for the Executive’s termination, directly, or indirectly through another person or entity or by assisting others, become employed by, work for or otherwise provide services to or on behalf of (a) a Competitive Bank Business (as defined below) within 30 miles of any existing location of the Company, and/or (b) a Competing Powersports Business (as defined below) anywhere in the United States. This restriction shall apply, in each instance, only to the extent such employment, work or services involves: (i) duties that are the same as or substantially similar to those business activities or services the Executive performed or supervised on behalf of the Company or its predecessors during the twenty-four (24) month period prior to the end of the Executive’s employment and service; and/or (ii) executive, management or sales responsibility. “Competing Bank Business” means any person, firm, corporation or other entity, in whatever form, that engaged or engages in the businesses in which the Company engages, including the sale or servicing of banking and financial products and services, business and consumer lending, commercial and residential mortgage lending and brokerage, deposit services (including municipal deposit services), real estate investment trusts and investment advisory services. “Competing Powersports Business” means any person, firm, corporation or other entity, in whatever form, that engaged or engages in the Powersports Business. “Powersports Business” means the business of providing financing to customers who purchase or lease motorcycles, mopeds/scooters, motocross bikes or dirt bikes; go-karts, sandrails or dune buggies; 3-wheel vehicles; all-terrain vehicles (ATVs), side-by-side vehicles (SXS), utility task vehicles (UTVs), or golf carts; snowmobiles or snow-bikes; personal water craft (PWCs) or other Class A inboard motor vessels; e-bikes; or similar recreational or electric vehicles, along with related parts, garments and accessories, that are sold for consumer use by a vehicle manufacturer or its affiliated dealerships. Nothing herein shall prohibit the Executive from (x) being a passive owner of not more than 1% of the outstanding equity interest in any entity that is publicly-traded, so long as the Executive has no active participation in the business of such entity or (y) owning equity interests in any entity which acquires control of the Company through merger, combination, asset acquisition or similar transaction.
9.   Non-Solicitation of Customers.   The Executive shall not, during the Restricted Period, regardless of the reasons for the Executive’s termination, directly, or indirectly through another person or entity or by assisting others, solicit, call upon, or contact any Restricted Customer (as defined below) or Restricted

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Prospective Customer (as defined below) for the purpose of engaging in a Competitive Business Activity (as defined below), nor otherwise divert, interfere with, or attempt to divert or interfere with, the Company’s business relationship with any Restricted Customer or Restricted Prospective Customer. “Restricted Customer” means each and every Customer with whom or with which the Company has conducted business within the twenty-four (24) month period preceding termination of the Executive’s employment and service and with whom the Executive, during such twenty-four (24) month period, had business-related contact or about which the Executive acquired Confidential Information by virtue of the Executive’s employment or service relationship with the Company or its predecessors. “Restricted Prospective Customer” means each and every prospective Customer targeted by the Company or its predecessor for business at any time during the final twelve (12) months of the Executive’s employment and service and with whom during such time the Executive actively solicited (or supervised the solicitation thereof) on behalf of the Company through a written proposal or formal presentation/meeting or about which the Executive acquired Confidential Information; provided that a prospective Customer with whom the Company has not conducted business within the six (6) month period following the end of the Executive’s employment and service shall not constitute a Restricted Prospective Customer. “Competitive Business Activity” means the sale or provision of any good or service sold by or provided by the Company during the Executive’s employment or service with the Company, including: (i) the sale or servicing of banking and financial products and services, business and consumer lending, commercial and residential mortgage lending and brokerage, deposit services (including municipal deposit services), real estate investment trusts and investment advisory services; and/or (ii) providing financing to or through Customers for the purchase or lease of vehicles or equipment, or related parts, garments or accessories, within the Powersports Business. “Customer” means the individual or entity to whom the products or services are provided, as well as any manufacturer or dealer with whom the Company enters into an arrangement to provide financing or other products or services for its end customers.
10.   Non-Solicitation of Employees, Vendors. Consultants and Suppliers.   The Executive shall not, during the Restricted Period, regardless of the reasons for the Executive’s termination, directly, or indirectly through another person or entity or by assisting others, solicit, induce or encourage any Restricted Person (as defined below) to terminate or reduce such Restricted Person’s employment or other association with the Company and/or Bank, or otherwise interfere with the faithful discharge by such Restricted Person of any employment, contractual and/or fiduciary obligations to serve the Company’s best interests and those of its Customers. “Restricted Person” means each and every person employed or otherwise engaged by the Company, including vendors, consultants or suppliers, within the twelve (12) month period preceding termination of the Executive’s employment and service and with whom the Executive, during such period, had supervisory responsibility or work-related contact, or about whom the Executive acquired Confidential Information relating to compensation, benefits, performance evaluations or services.
11.   Verification of Customer Diversion.   The Company may request at any time within twenty-four (24) months following the Executive’s last day of employment and service with the Company that the Executive provide a written statement under oath, in a form acceptable to the Company, identifying all Customers that the Executive worked with or learned of through the Company or the Bank and for whom the Executive is again providing services or receiving compensation from, either directly or indirectly. The Company agrees to use such list only in connection with enforcing the Executive’s agreements with the Company or the Bank.
12.   No Disparagement.   The Executive agrees that so long as the Executive is employed or in service with the Company, and at any time thereafter, Executive shall not disparage the Company or its business to any Customer or prospective Customer of the Company or publicly disparage the Company or intentionally bring or attempt to bring the Company into disrepute.
13.   Notice to Future Employers.   For the period of twenty-four (24) months immediately following the end of the Executive’s employment and service with the Company, the Executive will inform each new employer or service recipient, prior to accepting employment or engagement, of the existence of this Agreement and provide that employer or service recipient with a copy of this Agreement. The Executive further agrees that Company may, if it so desires, send a copy of this Agreement to, or otherwise make the provisions hereof known to, any such employer or service recipient.
14.   Return of Property.   Upon termination of employment and service with the Company for any reason, or upon earlier written request by the Company, the Executive shall return to the Company all keys,

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telephone calling cards, cellular telephones, computers, printers, access cards and other Company property and equipment; and all originals and all copies of all business records and other documents, including Confidential Information (including information stored on computer hard drives, flash or thumb drives, or any other medium), relating to the Company in the Executive’s possession, custody or control, other than documents relating solely to the Executive’s own compensation or benefits. Executive agrees to refrain from accessing any Company records or other documents stored on any personal computer hard drive, tablet, smartphone, electronic data storage device, email or other web-based data storage account or service after termination of employment and service with the Company and shall inform the Company of all such media, and shall permanently delete and erase any Company records and other documents stored on such media.
15.   Reasonableness of Restrictions and Remedies.   The Executive agrees that the terms of Sections 6 through 14 of this Agreement are intended to protect and preserve legitimate business interests of the Company and are reasonable and necessary. It is further agreed that any breach of Sections 6 through 14 of this Agreement may render irreparable harm to the Company. In the event of a breach or threatened breach by the Executive, the Executive acknowledges and agrees that the Company’s remedies at law may be inadequate and that the Company shall be entitled to injunctive and other equitable relief against any threatened or continued breach of this Agreement by the Executive without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach or posting a bond and without liability should relief be denied, modified or vacated. In the event a court or tribunal of competent jurisdiction determines that any provision of this Agreement is excessively broad, it is expressly agreed that this Agreement shall be construed so that the remaining provisions hereof shall not be affected by any such determination, but shall remain in full force and effect, and any such overbroad provision(s) shall be deemed, without further action on the part of any party, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction. Further, a court or tribunal of competent jurisdiction may modify any such overbroad provision to the extent necessary to make the provision enforceable according to applicable law and enforce the provision as modified. Any applicable restricted period shall be tolled during any period of violation of any of the covenants in Sections 6 through 14 of this Agreement and during any other period required for litigation during which the Company seeks to enforce such covenants against the Executive if it is ultimately determined that the Executive was in breach of such covenants.
SEVERANCE
16.   Severance Benefits.   The Executive shall be entitled to receive the Severance Benefits described in this Section 16 if, during the Term, the Executive’s employment is involuntarily terminated by the Company without Cause or if Executive terminates his employment for Good Reason, and such termination qualifies as a “separation from service” from employment within the meaning of Treasury Regulation Section 1.409A-1(h) (a “Qualifying Termination”).
As used in this Section 16, the terms “Change in Control” of the Company and “Cause” shall have the meanings set forth in the CBAA. The term “Good Reason” shall mean any of the following occurring without the prior written consent of the Executive: (i) a significant negative change in the nature or scope of Executive’s authority, duties and responsibilities; (ii) a reduction in Executive’s base salary; (iii) a change such that Executive shall no longer be reporting exclusively to the CEO; (iv) a change in the location of Executive’s principal place of employment with the Company by more than thirty (30) miles from the location where Executive is principally employed as of the Effective Date and which is not closer to Executive’s principal residence at the time of relocation, except for required travel for business to an extent consistent with the Executive’s then present business travel obligations; or (v) any material breach by the Company or Bank of this Agreement or any other agreement to which Executive is a party. Executive’s voluntary termination shall not be treated as for “Good Reason” unless the Executive has provided the Company written notice within ninety (90) days of the first occurrence of the circumstance constituting Good Reason, such circumstance is not cured by the Company or Bank within thirty (30) days after the date of such written notice, and Executive terminates employment within thirty (30) days after expiration of such 30-day cure period.
a.   Severance Benefits.   In the event that the Executive becomes entitled to receive Severance Benefits, the Company shall pay, or cause to be paid, to the Executive and provide, or cause to be provided, to the Executive the following:

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i.   A lump-sum cash amount equal to the Executive’s unpaid base salary, accrued PTO, unreimbursed business expenses, and all other items earned by and owed to the Executive, through and including the date of the Qualifying Termination. Such payments shall constitute full satisfaction for these amounts owed to the Executive. In addition, Executive shall be entitled to such benefits and amounts, if any, to which Executive may be entitled in accordance with the terms and conditions of any benefit, incentive or equity plan or program.
ii.   A lump-sum cash amount equal to the sum of (A) one times the Executive’s annual rate of base salary in effect upon the date of the Qualifying Termination, and (B) a pro rata payment of the Executive’s target annual bonus amount for the year of the Qualifying Termination, based on the Executive’s full months of employment completed during such year.
iii.   The Executive shall be entitled to retain his outstanding equity awards which had been granted to the Executive by the Company or any of its subsidiaries under any incentive compensation plan and which have vested as of or prior to the date of the Qualifying Termination, subject to any expiration and other terms and conditions that apply under the applicable award and plan.
iv.   If the Executive properly elects retiree or COBRA continuation coverage (as applicable) under the Company’s group medical and/or dental plan, the Company will continue to contribute the normal employer contribution for active employees during the period from his Qualifying Termination until the earlier of (A) the end of the calendar month containing the first (1st) anniversary of his Qualifying Termination, (B) the date the Executive becomes covered under group health plan coverage of a subsequent employer, and (C) the date the Executive is no longer eligible for COBRA coverage. The Executive shall have the duty to promptly inform the Company if clause (B) or (C) is triggered. This benefit shall be provided only to the extent that (I) it does not result in any additional tax or other penalty being imposed on the Company or the Bank by reason of the provision of such benefit, and (II) the Executive is not entitled to the COBRA Portion of the Change in Control Payment under the Prior Employment Agreement. Payments shall be taxed and reported consistent with the Company’s normal policies and practices.
The Severance Benefits described in Paragraphs 16(a)(i) and 16(a)(ii) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Qualifying Termination, but in no event later than sixty (60) calendar days from such date.
b.   Excise Tax Limitation.   In the event that any amounts payable to the Executive under this Agreement or otherwise would (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this Paragraph 16(b), be subject to the excise tax imposed by Code Section 4999, then such payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Code Section 409A until no amount payable to the Executive will be subject to the excise tax under Code Section 4999.
c.   Release.   Notwithstanding any other provision of this Agreement to the contrary, as a condition of payment of the Severance Benefits described in Paragraphs 16(a)(ii)-(iv) above, the Executive must execute, and not timely revoke during any revocation period provided therein, a general release of claims against the Company and the Bank and their subsidiaries and affiliates and successors in the form provided by the Company, except that the release shall not release any rights of the Executive to: (1) payments and benefits described in Paragraphs 16(a)(i)-(iv) above, (2) unpaid amounts described in Paragraph 31(b) below, (3) benefits under any employee benefit plan and (4) rights of the Executive to indemnification and directors’ and officers’ insurance coverage as described in Section 19 below. The Company shall provide the release to the Executive in sufficient time so that if the Executive timely executes and returns the release, the revocation period will expire no later than sixty (60) days following the effective date of the Qualifying Termination. If the Executive fails to execute and return the release such that any revocation period does not expire on or prior to such sixtieth (60th) day, all such payments conditioned upon such release shall be forfeited. Where the foregoing sixty (60) day period spans two (2) calendar years, any payments withheld pending execution of the release and expiration of its revocation period shall not be paid prior to January 1 of the second calendar year.

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d.   Interrelation with CBAA.   If the Executive incurs a Qualifying Termination that entitles him to Severance Benefits under this Agreement, and then later becomes entitled to “Severance Benefits” under his CBAA due to a Change in Control (“CBAA Benefits”), the parties agree that such CBAA Benefits shall be reduced by the amount of Severance Benefits that the Executive received or is entitled to receive under this Agreement. If a Change in Control occurs during the Term that entitles the Executive to CBAA Benefits upon his Qualifying Termination, the parties agree that the Executive shall be entitled solely to the CBAA Benefits, and no Severance Benefits shall be due under this Agreement. For the avoidance of doubt, in all events, the Executive shall not be entitled to receive both the full amount of Severance Benefits and the CBAA Benefits.
e.   Other Terminations.   In the event of any other termination of the Executive’s employment that does not qualify as a Qualifying Termination (e.g., by reason of death, disability, the Executive’s voluntary termination without Good Reason, or the involuntary termination of the Executive’s employment for Cause), the Executive shall be entitled solely to receive the benefits described in Paragraph 16(a)(i).
ENFORCEMENT
17.   Governing Law and Submission to Jurisdiction/Venue.   This Agreement shall be governed in all respects by the laws of the State of Illinois. Any disputes arising under this Agreement shall be tried in the courts sitting within the State of Illinois, and the Executive hereby consents and submits his or her person to the jurisdiction of any such court for such purpose. Should this Agreement come before any court for interpretation or enforcement, it is the intent of the parties that the terms and provisions of this Agreement be given their fair and literal meaning, and that this Agreement is not to be strictly construed against any party, including the drafter of this Agreement. The Parties hereto acknowledge that DuPage County, Illinois is a convenient forum, agree that any controversy or claim relating to this Agreement shall be brought in State or Federal Court in and for DuPage County, Illinois and therefore submit to the personal jurisdiction of such courts.
18.   Rights and Remedies Upon Breach of Agreement.   If the Executive should breach, or threaten to commit a breach, of any of the provisions of this Agreement, the Company shall have the right and remedy to have the restrictive covenants contained herein be enforced by any court of competent jurisdiction, without the necessity of posting a bond, it being agreed that any breach or threatened breach of restrictive covenants would cause irreparable injury to the Company or the Bank and that money damages would not alone provide an adequate remedy to the Company or the Bank. The Company and the Bank shall each also have any other right or remedy available to it under law or in equity including the right to seek and recover monetary damages for lost profits and other compensable damages.
If a legal action is filed by a party hereto against another party hereto by reason of any breach of any of the covenants, agreements or provisions on the part of the other party arising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit, including actual attorneys’ fees, accounting and expert witness fees, and any other professional fees resulting therefrom.
19.   Indemnification.   To the maximum extent provided to other directors or similarly-situated executives of the Company or the Bank (as applicable), the Company or the Bank (as applicable) shall indemnify and hold the Executive harmless (including advancement of expenses) for losses or damages incurred by the Executive as a result of any claims, causes of action, investigations, examinations, or other proceedings arising out of or pertaining to the fact that Executive is or was an officer or director the Company or the Bank, whether or not such claim, cause of action, investigation, examination, or other proceeding is asserted during the Term. The Executive shall be covered under any directors’ and officers’ insurance that the Company and Bank maintains for its directors and similarly-situated executives of the Company or the Bank (as applicable). The rights to indemnification (including advancement of expenses) and directors and officers insurance coverage under this Agreement shall not be exclusive and shall be in addition to any rights which Executive may have under the Company’s and Bank’s governing documents, any other agreement, or applicable law. Nothing in this Agreement shall limit or otherwise affect Executive’s rights to indemnification and directors’ and officers’ insurance coverage under the Merger Agreement.

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20.   Amendment.   This Agreement may be amended only in writing and only if such writing is signed by the Executive and by the Company’s CEO.
21.   Notices.   Notices under this Agreement shall be effective upon actual delivery and can be made by hand delivery, electronic mail, overnight delivery service, or by certified or registered mail, postage prepaid with return receipt requested. Notices shall be addressed as follows (or to such other or additional address as either party may designate by written notice to the other):
If to Company (which includes the Bank for notice purposes):
Old Second Bancorp, Inc.
c/o Chris Lasse, Senior Vice President, Human Resources
3010 Highland Parkway, Suite 700
Downers Grove, Illinois 60515
Email: classe@oldsecond.com
If to the Executive:
Personal or Company email address
22.   Survival of Provisions.   Any provision of this Agreement, which by terms or reasonable implication is to be or may be performed or effective after the termination of the Agreement, shall be deemed to survive such termination.
23.   Severability and Modification.   If any provision of this Agreement shall be in part, or as applied to any circumstance, under the laws of any jurisdiction which may govern for such purpose, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, either generally or as applied to such circumstance, or shall be deemed excised from this Agreement as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The Company and the Executive hereby agree that the restrictive covenants as set forth herein are separate and distinct restrictive covenants, designed to operate under different factual circumstances, and that the invalidity of one of said covenants shall not affect the validity and/or enforceability of the other covenants.
24.   Assignability; Binding Nature.   This Agreement will be binding upon the Company and Bank and their respective successors and assigns, and upon the Executive and the Executive’s respective successors, heirs, and assigns. This Agreement may not be assigned by the Executive except that the Executive’s rights to compensation and benefits hereunder, subject to the limitations of this Agreement, may be transferred by will or operation of law. The rights and obligations of the Company and the Bank under this Agreement shall be assigned by the Company or the Bank, or to a corporation or any entity which becomes the successor to the Company or the Bank as the result of a purchase of assets or stock, merger or other corporate reorganization, and which continues the business of the Company or the Bank.
25.   No Waiver.   No failure on the part of any party to this Agreement to exercise, and no delay on their part in exercising, any right, power or remedy hereunder shall operate as a waiver thereof.
26.   Miscellaneous.   Nothing in this Agreement shall be construed to limit or negate any common law torts or any statutory protections, including, but not limited to, an action under the Illinois Trade Secrets Act or the federal Defend Trade Secrets Act, available to the Company or the Bank, where it provides the Company or the Bank with broader protection than that provided herein.
27.   Counterparts.   This Agreement may be executed electronically and in any number of identical counterparts, each of which shall be deemed a duplicate original, and all of which together shall constitute but one and the same agreement.
28.   Headings and Interpretation.   The headings or titles of the sections of this Agreement are intended for ease of reference only and shall have no effect whatsoever on the construction or interpretation of any provision of this Agreement. The use in this Agreement of the words “including,” “such as,” and words of similar import following any general statement, term, or matter shall not be construed to limit such

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statement, term, or matter in any manner, whether or not language of non-limitation (such as “without limitation” or “but not limited to”) is used in connection therewith, but rather shall be deemed to refer to all other terms or matters that could reasonably fall within the scope of the general statement, term or matter. All provisions of this Agreement have been negotiated at arms-length, and this Agreement shall not be construed for or against any party by reason of the authorship or alleged authorship of any provision hereof.
29.   At-Will Employment Status.   The Executive acknowledges and understands that the Executive is to be at all times an employee-at-will. This employee-at-will status may only be modified in writing by the Company.
30.   Section 409A.   It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall be exempt from or comply with Section 409A of the Internal Revenue Code, as in effect from time to time, and including the Treasury regulations and other published guidance relating thereto (“Code Section 409A”) so as not to subject Executive to the payment of any interest or additional tax imposed under Code Section 409A. In furtherance of this intent, (a) if at the time of a termination of employment (i) Executive is a “specified employee” as defined in Code Section 409A and (ii) any of the payments or benefits provided hereunder may constitute “deferred compensation” under Code Section 409A, then, and only to the extent required by such provisions, the date of payment of such payments or benefits otherwise provided shall be delayed for a period of up to six (6) months following the date of termination; and (b) each payment which is conditioned upon the Executive’s execution of a release and which is to be paid during a designated period that begins in a first taxable year and ends in a second taxable year shall be paid in the second taxable year. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits: (x) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (y) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing shall not be violated with regard to expenses covered by Code Section 105(h) that are subject to a limit related to the period in which the arrangement is in effect. Any expense or other reimbursement payment made pursuant to this Agreement or any plan, program, agreement or arrangement of the Company referred to herein, shall be made on or before the last day of the taxable year following the taxable year in which such expense or other payment to be reimbursed is incurred. Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A. To the extent that any Treasury regulations, guidance or changes to Code Section 409A would result in the Executive becoming subject to interest and additional tax under Code Section 409A, the Company and Executive agree in good faith to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A. Notwithstanding the foregoing, in no event shall the Company be liable for any interest or additional tax that may be imposed on Executive under Code Section 409A as a result of any failure to comply with Code Section 409A.
31.   Entire Agreement.   After the Effective Time, the provisions of this Agreement and of the separate CBAA constitute the entire agreement of the parties with respect to the subject matter hereof and supersede any prior agreements or understandings pertaining to said subject matter, including the Prior Employment Agreement. Notwithstanding the foregoing, the parties agree that:
a.   the Restrictive Covenant Agreement entered into by and between Executive, Bancorp Financial, Inc. and Evergreen Bank Group, effective December 3, 2024, which was attached as Exhibit A to such Prior Employment Agreement, shall continue to apply and inure to the benefit of and be assumed by the Company and Bank as successors to such entities; and

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b.   this Agreement and the CBAA shall not affect or operate to reduce Executive’s rights to compensation, benefits or other amounts inuring to Executive pursuant to the Prior Employment Agreement through the Effective Time, including, but not limited to, the Change in Control Payment (as defined in the Prior Employment Agreement).
[Remainder of Page Intentionally Left Blank]

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THIS AGREEMENT CONTAINS CERTAIN COVENANTS (SEE SECTIONS 6 THROUGH 15 ABOVE) THAT RESTRICT THE EXECUTIVE’S ACTIVITIES FOLLOWING ANY TERMINATION OF EMPLOYMENT OR SERVICE WITH THE COMPANY AND THE BANK. THE EXECUTIVE IS ADVISED TO CONSULT WITH AN ATTORNEY BEFORE ENTERING INTO THESE COVENANTS AND SHALL BE ALLOWED AT LEAST FOURTEEN (14) CALENDAR DAYS TO REVIEW THE COVENANT (PROVIDED THAT THE EXECUTIVE MAY CHOOSE TO EXECUTE THIS AGREEMENT EARLIER).
THE EXECUTIVE AND THE COMPANY, BY ITS DESIGNATED REPRESENTATIVE, HEREBY ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND EACH OF THE PROVISIONS OF THIS AGREEMENT, THAT THEY HAVE EXECUTED THIS AGREEMENT VOLUNTARILY AND WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE, AND THAT THEY INTEND TO BE FULLY BOUND BY THE SAME.
OLD SECOND BANCORP, INC.		DARIN CAMPBELL
By:		By:
Chris Lasse, SVP Human Resources
Date:		Date:

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EXHIBIT A
[Omitted pursuant to Item 601(b)(2) of Regulation S-K]

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COMPENSATION AND BENEFITS
ASSURANCE AGREEMENT
Darin Campbell

EXECUTIVE

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COMPENSATION AND BENEFITS ASSURANCE AGREEMENT
This COMPENSATION AND BENEFITS ASSURANCE AGREEMENT (this “Agreement”) is made, entered into, and is effective as of [                 , 2025]   (the “Effective Date”) by and between OLD SECOND BANCORP, INC. (hereinafter referred to as the “Company”) and DARIN CAMPBELL (hereinafter referred to as the “Executive”).
WHEREAS, the Executive will be employed by the Company in a key management capacity; and
WHEREAS, the Company recognizes that circumstances may arise in which a Change in Control may occur, thereby causing uncertainty of employment without regard to the competence or past contributions of the Executive, which uncertainty may result in the loss of valuable services of the Executive, and the parties wish to provide reasonable security to the Executive against changes in the employment relationship in the event of a Change in Control; and
WHEREAS, this Agreement is being entered into contemporaneously with that separate Employment Agreement (the “Employment Agreement”) by and between the Executive, the Company, and Old Second National Bank (the “Bank”).
NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration including, but not limited to, the Executive’s continuing employment, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
Section 1.   Term of Agreement
This Agreement will commence on the Effective Date and shall continue in effect until the first anniversary of the Effective Date (the “Initial Term”).
The term of this Agreement automatically shall be extended for one additional year at the end of the Initial Term, and then again after each successive one-year period thereafter (each such one-year period following the Initial Term a “Successive Period”). However, either party may terminate this Agreement at the end of the Initial Term, or at the end of any Successive Period thereafter, by giving the other party written notice of intent not to renew delivered at least ninety (90) calendar days prior to the end of such Initial Term or Successive Period. Except as otherwise provided, if such notice is properly delivered by either party, this Agreement, along with all corresponding rights, duties, and covenants, shall automatically expire at the end of the Initial Term or Successive Period then in progress.
In the event that a Change in Control (as defined in Paragraph 2.4 below) of the Company occurs during the Initial Term or any Successive Period, upon the effective date of such Change in Control, the term of this Agreement shall automatically and irrevocably be renewed for a period of twenty-four (24) full calendar months from the effective date of such Change in Control (such 24-month period being hereinafter referred to as the “Extended Period”). This Agreement shall thereafter automatically terminate following the Extended Period. Further, this Agreement shall be assigned to, and shall be assumed by, the purchaser in such Change in Control, as further provided in Section 4 herein.
Section 2.   Severance Benefits
2.1   Right to Severance Benefits.   The Executive shall be entitled to receive from the Company Severance Benefits as described in Paragraph 2.3, subject to reduction as described in Section 3 herein, if during the term of this Agreement there has been a Change in Control of the Company and if, within the Extended Period, the Executive’s employment shall end as a result of a Qualifying Termination (as defined in Paragraph 2.2 below). The Severance Benefits described in Paragraphs 2.3(a) and 2.3(b) herein shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Qualifying Termination, but in no event later than thirty (30) calendar days from such date. Notwithstanding the foregoing, Severance Benefits which become due pursuant to the circumstances described in Paragraph 4.1 shall be paid immediately.
2.2   Qualifying Termination.   The occurrence of any one or more of the following events (each, a “Qualifying Termination”) shall trigger the payment of Severance Benefits to the Executive:

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(a)   The involuntary termination of the Executive’s employment without Cause (as defined in Paragraph 2.6 below) either within the six (6) month period preceding a Change in Control or within the Extended Period; and
(b)   The Executive’s voluntary termination of employment for Good Reason (as defined in Paragraph 2.5 below) within the Extended Period.
A Qualifying Termination shall not include a termination of the Executive’s employment by reason of death, disability, the Executive’s voluntary termination without Good Reason, or the involuntary termination of the Executive’s employment for Cause. Notwithstanding the foregoing, either of the events described in Paragraphs 2.2(a) or 2.2(b) must constitute a “separation from service” from employment as determined under Treas. Reg. Section 1.409A-1(h) in order to be a Qualifying Termination.
As a condition to payment of any Severance Benefits hereunder, the Executive agrees to timely execute and deliver a release as described in Paragraph 16(c) of his Employment Agreement.
2.3   Description of Severance Benefits.   In the event that the Executive becomes entitled to receive Severance Benefits, as provided in Paragraphs 2.1 and 2.2 above, the Company shall, within the time limits stated in Paragraph 2.1, pay, or cause to be paid, to the Executive and provide, or cause to be provided, to the Executive the following:
(a)   A lump-sum cash amount equal to the Executive’s unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the date of the Qualifying Termination. Such payment shall constitute full satisfaction for these amounts owed to the Executive.
(b)   A lump-sum cash amount equal to 2.0 multiplied by the sum of (i) the greater of the Executive’s annual rate of Base Salary in effect upon the date of the Qualifying Termination, or the Executive’s annual rate of Base Salary in effect immediately prior to the occurrence of the Change in Control, and (ii) the Executive’s Bonus Amount.
(c)   Immediate 100% vesting of all stock options and any other awards which had been granted to the Executive by the Company or any of its subsidiaries under any incentive compensation plan.
(d)   At the exact same cost to the Executive, and at the same coverage level as in effect as of the Executive’s date of Qualifying Termination (subject to changes in coverage levels applicable to all employees generally), a continuation of the Executive’s (and the Executive’s eligible dependents’) health insurance coverage for a period of time following the Qualifying Termination equal to the shorter of (i) twenty-four (24) months or (ii) the maximum period allowed pursuant to any one or more of the provisions of Treas. Reg. Section 1.409A-1(b)(9)(v) which would be exempt from the definition of “deferred compensation” thereunder (the “benefit continuation period”); provided, however, that such continuation of health insurance coverage shall be provided only to the extent that it does not result in any additional tax or other penalty being imposed on the Company by reason of the provision of such continuation coverage causing a violation of Section 2716 of the Public Health Service Act during a period of time Section 2716 is enforced by the Internal Revenue Service through Code Section 4980D. The applicable COBRA health insurance benefit continuation period shall begin at the end of this benefit continuation period. The providing of health insurance benefits by the Company shall be discontinued prior to the end of the benefit continuation period in the event that the Executive subsequently becomes covered under the health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the Executive or the Executive’s eligible dependents. For purposes of enforcing this offset provision, the Executive shall have the duty to inform the Company as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment. The Executive shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.
(e)   The Executive shall be entitled to receive standard outplacement services from a nationally recognized outplacement firm of the Executive’s selection, for a period of up to one (1) year from the Executive’s date of Qualifying Termination. However, such service shall be at the Company’s expense to a maximum amount not to exceed twenty thousand dollars ($20,000).

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2.4   Definition of “Change in Control.”   “Change in Control” of the Company means, and shall be deemed to have occurred upon, the first to occur of any of the following events:
(a)   Any Person other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing thirty-three percent (33%) or more of the total voting power represented by the Company’s then outstanding voting securities; or
(b)   During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new Director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c)   Consummation of: (i) a merger or consolidation to which the Company is a party if the stockholders before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty-seven percent (67%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Company’s voting securities outstanding immediately before such merger or consolidation; or (ii) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the Company’s assets.
However, in no event shall a Change in Control be deemed to have occurred, with respect to the Executive if the Executive is part of a purchasing group which consummates the Change-in-Control transaction. The Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group (except for (i) passive ownership of less than two percent (2%) of the stock of the purchasing company, or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing Directors).
2.5   Definition of “Good Reason.”   “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any one or more of the following within the Extended Period:
(a)   A material reduction or alteration in the nature or status of the Executive’s authorities, duties or responsibilities from those in effect as of ninety (90) calendar days prior to the Change in Control.
(b)   The requirement that the Executive be based at a location in excess of twenty-five (25) miles from the location of the Executive’s principal job location or office immediately prior to the Change in Control; except for required travel for business to an extent consistent with the Executive’s then present business travel obligations.
(c)   A material reduction of the Executive’s Base Salary and/or other benefits or perquisites in effect on the Effective Date, or as the same shall be increased from time to time; provided, however, that a change to, or replacement of, an existing benefit or perquisite will not give rise to a “Good Reason” if such change or replacement is implemented with respect to all employees generally.
(d)   The Company, or any successor company, commits a material breach of any provision of this Agreement or the Employment Agreement including, but not limited to the Company failing to obtain the assumption of, or the successor company refusing to assume the obligations of this Agreement pursuant to Paragraph 4.1 herein within the Extended Period.
Notwithstanding the foregoing, none of the conditions described in paragraphs (a) through (d) of this Paragraph 2.5 shall constitute Good Reason unless the Executive first provides notice of the occurrence of one of the foregoing conditions to the Company within ninety (90) days of the initial occurrence of the condition, and the Company then fails to remedy the condition within thirty (30) days of receiving such

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notice. The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.
2.6   Definition of “Cause.”   “Cause” shall mean the occurrence of any one or more of the following:
(a)   A demonstrably willful and deliberate act or failure to act by the Executive (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, which causes actual material financial injury to the Company, or any of its subsidiaries, and which act or inaction is not remedied within fifteen (15) business days of written notice from the Company or the subsidiary for which the Executive works; or
(b)   The Executive’s conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude which causes material harm, financial or otherwise, to the Company or any of its subsidiaries.
2.7   Other Defined Terms.   The following terms shall have the meanings set forth below:
(a)   “Base Salary” means, at any time, the then-regular annual rate of pay which the Executive is receiving as salary, excluding amounts: (i) designated by the Company as payment toward reimbursement of expenses; or (ii) received under incentive or other bonus plans, regardless of whether the amounts are deferred.
(b)   “Bonus Amount” means the average of the annual cash bonuses paid to the Executive for the three (3) calendar years immediately preceding the year in which the Qualifying Termination occurs, including cash bonuses that are deferred pursuant to any deferral election by Executive under a tax-qualified or non-qualified retirement or deferral plan maintained by the Company, or any of its subsidiaries.
(c)   “Code” means the Internal Revenue Code of 1986, as amended.
(d)   “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
(e)   “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
Section 3.   Excise Tax Limitation
In the event that any amounts payable to the Executive under this Agreement or otherwise would (a) constitute “parachute payments” within the meaning of Code Section 280G, and (b) but for this Section 3, be subject to the excise tax imposed by Code Section 4999, then such payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A until no amount payable to the Executive will be subject to the excise tax under Code Section 4999.
Section 4.   Successors and Assignments
4.1   Successors.   This Agreement shall be binding upon any successor (whether via a Change in Control, direct or indirect, by purchase, merger, consolidation, or otherwise) of the Company, and the Company shall require a successor to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession had taken place.
Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall, as of the date immediately preceding the date of a Change in Control, automatically give the Executive Good Reason to collect, immediately, full benefits hereunder as a Qualifying Termination.

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4.2   Assignment by the Executive.   This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If an Executive should die while any amount is still payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate. The Executive’s rights hereunder shall not otherwise be assignable.
Section 5.   Restrictive Covenants
As consideration for the Company’s promises made in this Agreement and his Employment Agreement, the Executive agrees that the terms of Sections 6 through 14 of his Employment Agreement are hereby incorporated herein and that he will comply in full with all restrictions set forth therein.
Section 6.   Miscellaneous
6.1   Administration.
(a)   Administration.   This Agreement shall be administered by the Board of Directors of the Company, or by a Committee of the Board consisting of Board members designated by the Board (the “Compensation Committee”). The Compensation Committee (with the approval of the Board, if the Board is not the Compensation Committee) is authorized to interpret this Agreement, to prescribe and rescind rules and regulations, and to make all other determinations necessary or advisable for the administration of this Agreement. In fulfilling its administrative duties hereunder, the Compensation Committee may rely on outside counsel, independent accountants, or other consultants to render advice or assistance.
(b)   Claims Procedure.   If the Executive believes that he is being denied a benefit to which he is entitled under the Agreement, he may file a written request for such benefit with the Company, setting forth his claim. Upon receipt of the claim, the Company shall advise the Executive that a reply will be forthcoming within 15 days and shall, in fact, deliver such reply with such period. The Company may, however, extend the reply period for an additional fifteen (15) days for reasonable cause. If the claim is denied in whole or in part, the Company shall adopt a written opinion, using language calculated to be understood by the Executive, setting forth:
(i)
The specific reason or reasons for such denied;

(ii)
The specific reference to pertinent provisions of this Agreement on which such denial is based;

(iii)
A description of any additional material or information necessary for the Executive to perfect his claim and an explanation why such material or such information is necessary;

(iv)
Appropriate information as to the steps to be taken if the Executive wishes to submit the claim for review; and

(v)
The time limits for requesting the review under (c) below.

(c)   Request for Claim Decision Review.   Within thirty (30) days after receipt by the Executive of the written opinion described above, the Executive may request in writing that the President of the Company review the description of the Company. Such request must be addressed to the President of the Company, at its then principal place of business. The Executive of his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Company. If the Executive does not request a review of the Company’s determination by the President of the Company within such 30-day period, he shall be barred and estopped from challenging the Company’s determination. Within thirty (30) days after the President’s receipt of a request for review, he will review the Company’s determination. After considering all materials presented by the Executive, the President will render a written opinion, written in a manner calculated to be understood by the Executive, setting forth specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based.

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6.2   Notices.   Any notice required to be delivered to the Company, the Compensation Committee or the President of the Company by the Executive hereunder shall be properly delivered to the Company when personally delivered to (including by a reputable overnight courier), or actually received through the U.S. mail, postage prepaid, by:
Old Second Bancorp, Inc.
37 South River Street
Aurora, IL 60506
Any notice required to be delivered to the Executive by the Company, the Compensation Committee or the President of the Company hereunder shall be properly delivered to the Executive when personally delivered to (including by a reputable overnight courier), or actually received through he U.S. mail, postage prepaid, by the Executive at his last known address as reflected on the books and records of the Company.
Section 7.   Contractual Rights and Legal Remedies
7.1   Contractual Rights to Benefits.   This Agreement establishes in the Executive a right to the benefits to which the Executive is entitled hereunder. However, except as expressly stated herein, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.
7.2   Legal Fees and Expenses.   The Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses which are incurred in good faith by the Executive as a result of the Company’s refusal to provide the Severance Benefits to which the Executive becomes entitled under this Agreement; provided that any such reimbursement to Executive must be made in compliance with any applicable provisions of Section 409A of the Code and Treas. Reg. Section 1.409A-3(i)(1)(iv).
7.3   Arbitration.   The Executive shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his or her job with the Company, in accordance with the rules of the American Arbitration Association then in effect. The Executive’s election to arbitrate, as herein provided, and the decision of the arbitrators in that proceeding, shall be binding on the Company and Executive.
Judgment may be entered on the award of the arbitrator in any court having jurisdiction. All expenses incurred in the actual arbitration proceeding, including the reasonable fees and expenses of the counsel for the Executive, shall be borne by the Company should Executive ultimately prevail.
7.4   Unfunded Agreement.   This Agreement is intended to be an unfunded general asset promise for a select, highly compensated member of the Company’s management and, therefore, is intended to be exempt from the substantive provisions of the Employee Retirement Income Security Act of 1974 as amended.
7.5   Exclusivity of Benefits.   Unless specifically provided herein, neither the provisions of this Agreement nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish the Executive’s rights as an employee of the Company, whether existing now or hereafter, under any compensation and/or benefit plans (qualified or nonqualified), programs, policies, or practices provided by the Company, for which the Executive may qualify.
Vested benefits or other amounts which the Executive is otherwise entitled to receive under any plan, policy, practice, or program of the Company, at or subsequent to the Executive’s date of Qualifying Termination, shall be payable in accordance with such plan, policy, practice, or program except as expressly modified by this Agreement.
7.6   Includable Compensation.   Severance Benefits provided hereunder shall not be considered “includable compensation” for purposes of determining the Executive’s benefits under any other plan or program of the Company.
7.7   Deferred Compensation.   If any amount or benefit provided hereunder would be considered “deferred compensation” as defined under Code Section 409A and the regulations and guidance issued

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thereunder (“Deferred Compensation”), the Company reserves the absolute right (including the right to delegate such right) to unilaterally amend this Agreement, without the consent of the Executive, to avoid the application of, or to maintain compliance with, Code Section 409A. Any amendment by the Company to this Agreement pursuant to this Paragraph 7.7 shall maintain, to the extent practicable, the original intent of the applicable provision without violating Code Section 409A. Any discretionary authority retained by the Company pursuant to the terms of this Agreement shall not be applicable to any amount or benefit which is determined to constitute Deferred Compensation, if such discretionary authority would contravene Code Section 409A. In addition, notwithstanding anything contained herein to the contrary, if at the time of a termination of employment Executive is a “specified employee” as defined in Code Section 409A, and the regulations and guidance thereunder in effect at the time of such termination, and then only as and to the extent required by such provisions, the date of payment of any payments otherwise provided hereunder shall be delayed for a period of up to six (6) months following the date of termination.
7.8   Employment Status.   Nothing herein contained shall be deemed to create an employment agreement between the Company and the Executive providing for the employment of the Executive by either the Company or any of its subsidiaries for any fixed period of time. The Executive’s employment is terminable at will by the Company, or one of its subsidiaries, or the Executive and each shall have the right to terminate the Executive’s employment at any time, with or without Cause, subject to the Company’s obligation to provide Severance Benefits as required hereunder.
In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer, other than as provided in Paragraph 2.3(d) herein.
7.9   Entire Agreement.   This Agreement and the Employment Agreement represent the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior discussion, negotiations, and agreements concerning the subject matter hereof. Notwithstanding the foregoing, the parties acknowledge and agree that (a) the terms of the Restrictive Covenant Agreement entered into between the Executive and Bancorp Financial, Inc. and Evergreen Bank Group, effective December 3, 2024, shall continue to apply and inure to the benefit of the Company and Bank as successors to such entities; and (b) this Agreement and the Employment Agreement shall not affect or operate to reduce Executive’s rights to compensation, benefits or other amounts inuring to Executive pursuant to the Prior Employment Agreement (as defined in the Employment Agreement) through the Effective Time, including, but not limited to, the Change in Control Payment (as defined in the Prior Employment Agreement).
7.10   Tax Withholding.   The Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as legally required to be withheld.
7.11   Attorney/ Review Period.   The Executive acknowledges and agrees that the Company has advised him/her to consult with an attorney of his/her choosing prior to signing this Agreement. The Executive further acknowledges that he/she has been given a period of at least fourteen (14) calendar days within which to consider this Agreement prior to signing below.
7.12   Waiver of Rights.   Except as otherwise provided herein, the Executive’s acceptance of Severance Benefits and any other payments required hereunder shall be deemed to be a waiver of all rights and claims of the Executive against the company pertaining to any matters arising under this Agreement.
7.13   Severability.   In the event any provision of the Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
7.14   Governing Law and Submission to Jurisdiction/Venue.   This Agreement shall be governed in all respects by the laws of the State of Illinois. Any disputes arising under this Agreement shall be tried in the courts sitting within the State of Illinois, and the Executive hereby consents and submits his or her person to the jurisdiction of any such court for such purpose. Should this Agreement come before any court for interpretation or enforcement, it is the intent of the parties that the terms and provisions of this Agreement be given their fair and literal meaning, and that this Agreement is not to be strictly construed against any party, including the drafter of this Agreement. The Parties hereto acknowledge that DuPage County, Illinois

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is a convenient forum, agree that any controversy or claim relating to this Agreement shall be brought in State or Federal Court in and for DuPage County, Illinois and therefore submit to the personal jurisdiction of such courts.
IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.
OLD SECOND BANCORP, INC.		DARIN CAMPBELL
By:		By:
Chris Lasse, SVP Human Resources
Date:		Date:

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Annex B
February 18, 2025
The Board of Directors
Bancorp Financial, Inc.
1515 West 22nd Street
Suite 100 West
Oak Brook, IL 60523
Members of the Board:
You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common stockholders of Bancorp Financial, Inc. (“Bancorp Financial”) of the Merger Consideration (as defined below) to be received by such stockholders in the proposed merger of Bancorp Financial with and into Old Second Bancorp, Inc. (“Old Second”) (such merger, the “Merger”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between Bancorp Financial and Old Second. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of Old Second, Bancorp Financial or the stockholders of either of the foregoing, each share of the common stock, $1.00 par value per share, of Bancorp Financial (“Bancorp Financial Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares and Dissenting Shares (each as defined in the Agreement)) shall be converted into the right to receive: (i) $15.93 in cash (the “Cash Consideration”) and (ii) 2.5814 shares of the common stock, no par value per share, of Old Second (“Old Second Common Stock” and, such number of shares of Old Second Common Stock, the “Stock Consideration”). The Cash Consideration and the Stock Consideration, taken together, are referred to herein as the “Merger Consideration.” The terms and conditions of the Merger are more fully set forth in the Agreement.
The Agreement also provides that, immediately following the Merger, Evergreen Bank Group, a wholly-owned subsidiary of Bancorp Financial, will merge with and into Old Second National Bank, a wholly-owned subsidiary of Old Second (such merger, the “Bank Merger”) pursuant to a separate bank merger agreement.
KBW has acted as financial advisor to Bancorp Financial and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses, may from time to time purchase securities from, and sell securities to, Bancorp Financial and Old Second. In addition, as market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Old Second for our and their own respective accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of Bancorp Financial (the “Board”) in rendering this opinion and will receive a fee from Bancorp Financial for our services. A portion of our fee is payable upon the rendering of this opinion and a portion is contingent upon the successful completion of the Merger. In addition, Bancorp Financial has agreed to indemnify us for certain liabilities arising out of our engagement.
Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking or financial advisory services to Bancorp Financial. In the past two years, KBW has

Keefe, Bruyette & Woods, A Stifel Company
www.kbw.com

provided investment banking and financial advisory services to Old Second and received compensation for such services. KBW acted as financial adviser to Old Second in connection with its December 2024 acquisition of certain branches. We may in the future provide investment banking and financial advisory services to Bancorp Financial or Old Second and receive compensation for such services.
In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Bancorp Financial and Old Second and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated February 17, 2025 (the most recent draft made available to us); (ii) the audited financial statements for the three fiscal years ended December 31, 2023 of Bancorp Financial; (iii) the unaudited financial statements for the fiscal quarters ended March 31, 2024, June 30, 2024 and September 30, 2024 of Bancorp Financial; (iv) certain preliminary and unaudited financial information for the fiscal year and fiscal quarter ended December 31, 2024 of Bancorp Financial (provided Bancorp Financial); (v) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2023 of Old Second; (vi) the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024, June 30, 2024 and September 30, 2024 of Old Second; (vii) certain unaudited financial results for the fiscal quarter ended December 31, 2024 of Old Second (contained in the Current Report on Form 8-K filed by Old Second on January 22, 2025); (viii) certain regulatory filings of Bancorp Financial and Old Second and their respective subsidiaries, including the quarterly reports on Form FRY-9C and call reports filed with respect to each quarter during the three year period ended December 31, 2024; (ix) certain other interim reports and other communications of Bancorp Financial and Old Second provided to their respective stockholders; and (x) other financial information concerning the businesses and operations of Bancorp Financial and Old Second furnished to us by Bancorp Financial and Old Second or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Bancorp Financial and Old Second; (ii) the assets and liabilities of Bancorp Financial and Old Second; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial information for Bancorp Financial and certain financial and stock market information for Old Second with similar information for certain other companies, the securities of which are publicly traded; (v) financial and operating forecasts and projections of Bancorp Financial that were prepared by Bancorp Financial management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board; and (vi) publicly available consensus “street estimates” of Old Second, as well as assumed Old Second long-term growth rates that were provided to us by Old Second management, all of which information was discussed with us by such management and used and relied upon by us based on such discussions, at the direction of Bancorp Financial management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held with the managements of Bancorp Financial and Old Second, respectively, regarding the past and current business operations, regulatory relations, financial condition and future prospects of Bancorp Financial and Old Second and such other matters as we have deemed relevant to our inquiry.
In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Bancorp Financial as to the reasonableness and achievability of the financial and operating forecasts and projections of Bancorp Financial referred to above (and the assumptions and bases therefor), and we have assumed that such forecasts and projections have been reasonably prepared and represent the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of Bancorp Financial, upon Old Second management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Old Second and the assumed Old Second long-term growth rates, all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the Old Second consensus “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of Old Second management and that the forecasts and projections reflected in such information will be realized in the amounts and in the time periods currently estimated.
It is understood that the portion of the foregoing financial information of Bancorp Financial and Old Second that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Old Second referred to above, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, prolonged higher interest rates, the COVID-19 pandemic and, in the case of the banking industry, recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the managements of Bancorp Financial and Old Second and with the consent of the Board, that all such information provides a reasonable basis upon which we can form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Bancorp Financial or Old Second since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for credit losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for credit losses for each of Bancorp Financial and Old Second are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Bancorp Financial or Old Second, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Bancorp Financial or Old Second under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. We have made note of the classification by Bancorp Financial and Old Second of their respective loans and owned securities as either held to maturity or held for investment, on the one hand, or available or held for sale, on the other hand, and have also reviewed reported fair value marks-to-market and other reported valuation information, if any, relating to such loans or owned securities contained in the parties’ respective financial statements, but we express no view as to any such matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.
We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including, without limitation, the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above), with no adjustments to the Merger Consideration and no other consideration or payments in respect of Bancorp Financial Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Bancorp Financial, Old Second or the pro forma entity. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Bancorp Financial that Bancorp Financial has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Bancorp Financial, Old Second, the Merger and any related transactions, and the Agreement. KBW has not provided advice with respect to any such matters.
This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Merger Consideration to the holders of Bancorp Financial Common Stock, without regard to any agreements with or among specific holders or the individual circumstances of specific holders with respect to control, voting or other rights or aspects which may distinguish such holders. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transactions (including the Bank Merger), including without limitation, the form or structure of the Merger or any such related transactions (including the form or structure of the Merger Consideration or the allocation thereof between cash and stock), any consequences of the Merger or any such related transactions to Bancorp Financial, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. There is currently significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, inflation, prolonged higher interest rates, the COVID-19 pandemic and, in the case of the banking industry, recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Bancorp Financial to engage in the Merger or any related transactions or enter into the Agreement; (ii) the relative merits of the Merger or any related transactions as compared to any strategic alternatives that are, have been or may be available to or contemplated by Bancorp Financial or the Board; (iii) the fairness of the amount or nature of any compensation to any of Bancorp Financial’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Bancorp Financial Common Stock; (iv) the effect of the Merger or any related transactions on, or the fairness of the consideration to be received by, holders of any class of securities of Bancorp Financial (other than holders of Bancorp Financial Common Stock solely with respect to the Merger Consideration (as described herein)) or holders of any class of securities of Old Second or any other party to any transaction contemplated by the Agreement; (v) whether Old Second has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate Cash Consideration to the holders of Bancorp Financial Common Stock at the closing of the Merger; (vi) the actual value of Old Second Common Stock to be issued in the Merger; (vii) the prices, trading range or volume at which Old Second Common Stock will trade following the public announcement of the Merger or the consummation of the Merger; (viii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (ix) any legal, regulatory, accounting, tax or similar matters relating to Bancorp Financial, Old Second, their respective stockholders, or relating to or arising out of or as a consequence of the Merger or any related transactions (including the Bank Merger), including whether or not the Merger will qualify as a tax-free reorganization for United States federal income tax purposes.
This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of Bancorp Financial Common Stock or any stockholder of any other entity as to how to vote or act in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such stockholder should enter into a voting, support, investor, stockholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such stockholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Bancorp Financial Common Stock.
Very truly yours,
/s/ Keefe, Bruyette & Woods, Inc.
Keefe, Bruyette & Woods, Inc.

Annex C
The following is a copy of Section 262 of the General Corporation Law of the State of Delaware, relating to appraisal rights. This provision is current as of the 2024 amendments.
§ 262. Appraisal rights.
(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.
(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):
(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:
a.   Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;
b.   Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.   Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.   Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4)   [Repealed.]
(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d)   Appraisal rights shall be perfected as follows:
(1)   If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or
(2)   If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(3)   Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.
(e)   Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.
(f)   Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.
(g)   At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h)   After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.
(i)   The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.
(j)   The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.
(k)   Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.
(l)   The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

Annex D
Amendment to Stockholders Agreement of Bancorp Financial, Inc.
This Amendment (the “Amendment”) to the Stockholders Agreement effective as of February 14, 2007 (the “Agreement”) by and among Bancorp Financial, Inc., a Delaware corporation (the “Company”), and the stockholders party thereto is adopted and approved as of [INSERT SPECIAL MEETING DATE], 2025.
WHEREAS, pursuant to Section 8 of the Agreement, the Agreement may be amended by the mutual consent of the Company and stockholders holding at least 66 2∕3% of the outstanding common stock of the Company;
WHEREAS, the Company has consented to the amendments set forth herein; and
WHEREAS, stockholders holding at least 66 2∕3% of the outstanding common stock of the Company have consented to such amendments;
NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the parties hereby agree as follows:
1.
Amendment to Section 1(a):

The definition of “Transfer” in Section 1(a) of the Agreement is hereby amended by replacing the final clause thereof with the following:
“…but said term shall not include, and the restrictions on transfer set forth in Paragraph 3 below shall not apply to, any transfer by a Stockholder of all or any part of the Stockholder’s Stock in any transaction in which all or substantially all of the Stock of the Company (i.e., 80% or more) is transferred or exchanged pursuant to any reorganization, merger, consolidation or sale, or pursuant to the purchase of any Stock by the Company (each, a “Business Combination”).”
2.
Amendment to Section 2:

Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:
2.   Effective Date; Termination; Effect of Termination.   This Agreement shall become effective as of the date of closing of the Offering and shall terminate on the earliest of (1) twenty five (25) years from the date of closing of the Offering and (2) the consummation of a Business Combination. Upon the termination of the Agreement pursuant to this Section 2, all rights and obligations of the parties under the Agreement shall cease and be of no further force or effect, and no party shall have any liability or obligation under the Agreement, including with respect to any action taken or not taken prior to such termination.
3.
Amendment to Section 4(a)(iv):

Section 4(a)(iv) of the Agreement is hereby deleted in its entirety and replaced with the following:
(iv)   a Stockholder desires to sell all, or a portion, of his or her Stock pursuant to a bona fide arm’s-length transaction that is not otherwise prohibited by this Agreement, or any other transfer; provided, however, that for the avoidance of doubt, this clause (iv) shall not apply to any Business Combination;
4.
No Other Amendments. Except as expressly amended hereby, all terms and provisions of the Agreement shall remain in full force and effect.

STOCKHOLDERS AGREEMENT
BANCORP FINANCIAL, INC.
THIS STOCKHOLDERS AGREEMENT (the “Agreement”) by and among Bancorp Financial, Inc., a Delaware corporation (the “Company”), and the persons purchasing shares of the Company pursuant to the Offering or existing Stockholders of the Company otherwise agreeing to be bound by this Agreement (each individually a “Stockholder” and collectively the “Stockholders”), is effective as set forth in Paragraph 2 below. The Company and the Stockholders shall be collectively referred to herein as the “Parties.”
WHEREAS, those persons subscribing for shares of the Company in its Offering of common stock have agreed to be bound by the terms of this Agreement; and
WHEREAS, the Company and the Stockholders desire to provide such restrictions on the transferability of all of the issued and outstanding common stock of the Company subscribed for and purchased in the Offering and such other Shares of the Company’s common stock previously issued and voluntarily made subject to this Agreement (the “Stock”) and such other agreements as are necessary and proper to provide for continuity of ownership of the Company;
NOW THEREFORE, in recognition and consideration of the foregoing and the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties hereto agree as follows:
1.   Definitions.   As used in this Agreement:
(a)   “Transfer” or “transfer” means any disposition or transfer whatsoever, whether voluntary or involuntary, including but not limited to a sale, assignment, gift, exchange, attachment, garnishment, foreclosure, pledge (or other assignment) as security for any loan or the discretionary or obligatory distribution from a trust; but said term shall not include, and the restrictions on transfer set forth in Paragraph 3 below shall not apply to, any transfer by a Stockholder of all or any part of the Stockholder’s Stock in any transaction in which all or substantially all of the Stock of the Company (i.e., 80% or more) is transferred or exchanged pursuant to any reorganization, merger, consolidation or sale, or pursuant to the purchase of any Stock by the Company.
(b)   “Code” means the Internal Revenue Code of 1986, as heretofore or hereafter amended, and includes corresponding provisions of previous or subsequent federal tax laws.
(c)   “Founding Directors” means Fred B. Barbara, Norman J. Beles, Darin Campbell, J. Robert Collins, William Pacella, Joseph R. Rizza and George N. Spaniak, provided that such person is a director of the Company at the time the First Refusal Rights are to be exercised, or that such person previously served as a director of the Company for at least four (4) consecutive years beginning on the Effective Date.
(d)   “Directors” means those persons serving as directors of the Company, except the Founding Directors.
(e)   “Offering” means the offering of a minimum of 1,307,692 Shares and a maximum of 1,692,307 Shares of Stock being made by the Company pursuant to its Offering Circular dated December 29, 2006.
2.   Effective Date.   This Agreement shall become effective as of the date of closing of the Offering and shall terminate twenty five (25) years from the date of closing of the Offering.
3.   Restrictions During Life.   No Stockholder shall (i) transfer all or any part of the Stock owned at any time by such Stockholder by gift or otherwise, or (ii) pledge or otherwise assign for security all or any part of such Stock, unless and until said Stockholder shall first have obtained the written consent of the Company, which consent shall not be unreasonably withheld; provided, however, that in no event shall the Company be obligated to consent to or otherwise recognize any transfer or issue a stock certificate in the name of any transferee until: (A) the transferee has agreed in writing to be bound as a “Stockholder” under this Agreement and to hold the Stock transferred subject to all of the terms and conditions of this Agreement; and (B) the Company has determined that such transfer otherwise meets all applicable requirements of this Agreement (including expiration of the First Refusal Rights provided for in Paragraph 4 below).
4.   Rights of First Refusal Upon Proposed Transfer.
(a)   First Refusal Rights.   In the event:
(i)   a Stockholder dies; or
(ii)   the Stockholders’ Stock becomes subject to a right of involuntary transfer by operation of law; or
(iii)   a Stockholder declares or is involuntarily placed into bankruptcy; or
(iv)   a Stockholder desires to sell all, or a portion, of his or her Stock pursuant to a bona fide arm’s-length transaction that is not otherwise prohibited by this Agreement, or any other transfer; or
(v)   a Stockholder violates or threatens to violate this Agreement;
then (A) the Founding Directors shall have the right to purchase the Stock owned or proposed to be transferred by such Stockholder at the Purchase Price described below (the “First Refusal Rights”), (B) to the extent not exercised by the Founding Directors, the Directors shall have the second right to exercise such First Refusal Rights, and (C) to the extent not exercised by the Founding Directors or the Directors, the Company shall have the third right to exercise such First Refusal Rights.
The transferring Stockholder shall provide the Company with prior written notice of any proposed sale or other transfer described in subparagraph 4(a)(iv) above, or that an event described in subparagraph 4(a)(ii), (iii) or (v) will or is likely to occur, or if prior notice of an event described in subparagraph 4(a)(ii), (iii) or (v) could not be so given, then the transferring Stockholder shall provide such notice as soon as possible and in no event later than five (5) business days after such event. In the case of an event described in subparagraph 4(a)(i) above, the Stockholder’s estate shall provide written notice within thirty (30) calendar days after the Stockholder’s death (in each case a “Transfer Notice”). The Transfer Notice shall describe the event and, in the case of a proposed transfer for consideration, the terms of the proposed transfer.
(b)   Exercise of First Refusal Rights.
(i)   Upon receipt of the Transfer Notice or delivery of the notice pursuant to subparagraph 4(a), the Founding Directors shall have fifteen (15) business days (the “Founding Director Exercise Period”) in which to provide the transferring Stockholder with notice of exercise of all or a portion of their First Refusal Rights pursuant to this Paragraph 4. Unless otherwise agreed by the Founding Directors, the subscribing Founding Directors shall purchase the shares in proportion to the number of shares of Stock owned by each of the subscribing Founding Directors divided by the number of shares of Stock owned by the Founding Directors agreeing to purchase the shares during the Founding Director Exercise Period.
(ii)   In the event the Founding Directors decide not to exercise all of their First Refusal Rights, then the Founding Directors shall notify the Directors of the amount of Stock not being purchased, and the Directors shall have fifteen (15) calendar days from the expiration of the Founding Directors Exercise Period (the “Directors Exercise Period”) in which to provide the transferring Stockholder with notice of exercise of their First Refusal Rights. Unless otherwise agreed by the Directors, the subscribing Directors shall purchase the shares in proportion to the number of shares of Stock owned by each of the subscribing Directors, if any, divided by the number of shares of Stock owned by the Directors agreeing to purchase the shares during the Director Exercise Period.
(iii)   In the event the Directors decide not to exercise all of their First Refusal Rights, then the Directors shall immediately notify the Company of the amount of Stock not being purchased,

and the Company shall then have fifteen (15) calendar days from the expiration of the Directors Exercise Period (the “Company Exercise Period”) in which to provide the transferring Stockholder with notice of exercise of its First Refusal Rights.
Upon full subscription for the shares proposed to be transferred, the transferring Stockholder shall notify the Company of the number of shares being purchased by each subscriber (collectively, the “Subscription Notice”).
Notwithstanding any provision of this Agreement to the contrary, no First Refusal Rights shall be exercisable under this Agreement unless all of the shares of Stock proposed to be transferred are subscribed for during the respective Exercise Periods. If, after the expiration of such periods, all of the shares proposed to be transferred are not subscribed for, the transferring Stockholder shall so notify the Company, and the transferring Stockholder shall then have thirty (30) calendar days (the “Transfer Period”) in which to consummate the transfer pursuant to the terms described by the Stockholder in the Transfer Notice. Upon expiration of such Transfer Period, any proposed transfer will be deemed to be a new transfer and will be subject to all of the terms of this Agreement.
(c)   Purchase Price Per Share.   The purchase price (“Purchase Price”) for the Stock to be paid upon the exercise of First Refusal Rights pursuant to this Paragraph 4 shall be:
(i)   in the case of a proposed sale described in subparagraph 4(a)(iv) above, the per share price to be paid in the proposed sale of Stock as described in the notice provided by the Stockholder multiplied by the number of shares of Stock to be purchased by each subscriber; or
(ii)   otherwise, the per share fair market value of such Stock, as determined by the Board of Directors of the Company, which amount shall in no event be less than the book value per share of the Stock, determined in accordance with generally accepted accounting principles.
(d)   Closing and Payment of Purchase Price.   Subject to subparagraph 4(e) below, the closing of a transfer pursuant to exercise by the Founding Directors, the Directors and/or the Company of their First Refusal Rights shall be held within thirty (30) business days of the transferring Stockholder’s delivery of the Subscription Notice.
(e)   Deferral of Closing Date of Purchase of Stock.   The closing date of any purchase of Stock by the Company may be deferred at the discretion of the Company for not more than ninety (90) calendar days in order to enable the Company to obtain such consents or approvals as may be required under applicable bank regulatory laws with regard to any redemption or change of control which may occur as a result of the Company’s purchase of such Stock.
(f)   Rights of First Refusal in the Event of Certain Transfers.   Notwithstanding any provision of this Agreement to the contrary, in the case of (a) an event described in subparagraph 4(a)(i) above or (b) a transfer during the Stockholder’s lifetime, the shares of the Stock may transfer to a Stockholder’s spouse, parent, sibling, child or grandchild (collectively referred to hereinafter as an “Immediate Family Member”) or into a trust, retirement account or other entity established primarily for the benefit of the Stockholder and/or his or her Immediate Family Members without being subject to the First Refusal Rights of the Founding Directors, the Directors and the Company, provided: (A) the transferee has agreed in writing to be bound as a “Stockholder” under this Agreement and to hold the Stock transferred subject to all of the terms and conditions of this Agreement; (B) the Stockholder or the Stockholder’s estate, as applicable, provides written notice within a reasonable time prior to the transfer of the Immediate Family Member to whom the shares of the Stock are to be transferred; and (C) such transfer otherwise meets the requirements of this Agreement.
5.   Stock Legend.   In order to implement the provisions of this Agreement, certificates representing the Stock shall bear a legend in substantially the following form:
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THAT ACT, OR AN OPINION FROM COUNSEL

SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. TRANSFER OF THESE SHARES IS FURTHER RESTRICTED BY A STOCKHOLDERS AGREEMENT DATED AS OF JANUARY   , 2007, A COPY OF WHICH MAY BE EXAMINED AT THE OFFICE OF THE COMPANY. ANY TRANSFERS IN VIOLATION OF SUCH AGREEMENT WILL NOT BE RECOGNIZED BY THE COMPANY AND SHALL BE OF NO FORCE OR EFFECT.
6.   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.
7.   Entire Agreement.   This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants, or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein.
8.   Amendments.   Except as otherwise provided herein, this Agreement may only be amended by mutual consent of the Company and Stockholders holding at least 66 2∕3% of the outstanding Stock.
9.   Notices.   Any notice, request, instruction or other document given under this Agreement shall be addressed and delivered as set forth on the signature page or such other address as the Parties may communicate to each other in writing at a later date.
10.   Binding Effect.
(a)   Spouse’s Consent.   To the extent he or she is not otherwise a party to this Agreement, this Agreement shall be executed by the spouse of the Stockholder, whereupon this Agreement shall be binding on the spouse with respect to any rights which the spouse may now or in the future have, including but not limited to any community or other marital property rights in and to the Stock. By executing this Agreement, such spouse represents, warrants and agrees that:
(i)   the spouse understands the terms and provisions of this Agreement and the effects that it has on the Stockholder’s and such spouse’s rights with regard to the Stock; and
(ii)   with respect to any and all such rights which the spouse may now or in the future have in and to the Stock, that spouse shall be subject to all the terms and provisions of this Agreement as if such spouse were a Stockholder hereunder.
(b)   Successors.   This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and on each Stockholder and such Stockholder’s successors and assigns legal representatives, executors and administrators.
(c)   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one Agreement by and among the Company and the Stockholders.
[NOTE:   EXECUTION OF THE SUBSCRIPTION AGREEMENT IS DEEMED TO CONSTITUTE EXECUTION BY SUBSCRIBERS OF THIS STOCKHOLDERS AGREEMENT.]